   As filed with the Securities and Exchange Commission on November 17, 1997
                                                Registration No. 333-

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                 --------------------
                                       FORM S-4
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                 --------------------
                                   IMC GLOBAL INC.
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                       2874                     36-3492467
State or Other Jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
   of Incorporation or         Classification Code Number)   Identification No.)
      Organization)

                                 2100 Sanders Road
                              Northbrook, Illinois 60062
                                    (847) 272-9200
            (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                 --------------------
                               Marschall I. Smith, Esq.
                      Senior Vice President and General Counsel
                                   IMC Global Inc.
                                  2100 Sanders Road
                              Northbrook, Illinois 60062
                                    (847) 272-9200
         (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                Copies to:

  Thomas A. Cole, Esq.                            Curtis R. Hearn, Esq.
 Larry A. Barden, Esq.                    Jones, Walker, Waechter, Poitevent,
   Sidley & Austin                             Carrere & DeNegre, L.L.P.
 One First National Plaza                         1615 Poydras Street
 Chicago, Illinois  60603                    New Orleans, Louisiana  70112
   (312) 853-7000                                    (504) 528-4000


    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the Merger described in this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                 --------------------

                           CALCULATION OF REGISTRATION FEE

                                              Amount          Proposed Maximum     Proposed Maximum
Title of Each Class of Securities              To Be            Offering Price        Aggregate              Amount Of
     To Be Registered                       Registered              Per Unit        Offering Price       Registration Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value.......     32,885,043 shares(1)          N.A.          $837,603,104(2)     $253,820(3)
--------------------------------------------------------------------------------------------------------------------------
Warrants                                  8,623,269 warrants           N.A.                      (2)             (2)
--------------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights          32,885,043 rights             (4)                       (2)(4)          (2)(4)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Consists of (a) 22,629,427 shares of Common Stock, $1.00 par value, of IMC Global Inc. ("IGL") issuable pursuant to the
    Agreement and Plan of Merger (the "Merger Agreement") between IGL and Freeport-McMoRan Inc. ("FTX") upon the exchange of currently outstanding shares of common stock of  FTX, (b) 1,632,347 shares of IGL Common Stock issuable in respect of currently outstanding options of FTX converted into options of IGL pursuant to the Merger Agreement, and (c) 8,623,269 shares of IGL Common Stock issuable upon conversion, if any, of the Warrants being registered hereunder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the average of the high and low prices of the FTX Common Stock on the New York Stock Exchange on November 13, 1997 ($33.31).
    Pursuant to Rule 457(f)(1), the fee is calculated based upon the market value of the securities to be received by the registrant. Such fee relates to the registration of the Common Stock, Warrants and Preferred Stock Purchase Rights hereunder.

(3) Pursuant to Rule 457(b), $161,768 of the registration fee is offset by the filing fee previously paid by IMC in connection with the filing of preliminary proxy materials on September 18, 1997.  Accordingly, a registration fee of $92,052 is being paid herewith.

(4) The Preferred Stock Purchase Rights are evidenced by certificates for shares of IMC Common Stock and automatically trade with
    IMC Common Stock.  Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the IMC Common Stock.

                                 --------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

   [LOGO]
                                                               November 17, 1997

Dear Stockholder:

    On behalf of the Board of Directors and management of IMC Global Inc. ("IGL"), we cordially invite you to attend a Special Meeting of Stockholders (the "Special Meeting") to be held at IGL's corporate office, 2100 Sanders Road, Northbrook, Illinois, on December 22, 1997 at 10:00 a.m., local time.

    At the Special Meeting, you will be asked to approve the merger (the "Merger") of Freeport-McMoRan Inc. ("FTX") into IGL pursuant to the Agreement and Plan of Merger dated as of August 26, 1997 (the "Merger Agreement") between IGL and FTX and the issuance of shares of Common Stock, par value $1.00 per share, of IGL ("IGL Common Stock") and warrants to purchase IGL Common Stock upon consummation of the Merger (collectively, the "Share Issuance"). Following consummation of the Merger, the separate corporate existence of FTX will cease and IGL, as the surviving corporation in the Merger, will succeed to all rights and obligations of FTX in accordance with the Delaware General Corporation Law ("DGCL"). Subject to the terms and conditions of the Merger Agreement, each share of Common Stock, par value $.01 per share, of FTX ("FTX Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into the right to receive (i) 0.90 of a share of IGL Common Stock;
(ii) one-third of a warrant ("IGL Warrant"), with each whole warrant exercisable for one share of IGL Common Stock at an exercise price of $44.50 per share, and
(iii) a proportionate number of shares of common stock, par value $.01 per share ("Freeport Sulphur Common Stock"), of Freeport-McMoRan Sulphur Inc. ("Freeport Sulphur"), a newly formed Delaware corporation to which the sulphur business and certain related oil and gas assets owned by FTX and IGL will have been transferred, all as more fully set forth in the accompanying Joint Proxy Statement and Prospectus (the "Joint Proxy Statement/Prospectus") and the Merger Agreement, a copy of which is included as Annex I to the Joint Proxy Statement/Prospectus. Pursuant to the Rights Agreement between IGL and The First National Bank of Chicago, each share of IGL Common Stock included in the Share Issuance will include a right to purchase under certain circumstances one two-hundredth of a share of Junior Participating Preferred Stock, Series C, of IGL ("IGL Rights"). Cash will be paid in lieu of any fractional share of IGL Common Stock or Freeport Sulphur Common Stock or any fractional IGL Warrant. Any issued and outstanding shares of FTX Common Stock held by a person who has not voted in favor of or consented to the Merger and complies with the applicable provisions of the DGCL concerning the right of holders of shares of FTX Common Stock to require appraisal of their shares of FTX Common Stock shall not be converted in the manner described above, but shall, by virtue of the Merger, become the right to receive such consideration as may be determined to be due such holder pursuant to the DGCL.

    At the Special Meeting, you will also be asked to approve amendments to the Restated Certificate of Incorporation of IGL (i) to increase the number of authorized shares of IGL Common Stock from 250,000,000 to 300,000,000 and (ii) to increase the range of the number of directors who may from time to time comprise the Board of Directors of IGL (the "IGL Board") to not less than 5 nor more than 18 (collectively, the "Charter Amendments").

    Upon consummation of the Merger, the IGL Board will be comprised of the twelve current members of the IGL Board and Mr. James R. Moffett, the current Chairman of FTX, Mr. Rene L. Latiolais, the current President and Chief Executive Officer of FTX, both of whom will retire from FTX prior to the Merger, and Mr. Robert W. Bruce III, a current member of the Board of Directors of FTX.

    THE BOARD OF DIRECTORS OF IGL HAS UNANIMOUSLY DETERMINED THAT THE MERGER, THE SHARE ISSUANCE AND THE CHARTER AMENDMENTS ARE ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF IGL. ACCORDINGLY,

THE BOARD OF DIRECTORS OF IGL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (INCLUDING THE SHARE ISSUANCE) AND THE CHARTER AMENDMENTS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT (INCLUDING THE SHARE ISSUANCE) AND THE CHARTER AMENDMENTS AT THE SPECIAL MEETING. APPROVAL OF THE MERGER AGREEMENT (INCLUDING THE SHARE ISSUANCE) IS A CONDITION TO THE CONSUMMATION OF THE MERGER. APPROVAL OF THE CHARTER AMENDMENTS IS NOT A CONDITION TO THE MERGER NOR IS IT REQUIRED FOR CONSUMMATION OF THE MERGER.

    The Merger, the Merger Agreement, the Share Issuance and the Charter Amendments are more fully described in the accompanying Joint Proxy Statement/Prospectus. We urge you to read this material carefully. If you have any questions regarding any of the foregoing, please call Morrow & Co., Inc., our proxy solicitation agent, toll free at (800) 662-5200 or collect at (212) 754-8000.

    It is important that your shares of IGL Common Stock be represented at the Special Meeting regardless of the number of shares you hold. You are urged to specify your voting preferences by marking, dating and signing the enclosed proxy card and returning it in the enclosed business reply envelope. If you wish to vote in accordance with the recommendation of the IGL Board, all you need to do is date and sign the proxy card and return it in such envelope.

    PLEASE COMPLETE AND RETURN THE PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU DO ATTEND AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY AT THAT TIME.

    If you plan to attend the Special Meeting, please check the proxy card in the space provided. This will assist us in making preparations for the meeting, and will enable us to expedite your admittance. If your shares are not registered in your name and you would like to attend the Special Meeting, please ask the broker, trust company, bank or other nominee that holds such shares to provide you with evidence of your share ownership, which will enable you to gain admittance to the Special Meeting.

Sincerely,

         [SIGNATURE]                           [SIGNATURE]
Wendell F. Bueche                              Robert E. Fowler, Jr.
CHAIRMAN OF THE BOARD                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

2100 Sanders Road
Northbrook, Illinois 60062
Telephone 847-272-9200

   [LOGO]

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

--------------------------------------------------------------------------------

To our Stockholders:

    A Special Meeting of Stockholders (the "Special Meeting") of IMC Global Inc., a Delaware corporation ("IGL"), will be held at IGL's corporate office, 2100 Sanders Road, Northbrook, Illinois, on December 22, 1997, at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of August 26, 1997 (the "Merger Agreement") between IGL and Freeport-McMoRan Inc., a Delaware corporation ("FTX"), including the issuance of shares of Common Stock, par value $1.00 per share, of IGL ("IGL Common Stock") and warrants to purchase IGL Common Stock (collectively, the "Share Issuance") upon consummation of the merger contemplated by, and in accordance with the terms of, the Merger Agreement;

    2. To consider and vote upon a proposal to approve an amendment to the Restated Certificate of Incorporation of IGL to increase the number of authorized shares of IGL Common Stock from 250,000,000 to 300,000,000 (the "Stock Amendment");

    3. To consider and vote upon a proposal to approve an amendment to the Restated Certificate of Incorporation of IGL to increase the range of the number of directors that may from time to time comprise the Board of Directors of IGL to not less than 5 nor more than 18 (together with the Stock Amendment, the "Charter Amendments"); and

    4. To transact such other business as may properly come before the Special Meeting.

    A conformed copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement and Prospectus (the "Joint Proxy Statement/Prospectus") as Annex I.

    Stockholders of record at the close of business on November 7, 1997 are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Approval of the Merger Agreement (including the Share Issuance) and the Charter Amendments will require the affirmative vote of a majority of the outstanding shares of IGL Common Stock. APPROVAL OF THE MERGER AGREEMENT (INCLUDING THE SHARE ISSUANCE) IS A CONDITION TO THE CONSUMMATION OF THE MERGER. APPROVAL OF THE CHARTER AMENDMENTS IS NOT A CONDITION TO THE MERGER NOR IS IT REQUIRED FOR CONSUMMATION OF THE MERGER.

    It is important that your shares of IGL Common Stock be represented at the Special Meeting regardless of the number of shares you hold. You are urged to specify your voting preferences by marking, dating and signing the enclosed proxy card and returning it in the enclosed business reply envelope. If you wish to vote in accordance with the recommendations of the Board of Directors of IGL, all you need to do is date and sign the proxy card and return it in such envelope.

    PLEASE COMPLETE AND RETURN THE PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you do attend the Special Meeting and wish to vote in person, you may revoke your proxy at that time.

    If you plan to attend the Special Meeting, please check the proxy card in the space provided. This will assist us in making preparations for the meeting, and will enable us to expedite your admittance. If your shares are not registered in your name and you would like to attend the Special Meeting, please ask the broker, trust company, bank or other nominee that holds such shares to provide you with evidence of your share ownership, which will enable you to gain admittance to the Special Meeting.

    The accompanying Joint Proxy Statement/Prospectus is also being used to solicit voting instructions for the shares of IGL Common Stock which are held by the trustee of IGL's Investment Plan for Salaried Employees of IMC Global Operations Inc., Investment Plan for Salaried Employees of IMC-Agrico MP, Inc., and Investment Plan for Non-Union Hourly Employees of IMC-Agrico MP, Inc. for the benefit of the participants in such Plans. It is important that each participant mark, date and sign the voting instruction card that is enclosed with the Joint Proxy Statement/Prospectus and return it in the enclosed business reply envelope. No postage is required if the reply is mailed in the United States.

    In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of IGL Common Stock entitled to vote at the Special Meeting will be open to examination, during ordinary business hours at IGL's corporate office, 2100 Sanders Road, Northbrook, Illinois beginning on the tenth day preceding the Special Meeting, by any IGL stockholder for any purpose germane to the Special Meeting.

Dated: November 17, 1997

By Order of the Board of Directors,

                   [SIGNATURE]

Rose Marie Williams
CORPORATE SECRETARY

                 [LOGO]

                                                               November 17, 1997

Dear Stockholder:

    On behalf of the Board of Directors and management of Freeport-McMoRan Inc. ("FTX"), we cordially invite you to attend a Special Meeting of Stockholders (the "Special Meeting") to be held at FTX's office, 1615 Poydras Street, New Orleans, Louisiana, on December 22, 1997 at 10:00 a.m., local time.

    At the Special Meeting, you will be asked to approve the merger (the "Merger") of FTX into IMC Global Inc. ("IGL") pursuant to the Agreement and Plan of Merger dated as of August 26, 1997 (the "Merger Agreement") between IGL and FTX, a copy of which has been included as Annex I to the accompanying Joint Proxy Statement and Prospectus. Upon consummation of the Merger, FTX will merge into IGL, and IGL, as the surviving corporation, will succeed to all the rights and obligations of FTX in accordance with the Delaware General Corporation Law ("DGCL"). Subject to the terms and conditions of the Merger Agreement, each share of Common Stock of FTX ("FTX Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into the right to receive:
(i) 0.90 of a share of IGL Common Stock; (ii) one-third of a warrant ("IGL Warrant"), with each whole warrant representing a right to purchase one share of IGL Common Stock for $44.50; and (iii) a proportionate number of shares of Common Stock, par value $.01 per share ("Freeport Sulphur Common Stock"), of Freeport-McMoRan Sulphur Inc., a newly formed Delaware corporation to which the sulphur business and certain related oil and gas assets owned by FTX and IGL will have been transferred (items (i), (ii) and (iii) being referred to as the "Merger Consideration"). Cash will be paid in lieu of any fractional shares of IGL Common Stock or Freeport Sulphur Common Stock or any fractional IGL Warrant. FTX estimates that the taxable portion of the merger consideration will be between 10% and 15% of the total merger consideration.

    At the August 26, 1997 meeting of the FTX Board of Directors at which the Merger Agreement was approved, the FTX Board received presentations concerning the terms of the Merger from FTX management and the investment banking firm engaged by the Board to render a fairness opinion. Based on the information provided to the Board in those presentations, the Board believed at the time of the Board meeting that the aggregate value of the Merger Consideration to be received by FTX stockholders was approximatley $900 million, or approximately $35.80 per share. The estimated value of the Merger Consideration represented a premium of approximately 35% over the closing price of $26.56 per share of FTX Common Stock on July 25, 1997, the last trading day prior to the public announcement of the execution of the letter of intent between FTX and IGL. As of November 10, 1997, the closing price of a share of IGL Common Stock was $34.44. For information concerning the matters considered, procedures followed and assumptions made by the Board and its investment banking firm, see "THE MERGER-- FTX's Reasons for the Merger; Recommendation of the FTX Board" and "--Opinion of FTX's Investment Banker" in the enclosed Joint Proxy Statement and Prospectus. No assurance can be given that the components of the Merger Consideration will trade at prices aggregating the value placed on it by the Board.

    Upon consummation of the Merger, the Board of Directors of IGL will be comprised of the twelve current members of the IGL Board and Mr. James R. Moffett, the current Chairman of FTX, Mr. Rene L. Latiolais, the current President and Chief Executive Officer of FTX, and Mr. Robert W. Bruce III, a current director of FTX.

    The Merger and the Merger Agreement are more fully described in the accompanying Joint Proxy Statement and Prospectus. We urge you to read this material carefully.

    THE BOARD OF DIRECTORS OF FTX HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF FTX. ACCORDINGLY, THE BOARD OF DIRECTORS OF FTX HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AT THE SPECIAL MEETING. APPROVAL OF THE MERGER AGREEMENT IS A CONDITION TO THE CONSUMMATION OF THE MERGER.

Sincerely,

 [SIGNATURE]                                   [SIGNATURE]
James R. Moffett                               Rene L. Latiolais
Chairman of the Board                          President and Chief Executive Officer

                 [LOGO]

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               DECEMBER 22, 1997
                            ------------------------

                                                               November 17, 1997

    A Special Meeting of Stockholders of Freeport-McMoRan Inc. ("FTX") will be held at FTX's office, 1615 Poydras Street, New Orleans, Louisiana, on December 22, 1997, at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of August 26, 1997 (the "Merger Agreement") between FTX and IMC Global Inc.; and

    2. To transact such other business as may properly come before the special meeting.

    A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Annex I.

    The Board of Directors has fixed the close of business on November 7, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment thereof. The affirmative vote of a majority of the outstanding shares of FTX Common Stock is required to approve the Merger Agreement.

    ANY ISSUED AND OUTSTANDING SHARES OF FTX COMMON STOCK HELD BY A PERSON WHO HAS NOT VOTED IN FAVOR OF OR CONSENTED TO THE MERGER AND WHO COMPLIES WITH THE APPLICABLE PROVISIONS OF THE DGCL CONCERNING THE RIGHT OF HOLDERS OF SHARES OF FTX COMMON STOCK TO REQUIRE APPRAISAL OF THEIR SHARES OF FTX COMMON STOCK SHALL NOT BE CONVERTED INTO MERGER CONSIDERATION DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/ PROSPECTUS, BUT SHALL, BY VIRTUE OF THE MERGER, BECOME THE RIGHT TO RECEIVE SUCH CONSIDERATION AS MAY BE DETERMINED TO BE DUE SUCH HOLDER PURSUANT TO THE DGCL.

    Your vote is important. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Your cooperation is appreciated.

                                          By Order of the Board of Directors.

                                                     [SIGNATURE]

                                          Michael C. Kilanowski, Jr.
                                          SECRETARY

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 17, 1997
                                IMC GLOBAL INC.
                                      AND
                             FREEPORT-MCMORAN INC.

                             JOINT PROXY STATEMENT
                             ---------------------

                                IMC GLOBAL INC.
                                   PROSPECTUS
                            ------------------------

    This Joint Proxy Statement and Prospectus is being furnished to the holders of Common Stock of IMC Global Inc. ("IGL") in connection with the solicitation of proxies by the IGL Board of Directors to vote at a special meeting of IGL stockholders to be held at 10:00 a.m. on December 22, 1997 at 2100 Sanders Road, Northbrook, Illinois. This Joint Proxy Statement and Prospectus is also being furnished to the holders of Common Stock of Freeport-McMoRan Inc. ("FTX") in connection with the solicitation of proxies by the FTX Board of Directors to vote at a special meeting of FTX stockholders to be held at 10:00 a.m. on December 22, 1997 at 1615 Poydras Street, New Orleans, Louisiana.

    At the special meetings, the IGL stockholders and FTX stockholders will be asked to approve the proposed merger of FTX into IGL. In the merger, FTX stockholders will receive in exchange for each share of FTX Common Stock:

        (a) 0.9 of a share of IGL Common Stock,

        (b) 1/3 of a warrant to purchase IGL Common Stock at $44.50 per share (one whole warrant being required to purchase a share of IGL Common Stock), and

        (c) approximately 0.2 of a share of Common Stock of Freeport-McMoRan Sulphur Inc. ("Freeport Sulphur"), a newly formed corporation to which the sulphur business and certain oil and gas assets owned by FTX and IGL will have been transferred. See "CERTAIN TRANSACTIONS AND RELATED AGREEMENTS IN CONNECTION WITH THE MERGER."

Cash will be paid for fractional shares of IGL Common Stock and Freeport Sulphur Common Stock and for fractional IGL warrants. The merger will qualify as a tax-free reorganization; however, FTX stockholders will recognize gain, but not loss, on the receipt of IGL Warrants and Freeport Sulphur Common Stock, and any cash in lieu of a fractional interest in an IGL Warrant or a fractional share of IGL Common Stock and Freeport Sulphur Common Stock, in the merger exchange. FTX estimates that the taxable portion of the merger consideration will be between 10% and 15% of the total merger consideration.

    Upon consummation of the proposed merger, FTX's separate existence will cease and IGL will assume all of FTX's rights and obligations. Information with respect to Freeport Sulphur is contained in the Freeport Sulphur prospectus included as Annex VIII to this Joint Proxy Statement and Prospectus.

    FTX stockholders who dissent from the merger have appraisal rights under Delaware law. At the special meetings, stockholders of both companies will be asked to vote on the merger. IGL stockholders will also be asked to vote to increase IGL's authorized shares of capital stock from 250,000,000 to 300,000,000 and to increase the range of the IGL Board of Directors to not less than 5 nor more than 18.

    This Joint Proxy Statement and Prospectus is part of the Registration Statement on Form S-4 being filed by IGL with the Securities and Exchange Commission to register the IGL Common Stock and warrants to be issued in the merger.

    SEE "RISK FACTORS" COMMENCING ON PAGE 20 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS BEFORE VOTING.

    IGL Common Stock trades as "IGL" on the New York Stock Exchange and the Chicago Stock Exchange. FTX Common Stock trades as "FTX" on the New York Stock Exchange. On July 25, 1997, the last trading day prior to the public announcement of the merger, the closing prices of IGL Common Stock and FTX Common Stock, as reported on the New York Stock Exchange, were $33.75 and $26.56, respectively. On November 14, 1997, the last trading day prior to the date of this Joint Proxy Statement and Prospectus, the closing prices of IGL Common Stock and FTX Common Stock, as reported on the New York Stock Exchange, were $34.00 and $33.75, respectively.

    This Joint Proxy Statement and Prospectus and the accompanying forms of proxy will be mailed to IGL stockholders and FTX stockholders on or about November 20, 1997.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

  The date of this Joint Proxy Statement and Prospectus is November 17, 1997.

                               TABLE OF CONTENTS

                                                     PAGE
                                                     -----
AVAILABLE INFORMATION...........................           1
INCORPORATION OF DOCUMENTS BY REFERENCE.........           1
SUMMARY.........................................           4
  The Companies.................................           4
  IGL Special Meeting...........................           5
  FTX Special Meeting...........................           5
  The Merger and the Merger Agreement...........           6
  Certain Transactions and Related Agreements in
    Connection with the Merger..................           9
  IMC Global Inc. Selected Historical
    Consolidated Financial Information..........          14
  Freeport-McMoRan Inc. Selected Financial
    Information.................................          15
  IMC Global Inc. Selected Unaudited Pro Forma
    Condensed Consolidated Financial
    Information.................................          16
  IMC Global Inc. and Freeport-McMoRan Inc.
    Comparative Per Share Data..................          17
  IMC Global Inc. and Freeport-McMoRan Inc.
    Market Prices; Dividends Paid and Dividend
    Policy......................................          18
RISK FACTORS....................................          20
IGL SPECIAL MEETING.............................          22
  Purpose.......................................          22
  Record Date; Voting Rights....................          23
  Share Ownership of Management.................          23
  Quorum........................................          23
  Proxies.......................................          23
  Solicitation of Proxies.......................          24
  Required Vote.................................          24
FTX SPECIAL MEETING.............................          24
  Purpose.......................................          24
  Record Date; Voting Rights....................          25
  Share Ownership of Management.................          25
  Quorum........................................          25
  Proxies.......................................          25
  Solicitation of Proxies.......................          25
  Required Vote.................................          26
  Appraisal Rights..............................          26
THE MERGER......................................          27
  General.......................................          27
  Agreement with Respect to Dividends...........          28
  Background of the Merger......................          28
  IGL's Reasons for the Merger; Recommendation
    of the IGL Board............................          29
  Opinions of IGL's Investment Bankers..........          31
  FTX's Reasons for the Merger; Recommendation
    of the FTX Board............................          38
  Opinion of FTX's Investment Banker............          39
  Interests of Certain Persons in the Merger....          43
  Stock-Based Awards............................          44
  Certain United States Federal Income Tax
    Consequences................................          46
  Anticipated Accounting Treatment..............          48
  Governmental and Regulatory Approvals.........          49
  Percentage Ownership Interest of FTX
    Stockholders After the Merger...............          49
  Appraisal Rights..............................          49
  Stock Exchange Listing........................          51
  Delisting and Deregistration of FTX Common
    Stock.......................................          51
  Resales of IGL Common Stock...................          52
  Certain Litigation Related to the Merger......          52
CERTAIN TRANSACTIONS AND RELATED AGREEMENTS IN
  CONNECTION WITH THE MERGER....................          53

                                                     PAGE
                                                     -----
  Formation of Freeport Sulphur and Distribution
    of Freeport Sulphur Common Stock............          53
  Freeport-McMoRan Copper & Gold Indemnity
    Letter......................................          54
  Relationship with FM Services Company.........          55
  Relationship with FM Properties Inc...........          55
OTHER TERMS OF THE MERGER AGREEMENT.............          56
  Conversion of Shares in the Merger............          56
  No Fractional Shares or Fractional Warrants...          57
  IGL Warrants..................................          57
  Freeport Sulphur Common Stock.................          59
  Adjustment of Conversion Numbers..............          59
  Exchange Agent; Procedures for Exchange of
    Certificates................................          59
  Representations and Warranties................          61
  Conduct of Business Pending the Merger........          61
  No Solicitation...............................          64
  Third Party Standstill Agreements.............          65
  Conditions Precedent to the Merger............          65
  Employee Benefits.............................          67
  Indemnification; Directors and Officers
    Insurance...................................          69
  Termination...................................          70
  Fees and Expenses.............................          71
  Amendment.....................................          72
  Waiver........................................          72
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL
  INFORMATION...................................          73
COMPARISON OF THE RIGHTS OF HOLDERS OF IGL
  COMMON STOCK AND FTX COMMON STOCK.............          79
  Directors.....................................          79
  Stockholder Rights Plan.......................          79
  Anti-greenmail and Fair Price Provisions......          81
  Advance Notice Provisions for Nominations and
    Proposals...................................          82
  Preferred Stock...............................          82
  Amendment of the Certificate of Incorporation
    and By-Laws.................................          83
  Limitation on Liability of Directors..........          83
  Indemnification of Directors and Officers.....          83
BUSINESS OF IGL.................................          84
BUSINESS OF FTX.................................          87
PROPOSED IGL CHARTER AMENDMENTS.................          89
EXPERTS.........................................          90
LEGAL MATTERS...................................          90
STOCKHOLDER PROPOSALS...........................          90

ANNEXES TO THE JOINT PROXY
  STATEMENT/PROSPECTUS

  ANNEX I        AGREEMENT AND PLAN OF MERGER
  ANNEX II       FORM OF WARRANT AGREEMENT
  ANNEX III      OPINION OF MORGAN STANLEY & CO.
                 INCORPORATED
  ANNEX IV       OPINION OF LAZARD FRERES & CO. LLC
  ANNEX V        OPINION OF SALOMON BROTHERS INC
  ANNEX VI       DELAWARE GENERAL CORPORATION LAW
                 SECTION 262
  ANNEX VII      PROPOSED IGL CHARTER AMENDMENTS
  ANNEX VIII     FREEPORT SULPHUR COMPANY PROSPECTUS

                             AVAILABLE INFORMATION

    IGL and FTX are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by IGL and FTX may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain documents of both IGL and FTX, including annual and quarterly reports and proxy statements, have been and will be filed electronically with the SEC. The SEC maintains a Website at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including IGL and FTX, that file electronically with the Commission. IGL's Common Stock is listed for trading on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CSE"). Copies of information on IGL can be inspected at the NYSE, 20 Broad Street, New York, New York 10005; and the CSE, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605. FTX's Common Stock is listed for trading on the NYSE and copies of information on FTX can be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

    IGL has filed a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of IGL Common Stock and warrants issuable under the terms of the Merger Agreement. This Joint Proxy Statement and Prospectus ("Joint Proxy Statement/Prospectus") does not contain all of the information set forth in the Registration Statement. Stockholders should see the Registration Statement and the Exhibits for further information. Statements contained in this document are often summaries, and stockholders should review the full text of the documents on file with the SEC if they believe the provisions thereof could affect their voting decisions.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF IGL COMMON STOCK OR FTX COMMON STOCK TO WHOM THIS JOINT PROXY STATEMENT/ PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO IGL, ROSE MARIE WILLIAMS, IMC GLOBAL INC., 2100 SANDERS ROAD, NORTHBROOK, ILLINOIS 60062, TELEPHONE NUMBER (847) 205-4866; AND IN THE CASE OF DOCUMENTS RELATING TO FTX, MICHAEL C. KILANOWSKI, JR., FREEPORT-MCMORAN INC., 1615 POYDRAS STREET, NEW ORLEANS, LOUISIANA 70112, TELEPHONE NUMBER (504) 582-4000. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE APPLICABLE SPECIAL MEETING, ANY REQUEST THEREFOR SHOULD BE MADE NOT LATER THAN DECEMBER 15, 1997.

    The following documents heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

    1.  IGL's Annual Report on Form 10-K for the year ended June 30, 1997;

    2. IGL's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

    3. IGL's Current Reports on Form 8-K filed July 23, August 12 and August 28, 1997;

    4. The description of the IGL Common Stock contained in IGL's Registration Statement on Forms 8-A/A-1 filed January 12, 1996, including any amendments or reports filed for the purpose of updating such description;

    5. The description of the IGL Rights contained in IGL's Registration Statement on Form 8-A filed June 23, 1989, as amended by Forms 8-A/A filed September 18, 1995 and January 24, 1996;

    6.  FTX's Annual Report on Form 10-K for the year ended December 31, 1996;

    7. FTX's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997;

    8. FTX's Current Reports on Form 8-K filed August 5, September 3, September 4 and September 18, 1997; and

    9. The description of FTX Common Stock contained in its Registration Statement on Form 8-B filed March 23, 1981 (File No. 1-8124).

    All reports and other documents filed by either IGL or FTX pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of its Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER IGL OR FTX. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF IGL OR FTX SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

    All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to IGL has been provided by IGL. All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to FTX has been provided by FTX. All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to Freeport Sulphur has been provided by Freeport Sulphur.

    This Joint Proxy Statement/Prospectus includes "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act. All statements, other than statements of historical facts, included or incorporated by reference in this Joint Proxy Statement/Prospectus that address activities, events or developments that IGL or FTX expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), expected cost savings and synergies, business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of IGL's and FTX's and their respective subsidiaries' business and operations, plans, references to future success as well as other statements which include words such as "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions, constitute forward-looking statements. These statements are based on certain assumptions and analyses made by IGL and FTX in light of their experience and their perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with IGL's and FTX's expectations and predictions is subject to a number of risks and uncertainties, including any special considerations included or incorporated by reference in this Joint Proxy Statement/Prospectus; general economic, market or business conditions; conditions in and policies of the agriculture industry; risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws or policies of the United States and Canada; changes in governmental laws and regulations affecting environmental compliance, taxes and other matters impacting IGL and FTX; the risks attendant with mining operations; the potential impacts of increased competition in the markets within which IGL and FTX operate; risk factors reported from time to time in the reports filed by IGL and FTX with the SEC and other factors, many of which are beyond the control of IGL and FTX and their respective subsidiaries. Consequently, all of the forward-looking statements made in this Joint Proxy Statement/Prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by IGL or FTX will be realized or, even if substantially realized, that they will have the expected consequences to or effects on IGL and FTX and their respective subsidiaries or their businesses or operations.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO.

    "IGL" refers to IMC Global Inc., "FTX" refers to Freeport-McMoRan Inc., "FRP" refers to Freeport-McMoRan Resource Partners, a Delaware limited partnership of which FTX is the administrative managing general partner and the owner of 51.6% of FRP's partnership interest, "Freeport Sulphur" refers to Freeport-McMoRan Sulphur Inc., a newly formed Delaware corporation, and "IMC-Agrico" refers to IMC-Agrico Company, a Delaware general partnership formed July 1, 1993 between subsidiaries of IGL and FRP. Unless the context otherwise clearly requires, references to IGL, FTX, FRP and IMC-Agrico include such entities and their subsidiaries. Capitalized terms not defined in this Joint Proxy Statement/Prospectus have the meanings specified in the Agreement and Plan of Merger, dated as of August 26, 1997, between IGL and FTX (the "Merger Agreement").

                            ------------------------

    STOCKHOLDERS OF IGL AND FTX ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY AND TO CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 20.

                            ------------------------

THE COMPANIES

    IGL. IGL is one of the world's leading producers of crop nutrients for the international agricultural community and is one of the foremost distributors in the United States of crop nutrients and related products through its retail and wholesale distribution networks. IGL mines, processes and distributes potash in the United States and Canada and is a joint venture partner in IMC-Agrico, a leading producer, marketer and distributor of phosphate crop nutrients and animal feed ingredients. IGL has a 56.5 percent economic interest in IMC-Agrico over the term of the partnership; the remaining interest is held by FRP. IGL believes that it is one of the most efficient North American producers of concentrated phosphates and potash. IGL's retail distribution network, which extends principally to corn and soybean farmers in the eastern Midwest and to cotton, peanut and vegetable farmers in the southeastern United States, is one of the preeminent distributors of crop nutrients and related products. IGL also manufactures nitrogen-based and other high-value crop nutrients which are marketed on a dealer basis, principally in the midwestern and southeastern United States. In addition, IGL sells specialty lawn and garden, turf and nursery products on a national basis and ice-melter products in the Midwest, the eastern snowbelt states and Canada.

    IGL's principal executive offices are located at 2100 Sanders Road, Northbrook, Illinois 60062 and its telephone number is (847) 272-9200. For further information concerning IGL, see "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE," "--IMC Global Inc. Selected Historical Consolidated Financial Information" and "BUSINESS OF IGL."

    FTX AND FREEPORT SULPHUR. FTX, through FRP, is engaged in the production and sale of phosphate fertilizer and animal feed ingredients as well as the mining and sale of phosphate rock through IMC-Agrico; the mining, transporting, terminalling and marketing of sulphur; and the exploration, development and production of oil and gas reserves.

    For a description of the business and operations of Freeport Sulphur, reference is made to the Prospectus of Freeport Sulphur pertaining to the shares of Freeport Sulphur Common Stock, par value $.01 per share ("Freeport Sulphur Common Stock") to be delivered in connection with the Merger, a copy of which is attached as Annex VIII and is incorporated herein by reference.

    FTX's principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112 and its telephone number is (504) 582-4000. For further information concerning FTX, see "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE," "--Freeport-McMoRan Inc. Selected Historical Consolidated Financial Information" and "BUSINESS OF FTX."

IGL SPECIAL MEETING

    PURPOSE. The special meeting of IGL stockholders (the "IGL Special Meeting") will be held at IGL's corporate office, 2100 Sanders Road, Northbrook, Illinois, on December 22, 1997, at 10:00 a.m., local time. At the IGL Special Meeting, the IGL stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement (including the issuance of IGL Common Stock and the IGL Warrants (collectively, the "Share Issuance"), proposals to approve the amendments to the Restated Certificate of Incorporation of IGL, as amended, (i) to increase the number of authorized shares of IGL Common Stock from 250,000,000 to 300,000,000 and (ii) to increase the range of the number of directors who may from time to time comprise the Board of Directors of IGL (the "IGL Board") to not less than 5 nor more than 18 (collectively, the "Charter Amendments") and any other business which may properly be brought before the IGL Special Meeting. See "IGL SPECIAL MEETING--Purpose."

    RECORD DATE. Only holders of record of shares of IGL Common Stock at the close of business on November 7, 1997 (the "IGL Record Date") are entitled to receive notice of and to vote at the IGL Special Meeting. At the close of business on the IGL Record Date, there were 91,793,442 shares of IGL Common Stock outstanding, each of which entitles the registered holder thereof to one vote. See "IGL SPECIAL MEETING--Record Date; Voting Rights."

    SHARE OWNERSHIP OF MANAGEMENT. At the close of business on the IGL Record Date, directors and executive officers of IGL and their affiliates were the beneficial owners of an aggregate of 1,044,507 (approximately 1.1%) of the shares of IGL Common Stock then outstanding. See "IGL SPECIAL MEETING--Share Ownership of Management."

    REQUIRED VOTE. The affirmative vote of a majority of the outstanding shares of IGL Common Stock is required to approve the Merger Agreement (including the Share Issuance) and the Charter Amendments. Although the rules of the NYSE require the Share Issuance to be approved by stockholder vote, the Share Issuance has been included as part of the proposal to approve the Merger Agreement and, inasmuch as there is a higher vote required to approve the Merger Agreement than the Share Issuance, requisite approval of the Merger Agreement for purposes of the Delaware General Corporation Law (the "DGCL") will also constitute requisite approval of the Share Issuance for purposes of the applicable NYSE requirements. See "IGL SPECIAL MEETING--Required Vote" and "--Quorum." Approval of the Merger Agreement (including the Share Issuance) by the requisite vote of IGL stockholders is a condition to, and is required for, consummation of the Merger. Approval of the Charter Amendments is not a condition to the Merger nor is it required for consummation of the Merger.

FTX SPECIAL MEETING

    PURPOSE. The special meeting of FTX stockholders (the "FTX Special Meeting") will be held at FTX's office, 1615 Poydras Street, New Orleans, Louisiana on December 22, 1997 at 10:00 a.m., local time. At the FTX Special Meeting, the FTX stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and any other business which may properly be brought before the FTX Special Meeting. See "FTX SPECIAL MEETING--Purpose."

    RECORD DATE. Only holders of record of shares of FTX Common Stock at the close of business on November 7, 1997 (the "FTX Record Date") are entitled to receive notice of and to vote at the FTX Special Meeting. At the close of business on the FTX Record Date, there were 25,143,808 shares of FTX Common Stock outstanding, each of which entitles the registered holder thereof to one vote. See "FTX SPECIAL MEETING--Record Date; Voting Rights."

    SHARE OWNERSHIP OF MANAGEMENT. At the close of business on the FTX Record Date, the directors and executive officers of FTX and their affiliates were the beneficial owners of an aggregate of 2,119,260 shares (approximately 8.4%) of the FTX Common Stock then outstanding. See "FTX SPECIAL MEETING--Share Ownership of Management."

    REQUIRED VOTE. The affirmative vote of a majority of the outstanding shares of FTX Common Stock is required to approve the Merger Agreement. See "FTX SPECIAL MEETING--Required Vote" and "-- Quorum."

THE MERGER AND THE MERGER AGREEMENT

    GENERAL. At the effective time (the "Effective Time"), FTX will merge with and into IGL (the "Merger"), the separate corporate existence of FTX will cease and IGL will succeed to all the rights and obligations of FTX in accordance with the DGCL. Upon consummation of the Merger, each share of FTX Common Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by IGL or FTX, which will be canceled, and other than shares owned by holders who properly exercise appraisal rights under the DGCL) will be converted into the right to receive (i) 0.90 of a share of IGL common stock, par value $1.00 ("IGL Common Stock"); (ii) one-third of a warrant ("IGL Warrant"), with each whole IGL Warrant representing the right to purchase one share of IGL Common Stock for $44.50, and (iii) a proportionate number of shares of Freeport Sulphur Common Stock (items (i), (ii) and (iii) being referred to collectively as the "Merger Consideration"). Based on a possible range of shares of FTX Common Stock outstanding immediately prior to the Effective Time of approximately 25,100,000 shares (assuming no exercise of outstanding options to purchase FTX Common Stock), or 27,000,000 shares (assuming exercise of all such stock options) each share of FTX Common Stock converted in the Merger as described above would entitle the holder thereof to receive between 0.2123 and
0.1980 of a share of Freeport Sulphur Common Stock. As of October 30, 1997, currently exercisable options covering 726,000 shares of FTX Common Stock were in the money and if all of these options were exercised prior to consummation of the Merger, each holder of a share of FTX Common Stock would receive 0.2064 of a share of Freeport Sulphur Common Stock. See "THE MERGER--General." Pursuant to the Rights Agreement between IGL and The First National Bank of Chicago (the "IGL Rights Agreement"), each share of IGL Common Stock constituting the Share Issuance will include a right to purchase, under certain circumstances, one two-hundredth of a share of Junior Participating Preferred Stock, Series C, of IGL ("IGL Rights"). Pursuant to the Rights Agreement to be adopted by Freeport Sulphur prior to consummation of the Merger (the "Freeport Sulphur Rights Agreement"), each share of Freeport Sulphur Common Stock delivered in connection with the Merger will include an associated right to purchase one one-hundredth of a share of Freeport Sulphur Participating Preferred Stock, $.01 par value ("Freeport Sulphur Rights"). See Annex VIII--Freeport Sulphur Prospectus attached hereto. Cash will be paid in lieu of any fractional share of IGL Common Stock or Freeport Sulphur Common Stock or any fractional IGL Warrant.

    The Merger will qualify as a tax-free reorganization, but FTX stockholders will recognize gain, but not loss, on the receipt of Freeport Sulphur Common Stock and IGL Warrants (and cash in lieu of a fractional share of IGL Common Stock or Freeport Sulphur Common Stock or a fractional interest in an IGL Warrant) in exchange for their FTX stock in the Merger. FTX estimates that the taxable portion of the Merger Consideration will be between 10% and 15% of the total Merger Consideration.

    The diagrams below show the ownership structure of, and certain interrelationships between, FTX and IGL and certain relevant subsidiaries prior to and upon consummation of the Merger. Immediately prior to the Merger, the assets and liabilities of FRP's sulphur business, and of certain of FRP's oil and gas operations, principally those businesses commonly referred to as the "Main Pass" operations, will be contributed to Freeport Sulphur, together with IGL's separate 25% interest in the Main Pass operations. The shares of Freeport Sulphur Common Stock will be distributed to the partners of FRP (including FTX). See "--Certain Transactions and Related Agreements in Connection with the Merger." The shares of Freeport Sulphur Common Stock received by FTX will be distributed to stockholders of FTX, along with the shares of IGL Common Stock and IGL Warrants, as the Merger Consideration to be received by FTX stockholders in the Merger.

                           PRE-TRANSACTION STRUCTURE

                                  [CHART]

                           POST-TRANSACTION STRUCTURE

                                [CHART]

    The Merger will become effective upon the filing of a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware unless the Certificate of Merger provides for a later date of effectiveness (not to exceed 30 days after the date that the Certificate of Merger is so filed). The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. See "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

    RECOMMENDATION OF THE IGL BOARD. The IGL Board has determined that the Merger and the Share Issuance are advisable and in the best interests of the stockholders of IGL and has unanimously approved the Merger Agreement. There has been no material change in any of the factors considered by the IGL Board between the date of the Merger Agreement and the date of this Joint Proxy Statement/Prospectus. The IGL Board has also unanimously determined that the Charter Amendments are advisable and in the best interests of the stockholders of IGL. THE IGL BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF IGL VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT (INCLUDING THE SHARE ISSUANCE) AND APPROVAL OF THE CHARTER AMENDMENTS AT THE IGL SPECIAL MEETING. See "THE MERGER--IGL's Reasons for the Merger; Recommendation of the IGL Board" and "PROPOSED IGL CHARTER AMENDMENTS."

    OPINIONS OF IGL'S INVESTMENT BANKERS. Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Lazard Freres & Co. LLC ("Lazard Freres") each acted as investment banker (the "IGL Investment Bankers") to IGL in connection with the Merger, and each of the IGL Investment Bankers delivered its written opinion dated August 26, 1997 to the IGL Board to the effect that, based upon and subject to certain conditions stated therein, as of the date of such opinion, the consideration to be paid by IGL in the Merger is fair to IGL from a financial point of view. The full texts of the written opinions of Morgan Stanley and Lazard Freres, which set forth a description of the assumptions made, matters considered and limitations on the review undertaken, are attached hereto as Annex III and IV, respectively, and should be read carefully in their entirety. See "THE MERGER--Opinions of IGL's Investment Bankers."

    RECOMMENDATION OF THE FTX BOARD. At the August 26, 1997 meeting of the FTX Board of Directors at which the Merger Agreement was approved, the FTX Board received presentations concerning the terms of the Merger from FTX management and Salomon Brothers Inc ("Salomon Brothers"), the investment banking firm engaged by FTX to render a fairness opinion in connection with the Merger. Based on the information provided to the FTX Board in those presentations, the FTX Board believed that the aggregate value of the Merger Consideration to be received by FTX stockholders was approximately $900 million, or approximately $35.80 per share. The estimated value of the Merger Consolidation represented a premium of approximately 35% over the closing price of $26.56 per share of FTX Common Stock on July 25, 1997, the last trading day prior to the public announcement of the execution of the letter of intent between FTX and IGL. The FTX Board has determined that the Merger is advisable and in the best interests of the stockholders of FTX and has unanimously approved the Merger Agreement. There has been no material change in any of the factors considered by the FTX Board between the date of the Merger Agreement and the date of this Joint Proxy Statement/Prospectus. THE FTX BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF FTX VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE FTX SPECIAL MEETING. For information concerning the matters considered, procedures followed and assumptions made by the Board and Salomon Brothers, see "THE MERGER--FTX's Reasons for the Merger; Recommendation of the FTX Board" and "--Opinion of FTX's Investment Banker." No assurance can be given that the components of the Merger Consideration will trade at prices aggregating the value placed on it by the Board.

    OPINION OF FTX'S INVESTMENT BANKER. Salomon Brothers delivered its written opinion dated August 26, 1997 to the FTX Board that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the consideration to be received by the holders of FTX Common Stock in connection with the Merger is fair to such holders from a financial point of view. The full text of the written opinion of Salomon Brothers, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex V and should be read carefully in its entirety. See "THE MERGER--Opinion of FTX's Investment Banker."

CERTAIN TRANSACTIONS AND RELATED AGREEMENTS IN CONNECTION WITH THE MERGER

    Summarized below are several ancillary agreements that were entered into at the time of execution of the Merger Agreement or will be entered into prior to consummation of the Merger. Each of these agreements was necessary to effect the spin-off of Freeport Sulphur or to provide for the termination or other resolution of certain historical relationships that have existed between FTX and its affiliates. Among other things, these agreements provide for (i) the contribution to Freeport Sulphur of the assets and liabilities of FRP's sulphur business and certain of its oil and gas operations, as well as IGL's 25% interest in the Main Pass operations, (ii) the distribution of Freeport Sulphur Common Stock to FTX and the FRP unitholders, (iii) the termination or other resolution of certain relationships that have existed historically between FTX and its affiliates, (iv) the conveyance to FTX affiliates of certain assets of FTX that are not material to its operations and that IGL elected not to acquire, and (v) an indemnity against FTX's potential liability for certain litigation involving the operations of an affiliate. For additional information concerning the terms of such transactions, see "Certain Transactions and Related Agreements in Connection with the Merger."

    FTX is the administrative managing general partner of FRP. Prior to its spin-off from FTX in 1995, Freeport-McMoRan Copper & Gold Inc. ("FCX") was a subsidiary of FTX, and, although such companies are independently held by public stockholders, they continue to have common membership on their respective Boards of Directors and certain common executive officers. In addition, FTX and FCX each owns a 50% interest in FM Services Company ("FMS"), a management services company, and two executive officers of FTX and FCX are the two directors of FMS. In 1992, FTX spun off FM Properties Inc. ("FMP"), a publicly traded real estate development company. The operations of FMP are conducted through its investment in FM Properties Operating Co. ("FMPO"), a general partnership in which FMP owns a 99.8% interest and FTX owns a 0.2% interest and serves as the managing general partner. In connection with the spin-off in 1992, FTX guaranteed, and continues to guarantee, FMPO's debt, which at

September 30, 1997 was approximately $55.0 million. FTX also owns a 0.2% interest in FM Properties Holding Company ("FMP Holding"), a corporation in which FMP owns the remaining 99.8% interest and which does not conduct significant operations. Certain officers of FTX also serve as as officers of FMP, and FTX's vice chairman of the board serves as chairman of the board and chief executive officer of FMP.

    At the time of its approval of the Merger Agreement, the FTX Board of Directors was advised by management of the material terms and conditions of each of the transactions summarized below. The Board of Directors of FTX believed that these transactions were consistent with the objectives of accomplishing the Merger and Distribution and appropriate to facilitate the Merger and Distribution, but did not assign a specific value to these transactions in connection with its evaluation of the overall Merger and Distribution, because the FTX Board did not believe that the rights or obligations of FTX under such agreements were material to the FTX Board's evaluation of the Merger Consideration.

    In connection with the Merger, FTX, FRP and Freeport Sulphur have entered into a Contribution and Distribution Agreement, dated the date of the Merger Agreement (the "Distribution Agreement"), pursuant to which FRP has agreed to contribute to Freeport Sulphur the assets and liabilities of FRP's sulphur business, and of certain of FRP's oil and gas operations, principally those businesses commonly referred to as the "Main Pass" operations. In addition, in connection with the Merger and under the terms of a separate contribution agreement, IGL has agreed to transfer its separate 25% interest in the assets and liabilities of the Main Pass operations to FRP, which FRP will also contribute to Freeport Sulphur. IGL's contribution of its 25% Main Pass interest will be made as part of the overall transaction to induce FTX, as administrative managing general partner of FRP, to enter into the Merger; no separate consideration will be received by IGL in exchange for its contribution. Prior to the Effective Time, FRP will distribute (the "Distribution") to the partners of FRP (including FTX) the Freeport Sulphur Common Stock pursuant to the Distribution Agreement. Prior to the Distribution, Freeport Sulphur and FRP will prepare and file with the SEC an Information Statement on Form 10 with respect to the shares of Freeport Sulphur Common Stock and the Freeport Sulphur Rights to be distributed to the FRP partners in connection with the Distribution. Freeport Sulphur has also prepared and filed with the SEC a Registration Statement on Form S-1 with respect to the shares of Freeport Sulphur Common Stock to be received by holders of FTX Common Stock in connection with the Merger (the "Freeport Sulphur Form S-1"). A copy of the prospectus included within the Freeport Sulphur Form S-1 (the "Freeport Sulphur Prospectus") is attached hereto as Annex VIII and is incorporated by reference herein. IGL and FTX have received an opinion (the "Solvency Opinion") from Valuation Research Corporation, an independent valuation firm, to the effect that, after giving effect to the Distribution Agreement, the Distribution and the transactions contemplated thereby, Freeport Sulphur will be solvent subsequent to the Distribution and will be able to pay its debts and liabilities as they become due and will not be left with unreasonably small capital with which to engage in business, and that FRP and FTX will not violate the provisions of Section 17-607 of the Delaware Revised Uniform Limited Partnership Act regarding the making of distributions. In addition, IGL and FTX shall receive an update of the Solvency Opinion as of the Effective Time. See "CERTAIN TRANSACTIONS AND RELATED AGREEMENTS IN CONNECTION WITH THE MERGER."

    The public unitholders of FRP, who will continue to own collectively a 48.4% interest in FRP following consummation of the Merger, will benefit from the contribution to FRP by IGL of IGL's 25% interest in Main Pass. See "Certain Transactions and Related Agreements in Connection with the Merger." In addition, the public unitholders of FRP will also benefit to the extent that IGL, following the Merger, achieves cost savings at either FRP or IMC-Agrico.

    Under the Merger Agreement, FTX will sell, prior to the Effective Time, to FMS for aggregate consideration of $250,000, all the common stock of FMS owned by FTX, and FMS will enter into a letter agreement providing for the assumption by FMS of the obligation of FTX to provide certain administrative services related to the Freeport-McMoRan Oil and Gas Royalty Trust. See "CERTAIN TRANSACTIONS AND RELATED AGREEMENTS IN CONNECTION WITH THE MERGER."

    In connection with the Merger Agreement, IGL and FTX entered into an agreement, which shall be effective at the Effective Time, with FCX providing for FTX to convey certain FTX assets to FCX and for FCX to indemnify IGL (as the successor to FTX) with respect to certain pending litigation arising from the operations of FCX prior to the spin-off of FCX by FTX (the "FCX Indemnity Letter"). See "CERTAIN TRANSACTIONS AND RELATED AGREEMENTS IN CONNECTION WITH THE MERGER."

    In connection with the Merger, IGL and FTX shall enter into an agreement, which shall be effective at the Effective Time, with FMP or an affiliate of FMP with respect to (i) the sale by FTX of its partnership interest in FMPO, (ii) the sale by FTX of its interest in FMP Holding and (iii) FTX's guarantee of outstanding debt and certain other contingent liabilities of FMPO. See "CERTAIN TRANSACTIONS AND RELATED AGREEMENTS IN CONNECTION WITH THE MERGER."

    In connection with the Merger, FTX, FRP and Freeport Sulphur will enter into an agreement with respect to the employment by Freeport Sulphur of certain of the employees of FTX. Such agreement shall provide for the transfer of certain assets and liabilities from FTX and certain of its employee benefit plans to Freeport Sulphur and its comparable employee benefit plans pertaining to the employee benefits to be provided by Freeport Sulphur after the Effective Time to its employees (the "Employee Benefits Agreement"). See "OTHER TERMS OF THE MERGER AGREEMENT--Employee Benefits."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. In considering the recommendations of the FTX Board with respect to the Merger Agreement, stockholders should be aware that certain members of the management of FTX and the FTX Board have certain interests in the Merger that are in addition to the interests of stockholders of FTX generally. Such interests include without limitation, the full and immediate vesting of all outstanding FTX stock-based awards (including non-qualified stock options, stock appreciation rights and stock incentive units), as converted to IGL stock-based awards, and the ability of the holders to exercise such IGL stock-based awards as long as they remain employed by FMS or any of its affiliated entities. Certain members of FTX and FRP management also will receive from FTX annual bonuses (pursuant to certain bonus plans maintained by FTX) for 1997 that will not be reduced pro rata if the Merger is consummated before year-end. Additionally, FTX will credit with respect to each outstanding performance unit under the FTX Long-Term Performance Incentive Plan the FTX projected 1997 earnings per share (as defined in the plan) of $5.18 for such year and each subsequent year through 2000 remaining in the performance period for such unit and will amend such long-term performance incentive plan to permit the immediate payment, on or before the Effective Time, of such amounts and all amounts credited thus far under such plan. See "THE MERGER--Interests of Certain Persons in the Merger and --Stock-Based Awards" and "OTHER TERMS OF THE MERGER AGREEMENT--Indemnification; Directors and Officers Insurance." By virtue of the foregoing interests, the Board of Directors and management of FTX have interests that may inherently conflict with the interests of the FTX stockholders.

    The public unitholders of FRP, who will continue to own collectively a 48.4% interest in FRP following consummation of the Merger, will benefit from the contribution to FRP by IGL of IGL's 25% interest in Main Pass. See "Certain Transactions and Related Agreements in Connection with the Merger." In addition, the public unitholders of FRP will also benefit to the extent that IGL, following the Merger, achieves cost savings at either FRP or IMC-Agrico.

    GOVERNANCE. Upon consummation of the Merger, the IGL Board will be comprised of the 12 current members of the IGL Board and Mr. James R. Moffett, the current Chairman of FTX, Mr. Rene L. Latiolais, President and Chief Executive Officer of FTX and FRP, both of whom will retire from FTX prior to the Merger, and Mr. Robert W. Bruce III, a current member of the Board of Directors of FTX (the "FTX Designees"). The FTX Designees will be elected Directors of IGL by the IGL Board for terms expiring (i) at IGL's 1998 annual meeting of stockholders, in the case of Robert W. Bruce III; (ii) at IGL's 1999 annual meeting of stockholders, in the case of Rene L. Latiolais; and (iii) at IGL's 2000 annual meeting of stockholders, in the case of James R. Moffett. The terms of the current IGL Directors will not be affected.

    CONDITIONS PRECEDENT TO THE MERGER. The obligations of IGL and FTX to consummate the Merger are subject to various conditions, including, but not limited to: (i) obtaining requisite approval of the Merger Agreement by the stockholders of IGL and FTX; (ii) obtaining requisite approval of the Share Issuance by the stockholders of IGL; (iii) the waiting period under the HSR Act (as defined below) shall have expired or been earlier terminated (such earlier termination having been granted on August 29, 1997); (iv) the absence of any preliminary or permanent injunction or other order by any court or governmental entity which prevents the Merger or any of the transactions contemplated thereby; (v) the consummation of the Distribution and certain transactions contemplated thereby; (vi) the receipt by IGL and FTX of the Solvency Opinion;
(vii) obtaining authorization for listing on the NYSE of the IGL Common Stock and the IGL Warrants constituting the Share Issuance and the IGL Common Stock issuable upon exercise of IGL Warrants or FTX stock options outstanding immediately prior to the Effective Time; and (viii) the absence of any Material Adverse Charge (as defined in the Merger Agreement) with respect to the other party. See "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

    The obligation of FTX to consummate the Merger is also subject to certain additional conditions including but not limited to certain FTX and FRP financing arrangements having been terminated or amended to permit both the Merger and the transactions contemplated by the Distribution Agreement. The obligation of IGL to consummate the Merger is also subject to certain additional conditions including but not limited to (i) the FTX $4.375 Preferred Shares having been redeemed or converted into FTX Common Stock (such condition having been satisfied); (ii) FTX having sold its common stock of FMS to FMS and (iii) FTX having sold its interest in FMPO and FM Properties Holding Company to FMP or one of its affiliates.

    CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. It is the opinion of Miller & Chevalier, Chartered, tax counsel to FTX, and of Sidley & Austin, counsel to IGL, based on representations by the parties and others and certain factual assumptions, that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by stockholders of FTX who are United States persons to the extent that they exchange shares of FTX Common Stock solely for shares of IGL Common Stock pursuant to the Merger. Under current United States federal income tax law, an FTX stockholder will recognize gain, if any, but not loss, realized on the exchange of FTX Common Stock pursuant to the Merger to the extent of the value of the IGL Warrants and Freeport Common Stock and any cash in lieu of a fractional interest in an IGL Warrant or a fractional share of IGL Common Stock or Freeport Sulphur Common Stock received. See "THE MERGER--Certain United States Federal Income Tax Consequences."

    ACCOUNTING TREATMENT. The Merger is to be accounted for as a "purchase" transaction for accounting and financial reporting purposes. See "THE MERGER--Anticipated Accounting Treatment."

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of IGL of the Merger Agreement, the Share Issuance and Charter Amendments or approval and adoption by the stockholders of FTX of the Merger
Agreement: (i) by mutual written consent of IGL and FTX, which termination shall be approved by the Board of Directors; (ii) by either IGL or FTX (A) if the other fails to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement required to be complied with prior to the date of such termination or materially breaches any representation or warranty that is not qualified as to materiality or breaches any representation or warranty that is so qualified (in each case after expiration of a twenty business-day cure period following notice of such breach) or (B) if the requisite stockholder approvals are not obtained; (iii) by either IGL or FTX if
(A) the Merger has not been effected prior to the close of business on March 31, 1998, subject to certain limitations, or (B) any court or other governmental entity having jurisdiction has permanently enjoined or prohibited the transactions contemplated by the Merger Agreement; (iv) by either IGL or FTX under specified circumstances involving a competing transaction; and (v) by either IGL or FTX if the Board of Directors of the other withdraws or modifies its recommendation of the Merger or Share Issuance, as the case may be. See "OTHER TERMS OF THE MERGER AGREEMENT--Termination." The Merger Agreement does not provide for fees to be paid by either FTX or IGL following a termination of the Merger Agreement under any circumstances. See "OTHER TERMS OF THE MERGER AGREEMENT--Fees and Expenses."

    REGULATORY APPROVALS. Consummation of the Merger is subject to the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). IGL and FTX each filed a notification and report form under the HSR Act with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") on August 18, 1997 and requested early termination of the waiting period. On August 29, 1997, IGL and FTX were informed that the FTC and Antitrust Division had granted early termination of the waiting period. However, at any time before or after consummation of the Merger, notwithstanding the early termination of the waiting period under the HSR Act, the FTC, the Antitrust Division, a state or a private person or entity could seek under federal or state antitrust laws, among other things, to enjoin or rescind the Merger. See "THE MERGER--Governmental and Regulatory Approvals."

    PERCENTAGE OWNERSHIP INTEREST OF FTX STOCKHOLDERS AFTER THE MERGER. Based on the number of shares of IGL Common Stock outstanding on the IGL Record Date and assuming the issuance of approximately 32,885,043 million shares of IGL Common Stock constituting the Share Issuance, upon consummation of the Merger there will be approximately 124,658,442 million shares of IGL Common Stock outstanding, of which the former stockholders of FTX will own approximately 18% (approximately 20% assuming the exercise of the IGL Warrants, all currently outstanding options to purchase shares of IGL Common Stock and all currently outstanding options to purchase FTX Common Stock).

    SECURITIES LAW CONSIDERATIONS. The shares of IGL Common Stock to be issued in connection with the Merger will be freely transferable under the Securities Act, except that shares issued to any person who is deemed to be an "affiliate" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including, without limitation, directors and certain executive officers) of FTX for purposes of such Rule 145 may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act. See "THE MERGER--Resales of IGL Common Stock."

    APPRAISAL RIGHTS. Holders of FTX Common Stock are entitled to appraisal rights under Section 262 of the DGCL. See "THE MERGER--Appraisal Rights." Under the DGCL, stockholders of IGL are not entitled to appraisal rights with respect to the Merger (including the Share Issuance) or the Charter Amendments.

                                IMC GLOBAL INC.
             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following selected historical consolidated financial information of IGL with respect to each year in the five-year period ended June 30, 1997 is derived from, and should be read in conjunction with, the audited consolidated financial statements and notes thereto of IGL incorporated by reference in this Joint Proxy Statement/Prospectus. Such consolidated financial statements have been audited by Ernst & Young LLP, independent auditors except for the financial statements of The Vigoro Corporation, which were audited by other independent auditors, and except for the balance sheet data at June 30, 1993. The following selected consolidated financial information as of and for each of the three-month periods ended September 30, 1997 and 1996 has been derived from and should be read in conjunction with the unaudited interim consolidated financial statements of IGL which are included in documents incorporated by reference to this Joint Proxy Statement/Prospectus. Such consolidated financial statements for periods prior to the merger of IGL with The Vigoro Corporation (the "Vigoro Merger") have been restated to reflect the March 1, 1996 Vigoro Merger which was accounted for as a pooling-of-interests. On June 24, 1997 the Board of Directors of IGL voted to change IGL's fiscal year to begin on January 1 and end on December 31, effective following completion of the fiscal year ended June 30, 1997. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                                           THREE MONTHS ENDED
                                                             SEPTEMBER 30,                 YEARS ENDED JUNE 30,
                                                          --------------------  ------------------------------------------
                                                            1997       1996       1997       1996       1995      1994(1)
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                              (UNAUDITED)         (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net sales.............................................  $   598.7  $   603.6  $ 2,982.0  $ 2,981.0  $ 2,736.1  $ 2,125.3
  Gross margins.........................................      149.3      155.5      770.0      757.2      694.6      382.7
  Sterlington litigation settlement, net................
  Operating earnings (loss).............................       84.2       99.1      522.8      484.2      494.0      244.6
  Other (income) and expense, net.......................       (2.7)      (2.6)      (5.7)     (10.5)     (15.4)      18.6
  Interest charges......................................       13.2       15.1       51.1       64.8       70.2       91.2
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Earnings (loss) before minority interest..............       73.7       86.6      477.4      429.9      439.2      134.8
  Minority interest.....................................       31.7       41.6      155.4      191.5      130.4       55.6
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Earnings (loss) before taxes..........................       42.0       45.0      322.0      238.4      308.8       79.2
  Provision (credit) for income taxes...................       15.3       16.4      117.5       94.1      115.5       34.8
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Earnings (loss) before extraordinary item and
    cumulative effect of accounting changes.............       26.7       28.6      204.5      144.3      193.3       44.4
  Extraordinary loss-debt retirement....................                  (7.5)     (11.4)                 (6.5)     (25.2)
  Cumulative effect on prior years of changes in
    accounting for postemployment benefits (net of
    taxes) in 1995 and postretirement benefits other
    than pensions (net of taxes) in 1993................                                                   (5.9)
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Net earnings (loss)...................................  $    26.7  $    21.1  $   193.1  $   144.3  $   180.9  $    19.2
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------  ---------
EARNINGS (LOSS) PER SHARE:
  Earnings (loss) before extraordinary item and
    cumulative effect of accounting changes.............  $    0.28  $    0.31  $    2.15  $    1.56  $    2.12  $    0.54
  Extraordinary loss-debt retirement....................                 (0.08)      (.12)                (0.07)     (0.31)
  Cumulative effect on prior years of changes in
    accounting..........................................                                                  (0.06)
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Net earnings (loss)...................................  $    0.28  $    0.23  $    2.03  $    1.56  $    1.99  $    0.23
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Weighted average number of shares and equivalent
    shares outstanding..................................       93.8       93.6       95.0       92.7       91.0       82.3

BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital.......................................  $   574.0  $   538.0  $   592.6  $   551.8  $   484.2  $   499.3
  Total assets..........................................    3,646.1    3,386.3    3,611.6    3,436.8    3,323.2    3,172.3
  Long-term debt, less current maturities...............      809.9      717.8      694.8      736.7      750.2      801.6
  Total stockholders' equity............................    1,308.4    1,173.9    1,339.9    1,156.3    1,007.8      856.3

OTHER FINANCIAL DATA:
  Capital expenditures..................................  $    52.9  $    44.0  $   223.4  $   172.7  $   114.9  $    76.0
  Depreciation, depletion and amortization..............  $    41.0  $    42.2  $   184.4  $   168.6  $   166.4  $   147.1


                                                           1993(2)
                                                          ---------

STATEMENT OF OPERATIONS DATA:
  Net sales.............................................  $ 1,438.1
  Gross margins.........................................      280.8
  Sterlington litigation settlement, net................     (169.1)
  Operating earnings (loss).............................      (62.1)
  Other (income) and expense, net.......................       (0.7)
  Interest charges......................................       55.6
                                                          ---------
  Earnings (loss) before minority interest..............     (117.0)
  Minority interest.....................................
                                                          ---------
  Earnings (loss) before taxes..........................     (117.0)
  Provision (credit) for income taxes...................      (39.1)
                                                          ---------
  Earnings (loss) before extraordinary item and
    cumulative effect of accounting changes.............      (77.9)
  Extraordinary loss-debt retirement....................       (2.0)
  Cumulative effect on prior years of changes in
    accounting for postemployment benefits (net of
    taxes) in 1995 and postretirement benefits other
    than pensions (net of taxes) in 1993................      (47.1)
                                                          ---------
  Net earnings (loss)...................................  $  (127.0)
                                                          ---------
                                                          ---------
EARNINGS (LOSS) PER SHARE:
  Earnings (loss) before extraordinary item and
    cumulative effect of accounting changes.............  $   (1.02)
  Extraordinary loss-debt retirement....................      (0.03)
  Cumulative effect on prior years of changes in
    accounting..........................................      (0.62)
                                                          ---------
  Net earnings (loss)...................................  $   (1.67)
                                                          ---------
                                                          ---------
  Weighted average number of shares and equivalent
    shares outstanding..................................       76.3
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital.......................................  $   322.7
  Total assets..........................................    2,343.3
  Long-term debt, less current maturities...............      994.6
  Total stockholders' equity............................      602.3
OTHER FINANCIAL DATA:
  Capital expenditures..................................  $   137.1
  Depreciation, depletion and amortization..............  $    85.6

----------------------------------
(1) Beginning in 1994, operating results reflect the consolidation of IMC-Agrico.

(2) Includes charges of $32.4 million from the settlement of a claim relating to losses arising out of a water inflow at one of the Company's potash mines in Canada. Also includes charges of $169.1 million, net of insurance recoveries and legal fees, resulting from the settlement of a lawsuit for damages arising out of an explosion at a nitroparaffins plant in Sterlington, Louisiana.

                             FREEPORT-MCMORAN INC.
                         SELECTED FINANCIAL INFORMATION

    The following selected historical consolidated financial information of FTX with respect to each year in the five-year period ended December 31, 1996 is derived from and should be read in conjunction with the consolidated financial statements of FTX. The consolidated financial statements of FTX for each year in the five-year period ended December 31, 1996 are included in documents incorporated by reference in this Joint Proxy Statement/Prospectus. Such consolidated financial statements have been audited by Arthur Andersen LLP, independent auditors. The following selected consolidated financial information as of and for each of the nine-month periods ended September 30, 1997 and 1996 has been derived from and should be read in conjunction with the unaudited interim consolidated financial statements of FTX which are included in documents incorporated by reference in this Joint Proxy Statement/Prospectus. Such unaudited interim consolidated financial statements reflect all adjustments (consisting only of normally recurring accruals) which the management of FTX considers necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                                             ----------------------  ----------------------------------------------------------
                                                1997        1996        1996            1995            1994            1993
                                             ----------  ----------  ----------      ----------      ----------      ----------
                                                           (FINANCIAL DATA IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL DATA
Revenues...................................  $    637.1  $    722.3  $    957.5      $    995.9      $    770.1      $    684.7
Operating income (loss)....................      (327.1 (a)      160.1(b)      205.4(b)      182.9         91.9          (243.4)
Net income (loss) from:
  Operations...............................      (151.9 (a)       38.4 $     42.2(c) $     25.3(c)   $    (35.1)(c)  $    (77.0)
  Nonrecurring gains (losses)(d)...........      --          --             2.9            67.1          --               (48.6)
  Discontinued operations..................      --          --          --               340.4           107.7            35.4
  Changes in accounting principle and
    extraordinary loss.....................      --          --          --              --                (9.1)          (13.6)
  Preferred dividends......................        (2.9)       (3.3)       (4.4)          (42.3)(e)       (22.1)          (22.4)
                                             ----------  ----------  ----------      ----------      ----------      ----------
Net income (loss) applicable to common
  stock....................................      (154.8)       35.1  $     40.7      $    390.5      $     41.4      $   (126.2)
                                             ----------  ----------  ----------      ----------      ----------      ----------
                                             ----------  ----------  ----------      ----------      ----------      ----------
Net income (loss) per primary share:
  Before discontinued operations, changes
    in accounting principle and
    extraordinary loss(d)..................       (6.55 (a)       1.31 $     1.55(c) $     1.92(c,e) $    (2.46)(c)  $    (6.27)
  Discontinued operations..................      --          --          --               13.05            4.64            1.50
  Changes in accounting principle and
    extraordinary loss.....................      --          --          --              --                (.39)           (.58)
                                             ----------  ----------  ----------      ----------      ----------      ----------
Net income (loss) applicable to common
  stock....................................       (6.55)       1.31  $     1.55      $    14.97      $     1.79      $    (5.35)
                                             ----------  ----------  ----------      ----------      ----------      ----------
                                             ----------  ----------  ----------      ----------      ----------      ----------
Average common shares outstanding..........        23.6        26.8        26.3            26.1            23.2            23.6
Dividends per common share:
  Cash.....................................         .27         .27  $      .36      $      .18      $     1.88      $     7.50
  Property(f)..............................      --          --          --              108.41            7.77          --
                                             ----------  ----------  ----------      ----------      ----------      ----------
                                             $      .27  $      .27  $      .36      $   108.59      $     9.64      $     7.50
                                             ----------  ----------  ----------      ----------      ----------      ----------
                                             ----------  ----------  ----------      ----------      ----------      ----------
BALANCE SHEET DATA:
Property, plant and equipment, net.........  $    523.6(a) $    965.6 $    964.8     $    999.8      $    964.5      $  1,102.8
Long-term debt, less current portion.......       536.5       421.2       441.0           359.5         1,122.1         1,082.8
Minority interest..........................         0.8       179.4       174.1           196.0           217.8           239.8
Stockholders' equity.......................       (93.7)      115.4        94.3           191.9          (230.5)             .6
Total assets...............................       959.2     1,240.0     1,251.4         1,320.5         1,649.4         1,888.6
OPERATING DATA
Phosphate fertilizers--primarily DAP
  Sales (short tons).......................   2,262,600   2,383,000   3,201,800       3,427,700       3,193,400       3,346,600
  Average realized price(g)
    All phosphate fertilizers..............  $   171.90  $   182.49  $   181.00      $   169.07      $   144.13      $   110.03
    DAP....................................  $   176.38  $   188.59      186.17          175.11          149.32          113.09
Phosphate rock
  Sales (short tons).......................   1,549,100   2,198,500   2,919,100       4,470,400       4,373,400       3,840,300
  Average realized price(g)................  $    23.84  $    26.12  $    25.60      $    22.53      $    21.38      $    22.02
Sulphur
  Sales (long tons)(h).....................   2,167,000   2,141,800   2,900,000       3,049,700       2,087,800       1,973,200
Oil
  Sales (barrels)..........................   1,247,600   1,507,500   1,895,500       2,217,600       2,533,700       3,443,000
  Average realized price...................  $    18.37  $    18.82  $    19.49      $    15.82      $    13.74      $    14.43


                                                1992
                                             ----------

FINANCIAL DATA
Revenues...................................  $    940.6
Operating income (loss)....................       (24.6)
Net income (loss) from:
  Operations...............................  $    (27.3)
  Nonrecurring gains (losses)(d)...........      --
  Discontinued operations..................       215.1
  Changes in accounting principle and
    extraordinary loss.....................      --
  Preferred dividends......................       (18.7)
                                             ----------
Net income (loss) applicable to common
  stock....................................  $    169.1
                                             ----------
                                             ----------
Net income (loss) per primary share:
  Before discontinued operations, changes
    in accounting principle and
    extraordinary loss(d)..................  $    (1.91)
  Discontinued operations..................        8.93
  Changes in accounting principle and
    extraordinary loss.....................      --
                                             ----------
Net income (loss) applicable to common
  stock....................................  $     7.02
                                             ----------
                                             ----------
Average common shares outstanding..........        24.1
Dividends per common share:
  Cash.....................................  $     7.50
  Property(f)..............................        1.05
                                             ----------
                                             $     8.55
                                             ----------
                                             ----------
BALANCE SHEET DATA:
Property, plant and equipment, net.........  $  1,271.2
Long-term debt, less current portion.......       785.5
Minority interest..........................       418.6
Stockholders' equity.......................       346.0
Total assets...............................     2,157.4
OPERATING DATA
Phosphate fertilizers--primarily DAP
  Sales (short tons).......................   3,984,000
  Average realized price(g)
    All phosphate fertilizers..............  $   127.27
    DAP....................................      132.11
Phosphate rock
  Sales (short tons).......................   3,440,500
  Average realized price(g)................  $    26.96
Sulphur
  Sales (long tons)(h).....................   2,346,100
Oil
  Sales (barrels)..........................   4,884,000
  Average realized price...................  $    15.91

----------------------------------
(a) Includes charges totaling $425.4 million ($166.4 million to net income
    (loss) from operations or $7.04 per share) for an impairment assessment of sulphur assets.
(b) Includes a net benefit of $8.9 million resulting primarily from the gain on the increase in FRP's ownership of IMC-Agrico.
(c) Includes minority interest charges totaling $9.0 million ($0.34 per share) in 1996, $14.4 million ($0.55 per share) in 1995 and $17.2 million ($0.74 per share) in 1994 because FTX was not paid its proportionate share of FRP distributions. Also includes stock appreciation rights costs totaling $5.0 million ($0.19 per share) in 1995 caused by the significant rise in FTX's common stock price during the year.
(d) In 1996 includes the item discussed in Note a above ($2.9 million or $0.11 per share); in 1995 includes gains related primarily to the settlement of certain insurance claims ($4.3 million or $0.16 per share) and a benefit attributable to the reversal of tax accruals no longer required ($62.8 million or $2.41 per share); and in 1993 includes the loss on restructuring activities and valuation and sale of assets ($48.6 million or $2.06 per share).
(e) Includes a $33.5 million charge ($1.29 per share) resulting from the FTX $4.375 Preferred Share exchange offer.
(f) Reflects the fair market value of property distributions (FCX in 1995 and 1994, MOXY in 1994 and FMPO in 1992).
(g) Represents average realization f.o.b. plant/mine.
(h) Includes internal consumption totaling 730,300 tons, 754,400 tons, 739,900 tons, 1,138,800 tons and 1,654,300 tons for 1996-1992, respectively.

                                IMC GLOBAL INC.
   SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The following selected unaudited pro forma condensed consolidated statement of earnings data and other financial data for the three months ended September 30, 1997 and the year ended June 30, 1997 and selected unaudited pro forma condensed consolidated balance sheet data as of September 30, 1997 have been prepared from the historical financial statements of IGL and FTX. The selected unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only, and therefore is not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred as of an earlier date, nor is it necessarily indicative of operating results and financial position which may occur in the future.

    The selected unaudited pro forma condensed consolidated financial information gives effect to accounting for the Merger as a "purchase" transaction and assumes the conversion of each share of outstanding FTX Common Stock into 0.90 of a share of IGL Common Stock. The selected unaudited pro forma condensed consolidated statement of earnings data and other financial data presented herein have been prepared as if the Merger had been consummated on July 1, 1996. The selected unaudited pro forma condensed consolidated balance sheet data as of September 30, 1997 reflects the Merger as if it had occurred on September 30, 1997.

    The selected unaudited pro forma condensed consolidated financial information for the period presented should be read in conjunction with the historical consolidated financial statements and notes thereto of IGL and FTX which are included in documents incorporated by reference in this Joint Proxy Statement/Prospectus and the Unaudited Pro Forma Condensed Consolidated Financial Information appearing elsewhere in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

                                                                            THREE MONTHS ENDED    YEAR ENDED JUNE
                                                                           SEPTEMBER 30, 1997(2)      30, 1997
                                                                           ---------------------  ----------------
                                                                            (IN MILLIONS EXCEPT PER SHARE AMOUNT)
STATEMENT OF EARNINGS DATA(1):
Net sales................................................................        $   598.7           $  2,982.3
Gross margins............................................................            130.8                732.6
Operating earnings.......................................................             58.7                457.6
Other (income) and expense, net..........................................             (3.7)                (6.9)
Interest charges.........................................................             22.6                 84.9
                                                                                   -------        ----------------
Earnings before minority interest........................................             39.8                379.6
Minority interest........................................................              3.2                 43.9
                                                                                   -------        ----------------
Earnings before income taxes.............................................             36.6                335.7
Provision for income taxes...............................................             15.6                139.1
                                                                                   -------        ----------------
Earnings before extraordinary item.......................................  $          21.0        $       196.6
                                                                                   -------        ----------------
                                                                                   -------        ----------------
Earnings per common share................................................  $          0.18        $        1.67
Weighted average number of shares and equivalent shares outstanding......            116.4                117.6
BALANCE SHEET DATA (AT END OF PERIOD)(1):
Working capital..........................................................  $         596.4
Total assets.............................................................          4,609.4
Long-term debt, less current maturities..................................          1,300.9
Total stockholders' equity...............................................          2,034.3
OTHER FINANCIAL DATA:
Capital expenditures.....................................................  $          52.9
Depreciation, depletion and amortization.................................  $          41.5

------------------------------

(1) Certain amounts in the historical financial statements of IGL and FTX have been reclassified for the pro forma consolidated presentation.

(2) In connection with the Merger, IGL will contribute its 25.0 percent interest in Main Pass to FRP, and FRP will contribute its 58.3 percent interest in Main Pass together with the 25.0 percent interest to be received from IGL along with certain additional sulphur assets of FRP and FTX to a newly formed subsidiary of FRP, Freeport Sulphur. Thereafter, Freeport Sulphur Common Stock will be distributed to the partners of FRP, including FTX. The pro forma financial data reflect the elimination of the historical carrying values of these net assets, the elimination of historical results of operations with respect to these net assets and a $119.3 charge at September 30, 1997 net of related tax benefit, to reduce the historical carrying value of IGL's interest in Main Pass to estimated fair value. IGL expects to record this charge during the quarter ended December 31, 1997, provided that stockholder approval is received and the Merger is consummated. The estimated charge may change upon IGL's receipt of a third party appraisal of the fair value of its Main Pass interest. However, IGL expects the value ascribed to IGL's interest in Main Pass by the third party appraiser will not differ materially from the value estimated herein.

                   IMC GLOBAL INC. AND FREEPORT-MCMORAN INC.
                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain book value, earnings and dividend per share data for IGL and FTX on a historical and pro forma basis. The data is presented for each of IGL and FTX based on the twelve months ended June 30, 1997 and the three months ended September 30, 1997. The historical financial information for FTX has been presented on a twelve-month and three-month basis to conform with IGL's fiscal year and interim period. The pro forma earnings per share data is derived from the Unaudited Pro Forma Condensed Financial Information appearing elsewhere in this Joint Proxy Statement/Prospectus, which gives effect to the Merger as if the Merger had been consummated. The information set forth below should be read in conjunction with the Selected Financial Information of IGL and FTX and the Unaudited Pro Forma Condensed Financial Information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus and the consolidated financial statements of IGL and FTX included in documents incorporated by reference in this Joint Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE," "--Market Prices; Dividends Paid and Dividend Policy" and "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

                                                                                               FTX COMMON STOCK
                                                                   IGL COMMON STOCK      ----------------------------
                                                               ------------------------                   PRO FORMA
                                                               HISTORICAL    PRO FORMA   HISTORICAL(1)  EQUIVALENT(2)
                                                               -----------  -----------  -------------  -------------
BOOK VALUE PER SHARE AS OF:
  September 30, 1997.........................................   $   14.20    $   17.73     $   (3.90)     $   15.96
  June 30, 1997..............................................       14.32                       3.10

EARNINGS (LOSS) PER SHARE BEFORE EXTRAORDINARY ITEM(3):
  For the three months ended September 30, 1997..............   $    0.28    $    0.18     $   (6.89)     $    0.16
  For the twelve months ended June 30, 1997..................        2.15         1.67     $    0.68           1.50

CASH DIVIDENDS DECLARED PER SHARE(4):
  For the three months ended September 30, 1997..............   $    0.08    $    0.08     $    0.09      $    0.07
  For the twelve months ended June 30, 1997..................        0.32         0.32     $    0.36           0.29

------------------------

(1) Per share data for FTX for its fiscal year (December 31, 1996) and interim period (nine months ended September 30, 1997), respectively, are (a) Book value per share: $3.89 and $(3.90), (b) Earnings (loss) per share before extraordinary item: $1.55 and ($6.55), and (c) Cash dividends declared per share: $0.36 and $0.27.

(2) The equivalent pro forma per share data for FTX are computed by multiplying IGL pro forma per share information by 0.90 (the "Equivalent Exchange Ratio") which ratio reflects the 0.90 IGL Common Stock exchange ratio. The Equivalent Exchange Ratio does not include the one-third IGL Warrant component or the Freeport Sulphur Common Stock component of the Merger Consideration.

(3) Certain amounts in the historical financial statements of FTX have been reclassified for the pro forma consolidated presentation.

(4) The pro forma combined dividends per share for IGL Common Stock assume no changes in cash dividends per share.

                   IMC GLOBAL INC. AND FREEPORT-MCMORAN INC.
               MARKET PRICES; DIVIDENDS PAID AND DIVIDEND POLICY

    IGL Common Stock is traded on the NYSE and the CSE under the symbol "IGL." FTX Common Stock is traded on the NYSE under the symbol "FTX." The following table sets forth, for the periods indicated, the range of the high and low sales prices of IGL Common Stock and FTX Common Stock on the NYSE Composite Transactions Tape and the dividends paid per share of IGL Common Stock and FTX Common Stock.

                                             IGL COMMON STOCK                 FTX COMMON STOCK (2)
                                     ---------------------------------  ---------------------------------
                                                            DIVIDENDS                          DIVIDENDS
                                       HIGH        LOW       PAID(1)      HIGH        LOW        PAID
                                     ---------  ---------  -----------  ---------  ---------  -----------

Calendar Year 1994:
  Quarter ended March 31,..........  $  24.625  $  19.250          --   $ 130.500  $ 112.500   $  1.8750
  Quarter ended June 30,...........     22.125     15.375          --     118.500     97.500      4.5328
  Quarter ended September 30,......     22.313     17.063          --     120.000     96.750      1.5797
  Quarter ended December 31,.......     22.375     18.125   $    0.05     119.250    100.500      1.6547
Calendar Year 1995:
  Quarter ended March 31,..........     26.250     20.625        0.05     111.750    102.000      1.5609
  Quarter ended June 30,...........     27.313     22.250        0.05     111.750    101.250      106.85
  Quarter ended September 30,......     33.313     27.000        0.05     145.500     27.000        0.09
  Quarter ended December 31,.......     40.875     30.313        0.08      41.125     33.000        0.09
Calendar Year 1996:
  Quarter ended March 31,..........     43.250     33.625        0.08       44.50     33.625        0.09
  Quarter ended June 30,...........     39.875     32.250        0.08      39.750     34.000        0.09
  Quarter ended September 30,......     44.500     35.125        0.08      38.125     31.000        0.09
  Quarter ended December 31,.......     41.000     33.875        0.08      34.375     29.625        0.09
Calendar Year 1997:
  Quarter ended March 31,..........     42.500     33.125        0.08      32.750     26.750        0.09
  Quarter ended June 30,...........     39.375     33.125        0.08      31.000     27.750        0.09
  Quarter ended September 30,......     37.250     31.375        0.08      37.000     26.438        0.09
  Quarter ended December 31,.......     37.625     32.625          --      37.500     32.375          --
    (through November 14, 1997)

------------------------

(1) In April 1993 the IGL Board suspended cash dividends due to financial demands of litigation arising out of an explosion at a nitroparaffins plant operated by IGL in Sterlington, Louisiana and weakness in concentrated phosphate prices. Dividends were resumed in the fourth quarter of calendar year 1994.

(2) FTX Common Stock prices (i) include periods before and after FTX's July 25, 1995 tax-free distribution of FCX Class B common stock, which had a market value of $106.85 per FTX share and (ii) reflect the one-for-six reverse stock split effective October 20, 1995.

    Set forth below are the last reported sales prices of IGL Common Stock and FTX Common Stock on July 25, 1997, the last trading day prior to the public announcement of the execution of the letter of intent between FTX and IGL, and the equivalent pro forma sale price of FTX Common Stock on such date, as determined by multiplying such last reported sale price of IGL Common Stock by the Equivalent Exchange Ratio:

IGL Common Stock                 $33.750
FTX Common Stock                 26.563
FTX Equivalent                      30.375

    The market prices of shares of IGL Common Stock and FTX Common Stock are subject to fluctuation. As a result, IGL and FTX stockholders are urged to obtain current market quotations.

    Pursuant to the Merger Agreement, FTX may continue to declare and pay regular quarterly dividends, except that FTX has agreed that it will not declare a dividend or fix a record date therefor in the calendar quarter in which the consummation of the Merger will occur if such action would result in the holders of FTX Common Stock being entitled to dividends for such quarter both on FTX Common Stock held prior to the Effective Time and on IGL Common Stock at or after the Effective Time. See "THE MERGER--Agreement with Respect to Dividends."

                                  RISK FACTORS

    IN CONSIDERING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT (INCLUDING THE SHARE ISSUANCE) OR TO APPROVE THE CHARTER AMENDMENTS, AS THE CASE MAY BE, STOCKHOLDERS OF IGL AND FTX SHOULD CONSIDER THE FOLLOWING MATTERS AND THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" IN THE FREEPORT SULPHUR PROSPECTUS. IN ADDITION, STOCKHOLDERS OF IGL AND FTX SHOULD CAREFULLY REVIEW THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY EACH OF IGL AND FTX AND THE FREEPORT SULPHUR PROSPECTUS, IN EACH CASE INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH REPORTS AND THE FREEPORT SULPHUR PROSPECTUS CONTAIN FURTHER DISCUSSIONS OF CERTAIN MATTERS DESCRIBED BELOW.

CERTAIN POTENTIAL CONFLICTS OF INTEREST FOR FTX BOARD OF DIRECTORS

    As noted under "THE MERGER--Interests of Certain Persons in the Merger," those members of the FTX Board of Directors who are executive officers and who participate in various benefit and incentive compensation plans of FTX will be entitled to receive certain payments and benefits upon consummation of the Merger. FTX is the administrative managing general partner of FRP and, as such, both FTX and its Board of Directors have fiduciary responsibilities to the unitholders of FRP in addition to the fiduciary responsibilities owed by the FTX Board of Directors to FTX stockholders. In addition, FTX and FCX have common membership on their respective Boards of Directors and certain common executive officers; FTX owns a 50% interest in FMS and two executive officers of FTX are the two directors of FMS; and one director of FTX is the chairman and chief executive officer of FMP. Accordingly, members of the FTX Board of Directors may have one or more inherent conflicts of interest in evaluating and approving the Merger Agreement or the related transactions contemplated thereby and described herein.

FIXED EXCHANGE RATIO FOR IGL COMMON STOCK; POTENTIAL LOSS OF PREMIUM

    The principal Merger Consideration being received by the FTX stockholders upon consummation of the Merger is IGL Common Stock, with each share of FTX Common Stock then outstanding being converted into 0.90 of a share of IGL Common Stock. The terms of the Merger Agreement do not provide for an adjustment to the exchange ratio in the event of any increase or decrease in the trading prices of IGL Common Stock prior to consummation of the Merger. Accordingly, there can be no assurance that the premium estimated by the FTX Board of Directors to exist at the date the Merger Agreement was executed will be obtained by the FTX stockholders at the time the Merger is consummated.

TAXABLE RECEIPT OF IGL WARRANTS AND FREEPORT SULPHUR COMMON STOCK

    Under current United States federal income tax law, an FTX stockholder will recognize gain, if any, but not loss, realized on the exchange of FTX Common Stock pursuant to the Merger to the extent of the value of the IGL Warrants and Freeport Sulphur Common Stock and any cash received in lieu of a fractional interest in an IGL Warrant or a fractional share of IGL Common Stock or Freeport Sulphur Common Stock. A proposed change in law would allow FTX stockholders to receive the IGL Warrants without recognition of gain, but such change may not become effective until after the Merger has occurred. While not free from doubt due to the absence of controlling precedent, any such gain recognized by an FTX stockholder who is not also an IGL stockholder should constitute capital gain, rather than dividend income, assuming that such stockholder holds FTX Common Stock as a capital asset. FTX stockholders who are also stockholders of IGL should consult their tax advisors for special considerations that may apply in regard to the receipt of Freeport Sulphur Common Stock or cash in lieu of a fractional share thereof.

POTENTIAL LIABILITY FROM CERTAIN LITIGATION RELATED TO THE MERGER

    In August 1997, two separate class action lawsuits were filed seeking to enjoin the Merger; one was filed on behalf of FRP unitholders and the other on behalf of FTX stockholders. See "MERGER

AGREEMENT--Certain Litigation Related to the Merger." An unfavorable outcome to this litigation could adversely affect IGL.

POTENTIAL LIABILITY FROM STERLINGTON LITIGATION

    In May 1991, an explosion at a nitro-paraffins plant in Sterlington, Louisiana resulted in the deaths of eight people and damage to the facility. The Sterlington plant was owned by ANGUS Chemical Company ("ANGUS") and a subsidiary of IGL provided services under contract to ANGUS. ANGUS and numerous other parties, including employees, contractors and neighbors, sued IGL in Houston, Texas. In 1993, the bulk of those claims were settled. ANGUS alleged that the Texas settlement did not cover certain settled claims in connection with the explosion and also claimed the right to directly sue IGL's insurance companies. ANGUS later added a suit for environmental reclamation costs at Sterlington unrelated to the explosion. In addition, certain employees, contractor personnel and neighbors of the Sterlington plant who were not represented in the Texas action have brought a class action in Louisiana state court against IGL, ANGUS and certain contractors (the "Third Party Class Action"). The court is currently permitting approximately 1,370 plaintiffs to seek damages for personal injuries, "fear and fright" and punitive damages in this proceeding. Discovery is still not complete in the Third Party Class Action and the trial date has been postponed indefinitely. IGL is unable to estimate the magnitude of its exposure at this time. Plaintiffs claim actual damages of more than $50 million and, in addition, seek unspecified punitive damages. An unfavorable outcome to this litigation could adversely affect IGL.

    IGL has settled actions filed by ANGUS with respect to claims for amounts ANGUS paid for settled claims in connection with the explosion and for claimed rights of direct action against the Company's insurers. In addition, ANGUS' claims for certain environmental reclamation costs were dismissed by the trial court and are on appeal.

POTENTIAL LIABILITY FROM POTASH ANTITRUST LITIGATION

    In 1993, the U.S. Department of Justice began an investigation of a possible price fixing conspiracy among North American potash producers beginning as early as 1987. A grand jury received evidence. In 1996, the grand jury investigation was concluded without taking any action against the potash producers and the investigation was closed.

    Customers of IGL and other potash producers filed civil suits in federal court for damages based upon the same allegations that formed the basis of the criminal investigation. The suits against all defendants, including IGL, were dismissed by summary judgment in January 1997. The summary judgment dismissing the cases is currently on appeal by the plaintiffs, and the court of appeals is expected to rule during calendar 1998. If the dismissal of the federal cases is not upheld on appeal, IGL and the other defendants could face a jury trial where claimed damages could be in excess of $100 million.

    In addition to the federal court cases, in 1993 and 1994, class action antitrust lawsuits with allegations similar to those made in the federal cases were filed against IGL and other North American potash producers in state courts in Illinois and California. The Illinois case was dismissed for failure to state a claim. The California case is currently inactive.

    An unfavorable outcome to this litigation could adversely affect IGL.

MINING RISKS

    Since December 1985, IGL has experienced an inflow of water into its Esterhazy mine, one of its two interconnected potash mines, in Saskatchewan, Canada. As a result, IGL has incurred expenditures, certain of which due to their nature were capitalized while others were charged to expense, to control the inflow. Since the initial discovery of the inflow, IGL has been able to meet all sales obligations from production at the mines. IGL has considered, and continues to evaluate, alternatives to the operational methods employed at Esterhazy. However, recent changes in the procedures utilized to control the water inflow have proven successful to date and IGL currently intends to continue conventional shaft mining. Despite the relative success of these modified measures, there can be no assurance that the amounts required for remedial efforts will not increase in future years or that the water inflow or remediation costs will not increase to a level which would cause IGL to change its mining process or abandon the mines.

    Like other potash producers' shaft mines, IGL's Colonsay mine is also subject to the risks of inflow of water as a result of its shaft mining operations.

    The Saskatchewan potash mining industry generally has been unable to secure insurance to cover other risks associated with underground operations. Therefore, IGL's underground mine operations are not presently insured against, and are not insurable against, business interruption or risk from catastrophic perils, including collapse, floods and other water inflow.

ENVIRONMENTAL RISKS

    Both IGL and FTX are subject to numerous environmental laws and regulations in the United States and Canada which regulate certain activities and operations of each company and impose liability for the cleanup of environmental contamination. IGL and FTX have each incurred, and the combined company will continue to incur, substantial capital expenditures and operating costs on account of these laws and regulations. Neither IGL nor FTX can predict the operational or financial impact of new or amended laws or regulations or the future enforcement or interpretation of existing laws and regulations.

RISKS OF INTERNATIONAL OPERATIONS

    Foreign operations and investments are subject to numerous risks, including fluctuations in foreign currency exchange rates and controls, expropriation and other economic, political and regulatory policies of local governments and laws and policies of the United States affecting foreign trade and investment. Internationally, IGL's products are sold primarily through one Canadian and three United States export associations. Due to economic and political factors, customer needs can change dramatically from year to year. In 1997, sales to the People's Republic of China represented approximately 13% of IGL's consolidated net sales. Other principal customer countries include India, Thailand, Japan, Korea, Australia, New Zealand and several Latin American and European countries.

RISKS OF SULPHUR OPERATIONS

    Holders of FTX Common Stock will receive, as part of the merger consideration, shares of Freeport Sulphur Common Stock. The operations of Freeport Sulphur are subject to significant risks and operating hazards, including seasonality and volatility of sulphur markets, competition, environmental regulation and compliance, and risks associated with mining, oil production and marine transportation. See Annex VIII-- Freeport Sulphur Company Prospectus under the caption "Risk Factors" therein for a description of certain risks associated with Freeport Sulphur's operations.

                              IGL SPECIAL MEETING

PURPOSE

    At the IGL Special Meeting, the holders of IGL Common Stock will consider and vote upon separate proposals to approve and adopt the Merger Agreement (including the Share Issuance), and approve the Charter Amendments. The holders of IGL Common Stock will also consider and take action upon any other business that may properly be brought before the IGL Special Meeting and on which holders of IGL Common Stock are entitled to vote.

    The IGL Board has unanimously determined that the Merger Agreement (including the Share Issuance) is advisable and in the best interests of the stockholders of IGL. The IGL Board has also unanimously determined that the Charter Amendments are advisable and in the best interests of stockholders of IGL. THE IGL BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF IGL VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT (INCLUDING THE SHARE ISSUANCE) AND APPROVAL OF THE CHARTER AMENDMENTS AT THE IGL SPECIAL MEETING. See "THE MERGER--IGL's Reasons for the Merger; Recommendation of the IGL Board" and "PROPOSED IGL CHARTER AMENDMENTS."

RECORD DATE; VOTING RIGHTS

    Only holders of record of IGL Common Stock at the close of business on the IGL Record Date, November 7, 1997, are entitled to receive notice of and to vote at the IGL Special Meeting. At the close of business on the IGL Record Date, there were 91,793,442 shares of IGL Common Stock outstanding, each of which entitles the registered holder thereof to one vote.

SHARE OWNERSHIP OF MANAGEMENT

    At the close of business on the IGL Record Date, directors and executive officers of IGL and their affiliates were the beneficial owners of an aggregate of 1,044,507 (approximately 1.1%) of the shares of IGL Common Stock then outstanding. See "--Required Vote."

QUORUM

    A majority of the shares of IGL Common Stock outstanding must be present in person or represented by proxy at the IGL Special Meeting in order for a quorum to be present.

    If an executed proxy is returned and the stockholder has abstained from voting on approval of the Merger Agreement (including the Share Issuance) or the Charter Amendments, or if any executed proxy is returned by a broker holding shares of IGL Common Stock in street name which indicates that the broker does not have or declines to exercise discretionary authority to vote such shares (a so-called "broker non-vote"), the shares represented by such proxy will be considered present at the IGL Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of approval of such matter. Brokers holding shares of IGL Common Stock in street name will not have discretionary authority to vote such shares on the Merger Agreement (including the Share Issuance) but will have discretionary authority to vote such shares on the Charter Amendments.

    In the event that a quorum is not present at the IGL Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

PROXIES

    All shares of IGL Common Stock represented by properly executed proxies in the enclosed form that are received at or prior to the IGL Special Meeting and that have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted for the approval and adoption of the Merger Agreement (including the Share Issuance) and approval of the Charter Amendments. IGL does not know of any matter other than those described in the Notice of Special Meeting that is expected to come before the IGL Special Meeting. If, however, any other matters are properly presented for action at the IGL Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authority is withheld. In addition, the persons designated in such proxy will have discretion to vote upon any procedural matter relating to the IGL Special Meeting, including the right to vote for any adjournment thereof proposed by the IGL Board to solicit additional proxies, except that a proxy which votes against either approval and adoption the Merger Agreement (including the Share

Issuance) or approval of the Charter Amendments may not be voted in favor of any adjournment to solicit additional proxies. Any proxy in the enclosed form may be revoked by the stockholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of IGL, by signing and returning a later dated proxy or by voting in person at the IGL Special Meeting. Attendance at the IGL Special Meeting will not in and of itself constitute the revocation of a proxy.

    Proxies will be received by IGL's independent proxy processing agent, and the vote will be certified by independent inspectors. Proxies and ballots that identify the vote of a particular stockholder will be kept confidential other than as necessary to meet legal requirements, in cases where such stockholder has requested disclosure or written a comment to such effect on the returned proxy card. During the proxy solicitation period, IGL will receive vote tallies from time to time from its independent proxy processing agent, but such tallies will provide aggregate data and not the names of stockholders. Such agent will notify IGL if a stockholder has failed to vote so that such stockholder may be requested to do so.

SOLICITATION OF PROXIES

    Proxies are being solicited hereby on behalf of the IGL Board. Pursuant to the Merger Agreement, the entire cost of proxy solicitation for the IGL Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by IGL, except that IGL and FTX will share equally all printing expenses and filing fees. In addition to the use of the mail, solicitation may be made by telephone or otherwise by directors, officers and employees of IGL. Such Directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal. IGL has retained Morrow & Co., Inc. to aid in the solicitation of proxies from its stockholders. The fees of Morrow & Co., Inc. to be paid by IGL are estimated to be less than $25,000, plus reimbursement of out-of-pocket expenses.

REQUIRED VOTE

    The affirmative vote of a majority of the outstanding shares of IGL Common Stock is required to approve and adopt the Merger Agreement (including the Share Issuance) and to approve the Charter Amendments. Although the rules of the NYSE require the Share Issuance to be approved by stockholder vote, the Share Issuance has been included as part of the proposal to approve the Merger Agreement and, inasmuch as there is a higher vote required to approve the Merger Agreement than the Share Issuance, requisite approval of the Merger Agreement for purposes of the DGCL will constitute requisite approval of the Share Issuance for purposes of the applicable NYSE requirements. Because approval of the Merger Agreement and Charter Amendments requires the affirmative vote of a majority of the outstanding shares of IGL Common Stock, abstentions and broker non-votes will have the same effect as a vote against approval of such proposals.

                              FTX SPECIAL MEETING

PURPOSE

    At the FTX Special Meeting, the holders of FTX Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement. The holders of FTX Common Stock will also consider and take action upon any other business that may properly be brought before the FTX Special Meeting and on which holders of FTX Common Stock are entitled to vote. The FTX Board has unanimously determined that the Merger is advisable to and in the best interests of FTX and its stockholders and has approved the Merger Agreement. THE FTX BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF FTX VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE FTX SPECIAL MEETING. See "THE MERGER--FTX's Reasons for the Merger; Recommendation of the FTX Board."

RECORD DATE; VOTING RIGHTS

    Only holders of record of FTX Common Stock at the close of business on the FTX Record Date, November 7, 1997, are entitled to receive notice of and to vote at the FTX Special Meeting. At the close of business on the FTX Record Date, there were 25,143,808 shares of FTX Common Stock outstanding. Each share of FTX Common Stock entitles the registered holder thereof to one vote.

SHARE OWNERSHIP OF MANAGEMENT

    At the close of business on the FTX Record Date, directors and executive officers of FTX and their affiliates were the beneficial owners of an aggregate of 2,114,260 (approximately 8.4%) of the FTX Common Stock then outstanding. See "--Required Vote."

QUORUM

    A majority of the outstanding shares of FTX Common Stock entitled to vote must be represented in person or by proxy at the FTX Special Meeting in order for a quorum to be present.

    If an executed proxy is returned and the stockholder has abstained from voting on approval of the Merger Agreement, the shares represented by such proxy will be considered present at the FTX Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of approval and adoption of the Merger Agreement. Brokers holding shares of FTX Common Stock in street name will not have discretionary authority to vote such shares on the approval and adoption of the Merger Agreement. Broker non-votes will be considered present at the FTX Special Meeting for purposes of determining the presence of a quorum and of calculating the vote, but will not be considered to have been voted in favor of approval and adoption of the Merger Agreement.

    In the event that a quorum is not present at the FTX Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

PROXIES

    All shares of FTX Common Stock represented by properly executed proxies in the enclosed form that are received at or prior to the FTX Special Meeting and that have not been revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. FTX does not know of any matter other than those described in the Notice of Special Meeting that is expected to come before the FTX Special Meeting. If, however, any other matters are properly presented for action at the FTX Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authority is withheld. In addition, the persons designated in such proxy will have discretion to vote upon any procedural matter relating to the FTX Special Meeting, including the right to vote for any adjournment thereof proposed by the FTX Board to solicit additional proxies, except that a proxy which votes against approval and adoption of the Merger Agreement may not be voted in favor of any adjournment to solicit additional proxies. Any proxy in the enclosed form may be revoked by the stockholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of FTX, by signing and returning a later dated proxy or by voting in person at the FTX Special Meeting. Attendance at the FTX Special Meeting will not in and of itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES

    Proxies are being solicited hereby on behalf of the FTX Board. Pursuant to the Merger Agreement, the entire cost of proxy solicitation for the FTX Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by FTX, except that IGL and FTX will share equally all printing expenses and filing fees. In addition to the use of the mail, solicitation may be made by telephone or otherwise by directors, officers and employees of FTX. Such Directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal. FTX has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York to aid in the solicitation of proxies from its stockholders. The fees for such firm's services will be $10,000 plus reimbursement of out-of-pocket expenses.

REQUIRED VOTE

    Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of FTX Common Stock. Because approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of FTX Common Stock, abstentions and broker non-votes will have the same effect as a vote against approval and adoption of the Merger Agreement.

APPRAISAL RIGHTS

    Holders of FTX Common Stock are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. Pursuant to Section 262, any holder of shares of FTX Common Stock who files a written demand for appraisal prior to the taking of the vote to approve and adopt the Merger Agreement at the FTX Special Meeting, who continuously holds such shares through the effective date of the Merger and who does not vote in favor of such approval and adoption, is entitled to an appraisal by the Delaware Court of Chancery of the fair value of such shares (exclusive of any element of value arising from the expectation or accomplishment of the Merger). See "THE MERGER--Appraisal Rights."

                                   THE MERGER

    THE DESCRIPTION OF THE MERGER AND THE MERGER AGREEMENT CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A CONFORMED COPY OF WHICH IS ATTACHED HERETO AS ANNEX I AND INCORPORATED HEREIN BY REFERENCE.

GENERAL

    At the Effective Time, FTX will be merged with and into IGL, with IGL continuing as the Surviving Corporation. As a result of the Merger, the separate corporate existence of FTX will cease and IGL will succeed to all the rights and obligations of FTX in accordance with the DGCL. Subject to the terms and conditions of the Merger Agreement, each share of FTX Common Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by IGL or FTX, which will be canceled, or shares owned by any stockholder of FTX who is entitled to and who properly exercises appraisal rights under the DGCL) will be converted into the right to receive 0.90 of a share of IGL Common Stock and one-third of an IGL Warrant, with each whole IGL Warrant representing the right to purchase one share of IGL Common Stock for $44.50. In addition, each holder of shares of FTX Common Stock immediately prior to the Effective Time whose shares are so converted shall, by virtue of the Merger, have the right to receive that number of validly issued, fully paid and nonassessable shares of Freeport Sulphur Common Stock that bears the same proportion to the total number of shares of Freeport Sulphur Common Stock held by FTX immediately prior to the Effective Time as the number of shares of FTX Common Stock held by such holder bears to the total issued and outstanding shares of FTX Common Stock immediately prior to the Effective Time. Based on a possible range of shares of FTX Common Stock outstanding immediately prior to the Effective Time of approximately 25,100,000 shares (assuming no such exercise of outstanding options to purchase FTX Common Stock) or 27,000,000 shares (assuming the exercise of all such stock options), each share of FTX Common Stock converted in the Merger as described above would entitle the holder to receive between 0.2124 and 0.1980 of a share of Freeport Sulphur Common Stock, respectively, with the actual percentage of a share of Freeport Common Stock to be received to be dependent on the total number of shares of FTX Common Stock actually outstanding immediately prior to the Effective Time. As of October 30, 1997, currently exercisable options covering 726,000 shares of FTX Common Stock were in the money and if all of such options were exercised prior to consummation of the Merger, each holder of a share of FTX Common Stock would receive 0.2064 of a share of Freeport Sulphur Common Stock. Each share of IGL Common Stock constituting the Share Issuance will include an IGL Right and each share of Freeport Sulphur Common Stock issued in connection with the Merger will include a Freeport Sulphur Right. Cash will be paid in lieu of any fractional share of IGL Common Stock, any fractional IGL Warrant or any fractional share of Freeport Sulphur Common Stock. Any issued and outstanding shares of FTX Common Stock held by a person who has not voted in favor of or consented to the Merger and who has complied with the applicable provisions of the DGCL concerning the right of holders of shares of FTX Common Stock to require appraisal of their shares of FTX Common Stock shall not be converted in the manner described above, but shall, by virtue of the Merger, become the right to receive such consideration as may be determined to be due such holder pursuant to the DGCL. See "-- Appraisal Rights" and "OTHER TERMS OF THE MERGER AGREEMENT--Conversion of Shares in the Merger."

    The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware unless the Certificate of Merger provides for a later date of effectiveness (not to exceed 30 days after the date that the Certificate of Merger is so filed). The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. See "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

    After consummation of the Merger, the IGL Board will be comprised of the 12 current members of the IGL Board and the following three individuals currently serving as directors of FTX: James R. Moffett,

Chairman of FTX and Rene L. Latiolais, President and Chief Executive Officer of FTX and of FRP, both of whom will retire from FTX prior to the Merger, and Robert W. Bruce III. Stockholder approval of the election of such individuals is not required by the IGL Charter, the IGL By-laws or the DGCL. In accordance with the Merger Agreement, IGL has agreed that Mr. Bruce will be added to the class of IGL directors whose term is scheduled to expire at the 1998 annual meeting of stockholders of IGL, Mr. Latiolais will be added to the class of IGL directors whose term is scheduled to expire at the 1999 annual meeting of stockholders of IGL and Mr. Moffett will be added to the class of IGL directors whose term is scheduled to expire at the 2000 annual meeting of stockholders of IGL.

AGREEMENT WITH RESPECT TO DIVIDENDS

    The Merger Agreement provides that holders of FTX Common Stock will be entitled to either a dividend on FTX Common Stock or on shares of IGL Common Stock, but not both, for the calendar quarter in which the Effective Time occurs.

BACKGROUND OF THE MERGER

    On July 1, 1993, FRP and a subsidiary of IGL contributed their respective phosphate businesses, including the mining and sale of phosphate rock and production, distribution and sale of concentrated phosphates, uranium oxide and related products, to IMC-Agrico, which was formed as a joint venture partnership. IMC-Agrico is governed by a Policy Committee which has equal representation from IGL and FTX, as the administrative managing general partner of FRP. Since the formation of IMC-Agrico, IGL and FTX have had numerous business dealings with each other (or their respective affiliates) relating to IMC-Agrico and representatives of FTX have met frequently in connection with IMC-Agrico Policy Committee functions. Since 1988, FTX, as the administrative managing general partner of FRP, has also had numerous business dealings with IGL related to their interests in the Main Pass joint venture.

    For several years, IGL has sought opportunities to expand its crops nutrients business. In 1995, IGL decided to pursue opportunities to expand its phosphate and potash-related businesses through possible strategic business combinations. In connection with this effort, in the summer of 1995, Wendell F. Bueche, Chairman of IGL, and James R. Moffett, Chairman of FTX, met to discuss a possible business combination with IGL. This inquiry resulted in certain preliminary discussions between IGL and FTX regarding the parties' mutual expectations with respect to the terms of a possible transaction. The parties acknowledged during these discussions that there would be strategic benefits to such a combination, but agreement on the terms of a possible transaction was not reached at such time and discussions ceased. During this period, FTX was actively pursuing discussions with industry participants searching for growth and combination opportunities, and IGL was also engaged in discussions with Vigoro regarding a possible business combination. IGL's discussions with Vigoro culminated in a definitive merger agreement between IGL and Vigoro in November 1995. The Vigoro Merger was subsequently completed in March 1996.

    In July 1996, IGL and FTX representatives again met to discuss the merits and structure of a possible transaction. Simultaneously with these discussions, FTX was engaged in the negotiations with board representatives of Arcadian Corporation ("Arcadian") and, on August 7, 1996, FTX announced that it had entered into a letter of intent regarding a business combination between FTX and Arcadian. In mid-August, IGL and FTX again met to discuss the contractual implications of the Arcadian transaction under the terms of the IMC-Agrico joint venture agreement. After considering the merits and mechanics of a possible multiple step transaction involving IGL, FTX and Arcadian, IGL and FTX discontinued discussions in late August. FTX and Arcadian subsequently terminated their plans for a business combination and Arcadian was merged with another corporation.

    In November 1996, IGL made a further inquiry of FTX as to whether FTX would be interested in discussing a possible acquisition by IGL of FRP's interest in IMC-Agrico for consideration consisting solely of cash or in exchange for IGL common stock. FTX declined to pursue any discussions or negotiations at such time relating to the IGL proposal.

    Following a review of IGL strategy in late February 1997, IGL again began to evaluate the benefits of a possible business combination with FTX. During the FTX Board meetings in February and April 1997, FTX's management discussed with the Board various strategic issues relating to FTX, including a possible business combination with IGL. On June 24, 1997, IGL management made a presentation on this subject to the IGL Board, and on July 9, 1997, the IGL Board again met and authorized management to pursue additional discussions with FTX. On July 18, 1997, the Chief Executive Officer of IGL, met with the Chairman and the President and Chief Executive Officer of FTX, to discuss whether FTX would have an interest in resuming discussions regarding a possible business combination. FTX acknowledged that it was interested in discussing such a combination and provided preliminary thoughts on valuation. Following such meeting, FTX's management discussed with members of the FTX Board the possibility of a transaction with IGL and received their approval to explore such a transaction. Thereafter, FTX submitted to IGL on July 21, 1997 a preliminary term sheet with respect to FTX's views on a possible transaction. The term sheet contemplated a stock-for-stock merger and also included a provision relating to a proposed spin-off to FRP's partners of FRP's and IGL's sulphur-related interests as part of the merger transaction. Following receipt of the term sheet, the IGL Board, IGL management and IGL's legal and financial advisors met to evaluate issues relating to the financial terms and structure of the proposed transaction.

    During the week of July 20, 1997, representatives of IGL held numerous discussions with representatives of FTX regarding the proposed term sheet. These discussions focused largely on the proposed exchange ratio and the potential spin-off of the sulphur business. On July 21, 1997, the FTX Board authorized FTX to enter into a non-binding letter of intent with IGL. On July 25, 1997, the parties discussed the transaction structure and attempted to resolve the parties' remaining differences regarding the financial terms of a proposed business combination. In the afternoon of July 25, 1997, the IGL Board approved the entry into of a non-binding letter of intent with respect to the Merger. The letter of intent was executed by the parties and on July 28, 1997 a press release concerning the terms of the letter of intent was issued.

    During the weeks of August 3 and 10, 1997, the parties conducted due diligence reviews of each other's respective operations and a draft merger agreement and related documents were circulated between the parties. During the week of August 17, 1997, the parties commenced negotiations of the terms of the Merger Agreement and such related documents. These negotiations continued through August 26, 1997. On that day, the IGL Board and the FTX Board held separate meetings to review and approve the terms of the definitive Merger Agreement. At the IGL Board meeting, Lazard Freres and Morgan Stanley, IGL's investment bankers, made a presentation to the IGL Board and delivered to the IGL Board their fairness opinions to the effect that the consideration to be paid by IGL pursuant to the Merger Agreement was fair from a financial point of view to IGL. Similarly, at the FTX Board meeting, Salomon Brothers made a presentation to the FTX Board and delivered its fairness opinion to the effect that the consideration to be received by the FTX stockholders pursuant to the Merger Agreement was fair from a financial point of view to such stockholders. Following the meetings of the IGL Board and the FTX Board, the Merger Agreement was executed by the parties. On the morning of August 27, 1997, the parties issued a joint press release announcing the execution of the definitive Merger Agreement.

IGL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE IGL BOARD

    The IGL Board has unanimously determined that the Merger (including the Share Issuance) is advisable and in the best interests of the stockholders of IGL and has approved the Merger Agreement. Accordingly, the IGL Board unanimously recommends that the stockholders of IGL vote in favor of the Merger Agreement (including the Share Issuance). In reaching its determination, the IGL Board consulted with IGL's management, as well as its financial advisors and legal counsel, and considered a number of reasons and factors, including the following, which comprise all of the material reasons and factors considered:

        (i) The combined company should be able to achieve significant cost savings through the elimination of FTX's administrative function and the streamlining of certain similar functions at the combined company, which will benefit IGL stockholders and FRP unitholders. IGL expects to realize at least $33 million in annual cost savings immediately, with an additional $7.5 million in annual savings expected during the seven years following the Merger. These savings will enable the combined company to compete more effectively with North American and foreign phosphate producers in the global phosphate-based crop nutrients market. IGL estimates that its one-time transaction costs to be incurred with respect to the Merger will be approximately $9.0 million;

        (ii) The Merger with FTX should enhance investors' overall understanding of IGL's financial interest in IMC-Agrico and IMC-Agrico's ownership and governance structure, primarily due to (a) the simplification of IMC-Agrico's ownership as a result of eliminating FTX as a beneficial owner and shifting ownership out of the Freeport-McMoRan affiliated companies, and
    (b) the elimination of FTX as a separate public reporting company and the greater consistency of reporting by IGL and FRP with respect to IMC-Agrico ownership and results of operations;

       (iii) The Merger will provide IGL an opportunity to better integrate its phosphate operations with its other crop nutrients businesses; will provide IGL more direct control over the business operations of IMC-Agrico and streamline policy-making functions at IMC-Agrico; and should permit a more focused approach in developing the long-term business strategies of IMC-Agrico;

        (iv) The consolidation of IMC-Agrico's administrative and management functions under a single company's management should permit faster and more effective decision making, subject to IGL's fiduciary duty to the FRP unitholders, which will benefit both IGL stockholders and FRP unitholders;

        (v) The combined company will have a stronger balance sheet (including an increase in total stockholders' equity from approximately $1.3 billion to $2.1 billion) and substantially larger cash flows (resulting from IGL's increased interest in the cash flow from IMC-Agrico) than IGL currently has, which will give the combined company greater financial flexibility to make investments in new capacity and/or new regions, which IGL expects will be required to satisfy growing worldwide demand for agricultural crop nutrients. In addition, any improvements in market conditions in the phosphate industry (for example, as a result of lower costs for raw materials) should have a positive impact IGL's results of operations (and correspondingly any deterioration in market conditions in the phosphate industry should have a negative impact IGL's results of operations) as a result of IGL's increased ownership of IMC-Agrico;

        (vi) The expected pro forma earnings impact of the transaction, including that the Merger would be dilutive on an earnings per share basis to IGL in the short term, and the tax effects of the Merger on IGL;

       (vii) The presentations of Morgan Stanley and Lazard Freres delivered to the IGL Board, including the opinions of Morgan Stanley and Lazard Freres rendered on August 26, 1997, that the consideration to be paid by IGL in the Merger is fair, from a financial point of view, to IGL; and

      (viii) The terms and conditions of the Merger Agreement and the agreements described in "CERTAIN TRANSACTIONS AND RELATED AGREEMENTS IN CONNECTION WITH THE MERGER," which were viewed as providing an equitable basis for the Merger from the standpoint of IGL.

    In view of the variety of factors considered in connection with its evaluation of the Merger, the IGL Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the IGL Board may have given different weights to different factors. There has been no material change in any of the factors considered by the IGL Board between the date of the Merger Agreement and the date of this Joint Proxy Statement/Prospectus.

    THE IGL BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF IGL COMMON STOCK VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT (INCLUDING THE SHARE ISSUANCE) AND THE CHARTER AMENDMENTS.

OPINIONS OF IGL'S INVESTMENT BANKERS

    In 1996, IGL retained Lazard Freres and Morgan Stanley (the "IGL Investment Bankers") to act as its investment bankers in connection with the potential combination with FTX. At the August 26, 1997 meeting of the IGL Board, the IGL Investment Bankers rendered to the IGL Board oral opinions that, as of such date and based upon and subject to the various considerations set forth in their opinions, the aggregate consideration to be paid by IGL was fair from a financial point of view to IGL. The IGL Investment Bankers subsequently confirmed their oral opinions by delivery to the IGL Board of their written opinions dated as of August 26, 1997.

    The opinions of the IGL Investment Bankers related primarily to the aggregate consideration to be paid by IGL, including the transfer by IGL of its 25% Main Pass interest to Freeport Sulphur (which the IGL Investment Bankers valued at $0.35 per share of FTX Stock). In this connection, they noted that IGL will not receive any interest in Freeport Sulphur or any other separate consideration in exchange for its Main Pass interest. For the purpose of this analysis, they reviewed and considered the various transactions among FTX, FRP, FCX, Freeport Sulphur, FMP and FMPO described herein under the heading "CERTAIN TRANSACTIONS AND RELATED AGREEMENTS IN CONNECTION WITH THE MERGER," but noted that such transactions were, in their judgment, either not relevant or not material, individually or in the aggregate, to their opinions as to the fairness of the consideration to be paid by IGL.

    THE FULL TEXTS OF THE WRITTEN OPINIONS OF THE IGL INVESTMENT BANKERS DATED AUGUST 26, 1997, WHICH SET FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF REVIEW BY THE IGL INVESTMENT BANKERS IN RENDERING THEIR OPINIONS, ARE ATTACHED AS ANNEXES III AND IV TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE IGL INVESTMENT BANKERS' OPINIONS ARE DIRECTED TO THE IGL BOARD AND ADDRESS THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY IGL FROM A FINANCIAL POINT OF VIEW AND DO NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DO THEY CONSTITUTE A RECOMMENDATION AS TO HOW THE STOCKHOLDERS OF IGL SHOULD VOTE AT THE IGL SPECIAL MEETING. THE SUMMARY OF THE OPINIONS OF THE IGL INVESTMENT BANKERS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXTS OF SUCH OPINIONS. HOLDERS OF IGL COMMON STOCK ARE URGED TO, AND SHOULD, READ THE IGL INVESTMENT BANKERS' OPINIONS CAREFULLY AND IN THEIR ENTIRETY.

    In rendering their opinions, the IGL Investment Bankers performed similar tasks and developed jointly the valuation ranges calculated by them. Morgan Stanley described the tasks performed by it as follows:

    (i) reviewed certain publicly available financial statements and other business information of FTX, FRP and IGL;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning FTX and FRP prepared by the management of FTX;

   (iii) reviewed certain financial projections, which include an equity investment by FRP in McMoran Oil & Gas Co. ("MOXY"), of FTX and FRP prepared by the management of FTX;

    (iv) reviewed and discussed with the senior managements of FTX and IGL their estimates of the synergies and cost savings expected to result from the Merger;

    (v) discussed the past and current operations and financial condition and the prospects of FTX and FRP with senior executives of FTX;

    (vi) reviewed certain internal financial statements and other financial operating data concerning IGL, including the prospects for IGL's 25% ownership interest in Main Pass, prepared by the management of IGL;

   (vii) reviewed certain financial projections of IGL prepared by the management of IGL;

  (viii) reviewed the strategic, financial and operational benefits anticipated from the Merger and the prospects of IGL (both with and without the Merger) with senior executives of IGL and FTX;

    (ix) reviewed certain financial projections for FTX and FRP prepared by the management of IGL;

    (x) discussed the past and current operations and financial condition and the prospects of IGL with senior executives of IGL, and analyzed the pro forma impact of the Merger on IGL's earnings per share (before and after taking into consideration any goodwill created as a result of the Merger), consolidated capitalization and financial ratios under certain base case and upside case assumptions and assuming various recapitalization alternatives for IGL;

    (xi) reviewed the reported prices and trading activity for FTX Common Stock and IGL Common Stock, including the historical ratio of FTX Common Stock to IGL Common Stock;

   (xii) compared the financial performance of FTX and IGL and the prices and trading activity of FTX Common Stock and IGL Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

   (xiv) reviewed the Registration Statement on Form S-3 pertaining to the rights offering by MOXY and the MOXY proxy statement related to the proposed recapitalization of MOXY;

   (xv) participated in discussions related to the Merger among representatives of FTX and IGL and their financial and legal advisors;

   (xvi) reviewed the Merger Agreement and certain related documents; and

  (xvii) performed such other analyses, financial studies and investigations as they deemed appropriate.

    Lazard Freres described the tasks performed by it as follows:

        (i) reviewed the financial terms and conditions of the Agreement and certain related documents;

        (ii) analyzed certain historical business and financial information, which is publicly available, relating to IGL, FTX and FRP;

       (iii) reviewed various financial forecasts and other data provided to them by IGL and FTX, relating to their respective businesses and FRP's business, including the prospects for and valuation of IGL's ownership interest in Main Pass;

        (iv) held discussions with members of the senior management of IGL and FTX with respect to the businesses and prospects of IGL and FTX (including
    FRP), respectively, the strategic objectives of each, and possible cost benefits which might be realized following the Merger;

        (v) reviewed public information with respect to certain other companies in lines of businesses they believe to be generally comparable to the businesses of IGL and FTX;

        (vi) reviewed the financial terms of certain business combinations involving companies in lines of businesses they believe to be generally comparable to those of IGL and FTX, and in other industries generally;

       (vii) analyzed the pro forma financial impact of the Merger on IGL's earnings per share (before and after taking into consideration any goodwill created as a result of the Merger), consolidated capitalization and financial ratios under certain base case and upside case assumptions and assuming various recapitalization alternatives;

      (viii) reviewed the historical stock prices and trading volumes of FTX Common Stock and IGL Common Stock, including the historical ratio of FTX Common Stock to IGL Common Stock;

        (ix) reviewed certain financial projections of FTX and FRP, which include an equity investment by FRP in MOXY, prepared by the management of FTX, and the MOXY Registration Statement on Form S-3 pertaining to the rights offering and the MOXY proxy related to the proposed recapitalization of MOXY; and

        (x) conducted such other financial studies, analyses and investigations as they deemed appropriate.

    The internal financial analyses and projections provided by IGL management to the IGL Investment Bankers were derived based on certain assumptions with respect to the business of IGL and FTX. The primary underlying assumption of all of IGL's projections is that worldwide consumption of crop nutrients will increase approximately three percent per year. In particular, assumptions were made about the prices of key commodity inputs and outputs of the business: diammonium phosphate, potash, ammonia and sulphur. The prices of such commodities have historically been volatile, and there can be no assurance that these pricing assumptions will prove to be accurate. However, given the historical prices of such commodities and the expectations of future supply and demand, IGL believes the assumptions made with respect to these prices to be within a reasonable range of expectations.

    In rendering their August 26, 1997 opinions, the IGL Investment Bankers assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to the IGL Investment Bankers by IGL and FTX for the purposes of their opinions. With respect to the financial projections, including synergies and other benefits expected to be derived from the Merger, the IGL Investment Bankers assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performances of IGL and FTX, respectively. The IGL Investment Bankers did not make any independent valuation or appraisal of the assets or liabilities of, or as to the solvency or viability of, IGL and FTX, nor were the IGL Investment Bankers furnished with any such appraisals. In addition, the IGL Investment Bankers assumed the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. The IGL Investment Bankers' opinions are necessarily based on economic, market and other conditions as in effect on, and the information made available to them as of, August 25, 1997.

    The following is a brief summary of certain analyses performed by the IGL Investment Bankers in connection with the rendering of their August 26, 1997 opinions.

    STOCK PRICE PERFORMANCE. The IGL Investment Bankers' analysis of the IGL Common Stock performance consisted of a historical analysis of closing prices and trading volumes from January 1, 1996 to July 25, 1997, the last trading day prior to the announcement of the execution of the letter of intent with respect to the Merger. During this period, based on closing prices on the NYSE, the IGL Common Stock achieved a high of $44.25 per share and a low of $32.88 per share. The IGL Common Stock closed at a price of $33.75 per share on July 25, 1997.

    The IGL Investment Bankers' analysis of the FTX Common Stock performance consisted of a historical analysis of closing prices and trading volumes from January 1, 1996 to July 25, 1997. During this period, based on closing prices on the NYSE, the FTX Common Stock achieved a high of $44.13 per share and a low of $26.56 per share. The FTX Common Stock closed at a price of $26.56 per share on July 25, 1997.

    HISTORICAL MARKET PRICE RATIO ANALYSIS. The IGL Investment Bankers analyzed the historical exchange ratio of the market price per share of FTX Common Stock to the market price per share of IGL Common Stock from January 1, 1996 to July 25, 1997. During this period, the historical exchange ratio ranged from 1.17 to
 .72. On July 25, 1997, the historical exchange ratio was .79.

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
    IMPLIED PREMIUM ANALYSIS. Using pre-announcement closing share prices on July 25, 1997, the IGL Investment Bankers calculated the total consideration to be received by FTX shareholders to be approximately $34.54 per fully diluted share of FTX Common Stock, which consisted of 0.90 share of IGL Common Stock, valued at $30.38 based on the $33.75 July 25, 1997, closing price of IGL Common Stock; one-third of a warrant to purchase a share of IGL Common Stock at an exercise price of $44.50, valued at $1.71 based on a Black-Sholes pricing model; and the value of Freeport Sulphur per fully diluted share of FTX Common Stock, which was assumed for such purposes without independent verification to be worth $2.45, including the portion thereof not constituting consideration being paid by IGL. This total consideration represented a premium of 30.0% over FTX's closing share price as of July 25, 1997 as compared to the range of premiums paid in precedent transactions involving fertilizer businesses of a similar nature of between 19.0% and 41.9%.

    COMPARABLE COMPANY ANALYSIS. Comparable company analysis examines a company's trading performance relative to a group of publicly traded peers. The IGL Investment Bankers performed a comparable public company analysis pursuant to which they compared certain publicly available financial and operating data, projections of future financial performance and market statistics for a group of generally comparable companies including IGL, Potash Corporation of Saskatchewan Inc., Agrium, Inc., Mississippi Chemical Corporation, Terra Industries, Inc. and Terra Nitrogen Company, L.P. Particular emphasis was given to IGL and Potash Corporation of Saskatchewan which have large phosphate operations (collectively, the "Comparable Phosphate Companies"). Historical financial information used in connection with the ratios provided below with respect to the Comparable Phosphate Companies was as of the date of the most recent financial statements publicly available for each company or as provided by IGL management.

    Using the closing share price on August 22, 1997 for Potash Corporation of Saskatchewan and the closing share price on July 25, 1997 for IGL, the IGL Investment Bankers analyzed (i) the closing share price as a multiple of estimated 1997 earnings per share ("EPS"), (ii) the aggregate value (consisting of market capitalization plus total debt less cash and marketable securities) as a multiple of estimated 1997 earnings before interest and taxes ("EBIT"), (iii) the aggregate value as a multiple of estimated 1997 earnings before interest, taxes, depreciation and amortization ("EBITDA"), and (iv) the aggregate value as a multiple of estimated 1997 revenues. EPS, EBIT, EBITDA and revenue estimates for the Comparable Phosphate Companies were provided by Institutional Brokers Estimates System which consolidates earnings estimates of analyst research, individual analyst research, Value Line and the managements of FTX and IGL.

    For the Comparable Phosphate Companies, such analysis indicated (i) a closing share price to estimated 1997 EPS multiple range of 12.5x to 15.6x, (ii) an aggregate value to estimated 1997 EBIT multiple range of 9.8x to 10.5x, (iii) an aggregate value to estimated 1997 EBITDA multiple range of 7.2x to 7.6x, and
(iv) an aggregate value to estimated 1997 revenue multiple range of 1.7x to 2.2x.

    Using the financial information and forecasts provided by the managements of FTX and IGL, the IGL Investment Bankers compared the multiple ranges implied in the consideration to be paid by IGL with the multiples from the Comparable Phosphate Companies. The IGL Investment Bankers calculated the total consideration to be paid by IGL to be approximately $32.43 per fully diluted share of FTX Common Stock based on the one day prior to announcement closing price of IGL stock on July 25, 1997. This total consideration consisted of 0.90 share of IGL Common Stock, one-third of a warrant to purchase a share of IGL Common Stock at an exercise price of $44.50 and the value of the 25% share in Main Pass per fully diluted share of FTX Common Stock.

    Based upon the one day prior to announcement share price for IGL on July 25, 1997 this analysis indicated that (i) the estimated 1997 EPS multiple range implied in the aggregate price to be paid of 17.5x to 19.7x was above the Comparable Phosphate Companies estimated 1997 multiple range of 12.5x to 15.6x,
(ii) the estimated 1997 EBIT multiple range implied of 14.1x to 15.8x was above the Comparable Phosphate Companies estimated 1997 multiple range of 9.8x to 10.5x, (iii) the estimated 1997 EBITDA multiple range implied of 11.1x to 12.1x was above the Comparable Phosphate Companies estimated 1997 multiple range of 7.2x to 7.6x, and (iv) the estimated 1997 revenue multiple ranges implied of 3.1x to 3.2x was above the Comparable Phosphate Companies estimated 1997 multiple range of 1.7x to 2.2x. In this analysis, the above-mentioned multiple ranges implied in the consideration to be paid by IGL have not been adjusted to reflect cost reductions and synergies which will be realized after closing and which are analyzed herein under "Discounted Cash Flow Analysis". Using the financial information and forecasts provided by managements of IGL and FTX, the IGL Investment Bankers also derived an implied equity value range of FTX upon application of the financial multiples from the Comparable Phosphate Companies. This analysis indicated that the implied equity value of FTX ranged from $22.57 to $33.06 per fully diluted share of FTX Common Stock.

    No company utilized as a comparison in the comparable company analysis is identical to FTX. In evaluating the Comparable Phosphate Companies, the IGL Investment Bankers made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FTX, such as the impact of competition on FTX and the industry generally, industry growth and the absence of any adverse material change in the financial markets in general.

    COMPARABLE TRANSACTION ANALYSIS. Using publicly available information, the IGL Investment Bankers performed an analysis of selected transactions which included Vigoro's acquisition of Central Canada Potash, Potash Corporation of Saskatchewan's acquisition of Texasgulf and IGL's merger with Vigoro (collectively, the "Comparable FTX Transactions"). For each transaction the Investment Bankers calculated the equity purchase price as a multiple of the last twelve months' ("LTM") net income as well as the aggregate value as a multiple of LTM EBIT, LTM EBITDA and LTM revenues. Such analysis indicated that
(i) the equity purchase prices as a multiple of LTM net income ranged from 16.6x to 19.2x, (ii) the aggregate values as a multiple of LTM EBIT ranged from 9.4x to 12.0x, (iii) the aggregate values as a multiple of LTM EBITDA ranged from 6.6x to 9.5x, and (iv) the aggregate values as a multiple of LTM revenues ranged from 1.2x to 1.9x.

    Using the financial information and forecasts provided by the managements of FTX and IGL, the Investment Bankers compared the multiple ranges implied in the total consideration to be paid by IGL with the multiples from the Comparable FTX Transactions. Based upon the one day prior to announcement share price for IGL on July 25, 1997 this analysis indicated that (i) the LTM EPS multiple implied in the total consideration to be paid of 18.6x was within the multiple range of Comparable FTX Transactions of 16.6x to 19.2x, (ii) the LTM EBIT multiple implied of 15.0x was above the Comparable FTX Transactions multiple range of 9.4x to 12.0x, (iii) the LTM EBITDA multiple implied of 11.7x was above the Comparable FTX Transactions multiple range of 6.6x to 9.5x, and (iv) the LTM revenue multiple implied of 3.1x was above the Comparable FTX Transactions multiple range of 1.2x to 1.9x. In this analysis, the above-mentioned multiple ranges implied in the consideration to be paid by IGL have not been adjusted to reflect cost reductions and synergies which will be realized after closing and which are analyzed herein under "Discounted Cash Flow Analysis". Using the financial information and forecasts provided by the managements of IGL and FTX, the IGL Investment Bankers also derived an implied equity value range for FTX upon application of the financial multiples from the FTX Comparable Transactions. This analysis indicated that the implied equity value for FTX ranged from $17.38 to $36.91 per fully diluted share of FTX Common Stock.

    No transaction utilized as a comparison in the comparable transaction is identical to the Merger. In evaluating the precedent transactions, the IGL Investment Bankers made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FTX, such as the impact of competition on FTX and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of FTX or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using comparable transaction data.

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
    DISCOUNTED CASH FLOW ANALYSIS. The IGL Investment Bankers conducted a discounted cash flow analysis of FTX for the fiscal years ended 1998 through 2002 to estimate the present value of the stand-alone unlevered free cash flows that FTX is expected to generate if FTX performs in accordance with scenarios based upon certain financial forecasts prepared by the management of IGL. The IGL Investment Bankers calculated terminal values for FTX by applying a range of EBITDA multiples of 6.0x to 8.0x to the EBITDA in fiscal year 2002. The unlevered free cash flow streams and terminal values were then discounted to the present using a range of discount rates from 10.0% to 12.0%. The discount rate range was selected based upon an estimated weighted average cost of capital of FTX. Using the financial information and forecasts provided by management of IGL, the IGL Investment Bankers derived an implied equity value range for FTX. Separately, the IGL Investment Bankers estimated the present value of expected benefits derived from combining IGL and FTX. For this purpose they subtracted taxes from expected pre-tax benefits for the fiscal years ended 1998 through 2002 as provided by FTX and IGL managements and calculated the present values applying the same methodology as for the unlevered free cash flows of FTX. This analysis indicated that (i) the implied equity value of FTX stand-alone ranged from $16.47 to $32.27 per fully diluted share of FTX Common Stock and (ii) the implied present value of expected benefits from combining FTX and IGL ranged from $8.86 to $11.50 per fully diluted share of FTX Common Stock.

    RELATIVE CONTRIBUTION ANALYSIS. The IGL Investment Bankers analyzed the relative contributions from each of FTX and IGL to the combined company assuming the Merger was consummated as set forth in the Merger Agreement. This analysis showed that, based on LTM data, FTX would contribute 14.0% of revenues, 16.1% of EBITDA, and 17.0% of EBIT of the combined company. Based on estimated 1997 data, FTX would contribute between 13.4% and 13.7% of revenues, between 15.5% and 16.0% of EBITDA, and between 16.2% and 16.9% of EBIT of the combined company. Based on estimated 1998 data, FTX would contribute between 12.9% and 13.5% of revenues, between 14.8% and 16.0% of EBITDA, and between 15.5% and 17.0% of EBIT of the combined company. These ratios may be compared to the pro forma ownership of 19.4% that would be held by the current stockholders of FTX.

    PRO FORMA ANALYSIS OF THE MERGER. The IGL Investment Bankers analyzed certain pro forma effects of the Merger, including the impact of the Merger on the EPS of IGL in fiscal years 1997 through 2002. Such analysis was based on earnings estimates and synergies projections provided by the managements of FTX and IGL for the fiscal year ending 1997 through 2002. The IGL Investment Bankers analyzed the following merger scenarios: a base management projections case ("Base Case"), a high management projections case ("High Case"), and the Base Case and High Case under an alternative capitalization of IGL. The IGL Investment Bankers observed that, assuming the Merger is treated as a purchase for accounting purposes and goodwill is amortized over a period of 40 years, and if FTX and IGL estimated synergies were realized, the Merger would have the following effects:

    (i) Base Case would have a dilutive effect on pro forma EPS to IGL of approximately 7.8%, 14.6%, 12.4% and 8.6% for fiscal years ending June 30, 1997, 1998, 1999 and 2000 respectively and Base Case, before considering goodwill associated with the Merger, would have an accretive effect on pro forma 1997 EPS of approximately .7% and a dilutive effect on pro forma EPS of 6.2%, 4.9% and 2.8% for fiscal years ending June 30, 1998, 1999 and 2000 respectively.

    (ii) Base Case under an alternative capitalization would have a dilutive effect on pro forma EPS to IGL of approximately 7.8%, 14.2%, 10.0% and 2.8% for fiscal years ending June 30, 1997, 1998, 1999 and 2000 respectively and Base Case, before considering goodwill in connection with Merger, under an alternative capitalization would have an accretive effect on pro forma 1997 EPS of approximately .7%, a dilutive effect on pro forma EPS of approximately 5.5% and 1.8% for fiscal years ending June 30, 1998 and 1999 respectively and an accretive effect on pro forma 2000 EPS of 3.7%.

   (iii) High Case would have a dilutive effect on pro forma EPS to IGL of approximately 7.8%, 11.2%, 8.7% and 6.1% for fiscal years ending June 30, 1997, 1998, 1999 and 2000 respectively and High

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
         Case, before considering goodwill associated with the Merger, would have an accretive effect on pro forma 1997 EPS of approximately .7% and a dilutive effect of pro forma EPS of 3.8%, 2.2% and 1.0% for fiscal years ending June 30, 1998, 1999 and 2000 respectively.

    (iv) High Case under the alternative capitalization would have a dilutive effect on pro forma EPS to IGL of approximately 7.8%, 10.4%, 5.0% for fiscal years ending June 30, 1997, 1998 and 1999 respectively and an accretive effect on pro forma 2000 EPS of .7% and High Case, before considering goodwill in connection with Merger, under the alternative capitalization would have an accretive effect on pro forma 1997 EPS of approximately .7%, a dilutive effect on pro forma 1998 EPS of 2.7% and an accretive effect of 2.1% and 6.6% for fiscal years ending June 30, 1999 and 2000 respectively.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at their opinions, the IGL Investment Bankers considered the results of all of their analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by them. Furthermore, selecting any portions of the IGL Investment Bankers' analyses, without consideration of all analyses, would create an incomplete view of the process underlying their opinions. In addition, the IGL Investment Bankers may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be the IGL Investment Bankers' view of the actual value of FTX.

    In performing their analyses, the IGL Investment Bankers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of IGL or FTX. The analyses performed by the IGL Investment Bankers are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of the IGL Investment Bankers' analysis of the fairness of the aggregate consideration to be paid by IGL from a financial point of view to IGL and were provided to the IGL Board in connection with the delivery of the IGL Investment Bankers' written opinions. The analyses do not purport to be appraisals or to reflect the prices at which the FTX Common Stock might actually be sold. In addition, as described above, the IGL Investment Bankers' opinions and presentation to the IGL Board were among the many factors taken into consideration by the IGL Board in making its determination to approve the Merger.

    IGL retained the IGL Investment Bankers based upon their experience and expertise. The IGL Investment Bankers are internationally recognized investment banking firms. The IGL Investment Bankers, as part of their investment banking businesses, are continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The IGL Investment Bankers are engaged in full-service securities trading and brokerage activities, as well as providing investment banking services. In the ordinary course of their trading and brokerage activities, the IGL Investment Bankers or their affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of customers, in securities of IGL.

    INVESTMENT BANKERS' FEES. Pursuant to a letter agreement dated as of September 6, 1996, IGL has (i) paid each of the IGL Investment Bankers an advisory fee of $500,000 and (ii) agreed to pay to each of the IGL Investment Bankers a transaction fee, upon consummation of the Merger, of $3.0 million. In addition to the foregoing compensation, IGL has agreed to reimburse the IGL Investment Bankers for their expenses, including reasonable fees and expenses of their counsel, and to indemnify the IGL Investment Bankers for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

FTX'S REASONS FOR THE MERGER; RECOMMENDATION OF THE FTX BOARD

    The FTX Board has unanimously determined that the Merger is advisable and in the best interests of the stockholders of FTX and has approved the Merger Agreement. Accordingly, the FTX Board unanimously recommends that the stockholders of FTX vote in favor of the Merger Agreement. In making its determination, the FTX Board consulted with FTX's management, as well as its investment banker and legal counsel, and reached its conclusion for a number of reasons, with the following being the material reasons and factors forming a basis for the Board's conclusions:

    (i) Significant growth of FTX through acquisitions and new ventures has been difficult because of (a) the complex organizational structures of FTX, FRP and IMC-Agrico, (b) IMC-Agrico's preferential right to pursue certain new ventures identified by FTX, (c) a limited number of attractive acquisition candidates in the nitrogen and potash fertilizer businesses, and (d) the potential anti-trust impediments to acquisitions in the phosphate fertilizer businesses.

    (ii) In July 1997, FRP's interest in IMC-Agrico's cash flow declined from 54.35% to 41.45% under the terms of the joint venture agreement, resulting in a corresponding reduction in FRP's distributable cash.

   (iii) As a joint venture partner (through FRP) of IMC-Agrico, FTX could not unilaterally determine the business strategies of IMC-Agrico.

    (iv) The Merger will permit the FTX stockholders to continue their investment in the combined company's phosphate fertilizer business, while diversifying that investment through an interest in IGL's potash operations.

    (v) The Merger is expected to provide significant synergies and cost savings, principally by streamlining IMC-Agrico's management structure, which will benefit both the FTX stockholders who retain their IGL stock and the FRP unitholders, and eliminating FTX's administrative functions, which will benefit the FTX stockholders who retain their IGL stock. IGL has indicated it expects to realize $33 million in annual cost savings immediately, with an additional $7.5 million in annual savings expected during the seven years following the Merger.

    (vi) IGL's willingness to contribute its interest in the Main Pass operations and to permit those operations to be spun-off in connection with the Merger created additional value for the FTX stockholders.

   (vii) The value of the consideration to be received by the FTX stockholders in the Merger, which at the time of FTX Board approval of the Merger Agreement was estimated to be approximately $900 million, represented a premium of approximately 35% to the aggregate market capitalization of FTX immediately prior to the first public announcement of the proposed Merger.

    There has been no material change in any of the factors considered by the FTX Board between the date of the Merger Agreement and the date of this Joint Proxy Statement/Prospectus.

    In reaching its conclusions, the FTX Board considered, among other things, the following information:

    (i) The expected pro forma earnings impact of the transaction and the tax effects of the Merger, including advice to the Board that a portion of the total Merger Consideration would be taxable.

    (ii) Historical data relating to market prices and trading volumes of, and dividends on, FTX Common Stock, historical data relating to market prices and trading volumes of, and dividends on, the IGL Common Stock and market prices of IGL Common Stock compared to those of certain other publicly traded companies.

   (iii) The terms and conditions of the Merger Agreement, including the form and amount of the Merger Consideration, the terms of the Warrants, the provisions that permit the FTX Board to respond to proposals regarding other potential business combination transactions and the addition of Messrs. Moffett, Latiolais and Bruce to the IGL Board.

    (iv) That the indirect interest of the FTX stockholders in the approximate $432 million accumulated deficit account owed by FRP to FTX under the terms of the FRP partnership agreement would be diluted and shared with the IGL stockholders by virtue of the Merger.

    (v) The presentation of Salomon Brothers to the FTX Board at its meeting on August 26, 1997, including its opinion that, as of such date, the terms of the Merger are fair to the FTX stockholders from a financial point of view. See "--Opinion of FTX Investment Banker."

    The FTX Board of Directors was also advised by management of the material terms and conditions of certain transactions with FCX, FMS, FMP and FMPO, as described in "CERTAIN TRANSACTIONS AND RELATED AGREEMENTS IN CONNECTION WITH THE MERGER." The FTX Board believed that these transactions were consistent with the objectives of accomplishing the Merger and Distribution and appropriate to facilitate the Merger and Distribution but did not assign a specific value to these transactions in connection with its evaluation of the overall Merger and Distribution because the FTX Board did not believe that the rights or obligations of FTX under such agreements were material to the FTX Board's evaluation of the Merger Consideration.

    The foregoing discussion of the information and factors considered and given weight by the FTX Board is believed to include all of the material factors considered by the FTX Board. In addition, in reaching the determination to approve and recommend the Merger Agreement, the FTX Board did not assign any relative or specific weights to the foregoing factors that were considered, and individual directors may have given differing weights to different factors.

    THE FTX BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF FTX COMMON STOCK VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FTX'S INVESTMENT BANKER

    At the meeting of the FTX Board held on August 26, 1997, Salomon Brothers delivered its oral opinion, confirmed in writing, that, as of such date, the consideration to be received by the holders of FTX Common Stock in connection with the Merger was fair to such holders from a financial point of view. No limitations were imposed by the FTX Board upon Salomon Brothers with respect to the investigation made or the procedures followed by Salomon Brothers in rendering its opinion.

    The full text of the written opinion of Salomon Brothers, dated as of August 26, 1997, is set forth as Annex V to this Joint Proxy Statement/Prospectus and sets forth the assumptions made, procedures followed and matters considered by Salomon Brothers. Holders of FTX Common Stock are urged to read Salomon Brothers' opinion in its entirety. The summary of the opinion as set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

    In connection with rendering its opinion, Salomon Brothers reviewed and analyzed certain publicly available information concerning FTX and IGL and certain other financial information concerning FTX and IGL, including financial forecasts, that were provided to Salomon Brothers by FTX and IGL, respectively. Salomon Brothers also discussed the past and current business operations, financial condition and prospects of FTX and IGL with certain officers and employees of FTX and IGL. Salomon Brothers also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria that Salomon Brothers deemed relevant.

    In its review and analysis and in arriving at its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of the information reviewed by Salomon Brothers for the purpose of its opinion, and Salomon Brothers did not assume any responsibility for independent verification of such information. With respect to the financial forecasts of FTX and IGL, Salomon Brothers assumed that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of FTX and IGL, and Salomon Brothers expressed no opinion with respect to such forecasts or the assumptions on which such forecasts were based. Salomon Brothers did not assume any responsibility for making any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of FTX or IGL.

    Salomon Brothers' opinion is based upon conditions as they existed and could be evaluated on the date thereof. Salomon Brothers' opinion does not imply any conclusion as to the likely trading range for IGL Common Stock or Freeport Sulphur Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon Brothers' opinion does not address FTX's underlying business decision to effect the Merger and Salomon Brothers expressed no view on the effect on FTX of the Merger and the related transactions. Further, Salomon Brothers' opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of FTX Common Stock in connection with the Merger and does not constitute a recommendation concerning how holders of FTX Common Stock should vote with respect to the Merger Agreement or the Merger. Salomon Brothers was not asked to and did not solicit other proposals for the acquisition of FTX.

    The following is a summary of the reports and analyses (collectively, the "Salomon Brothers Report") presented on August 26, 1997, by Salomon Brothers to the FTX Board in connection with the rendering of Salomon Brothers' opinion.

    In addition to other analyses, Salomon Brothers used for purposes of its opinion a number of generally accepted methodologies to evaluate each element of the consideration to be received by the holders of FTX Common Stock in connection with the Merger as well as to evaluate FTX itself.

    Salomon Brothers evaluated the total consideration to holders of FTX Common Stock as the sum of: (a) the aggregate value of the IGL Common Stock to be delivered based upon the exchange ratio of 0.90 shares of IGL per FTX share and the post-announcement trading price of IGL Common Stock plus (b) the aggregate estimated equity value of 51.6% of Freeport Sulphur, plus (c) the aggregate estimated value of the IGL Warrants. For purposes of its opinion, Salomon Brothers valued the total consideration to be paid to holders of FTX Common Stock at approximately $900 million. Such value is largely dependent on the trading price of the IGL Common Stock and will fluctuate accordingly. Salomon Brothers noted that this value represented a significant premium to the pre-announcement trading price of FTX shares ($26.56 as of July 25, 1997, the "Pre-Announcement FTX Price") and lay within or above the valuation ranges for FTX shares derived from Salomon Brothers' comparable company analysis, precedent transaction analysis, and discounted cash flow analysis.

    Further, for purposes of its opinion, Salomon Brothers derived valuation ranges for IGL shares based upon a comparable company analysis and a discounted cash flow analysis and concluded that IGL's post-announcement trading price as of August 25, 1997 lay within or below these ranges.

    A description of the specific analyses performed by Salomon Brothers, for purposes of its opinion including material assumptions and conclusions, is set forth below.

        (i) HISTORICAL STOCK PRICE PERFORMANCE. Salomon Brothers reviewed the history of trading prices for shares of FTX Common Stock and IGL Common Stock over the period from August 1, 1995 to August 25, 1997.

        (ii) EXCHANGE RATIO ANALYSIS. Salomon Brothers reviewed the historical ratio of the daily closing prices of FTX Common Stock to IGL Common Stock over the period from August 1, 1995 to August 25, 1997. Based on such prices and over such period, the average ratios for shares of IGL Common Stock to each share of FTX Common Stock were: 0.79 (one day prior to announcement of the Merger); 0.77 (thirty days prior to announcement of the Merger); 0.79 (ninety days prior to announcement of the Merger); 0.80 (one hundred and eighty days prior to announcement of the Merger); 0.82 (one year prior to announcement of the Merger); and 0.91 (two years prior to announcement of the Merger). Salomon Brothers noted that although these exchange ratios compared favorably to the transaction exchange ratio of 0.90, they do not capture the full premium to FTX shareholders as they do not include the value associated with the IGL Warrant and Freeport Sulphur consideration.

        (iii) ANALYSIS OF SELECTED PUBLICLY TRADED FERTILIZER COMPANIES. Salomon Brothers compared the financial and market performance of FTX with that of the following group of selected publicly traded fertilizer companies (the "Comparable Companies"): Agrium Inc., IGL, Mississippi Chemical, Potash Corporation of Saskatchewan, Inc. and Terra Industries Inc. For each of the Comparable Companies, Salomon Brothers calculated multiples of the ratio ("P/E Ratio") of current stock prices per share to the latest twelve months ("LTM") ending June 30, 1997 earnings per share ("EPS") and to 1997, 1998 and 1999 fiscal year estimated EPS (derived from the medians of the analysts' estimates as compiled by First Call Corporation). Salomon Brothers then compared the relevant FTX multiples to the Comparable Company multiples. An analysis of the multiples of LTM P/E Ratios and estimated 1997, 1998 and 1999 P/E Ratios yielded 37.9x, 23.1x, 16.1x and 5.7x, respectively (assuming the Pre-Announcement FTX Price) for FTX compared to medians of 9.2x, 9.0x, 9.5x and 9.6x, respectively, for the Comparable Companies. For FTX and each of the Comparable Companies, Salomon Brothers also calculated multiples as of June 30, 1997 of the ratio of the equity value (which comprises all fully diluted shares at the stock price less any option proceeds) plus straight debt, minority interest, straight preferred stock and all out-of-the-money convertibles but less investments in unconsolidated affiliates and cash (collectively, "Firm Value") to LTM revenues, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"). An analysis of the multiples of Firm Value to LTM revenues, LTM EBITDA and LTM EBIT yielded 1.4x, 6.3x and 8.0x, respectively (assuming the Pre-Announcement FTX Price) for FTX compared to medians of 1.4x, 6.1x and 8.1x, respectively, for the Comparable Companies. Salomon Brothers noted, among other items, that the FTX multiples based on Firm Value were generally similar to, and the FTX P/E Ratios were higher than, the corresponding multiples of the Comparable Companies.

        By applying multiple ranges arrived at after examining the Comparable Companies' multiples to FTX's LTM financial data, Salomon Brothers derived an implied equity value per FTX share of $25.00 to $30.00. Using the same methodology and applying identical multiple ranges to IGL's LTM financial data yielded an implied equity value per IGL share of $33.00 to $38.00.

        No acceptable comparable public companies were deemed to exist for Freeport Sulphur; Salomon Brothers did not use this methodology in its analysis.

        (iv) PRECEDENT TRANSACTION REVIEW. The Salomon Brothers Report contained a summary of seven comparable acquisition transactions in the fertilizer industry (the "Precedent Transactions"). Salomon Brothers reviewed the adjusted Firm Value and stock price implied by the terms of these Precedent Transactions, and then derived the multiples of LTM revenue, LTM EBITDA and the percentage premium that the selling shareholders received in these comparable transactions. Salomon Brothers' analysis of the recent merger and acquisition transactions referenced a range of 1.3 to 1.7 times LTM revenue,
    6.5 to 7.5 times LTM EBITDA, and a percentage premium to the selling shareholders of 20% to 25%, which Salomon Brothers utilized to derive an implied equity value per FTX share of $28.00 to $35.00.

        (v) DISCOUNTED CASH FLOW ANALYSIS. Salomon Brothers derived ranges of per share equity value for FTX and IGL based upon the value, discounted to the present, of their fiscal year end five-year stream of projected unlevered cash flow and the projected fiscal year 2001 terminal values based upon a range of multiples of their projected fiscal year 2001 EBITDA if each of FTX and IGL were to continue on a stand-alone basis (without giving effect to the Merger). Salomon Brothers applied discount rates reflecting a weighted average cost of capital ("WACC") ranging from 8.5% to 10.5% for FTX and IGL and multiples of terminal EBITDA ranging from 4.5x to 6.5x for FTX and 5.0x to

    7.0x for IGL. Based on this analysis, Salomon Brothers calculated implied per share equity values ranging from $36.00 to $49.00 for FTX and $46.00 to $58.00 for IGL.

        Salomon Brothers also derived ranges of equity value for Freeport Sulphur based on projections giving effect to the Merger and costs associated with the operation of an independent entity by applying a WACC ranging from 10.0% to 12.0% and multiples of terminal EBITDA ranging from 4.0x to 6.0x. Based on this analysis, Salomon calculated an implied equity value for Freeport Sulphur of approximately $200 million. Due to Freeport Sulphur's relatively small size and a lack of comparable public companies, however, Salomon Brothers allowed for the possibility of some inefficiency in its public market valuation by applying a liquidity and size discount of 0 to 30% to the results of the discounted cash flow analysis. The resulting aggregate range of implied values for the equity of Freeport Sulphur was $140 to $200 million, 51.6% (or $72 to $103 million) of which would be allocable to holders of FTX Common Stock.

        (vi) CONTRIBUTION ANALYSIS. Salomon Brothers reviewed the pro forma contribution to the revenues, EBITDA, EBIT and free cash flow of the combined entity by FTX and IGL, without consideration to any cost savings related to the Merger, for the years 1997, 1998, 1999, 2000, and 2001. The contribution analysis showed that FTX's estimated percentage contribution to the financial results of the combined entity were 12% to 13% of total revenues, 14% to 18% of EBITDA, and 6% to 23% of free cash flow. Salomon Brothers noted that holders of FTX Common Stock would hold 21% of the outstanding common stock of the combined company following the consummation of the Merger on a primary basis and 25% of the outstanding common stock of the combined company following the consummation of the Merger on a fully diluted basis.

        (vii) PRO FORMA MERGER CONSEQUENCES ANALYSIS. Based on the respective management forecasts for FTX and IGL, Salomon Brothers examined the pro forma impacts on EPS and free cash flow per share ("CFPS") in 1998 and 1999 with respect to the holders of the common stock of IGL assuming that the combined company experiences $34 million to $37 million of annual pre-tax savings resulting from certain merger-related synergies in 1998 and 1999. Salomon Brothers' analysis indicated that if the Merger were consummated, it would result in approximately 8.2% and 31.8% dilution in IGL's fiscal year 1998 EPS and CFPS, respectively, and approximately 0.0% and 32.2% accretion in IGL's fiscal year 1999 EPS and CFPS, respectively.

        (viii) IGL WARRANT VALUATION. Utilizing the two-year historic volatility of IGL's Common Stock of 30.0%, with a strike price of $44.50, a three year maturity, a 5.96% risk-free rate and a 0.93% dividend yield, and assuming the stock price of $35.8125 as of August 25, 1997, Salomon Brothers calculated the theoretical value of a right to purchase one share of IGL to be $5.77 to $6.18 per warrant. In rendering its opinion, Salomon Brothers noted that the theoretical value to FTX shareholders, based on a one-third warrant per share ratio, was $1.92 to $2.06 per share of FTX Common Stock or $48 to $52 million in the aggregate.

        (ix) PREMIUM ANALYSIS. Salomon Brothers calculated the implied premium to be received by holders of FTX Common Stock (the "FTX Premium") based on the total consideration to be received per FTX share. Salomon Brothers utilized the share price of IGL as of August 25, 1997, the equity value of Freeport Sulphur implied by the discounted cash flow, and the theoretical value of the IGL Warrants, to imply a total consideration range per FTX share of $37.01 to $38.39. This range implied a premium to the Pre-Announcement FTX Price of 39.3% to 44.5%.

    The preparation of a fairness opinion is not susceptible to partial analysis or summary descriptions. Salomon Brothers believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion and the Salomon Brothers Report. The ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Salomon Brothers of the actual value of FTX or IGL.

    In performing its analyses, Salomon Brothers made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of FTX or IGL. The analyses which Salomon Brothers performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Salomon Brothers' analysis of the fairness, from a financial point of view, of the consideration which the holders of FTX Common Stock would receive in the Merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

    In the ordinary course of its business, Salomon Brothers may actively trade the equity securities of FTX and IGL for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Pursuant to an engagement letter dated July 23, 1997, FTX has paid or agreed to pay Salomon Brothers for its services in connection with the Merger an aggregate of $2 million, a significant portion of which was contingent upon Salomon Brothers' delivery of its fairness opinion. FTX also agreed, under certain circumstances, to reimburse Salomon Brothers for certain out-of-pocket expenses incurred by Salomon Brothers in connection with the Merger, and agreed to indemnify Salomon Brothers and certain related persons against certain liabilities, including liabilities under the Federal securities laws, relating to or arising out of its engagement.

    Salomon Brothers is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Brothers regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. In the past, Salomon Brothers has rendered banking and financial advisory services to FTX and IGL for which Salomon Brothers received customary compensation. The FTX Board retained Salomon Brothers based on Salomon Brothers' expertise in the valuation of companies as well as its substantial experience in transactions such as the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the FTX Board with respect to the Merger Agreement, stockholders should be aware that certain members of the management of FTX, and the FTX Board, have certain interests in the Merger that are in addition to the interests of stockholders of FTX generally.

    Messrs. Moffett, the Chairman of the Board of FTX, and Latiolais, the President and Chief Executive Officer of FTX, will retire from FTX prior to the Effective Time. In addition, Mr. Latiolais, the President and Chief Executive Officer of FRP, will retire from FRP prior to the Effective Time. In connection with these retirements, Messrs. Moffett and Latiolais will each receive, based on current actuarial estimates, approximately $11 million as payments under certain FTX retirement benefit plans.

    No other FTX or FRP officers or employees will receive severance benefits in connection with the Merger.

    BONUS AND LONG-TERM INCENTIVE PAYMENTS. FTX previously established and maintains several incentive compensation plans, including the FTX Annual Incentive Plan and the FTX Performance Incentive Awards Program. Prior to the Merger, FTX will determine the aggregate amount of bonuses and other amounts to be paid or contributed by FTX under such plans for 1997, which shall not exceed $7,500,000, and prior to the Merger, FTX either will pay such amounts directly to the plan participant or, in the case of plan participants who will be transferred to Freeport Sulphur or an affiliate or related party of Freeport Sulphur, will transfer such amounts and the obligation to pay such amounts to the appropriate company. The amount to be paid to each plan participant has not yet been determined.

    FTX also maintains a Long-Term Performance Incentive Plan (the "LTPIP"), pursuant to which certain senior executives selected for participation by the Board of FTX are awarded "Performance Units." On each of the first four calendar year-ends following the award date, each participant's performance award account is credited with an amount equal to the annual earnings per share of FTX multiplied by the number of Performance Units awarded to the participant. A cash payment equal to the amount credited to a participant's account is paid to the participant as soon as practicable after the conclusion of the applicable four-year performance period.

    Pursuant to the Merger Agreement, prior to the Merger, FTX will credit with respect to each outstanding Performance Unit held by each LTPIP participant, the FTX projected 1997 earnings per share (as defined in the LTPIP) of $5.18 for such year and each subsequent year through 2000 remaining in the performance period for such unit. Additionally, FTX will amend the LTPIP to permit the immediate payment, on or before the Effective Time, of such amounts and all amounts credited thus far under the LTPIP. The maximum aggregate LTPIP payments to be made to FTX's five most highly compensated executive officers (based on 1996 compensation) are: Mr. Latiolais ($2,357,650), Mr. Moffett ($2,029,092), Mr. Richard C. Adkerson ($873,422), Mr. W. Russell King ($468,491) and Mr. Thomas J. Egan ($468,491).

    INDEMNIFICATION AND INSURANCE. IGL has agreed that all rights to indemnification or exculpation, and all limitations with respect thereto, existing in favor of any officer, director, employee or agent of FTX (or any subsidiary thereof) (the "Indemnified Parties"), as provided in FTX's Restated Certificate of Incorporation and By-Laws as in effect on August 26, 1997 and relating to actions or events up to the Effective Time (including the Merger, the Distributions and any other transaction contemplated by the Merger Agreement) will survive the Effective Time. In general, FTX's Restated Certificate of Incorporation and By-Laws provide that the Indemnified Parties are entitled to be indemnified, to the fullest extent permitted under applicable law, against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such (whether or not alleged in the capacities as such), whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. IGL has also agreed not to amend the provisions of FTX's Restated Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification. In addition, for a period of six years after the Effective Time, IGL is obligated to maintain in effect policies of directors' and officers' liability insurance that are substantially similar to the policies presently maintained by FTX, subject to certain maximum annual premium payments. See "OTHER TERMS OF THE MERGER AGREEMENT--Indemnification; Directors and Officers Insurance."

    IGL DIRECTORSHIPS. IGL has agreed to take the necessary action to cause to be elected to the IGL Board, effective as of the Effective Time, James R. Moffett, Rene L. Latiolais and Robert W. Bruce III, each of whom is currently serving as a director of FTX. See "The MERGER--General."

    See "OTHER TERMS OF THE MERGER AGREEMENT--Employee Benefits" for a description of the benefits provided pursuant to the Merger Agreement for FTX employees generally.

STOCK-BASED AWARDS

    FTX has outstanding non-qualified stock options, stock appreciation rights ("SARs"), and stock incentive units ("SIUs") ("FTX Stock-Based Awards"). Some of the non-qualified stock options contain "tax-offset" payment rights. All the non-qualified stock options held by non-employee directors have in tandem "option cancellation gain payments," and all the non-qualified stock options held by the other participants have in tandem "limited rights."

    In connection with the Distribution, all FTX Stock-Based Awards will be adjusted such that the exercise price of each FTX Stock-Based Award (including, in the case of SARs and SIUs, the exercise or base price by which gain is measured) will be reduced effective as of the Distribution by multiplying the exercise price by an adjustment factor, the numerator of which is equal to the FTX Net Distribution Value and the denominator of which is equal to the FTX Distribution Value. "FTX Distribution Value" means the weighted average per share price of FTX shares on the NYSE on the last day that FTX shares are traded on the NYSE before the Effective Time; the "FTX Net Distribution Value" means the FTX Distribution Value minus the product of the Distribution Ratio and the Freeport Sulphur Distribution Value; "Distribution Ratio" means the number of Freeport Sulphur shares distributed per FTX share in the Distribution, rounded to the nearest one-millionth (.000001) of a share of Freeport Sulphur Common Stock; and the "Freeport Sulphur Distribution Value" means the weighted average per share price of Freeport Sulphur Common Stock on the NYSE on the first day that Freeport Sulphur Common Stock is traded on the NYSE after the Effective Time.

    No adjustment will be made to the number of FTX shares subject to FTX Stock-Based Awards that are held by persons other than employees of IMC-Agrico MP, Inc., IGL, or a subsidiary of IGL. However, the number of shares of FTX Common Stock subject to FTX Stock-Based Awards held by persons who are, or who will become at the Effective Time, employees of IMC-Agrico MP, Inc., IGL, or a subsidiary of IGL will be increased effective as of the Distribution by multiplying such number of FTX shares by a factor, the numerator of which is equal to the FTX Distribution Value and the denominator of which is equal to the FTX Net Distribution Value.

    Appropriate amendments will be made by FTX prior to the Merger to prevent the triggering of the in tandem "option cancellation gain payments" upon the Merger.

    Under a new adjusted stock award plan, Freeport Sulphur will grant effective as of the Distribution a non-qualified stock option with in tandem "limited rights" for each FTX Stock-Based Award held by persons other than employees of IMC-Agrico MP, Inc., IGL, or a subsidiary of IGL, the exercise price of which will be calculated by multiplying the exercise price of the FTX Stock-Based Award to which such Freeport Sulphur non-qualified stock option relates by a factor equal to the Freeport Sulphur Distribution Value divided by the FTX Distribution Value.

    The number of shares of Freeport Sulphur Common Stock subject to such Freeport Sulphur non-qualified stock option will be equal to the number of shares of Freeport Sulphur Common Stock that a record holder of the number of shares of FTX Common Stock underlying the related FTX Stock-Based Award would have received in the Distribution. If, however, an FTX stock option contains "tax-offset" payment rights, the number of Freeport Sulphur shares subject to the related Freeport Sulphur non-qualified stock option shall be equal to the number of shares of Freeport Sulphur Common Stock as calculated in the preceding sentence multiplied by 1.6556. No Freeport Sulphur stock option will contain a "tax-offset" payment right feature.

    No grants of non-qualified stock options will be made by Freeport Sulphur to holders of FTX Stock-Based Awards who are, or who will become at the Effective Time, employees of IMC-Agrico MP, Inc., IGL, or a subsidiary of IGL.

    Upon consummation of the Merger, all FTX Stock-Based Awards regardless of the holder, shall be further adjusted as follows. Under a new or an amended plan, IGL will provide in substitution for each FTX Stock-Based Award, as adjusted in the manner described above, an IGL award (the "IGL Stock-Based Award") of the same kind and with the same cash payment features as the adjusted FTX Stock-Based Award that it replaces. The number of shares of IGL Common Stock subject to an IGL Stock-Based Award shall be equal to the product of (i) .90 multiplied by (ii) the number of shares of FTX Common Stock underlying the related FTX Stock-Based Award. The exercise price with respect to each IGL Stock-Based Award shall be equal to the adjusted exercise price of the related FTX Stock-Based Award, reduced by $1.75.

    All IGL Stock-Based Awards will be fully exercisable upon grant because, either as a result of the applicable FTX change in control provisions or action intended to be taken by the FTX Corporate

Personnel Committee prior to the Merger but in connection therewith concerning awards of certain employees, all FTX Stock-Based Awards will be or will become fully exercisable at the Effective Time.

    The term of each IGL Stock-Based Award will be the same as that of the related FTX Stock-Based Award, except that any requirement that the holder thereof render services to FTX shall be deemed to be satisfied as long as the holder thereof is rendering services, whether as a director, officer, employee, or otherwise to any of the following entities (collectively, the "Freeport Entities"): Freeport Sulphur; any subsidiary of Freeport Sulphur; FCX; any subsidiary of FCX; MOXY; any subsidiary of MOXY; FMPO; any subsidiary of FMPO; FM Services Company; any corporation or other entity in which any two or more of the aforementioned entities collectively possess, directly or indirectly, equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity; and any entity with which any of the foregoing entities has contracted to receive executive, management, or legal services if the holder of such IGL Stock-Based Award provides services to any of the foregoing entities through such arrangement.

    The term of each IGL Stock-Based Award made to James R. Moffett and Rene L. Latiolais will be the same as the original term of the related FTX Stock-Based Award without any requirement that the holder thereof render any services to FTX or any of the Freeport Entities.

    The offering of IGL shares under such new or amended plan will be registered under the Securities Act by means of a shelf registration statement on an appropriate form to be effective upon consummation of the Merger.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is the opinion of Miller & Chevalier, Chartered, tax counsel to FTX, and Sidley & Austin, counsel to IGL, and addresses all the material United States federal income tax consequences of the Merger to FTX stockholders under current law. An opinion of counsel is not binding on the Internal Revenue Service (the "IRS") or the courts, and no assurance can be given that the IRS will not challenge the treatment of certain matters discussed herein or, if it does, that it will not be successful. This discussion does not purport to be a complete analysis or description of all potential tax effects of the Merger. It does not address all of the tax consequences that may be important to stockholders subject to special tax treatment, such as insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities or tax-exempt organizations or to stockholders who acquired their shares of FTX Common Stock as compensation. No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable state, local and foreign tax laws. The discussion is based on the current provisions of the Code, final and proposed Treasury regulations thereunder and current administrative rulings of the IRS and court decisions. All of the foregoing are subject to change and any such change could affect the accuracy of this discussion. FTX stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

    It is the opinion of Miller & Chevalier, Chartered, and of Sidley & Austin, based on representations by the parties and others and certain factual assumptions, that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by stockholders of FTX who are United States persons to the extent that they exchange shares of FTX Common Stock solely for shares of IGL Common Stock pursuant to the Merger. The obligations of FTX and of IGL to consummate the Merger are conditioned on the receipt of additional tax opinions from Miller & Chevalier and Sidley & Austin, respectively. In the event that either FTX or IGL waives this condition, each of FTX and IGL will resolicit the votes of its respective stockholders to approve the consummation of the Merger. See "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

    Under current United States federal income tax laws, a stockholder of FTX will recognize gain, if any, but not loss, realized on the exchange of FTX Common Stock pursuant to the Merger to the extent of the value of IGL Warrants and Freeport Sulphur Common Stock, and any cash in lieu of a fractional interest in an IGL Warrant or a fractional share of Freeport Sulphur Common Stock, received by such stockholder. Treasury regulations proposed in December 1996 would allow the receipt of IGL Warrants without gain recognition. Such regulations are not yet effective, however, and as proposed would become effective 60 days after final regulations are published in the Federal Register. It cannot be predicted at this time whether these proposed regulations will be finalized in such a manner as to apply to the Merger. IGL will determine the value of the IGL Warrants and Freeport Sulphur Common Stock based upon the average trading prices of such instruments during a representative period on or following the Effective Time. IGL's determination of values will not be binding on the IRS.

    United States federal income tax law taxes certain capital gains realized by individuals (but not corporations) at preferential rates, while providing tax relief in the form of a "dividends received deduction" with respect to dividends received by corporate (but not individual) shareholders. While not free from doubt due to the absence of controlling precedent, the gain recognized by an FTX stockholder who is not also a stockholder of IGL arising from the receipt pursuant to the Merger of IGL Warrants and Freeport Sulphur Common Stock and any cash in lieu of a fractional interest in an IGL Warrant or a fractional share of Freeport Sulphur Common Stock should constitute capital gain, rather than dividend income, assuming that such stockholder holds FTX Common Stock as a capital asset. FTX stockholders who are also stockholders of IGL should consult their tax advisors for special considerations that may apply in regard to the receipt of Freeport Sulphur Common Stock or cash in lieu of a fractional share thereof. In the case of an FTX stockholder who is an individual, such capital gain will be taxable at a maximum federal income tax rate of 20% or 28% if the FTX stockholder has held the surrendered shares of FTX Common Stock for more than 18 months or 12 months, respectively, at the Effective Time. The basis of the FTX stockholder in the IGL Warrants and Freeport Sulphur Common Stock received pursuant to the Merger will be their respective values at the Effective Time and the holding period for each will commence on the day following the Effective Time.

    An FTX stockholder who receives cash in lieu of a fractional share of IGL Common Stock will be treated as having sold such fractional share for the amount of cash received. The gain or loss realized on this sale will be capital gain or loss if the FTX stockholder holds FTX Common Stock as a capital asset. In the case of an FTX stockholder who is an individual, any such gain will be taxable at a maximum federal income tax rate of 20% or 28% if the FTX stockholder has held the FTX Common Stock for more than 18 months or 12 months, respectively, at the Effective Time. Under proposed legislation that is expected to be enacted, capital loss realized on FTX Common Stock must be applied first to reduce any capital gains realized by the stockholder with respect to other assets with a like holding period, must then be applied to reduce other capital gains in a prescribed order and can then offset up to $3,000 of ordinary income. To determine the amount of gain or loss, the fractional share of IGL Common Stock deemed to be received will be allocated a ratable portion of the entire basis of the IGL Common Stock received, as described in the following paragraph, and the amount of the gain or loss will be the difference between the amount of cash received and the amount of such allocated basis.

    An FTX stockholder will have a basis for the shares of IGL Common Stock received in the Merger, prior to the adjustment for any cash received in lieu of a fractional share of IGL Common Stock as described in the preceding paragraph, equal to such stockholder's basis for the shares of FTX Common Stock surrendered, increased by the amount of gain recognized by such stockholder with respect to the receipt of IGL Warrants, Freeport Sulphur Common Stock and any cash received in lieu of a fractional interest in an IGL Warrant or fractional share of Freeport Sulphur Common Stock, and decreased by the value of IGL Warrants, Freeport Sulphur Common Stock and any cash in lieu of a fractional interest in an IGL Warrant or a fractional share of Freeport Sulphur Common Stock received. If the FTX stockholder holds FTX Common Stock as a capital asset, the holding period for the shares of IGL Common Stock received will include the period during which the shares of FTX Common Stock were held.

    DISSENTING STOCKHOLDERS. An FTX stockholder who exercises appraisal rights as described below under "THE MERGER--Appraisal Rights" should, in general, treat the difference between such stockholder's basis for the shares of FTX Common Stock with respect to which such rights are exercised and the amount received through the exercise of such rights as capital gain or loss, if such stockholder holds FTX Common Stock as a capital asset. In the case of an FTX stockholder who is an individual, any such gain will be taxable at a maximum federal income tax rate of 20% or 28% if the FTX stockholder has held the FTX Common Stock for more than 18 months or 12 months, respectively, at the Effective Time. Any such loss will be governed by the rules discussed above regarding the utilization of capital losses.

    NON-U.S. STOCKHOLDERS. A holder of FTX Common Stock that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust (a "Non-U.S. Stockholder") generally will not be subject to United States federal income tax (by withholding or otherwise) on any gain realized on the receipt of IGL Common Stock, IGL Warrants, Freeport Sulphur Common Stock or any cash in lieu of a fractional share thereof or a fractional interest therein in exchange for shares of FTX Common Stock pursuant to the Merger. However, a Non-U.S. Stockholder will generally be subject to United States federal income tax on any gain realized on the receipt of IGL Warrants, Freeport Sulphur Common Stock and any cash in lieu of a fractional interest in an IGL Warrant or a fractional share of IGL Common Stock or Freeport Sulphur Common Stock, and, in the circumstances described in clause (iv) of this sentence, may also be subject to United States federal income tax on any gain realized on the receipt of IGL Common Stock, if (i) the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Stockholder within the United States, (ii) the gain is derived from sources within the United States and the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger, (iii) the Non-U.S. Stockholder is subject to tax pursuant to the provisions of United States federal tax law applicable to certain United States expatriates, or (iv) FTX is a "United States real property holding corporation" ("USRPHC") under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") and the Non-U.S. Stockholder has owned, directly or indirectly, more than five percent of the value of all outstanding FTX Common Stock at any time during the five-year period ending at the Effective Time. Different rules would apply if any portion of the gain realized by a Non-U.S. Stockholder were treated as dividend income. In addition, applicable tax treaties may result in United States federal income tax treatment of Non-U.S. Stockholders that is different than as described above.

    EACH HOLDER OF FTX COMMON STOCK IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger will be treated as a "purchase" transaction for accounting and financial reporting purposes. Accordingly, from and after the Effective Time, the results of operations of FTX will be included in IGL's consolidated results of operations. For purposes of preparing IGL's consolidated financial statements, IGL will establish a new accounting basis for FTX's assets based upon the fair values thereof and IGL's purchase price, including the costs of the Merger. A final determination of required purchase accounting adjustments and of the fair value of the assets of FTX has not yet been made. Accordingly, the purchase accounting adjustments appearing in the pro forma consolidated financial information appearing elsewhere in this Proxy Statement/Prospectus are preliminary and have been made solely for purposes of developing such pro forma consolidated financial information to comply with disclosure requirements of the SEC. IGL will undertake a study to determine the fair value of certain of FTX assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. Although the final allocation may differ, the pro forma consolidated financial information reflects management's best estimate based upon currently available information.

GOVERNMENTAL AND REGULATORY APPROVALS

    HSR ACT. The consummation of the Merger is conditioned upon the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act"). Under the HSR Act and the regulations promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. Early termination of the HSR Act waiting period was granted by the FTC on August 29, 1997. However, at any time before or after consummation of the Merger, notwithstanding that the waiting period under the HSR Act has been terminated, the FTC, the Antitrust Division or any state entity could seek under federal or state antitrust laws, among other things, to enjoin the consummation of the Merger.

    In general, any person who is to receive shares of IGL Common Stock pursuant to the Merger may be required to file a Premerger Notification and Report Form pursuant to the HSR Act and observe the applicable waiting period under the HSR Act prior to acquiring IGL Common Stock pursuant to the Merger, if (i) such person would own, upon consummation of the Merger, IGL Common Stock that exceeds $15 million in value or 15% of the outstanding voting securities of IGL (whichever is larger), (ii) certain jurisdictional requirements are met regarding the amount of assets currently held by the acquiring person, and (iii) no exemption applies. If such waiting period has not expired or been terminated at the Effective Time with respect to such recipient, IGL may be required to deliver such recipient's shares of IGL Common Stock into an escrow facility pending the expiration or termination of such waiting period. Holders of FTX Common Stock are urged to consult their legal counsel to determine whether the requirements of the HSR Act will apply to the receipt by them of shares of IGL Common Stock in the Merger.

    CLOSING CONDITION. The respective obligations of IGL and FTX to consummate the Merger are subject to the condition that no court or other governmental entity having jurisdiction over IGL or FTX, or any of their respective subsidiaries, shall have entered any injunction or other order (whether temporary, preliminary or permanent) which is then in force and has the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal. See "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

    Based on available information, IGL and FTX believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, IGL and FTX would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

PERCENTAGE OWNERSHIP INTEREST OF FTX STOCKHOLDERS AFTER THE MERGER

    Based on the number of shares of IGL Common Stock outstanding on the IGL Record Date and assuming that approximately 32,885,043 million shares of IGL Common Stock are issued in the Share Issuance, upon consummation of the Merger there will be approximately 124,658,442 million shares of IGL Common Stock outstanding at the Effective Time, of which the stockholders of FTX will own approximately 18% (approximately 20% assuming the exercise of all currently outstanding options to purchase shares of IGL Common Stock, the exercise of the IGL Warrants and the exercise of those currently outstanding options to purchase shares of FTX Common Stock which, under the Merger Agreement, will be converted into options to purchase shares of IGL Common Stock at the Effective Time).

APPRAISAL RIGHTS

    Holders of shares of FTX Common Stock are entitled to appraisal rights under
Section 262 of the DGCL in connection with the Merger. Pursuant to Section 262, any holder of shares of FTX Common

Stock who files a written demand for appraisal prior to the taking of the vote to approve and adopt the Merger Agreement at the FTX Special Meeting, who continuously holds such shares through the Effective Time and who does not vote in favor of such approval and adoption, is entitled to an appraisal by the Delaware Court of Chancery of the fair value of such shares (exclusive of any element of value arising from the expectation or accomplishment of the Merger). IGL, as the Surviving Corporation in the Merger, must pay to such stockholder the fair value of the shares of FTX Common Stock held by such stockholder. Stockholders of IGL are not entitled to appraisal rights in connection with the Merger or with respect to the Share Issuance or the Charter Amendments.

    Any holder of FTX Common Stock who wishes to make a demand for appraisal is urged to review carefully the provisions of Section 262, particularly the provisions setting forth the procedural steps required to perfect the appraisal rights provided for therein. Appraisal rights will be lost if such procedural requirements are not fully satisfied.

    SET FORTH BELOW IS A SUMMARY OF THE PROCEDURES RELATING TO THE EXERCISE OF APPRAISAL RIGHTS. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, SECTION 262 OF THE DGCL WHICH, TOGETHER WITH ANY AMENDMENTS TO THE LAW AS MAY BE ADOPTED AFTER THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, IS INCORPORATED HEREIN BY REFERENCE. A COPY OF SECTION 262 IS ATTACHED AS ANNEX VII TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

    Before the vote of the FTX stockholders is taken on the proposal to approve and adopt the Merger Agreement, a holder of FTX Common Stock who elects to exercise appraisal rights must deliver to FTX a written demand for appraisal of such shares. Such written demand should be addressed to Freeport-McMoRan Inc., 1615 Poydras Street, New Orleans, Louisiana 70112, Attn.: Secretary. The written demand must reasonably inform FTX of the stockholder's identity and the stockholder's intent to demand an appraisal and must be in addition to and separate from any proxy or vote against the Merger. Neither voting against, nor failing to vote for, the Merger will constitute the written demand required to be filed by a stockholder seeking appraisal.

    If the Merger Agreement is approved and adopted at the FTX Special Meeting and the Merger becomes effective, IGL, as the Surviving Corporation, will, within 10 days after the Effective Time, notify each holder of FTX Common Stock who has filed a written demand meeting the requirements of Section 262 of the DGCL, and whose shares of FTX Common Stock were not voted in favor of the proposal to approve and adopt the Merger Agreement, of the date that the Merger became effective. Any holder of FTX Common Stock shall have the right to withdraw his demand for appraisal within 60 days after the Effective Time and accept the terms of the Merger.

    The DGCL provides that, from and after the Effective Time, any stockholder who has demanded appraisal rights under the DGCL shall not be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on such stock (except dividends and distributions payable to stockholders of record as of any time prior to the Effective Time) unless (i) no petition for appraisal is filed (as described below) within 120 days after the Effective Time or (ii) such stockholder, within 60 days after the Effective Time or with the written approval of IGL, as the Surviving Corporation in the Merger, delivers to IGL a written withdrawal of his demand for appraisal and an acceptance of the Merger.

    Any stockholder who has complied with Section 262 of the DGCL shall be entitled, within 120 days after the Effective Time, upon written request, to receive a statement of the aggregate number of shares of FTX Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and of the aggregate number of holders of such shares of FTX Common Stock. Such written statement shall be mailed to the stockholder within 10 days after the later of (i) the receipt of the request by IGL and (ii) the expiration of the period for delivery of demands for appraisal.

    Either any holder of FTX Common Stock who has complied with Section 262 of the DGCL or IGL, as the Surviving Corporation, may file a petition in the Delaware Court of Chancery within 120 days after the

Effective Time demanding a determination of the value of the FTX Common Stock of all stockholders seeking such an appraisal.

    If a petition is filed by a stockholder seeking appraisal, service of the petition must be made upon IGL, as the Surviving Corporation in the Merger, and IGL must file with the Register in Chancery within 20 days after such service a duly verified list of the names and addresses of all stockholders who have demanded payment for their shares and who have not reached agreement with IGL as to the value of their shares of FTX Common Stock. If a petition is filed by IGL, such a duly verified list must accompany IGL's petition. The Register in Chancery, when ordered by the court, will give notice of a hearing for such petition by registered or certified mail to IGL and to the stockholders shown on the list at the addresses stated therein. Notice will also be given by publication in a newspaper of general circulation published in Wilmington, Delaware or such other publication as the court deems advisable. At the hearing, the Delaware Court of Chancery will determine which holders of FTX Common Stock have become entitled to appraisal rights. The court may require all stockholders who have demanded an appraisal to submit their certificates of stock to the Register in Chancery for notation on the certificates of the pending appraisal proceedings. Failure to comply with the direction to submit certificates for such notation may result in dismissal of proceedings with respect to such stockholders.

    The court will determine the fair value of the shares of FTX Common Stock (exclusive of any element of value arising from the expectation or accomplishment of the Merger) of those holders thereof who have become entitled to the valuation thereof and the fair rate of interest, if any, to be paid upon the amount determined to be fair value. Upon application by IGL or any stockholder entitled to participate in the appraisal proceeding, the court may permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. When the value is so determined, the court will direct the payment by IGL, as the Surviving Corporation in the Merger, of such value, with interest, if any, to the stockholders entitled to receive the same upon surrender to IGL by such stockholders of their certificates evidencing FTX Common Stock. The court's decree may be enforced as other decrees in the court may be enforced.

    The costs of such a proceeding will be determined by the court and assessed against the parties in such manner as the court deems equitable, except that all costs of giving notice to stockholders of the hearing to determine which stockholders are entitled to appraisal rights must be paid by IGL. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding to be charged pro rata against the value of all the shares entitled to an appraisal.

    ANY HOLDER OF FTX COMMON STOCK WHO DESIRES TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW ANNEX VII AND OTHER RELEVANT PROVISIONS OF THE DGCL AND IS ADVISED TO CONSULT HIS OR HER LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

STOCK EXCHANGE LISTING

    It is a condition to the consummation of the Merger that the shares of IGL Common Stock and IGL Warrants constituting the Share Issuance, and any shares of IGL Common Stock issuable upon exercise of the Warrants, be authorized for listing on the NYSE, subject to official notice of issuance. The shares and IGL Warrants constituting the Share Issuance have been authorized for listing on the NYSE, subject to approval of the Share Issuance by the stockholders of IGL.

DELISTING AND DEREGISTRATION OF FTX COMMON STOCK

    If the Merger is consummated, the FTX Common Stock will be delisted from the NYSE.

RESALES OF IGL COMMON STOCK

    UNITED STATES SECURITIES LAW CONSIDERATIONS. All shares of IGL Common Stock and IGL Warrants constituting the Share Issuance, and any shares of IGL Common Stock issuable upon exercise of the Warrants, and the shares of Freeport Sulphur Common Stock issued in connection with the Merger will be freely transferable, except that shares of IGL Common Stock or IGL Warrants received by any person who is an "affiliate" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including, without limitation, directors and certain executive officers) of FTX for purposes of such Rule 145 may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act. See "OTHER TERMS OF THE MERGER AGREEMENT--Conditions Precedent to the Merger."

    FTX has agreed to prepare and deliver to IGL a list identifying each person who, at the time of the FTX Special Meeting, is or may reasonably be deemed to be an "affiliate" (as described in the preceding paragraph) of FTX (a "FTX Affiliate Stockholder") and to use its reasonable best efforts to cause each person so identified to deliver to IGL on or prior to the Effective Time a written agreement, in the form previously approved by IGL and FTX, providing that such person will not sell, pledge, transfer or otherwise dispose of any FTX Common Stock or any shares of IGL Common Stock, IGL Warrants or shares of Freeport Sulphur Common Stock issued to such person in connection with the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act.

CERTAIN LITIGATION RELATED TO THE MERGER

    In August 1997, as amended November 14, 1997, two FRP unitholders filed a class action lawsuit in Delaware claiming that FTX and FRP breached their fiduciary duties by allegedly advancing the interests of FTX stockholders at the expense of FRP unitholders. The amended Complaint also alleges that upon consummation of the Merger, IGL, by virtue of its increased ownership interest in IMC-Agrico, will have relegated the FRP unitholders to a powerless and precarious position with respect to IMC-Agrico. The plaintiffs are seeking injunctive relief.

    FTX and IGL believe the FRP unitholders claim is without merit. Neither the FRP unitholders' interest in FRP or IMC-Agrico nor IGL's fiduciary duty with respect to the FRP unitholders will be adversely affected by the Merger. FTX and IGL intend to vigorously defend against this lawsuit.

    Also, in August 1997, two FTX stockholders filed a class action lawsuit in Delaware alleging that FTX and its board of directors breached their fiduciary duty to FTX's stockholders by signing the letter of intent to merge with IGL. The plaintiffs contend that the directors did not adequately attempt to obtain the best possible price for the sale of FTX. Since the directors agreed to negotiate exclusively with IGL for the sale of FTX, the plaintiffs claim that FTX and its directors failed to take certain actions that were necessary to obtain the best price for the sale of FTX, such as auctioning the company to the highest bidder or exploring strategic alternatives that would have led to a greater return for the FTX stockholders. In addition, the plaintiff's complaint alleges that the FTX directors failed to disclose confidential information to potential purchasers, other than IGL, that would have put the potential purchasers on a level playing field with IGL. The plaintiffs are seeking injunctive relief.
    FTX believes this lawsuit fails to state a claim under Delaware law upon which relief can be granted. FTX intends to vigorously defend against this lawsuit. See "RISK FACTORS--Potential Liability from Certain Litigation Related to the Merger."

                  CERTAIN TRANSACTIONS AND RELATED AGREEMENTS
                         IN CONNECTION WITH THE MERGER

    Several ancillary agreements were entered into at the time of execution of the Merger Agreement or will be entered into prior to consummation of the Merger. Each of these agreements was necessary to effect the spin-off of Freeport Sulphur or to provide for the termination or other resolution of certain historical relationships that have existed between FTX and its affilitates. Among other things, these agreements provide for (i) the contribution to Freeport Sulphur of the assets and liabilities of FRP's sulphur business and certain of its oil and gas operations, as well as IGL's 25% interest in the Main Pass operations, (ii) the distribution of Freeport Sulphur Common Stock to FTX and the FRP unitholders, (iii) the termination or other resolution of certain relationships that have existed historically between FTX and its affiliates, (iv) the conveyance to FTX affiliates of certain assets of FTX that are not material to its operations and that IGL elected not to acquire, and (v) an indemnity against FTX's potential liability for certain litigation involving the operations of an affiliate.

    FTX is the administrative managing general partner of FRP. Prior to its spin-off from FTX in 1995, FCX was a subsidiary of FTX, and, although such companies are independently held by public stockholders, they continue to have common membership on their respective Boards of Directors and certain common executive officers. In addition, FTX and FCX each owns a 50% interest in FMS, a management services company, and two executive officers of FTX and FCX are the two directors of FMS. In 1992, FTX spun off FMP, a publicly traded real estate development company. The operations of FMP are conducted through its investment in FMPO, a general partnership in which FMP owns a 99.8% interest and FTX owns a 0.2% interest and serves as the managing general partner. In connection with the spin-off in 1992, FTX guaranteed, and continues to guarantee, FMPO's debt, which at September 30, 1997 was approximately $55.0 million. FTX also owns a 0.2% interest in FMP Holding, a corporation in which FMP owns the remaining 99.8% interest and which does not conduct significant operations. Certain officers of FTX also serve as officers of FMP, and FTX's vice chariman of the board serves as chairman of the board and chief executive officer of FMP.

FORMATION OF FREEPORT SULPHUR AND DISTRIBUTION OF FREEPORT SULPHUR COMMON STOCK

    In connection with the Merger, FTX, FRP and Freeport Sulphur have entered into a Distribution Agreement pursuant to which FRP has agreed to contribute to Freeport Sulphur the assets and liabilities of FRP's sulphur business, and of certain of FRP's oil and gas operations, principally those businesses commonly referred to as the "Main Pass" operations. In addition, in connection with the Merger and under the terms of a separate contribution agreement, IGL has agreed to transfer its separate 25% interest in the assets and liabilities of the Main Pass operations to FRP, which FRP will also contribute to Freeport Sulphur.

    IGL received no separate consideration for the transfer of its 25% interest in Main Pass operations. Historically, IGL and FTX have jointly conducted a phosphate fertilizer business through IMC-Agrico and have jointly owned, together with a third party, the assets used in the sulphur and oil and gas operations at Main Pass. During the Merger negotiations, IGL expressed an interest in acquiring FTX's phosphate operations rather than the Main Pass operations and agreed that the Main Pass operations could be contributed to Freeport Sulphur, the shares of which would be spun-off to the FRP unitholders and FTX and, through FTX, to the FTX stockholders. IGL also agreed to transfer its interest in the Main Pass operations for no separate consideration for the purpose of consolidating within Freeport Sulphur all interests in the Main Pass operations that had previously been held by FRP and IGL.

    An alternative to the foregoing structure would have been for IGL to have received shares of Freeport Sulphur Common Stock in exchange for its contribution, and to deliver those shares to the FTX stockholders in the Merger. However, that alternative would have required potentially difficult and time consuming negotiations between FTX and FRP regarding relative valuations to be assigned to the IGL

Main Pass interests and the Freeport Sulphur Common Stock. In view of the relatively small value of the IGL Main Pass interest to any party other than Freeport Sulphur, the parties' concern of a potential delay, the inherent conflict of interest between the FTX stockholders and the FRP public unitholders with respect to any valuation determination, and the fact that the FTX stockholders would receive 51% of the value of the IGL contribution by virtue of their ownership of Freeport Sulphur Common Stock, the parties concluded that the preferable alternative was to contribute the IGL Main Pass interest directly to FRP.

    The public unitholders of FRP, who will continue to own collectively a 48.4% interest in FRP following consummation of the Merger, will benefit from the contribution to FRP by IGL of IGL's 25% interest in Main Pass. See "Certain Transactions and Related Agreements in Connection with the Merger." In addition, the public unitholders of FRP will also benefit to the extent that IGL, following the Merger, achieves cost savings at either FRP or IMC-Agrico.

    The Distribution Agreement further provides that FRP will, prior to the Effective Time, distribute the Freeport Sulphur Common Stock to the partners of FRP (including FTX). Prior to the Distribution, Freeport Sulphur and FRP will prepare and file with the SEC an Information Statement on Form 10 with respect to the shares of Freeport Sulphur Common Stock and the Freeport Sulphur Rights to be distributed in connection with the Distribution. Freeport Sulphur has also prepared and filed with the SEC a Registration Statement on Form S-1 with respect to the shares of Freeport Sulphur to be received by holders of FTX Common Stock in connection with the Merger (the "Freeport Sulphur Form S-1"). A copy of the prospectus included within the Freeport Sulphur Form S-1 (the "Freeport Sulphur Prospectus") is attached hereto as Annex VIII and is incorporated by reference herein. IGL and FTX have received an opinion (the "Solvency Opinion") from Valuation Research Corporation, an independent valuation firm, to the effect that, after giving effect to the Distribution Agreement, the Distribution and the transactions contemplated thereby, Freeport Sulphur (i) will be solvent subsequent to the Distribution, (ii) will be able to pay its debts and liabilities as they become due and (iii) will not be left with unreasonably small capital with which to engage in business, and that FRP and FTX will not violate the provisions of Section 17-607 of the Delaware Revised Uniform Limited Partnership Act in making the Distribution. In addition, IGL and FTX will receive an update of the Solvency Opinion as of the Effective Time.

    The Distribution Agreement also provides that FTX and FRP on the one hand and Freeport Sulphur on the other will indemnify one another against certain losses, damages, claims and liabilities assumed or retained by that party. Generally, Freeport Sulphur will indemnify FTX and FRP against liabilities and obligations arising in connection with (i) its obligations under the Distribution Agreement and (ii) the sulphur operations transferred to it. Conversely, FTX and FRP will indemnify Freeport Sulphur against liabilities and obligations arising in connection with (i) their obligations under the Distribution Agreement and (ii) the operations of FRP and FTX other than those transferred to Freeport Sulphur.

FREEPORT-MCMORAN COPPER & GOLD INDEMNITY LETTER

    In connection with the Merger Agreement, IGL and FTX entered into an agreement with FCX, effective at the Effective Time, providing for FTX to convey certain FTX assets to FCX and for FCX to indemnify IGL (as the successor to FTX) with respect to certain pending litigation arising from the operations of FCX prior to the spin-off of FCX by FTX. FTX will convey to FCX certain contracts, claims, patents and patent applications relating to the exploration, production and processing of copper, gold, silver, nickel and other hard minerals, including rights under a Gold Ore Roasting Technology License Agreement with Barrick Goldstrike Mines Inc. dated March 14, 1997. These assets have potential value but were not specifically evaluated. They do not relate to any current FTX operations and are not of material value to FTX.

    The pending litigation covered by the FCX indemnity in favor of FTX involves inflammatory allegations of human rights abuses and environmental depredations related to FCX's mining activities in Indonesia, in which FTX no longer has any economic interest. FCX has publicly disclosed that it believes the litigation to be without any merit, factually or legally, and the chances of the defendants' incurring any material liability to be remote.

RELATIONSHIP WITH FM SERVICES COMPANY

    FMS, an entity 50% owned by each of FTX and FCX, currently provides certain management and administrative services to FTX and FRP pursuant to a Services Agreement dated as of January 1, 1996 (the "Services Agreement"). In connection with and as a condition to the Merger, FTX will sell all of the stock of FMS owned by FTX to FMS for aggregate consideration of $250,000, and FMS will enter into a letter agreement providing for the assumption by FMS of the obligation of FTX to provide administrative services related to the Freeport-McMoRan Oil and Gas Royalty Trust. The Services Agreement will be terminated in connection with the Merger. IGL may retain FMS to provide certain other administrative services during a transition period following the Merger. The consideration to be paid by FMS to FTX represents the return of FTX's investment in FMS.

RELATIONSHIP WITH FM PROPERTIES INC.

    FTX is currently a general partner of FMPO and a guarantor of certain debt obligations of FMPO. In connection with the Merger, IGL and FTX will enter into an agreement with FMP or an affiliate of FMP, effective at the Effective Time, with respect to (i) the sale by FTX of its partnership interest in FMPO, (ii) the sale by FTX of its interest in FM Holding and (iii) FTX's guarantee of outstanding debt and certain other contingent liabilities of FMPO. IGL had no interest in assuming the managing general partner responsibilities, and the parties agreed that such interest should be sold by FTX to FMP, or an affiliate of FMP, for its fair market value, determined by reference to the public trading value of shares of FM Properties. The current amount of the FTX guarantee to be assumed by IGL by virtue of the Merger is $55.0 million. As a result of the transactions in connection with the Merger, FTX will cease to be a general partner of FMPO.

                      OTHER TERMS OF THE MERGER AGREEMENT

CONVERSION OF SHARES IN THE MERGER

    At the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of FTX:

    (i) all shares of FTX Common Stock that are held in the treasury of FTX or by any wholly-owned Subsidiary of FTX and any shares of FTX Common Stock owned by IGL will be canceled, and no capital stock of IGL or other consideration will be delivered in exchange therefor.

    (ii) each share of FTX Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled as described in subparagraph (i) above) will be converted into (a) 0.90 of a validly issued, fully paid and nonassessable share of IGL Common Stock; and (b) one-third of an IGL Warrant representing the right to purchase one share of IGL Common Stock at an initial exercise price of $44.50 per share, and in addition, each holder of FTX Common Stock whose shares are so converted shall be entitled to receive, by virtue of the Merger, shares of Freeport Sulphur Common Stock equal to that number (the "Freeport Sulphur Conversion Number") of validly issued, fully paid and nonassessable shares of Freeport Sulphur Common Stock that bears the same proportion to the total number of shares of Freeport Sulphur Common Stock held by FTX immediately prior to the Effective Time as the number of shares of FTX Common Stock held by such holder bears to the total issued and outstanding shares of FTX Common Stock immediately prior to the Effective Time;

    All shares of FTX Common Stock when converted as provided in subparagraph
(ii) of the preceding paragraph will no longer be outstanding and will automatically be canceled and retired; and each holder of a certificate (an "FTX Certificate") representing immediately prior to the Effective Time any such FTX Common Stock, will cease to have any rights with respect thereto, except the right to receive, as hereinafter described: (i) certificates ("IGL Certificates") representing the shares of IGL Common Stock and Freeport Sulphur Common Stock and IGL warrants into which such shares of FTX Common Stock have been converted; (ii) certain dividends and other distributions; and (iii) cash, without interest, in lieu of any fractional share of IGL Common Stock or Freeport Sulphur Common Stock or in lieu of any fractional IGL Warrant. See "--Exchange Agent; Procedures for Exchange of Certificates."

    Any issued and outstanding shares of FTX Common Stock held by a person (a "Dissenting Stockholder") who has not voted in favor of or consented to the Merger and complies with Section 262 and all other provisions of Delaware law concerning the right of holders of FTX Common Stock to require appraisal of their shares of FTX Common Stock ("Dissenting Shares") will not be converted in the manner provided in the Merger Agreement, but will become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, the shares of FTX Common Stock owned by such stockholders shall be deemed to be canceled as of the Effective Time and become the right to receive, in respect of each such canceled share of FTX Common Stock, the consideration set forth in the Merger Agreement to be delivered in exchange for a share of FTX Common Stock pursuant to the Merger. FTX shall give IGL (i) prompt notice of any demands for appraisal of shares received by FTX and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. FTX shall not, without the prior written consent of IGL, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

    The Merger Agreement provides that, from and after the Effective Time until surrendered for exchange for IGL Certificates, FTX Certificates will be deemed for all purposes to represent the number of shares of IGL Common Stock and Freeport Sulphur Common Stock and the number of IGL Warrants into which the shares of FTX Common Stock represented by such FTX Certificate have been converted pursuant to the Merger.

    All references in this Joint Proxy Statement/Prospectus to shares of IGL Common Stock to be received pursuant to the Merger in accordance with the Merger Agreement will be deemed to include the associated IGL Rights.

NO FRACTIONAL SHARES OR FRACTIONAL WARRANTS

    No certificates or scrip representing a fractional share of IGL Common Stock or Freeport Sulphur Common Stock or fractional IGL Warrants will be issued upon the surrender of FTX Certificates for exchange; no IGL or Freeport Sulphur dividend or other distribution or stock split, combination or reclassification will relate to any such fractional share; and no such fractional share will entitle the record or beneficial owner thereof to any voting or other rights of a stockholder of IGL or Freeport Sulphur, as the case may be. In lieu of any such fractional share, each holder of FTX Common Stock who would otherwise have been entitled, based on all FTX Certificates surrendered for exchange by such holder, thereto upon the surrender of FTX Certificates for exchange will be paid
(a) with respect to any fractional interest in a share of IGL Common Stock, an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the NYSE Composite Transactions Tape of IGL Common Stock on the last trading day immediately preceding the date on which the Effective Time shall occur (or, if IGL Common Stock does not trade on the NYSE on such date, the next immediately preceding day of trading in IGL Common Stock on the NYSE thereafter) by (ii) the fractional share to which such holder would otherwise be entitled plus (b), with respect to any fractional interest in a share of Freeport Sulphur Common Stock, an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price of one share of Freeport Sulphur Common Stock, as reported on the NYSE on the first trading day following the Effective Time by (ii) the fractional interest in a share of Freeport Sulphur Common Stock to which such holder would otherwise be entitled plus (c), with respect to any fractional interest in an IGL Warrant, an amount in cash (without interest) rounded to the nearest cent, determined by multiplying (i) the fair market value of one IGL Warrant, as determined in the reasonable judgment of the IGL Board (by reference to the Black-Scholes valuation methodology or, in the event that a trading market has developed for the IGL Warrant, to the last reported trading price thereof on the first trading day following the Effective
Time) by (ii) the fractional interest in an IGL Warrant to which such holder would otherwise be entitled. IGL shall make available to the Exchange Agent the cash necessary to make any payments for fractional shares or warrants.

IGL WARRANTS

    GENERAL. The IGL Warrants to be issued in connection with the Merger are being issued pursuant to a Warrant Agreement (the "IGL Warrant Agreement") that will be entered into between IGL and American Stock Transfer & Trust Company on or before the Effective Time. The following summary of certain provisions of the IGL Warrant Agreement does not purport to be complete and is subject to and is qualified in its entirety by reference to the provisions of the IGL Warrant Agreement, including the definitions of certain terms therein. A copy of the form of the IGL Warrant Agreement, including the form of IGL Warrant Certificates (as defined below), is included as Annex II to this Joint Proxy Statement/ Prospectus.

    Each whole IGL Warrant will be evidenced by a warrant certificate (the "IGL Warrant Certificate") which will entitle the holder thereof, at any time prior to third anniversary of the Effective Time (the "Expiration Date"), to purchase one share of IGL Common Stock at a price (the "Warrant Exercise Price") which shall initially be $44.50 per share, subject to certain adjustments. IGL Warrants that are not exercised prior to the Expiration Date will expire and become void.

    EXERCISE OF IGL WARRANTS. To exercise all or any of the IGL Warrants represented by an IGL Warrant Certificate, the holder thereof is required to surrender to the Warrant Agent the IGL Warrant Certificate, a duly executed copy of the subscription form set forth in the IGL Warrant Certificate, and payment in full of the Warrant Exercise Price for each share of IGL Common Stock as to which an IGL Warrant is exercised. In the case of the IGL Warrants, such payment may be made in cash or by certified or official bank check made payable to the order of IGL.

    Upon the exercise of any IGL Warrants in accordance with the Warrant Agreement, the Warrant Agent will cause IGL to transfer promptly to or upon the written order of the warrantholder appropriate evidence of ownership of any shares of IGL Common Stock, registered or otherwise placed in such name or names as such warrantholder may direct in writing, and will deliver such evidence of ownership to the person or persons entitled to receive the same and an amount in cash in lieu of any fractional shares, if any. All shares of IGL Common Stock issuable by IGL upon the exercise of the IGL Warrants must be validly issued, fully paid and nonassessable.

    ANTIDILUTION PROVISIONS. The Exercise Price and the number of shares of IGL Common Stock issuable upon exercise of each IGL Warrant shall be subject to adjustment in the event of certain transactions including IGL's (i) paying a dividend or making any other distribution in shares of IGL Common Stock, (ii) subdividing IGL Common Stock, (iii) combining IGL Common Stock into a smaller number of shares, (iv) issuing any shares of IGL Common Stock in a reclassification (including any such reclassification in connection with a merger, consolidation or other business combination in which IGL is the continuing corporation), (v) issuing rights, options, warrants or convertible or exchangeable securities to all holders of IGL Common Stock entitling them to subscribe for or purchase IGL Common Stock at a price per share that is lower (at the record date for such issuance) than the current market value per share of IGL Common Stock, or (vi) issuing or selling shares of IGL Common Stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of IGL Common Stock, at a price per share that is lower than the then current market value per share of the IGL Common Stock in effect immediately prior to such sale or issuance.

    Any adjustment to the number of shares of IGL Common Stock issuable upon exercise of all IGL Warrants pursuant to (v) and (vi) above shall be allocated among each IGL Warrant then outstanding on a pro rata basis.

    No fractional shares will be issued upon exercise of IGL Warrants, but IGL will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, transfer of all or substantially all of the assets of IGL, or capital reorganization or reclassification, in a transaction in which the holders of IGL Common Stock immediately prior to such transaction receive stock, securities, cash or other assets in exchange for IGL Common Stock, the holder of each outstanding IGL Warrant shall, upon exercise of the Warrant at any time thereafter, have the right to the stock, securities, cash or other assets receivable by a holder of the number of shares of IGL Common Stock into which the IGL warrantholder would have been entitled immediately prior to the record date for such dividend or effective date of such consolidation, merger, transfer, reorganization or reclassification.

    NO STOCK RIGHTS. Prior to the exercise of the IGL Warrants, no warrantholder, as such, will be entitled to vote or be deemed the holder of shares of IGL Common Stock or any other securities of IGL, and has no rights of a stockholder of IGL.

    LISTING ON NYSE The IGL Warrants, and the shares of IGL Common Stock issuable upon exercise of the IGL Warrants, will be listed on the NYSE, subject to official notice of issuance.

FREEPORT SULPHUR COMMON STOCK

    For a description of the Freeport Sulphur Common Stock, see "Description of Capital Stock" contained in the Freeport Sulphur Prospectus attached hereto as Annex VIII and incorporated herein by reference.

ADJUSTMENT OF CONVERSION NUMBERS

    In the event of any other stock split, combination, reclassification or stock dividend with respect to IGL Common Stock or Freeport Sulphur Common Stock, any change or conversion of IGL Common Stock or Freeport Sulphur Common Stock into other securities or any other dividend or distribution with respect to IGL Common Stock (other than quarterly cash dividends not to exceed $0.08 per share on IGL Common Stock and dividends paid by subsidiaries of IGL in the ordinary course of business and consistent with past practice) or Freeport Sulphur Common Stock, or the issuance of any securities, property or cash upon the exercise of, or in exchange for, IGL Rights or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate and proportionate adjustments will be made to the IGL Conversion Number, the Freeport Sulphur Conversion Number or the IGL Warrant exercise price.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    IGL has appointed American Stock Transfer & Trust Company to act as exchange agent (the "Exchange Agent") under the Merger Agreement. As soon as practicable after the Effective Time, IGL will on its own behalf, and with respect to (iii) below, on behalf of FTX, deposit (i) IGL Stock Certificates representing the shares of IGL Common Stock, (ii) IGL Warrant Certificates representing the IGL Warrants, and (iii) Freeport Sulphur Stock Certificates representing the shares of Freeport Sulphur Common Stock, with the Exchange Agent, in trust for the holders of FTX Certificates. The Exchange Agent will deliver the IGL Stock Certificates, the Freeport Sulphur Stock Certificates and the IGL Warrant Certificates to holders of FTX Common Stock as of the Effective Time upon such holder's surrender of the FTX Certificates for exchange.

    As soon as practicable after the Effective Time, the Exchange Agent will mail to each record holder of a FTX Certificate at the Effective Time a letter of transmittal in customary and reasonable form (which will specify that delivery will be effected, and risk of loss and title to the FTX Certificates will pass, only upon actual delivery thereof to the Exchange Agent and will contain instructions for use in effecting the surrender of FTX Certificates in exchange for the property described in the next sentence). Upon surrender for cancellation to the Exchange Agent of FTX Certificates held by any record holder, together with such letter of transmittal duly executed, such holder will be entitled to receive in exchange therefor an IGL Stock Certificate, a Freeport Sulphur Stock Certificate and an IGL Warrant Certificate representing, respectively, the number of whole shares of IGL Common Stock, the number of whole shares of Freeport Sulphur Common Stock and the number of whole IGL Warrants into which FTX Common Shares represented by the surrendered FTX Certificate(s) were converted at the Effective Time; (ii) cash in lieu of any fractional share of IGL Common Stock and (iii) the dividends and other distributions described below. All FTX Certificates so surrendered will be canceled. All IGL Common Stock issued in the Merger will be issued as of, and be deemed to be outstanding as of, the Effective Time. IGL will cause all such shares of IGL Common Stock issued pursuant to the Merger to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

    In the event any FTX Certificates are lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificates to be lost, stolen or destroyed and, if reasonably required by IGL or the Surviving Corporation, upon the posting by such person of a bond in such amount as IGL or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such certificates, the Exchange Agent will issue in respect of such lost, stolen or destroyed certificates, the consideration to be received by virtue of the Merger with respect to the FTX Common Stock represented thereby.

    No dividends or other distributions that are declared on or after the Effective Time on IGL Common Stock or Freeport Sulphur Common Stock, as the case may be, or are payable to the holders of record thereof who became such on or after the Effective Time, and no cash payment in lieu of any fractional share of IGL Common Stock or Freeport Sulphur Common Stock, will be paid to any person entitled by reason of the Merger to receive IGL Stock Certificates representing IGL Common Stock and Freeport Sulphur Stock Certificates representing Freeport Sulphur Common Stock until the FTX Certificates of such person to be exchanged therefor have been surrendered for exchange as described above. Subject to applicable law, there will be paid to each person receiving an IGL Stock Certificate or Freeport Sulphur Stock Certificate, as the case may be, representing such shares of IGL Common Stock or Freeport Sulphur Common Stock:
(i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of IGL Common Stock or Freeport Sulphur Common Stock represented by such IGL Stock Certificate or Freeport Sulphur Stock Certificate having a record date on or after the Effective Time and a payment date prior to such surrender; and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of IGL Common Stock or Freeport Sulphur Common Stock having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender. In no event will the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

    If any IGL Stock Certificate or Freeport Sulphur Stock Certificate representing shares of IGL Common Stock or Freeport Sulphur Common Stock is to be registered in a name other than that of the registered holder of the FTX Certificate surrendered in exchange therefor, or if any cash is to be paid to a person who is not the registered holder of such surrendered FTX Certificate, it will be a condition of the exchange that the FTX Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such IGL Stock Certificate or Freeport Sulphur Stock Certificate or the distribution of such cash payment in a name other than that of the registered holder of the FTX Certificate so surrendered, or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable. IGL or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of FTX Common Stock such amounts as IGL or the Exchange Agent are required to deduct and withhold under the Code, or under any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are withheld by IGL or the Exchange Agent, such withheld amounts will be treated for all purposes of the Merger Agreement as having been distributed to the holder of the FTX Common Stock in respect of whom such deduction and withholding was made by IGL or the Exchange Agent.

    At the Effective Time, the stock transfer books of FTX will be closed, and no transfer of FTX Common Stock will thereafter be made. Subject to any applicable abandoned property, escheat or similar laws, if, after the Effective Time, FTX Certificates are presented to the Surviving Corporation for transfer, they will be canceled and exchanged as described in the preceding paragraphs. After the Effective Time and until surrendered for IGL Stock Certificates, IGL Warrant Certificates, or Freeport Sulphur Stock Certificates, as above described, FTX Certificates which immediately prior to the Effective Time represented FTX Common Stock converted in the Merger will be deemed for all purposes, other than the right to receive payments of dividends and distributions and cash in lieu of any fractional share of IGL Common Stock or Freeport Sulphur Common Stock or fractional IGL Warrants, to represent the number of whole shares of IGL Common Stock and Freeport Sulphur Common Stock and the number of IGL Warrants into which such FTX Common Stock was converted.

    STOCKHOLDERS OF FTX SHOULD NOT FORWARD THEIR FTX CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY RETURN THEIR FTX CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A TRANSMITTAL LETTER.

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REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of IGL and FTX relating, among other things, to: (i) their incorporation, existence, good standing, corporate power and similar corporate matters; (ii) their capitalization; (iii) their authorization, execution and delivery of the Merger Agreement, the enforceability of their obligations thereunder and related matters; (iv) the absence of conflicts, violations and defaults under their certificate or articles of incorporation and by-laws and certain other agreements and documents; (v) their documents and reports filed with the SEC and the accuracy and completeness of the information contained therein; (vi) the Registration Statement, the Freeport Sulphur S-1 and this Joint Proxy Statement/Prospectus and the accuracy and completeness of the information contained therein and herein; (vii) the absence of material adverse changes;
(viii) the absence of certain violations or defaults; (ix) their licenses and permits; (x) environmental and tax matters; (xi) pending or threatened litigation and other proceedings; (xii) labor matters; (xiii) material contracts; (xiv) employee benefit matters; (xv) the absence of undisclosed liabilities; (xvi) the receipt of opinions from their financial advisors; (xvii) with respect to FTX, the inapplicability of certain takeover defense mechanisms to the transaction contemplated by the Merger Agreement; and (xviii) with respect to FTX, no ownership of capital stock of IGL. All representations and warranties of IGL and FTX expire at the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

    Each of IGL and FTX has agreed that during the period from the date of the Merger Agreement through the Effective Time, except as otherwise expressly required or permitted by the Merger Agreement or expressly contemplated by the terms of the Distribution Agreement in connection with the capitalization of Freeport Sulphur and the Freeport Sulphur Distribution, it will, and will cause each of its subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course of its business as being conducted at such date and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its business organization, keep available the services of its officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, all to the end that its goodwill and ongoing business will be unimpaired at the Effective Time. Each of IGL and FTX has agreed to promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, a material adverse effect on IGL or FTX, as the case may be.

    Without limiting the generality of the foregoing, and except as otherwise expressly contemplated or permitted by the Merger Agreement, IGL has agreed that it will not, and that it will not permit any of its subsidiaries to, without the prior written consent of FTX: (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly dividends of not more than $0.08 per share of IGL Common Stock, dividends paid by subsidiaries of IGL in the ordinary course of business and consistent with past practice and the IGL Stock Split), or (B) split, combine or reclassify IGL Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of IGL Common Stock; (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than the distribution of the IGL Rights in accordance with the IGL Rights Agreement, the issuance of IGL Common Stock during the period from the date of the Merger Agreement through the Effective Time upon the exercise of options to purchase IGL Common Stock outstanding on the date of the Merger Agreement under IGL's existing stock option plans, the grant of options for IGL Common Stock and the issuance of IGL Common Stock upon the exercise of IGL Stock Options which may be granted pursuant to IGL's existing stock option plans in the ordinary course of business consistent with past practice, and other than issuances or sales of any of the foregoing securities at a price or for consideration not less than the fair market value thereof in an amount

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in the aggregate, pursuant to one or more transactions, not exceeding 5% of the shares of IGL Common Stock outstanding as of the date of the Merger Agreement);
(iii) amend its charter or organization documents, or by-laws; (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are not material to IGL and its subsidiaries taken as a whole;
(v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are not material to IGL and its subsidiaries taken as a whole; (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness, or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) borrowings or guarantees incurred in the ordinary course of business and consistent with past practice and (B) any loans, advances or capital contributions to, or other investments in, IGL or any majority-owned subsidiary of IGL; (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of IGL or any subsidiary of IGL; (viii) violate or fail to perform any material obligation or duty imposed upon IGL or any subsidiary of IGL by any applicable federal, state, local, foreign or provincial law, rule, regulation, guideline or ordinance; (ix) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); (x) prepare or file any Tax Return (as defined in the Merger Agreement) inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods or settle or compromise any material federal, state, local or foreign income tax liability; (xi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or (xii) acquire any shares of capital stock of FTX.

    Without limiting the generality of the foregoing, and except as otherwise expressly contemplated or permitted by the Merger Agreement, FTX has agreed that it will not, and that it will not permit any of its subsidiaries to, without the prior written consent of IGL: (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly dividends of not more than $0.09 per share of FTX Common Stock (it being expressly understood that the holders of FTX Common Stock will be entitled to either a dividend on FTX Common Stock or shares of IGL Common Stock, but not both, for the calendar quarter in which the Effective Time occurs, and the FTX Board will not declare any dividend or fix any record date therefor which would have such effect), cash distributions declared by FTX on FRP partnership interests and units in accordance with the Amended and Restated Agreement of Limited Partnership of FRP and dividends paid by subsidiaries of FTX in the ordinary course of business and consistent with past practice); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or
(C) purchase, redeem or otherwise acquire any shares of its capital stock or those of any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the redemption of FTX $4.375 Preferred Shares in connection with the Merger Agreement or, with respect to options to purchase FTX Common Stock as described in the FTX Disclosure Letter, as such terms may be modified to permit early vesting thereof); (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than the issuance of FTX Common Stock upon the exercise of options to purchase FTX Common Stock or the conversion of FTX $4.375 Preferred Shares, in each case outstanding on the date of the Merger Agreement in accordance with their current terms); (iii) amend its charter or organization documents, or by-laws; (iv) except as set forth in the FTX Disclosure Letter, acquire or agree to acquire, by merging or

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
consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are in the ordinary course of business and consistent with past practice and not material to FTX and its subsidiaries taken as a whole; (v) except as set forth in the FTX Disclosure Letter, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business and not material to FTX and its subsidiaries taken as a whole, except as set forth in the FTX Disclosure Letter; (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness, or make any loans, advances or capital contributions to, or other investments in, any other person, or retire any outstanding indebtedness for borrowed money, other than (A) borrowings or guarantees incurred in the ordinary course of business and consistent with past practice and (B) any loans, advances or capital contributions to, or other investments in, FTX or subject to clause (xv) below, any majority-owned subsidiary of FTX; (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of FTX or, except as expressly contemplated by the terms of the Distribution Agreement in connection with the capitalization of Freeport Sulphur and the Freeport Sulphur Distribution, any subsidiary of FTX; (viii) enter into or adopt any FTX Plan, or amend any existing FTX Plan, other than as required by law except (A) as described herein under the heading "-- Employee Benefits"; (B) as set forth in the Employee Benefits Agreement attached as an exhibit to the Distribution Agreement; or (C) with respect to the FTX Incentive Plans as described in Schedule 5.8 of the Merger Agreement; (ix) except as set forth in the FTX Disclosure Letter or as contemplated and described in Schedule 5.8 of the Merger Agreement, increase the compensation payable or to become payable to its officers or employees, or the officers or employees of FMS except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of FTX or any of its subsidiaries who are not officers of FTX or any of its subsidiaries, or grant any severance or termination pay to, or enter into, or amend or modify, any employment, severance or consulting agreement with, any director or officer of FTX or any of its subsidiaries, or establish, adopt, enter into or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (x) violate or fail to perform any material obligation or duty imposed upon FTX or any of its subsidiaries by any applicable law, rule, regulation, guideline or ordinance; (xi) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles); (xii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; (xiii) acquire any shares of capital stock of IGL; (xiv) except as set forth in the FTX Disclosure Letter, enter into any transaction with any person or entity controlling, controlled by or under common control with FTX or any of its subsidiaries; or (xv) make any capital expenditure, enter into any agreement with any third party, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loan or advance, in each case where such action is for the primary benefit of Freeport Sulphur or any subsidiary of Freeport Sulphur provided however, that (a) any such expenditure or action may be taken if expressly provided for in the Distribution Agreement or if it is in the ordinary course of business and in the amounts consistent with the schedule of proposed expenditures attached to the FTX Disclosure Letter and (b) any liability, cost or expense to be incurred or associated with such action is assumed by Freeport Sulphur to the extent not paid or discharged prior to the Distribution.

    Each of IGL and FTX has also agreed that, subject to existing contractual and legal restrictions applicable to it (which each of IGL and FTX has represented and warranted do not require it to withhold information which is material and adverse to it and its subsidiaries taken as a whole), it will, and will cause each of its subsidiaries to, afford, during normal business hours during the period from the date of the

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
Merger Agreement through the Effective Time, to the accountants, counsel, financial advisors, officers and other representatives of the other reasonable access to, and permit them to make such inspections as may reasonably be requested of, its properties, books, contracts, commitments and records (including, without limitation, the work papers of independent public accountants), and also permit such interviews with its officers and employees as may be reasonably requested; and, during such period, each of IGL and FTX will, and will cause each of its respective subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its properties, assets, business and personnel as the other may reasonably request. All confidential information obtained by IGL or FTX, as the case may be, will be kept confidential pursuant to existing confidentiality agreements between the parties. Each of IGL and FTX has expressly reaffirmed its obligations under such confidentiality agreements and agreed and acknowledged that such confidentiality agreements will survive the termination of the Merger Agreement.

    Each of IGL and FTX has further agreed that from the date of the Merger Agreement through the Effective Time, unless the other parties to the Merger Agreement otherwise agree in writing, neither it nor its respective subsidiaries will knowingly take or fail to take any action which action or failure would jeopardize qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

NO SOLICITATION

    FTX has agreed that from and after the date of the Merger Agreement, FTX will not, and will not permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any FTX Takeover Proposal (as defined herein), from any person, or engage in or continue discussions or negotiations relating to any FTX Takeover Proposal. However, FTX may engage in discussions or negotiations with, or furnish information concerning FTX and its properties, assets and business to, any person which makes, or indicates in writing an intention to make, an FTX Superior Proposal (as hereinafter defined) if the FTX Board concludes in good faith, after consultation with its outside counsel, that the failure to take such action would violate the fiduciary obligations of the FTX Board under applicable law. FTX is required to promptly notify IGL of any FTX Takeover Proposal received by it or any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its subsidiaries or the receipt by FTX or any of the foregoing of any notice of any intention to make an FTX Superior Proposal, including the material terms and conditions thereof and the identity of the person (or group) making such FTX Takeover Proposal or indicating such intention. As used in the Merger Agreement: (i) "FTX Takeover Proposal" means any proposal or offer, or any expression of interest by any person relating to FTX's willingness or ability to receive or discuss any proposal or offer (other than a proposal or offer by IGL or any of its subsidiaries), for any tender or exchange offer, any merger, consolidation or other business combination involving FTX or any of its subsidiaries or any acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets of, FTX or any of its subsidiaries; and (ii) "FTX Superior Proposal" means a bona fide proposal or offer made by any person to acquire FTX pursuant to any tender or exchange offer, any merger, consolidation or other business combination or any acquisition of all or substantially all of the assets of FTX and its subsidiaries on terms which a majority of the members of the FTX Board determines in good faith, and in the exercise of sound and reasonable judgment (based on the advice of independent financial advisors), to be more favorable to FTX and its stockholders than the transactions contemplated by the Merger Agreement.

    IGL has agreed that from and after the date hereof, IGL will not, and will not permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of

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furnishing information) any IGL Takeover Proposal (as defined herein) from any person, or engage in or continue discussions or negotiations relating to any IGL Takeover Proposal. However, IGL may engage in discussions or negotiations with, or furnish information concerning IGL and its properties, assets and business to, any person which makes, or indicates in writing an intention to make, an IGL Superior Proposal (as hereinafter defined) if the IGL Board shall conclude in good faith, after consultation with its outside counsel, that the failure to take such action would violate the fiduciary obligations of the IGL Board under applicable law. IGL is required to promptly notify FTX of any IGL Takeover Proposal received by it or any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its subsidiaries or the receipt by IGL or any of the foregoing of any notice of any intention to make an IGL Superior Proposal, including the material terms and conditions thereof and the identity of the person (or group) making such IGL Takeover Proposal or indicating such intention. As used in the Merger Agreement:
(i) "IGL Takeover Proposal" means any proposal or offer, or any expression of interest by any person relating to IGL's willingness or ability to receive or discuss any proposal or offer (other than a proposal or offer by IGL or any of its subsidiaries), for any tender or exchange offer, any merger, consolidation or other business combination involving IGL or any of its subsidiaries or any acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets of, IGL or any of its subsidiaries; and (ii) "IGL Superior Proposal" means a bona fide proposal or offer made by any person to acquire IGL pursuant to any tender or exchange offer, any merger, consolidation or other business combination or any acquisition of all or substantially all of the assets of IGL and its subsidiaries on terms which a majority of the members of the IGL Board determines in good faith, and in the exercise of sound and reasonable judgment (based on the advice of independent financial advisors), to be more favorable to IGL and its stockholders than the transactions contemplated by the Merger Agreement.

THIRD PARTY STANDSTILL AGREEMENTS

    IGL and FTX have each agreed that, during the period from the date of the Merger Agreement through the Effective Time, neither IGL nor FTX will terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party (other than, in the case of FTX, any involving IGL or its subsidiaries or, in the case of IGL, involving FTX or its subsidiaries). During such period, each of IGL and FTX has agreed to authorize the other to enforce, on its behalf, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. However, if the FTX Board determines that an FTX Takeover Proposal constitutes an FTX Superior Proposal, then IGL and its subsidiaries will be relieved of the standstill obligations contained in the Amended and Restated Parent Agreement (the "Parent Agreement") dated as of July 1, 1993, as amended and restated May 26, 1995, as further amended, and if the IGL Board determines that an IGL Takeover Proposal constitutes an IGL Superior Proposal, FTX and its subsidiaries shall be relieved of the standstill obligations contained in the Parent Agreement.

CONDITIONS PRECEDENT TO THE MERGER

    The respective obligations of IGL and FTX to effect the Merger are subject, among other things, to the fulfillment of the following conditions at or prior to the Effective Time: (i) approval of the Merger (including the Share Issuance) and adoption of the Charter Amendments by the requisite vote of the IGL stockholders, (ii) approval of the Merger by the requisite vote of the FTX stockholders (iii) the authorization for listing on the NYSE of the shares of IGL Common Stock and IGL Warrants issuable in accordance with the Merger and shares of IGL Common Stock issuable upon the exercise of the IGL Warrants or the IGL Stock-Based Awards, subject to official notice of issuance; (iv) expiration or early termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (which early termination has been granted), and the obtaining, making or

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occurrence of all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity which are listed in the FTX Disclosure Letter or the IGL Disclosure Letter; (v) the absence of either any stop order suspending the effectiveness of the Registration Statement or the Freeport Sulphur Form S-1, or any initiation of a proceeding for such purpose or any threat of such a proceeding by the SEC, and all necessary state securities authorizations having been received and being in full force and effect; (vi) no court or other governmental entity having jurisdiction over IGL or FTX, or any of their respective subsidiaries, having enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) then in force which has the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal; (vii) the Freeport Sulphur Distribution having been consummated in accordance with the terms and provisions of the Distribution Agreement; (viii) IGL and FTX having received opinions from Valuation Research to the effect that, after giving effect to the Distribution Agreement, the Freeport Sulphur Distribution and the transactions contemplated thereby, (A) Freeport Sulphur (i) will be solvent subsequent to the Freeport Sulphur Distribution and after taking into account the liabilities and obligations undertaken in connection with and as a result of the Distribution Agreement and Freeport Sulphur Distribution, (ii) will be able to pay its debts and liabilities as they become due and (iii) will not be left with unreasonably small capital with which to engage in its businesses and (B) FTX and FRP will not violate the provisions of Section 17-607 of the Delaware Revised Uniform Limited Partnership Act regarding the making of distributions; (viii) actions contemplated under the Merger Agreement with respect to Freeport Sulphur Distribution having been taken; and (iv) no suit, action or proceeding by any governmental entity having been instituted or be pending, or threatened as a result of the Merger Agreement or any of the transactions contemplated thereby which, if such governmental entity were to prevail, would reasonably be expected, in the good faith opinion of FTX or IGL, to have a material adverse effect on IGL.

    The obligation of FTX to effect the Merger is also subject to the fulfillment of the following additional conditions at or prior to the Effective
Time: (i) IGL having performed in all respects each of its agreements contained in the Merger Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of IGL contained in the Merger Agreement that is qualified by materiality being true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified being true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by the Merger Agreement, and FTX having received a certificate signed on behalf of IGL by its Chief Executive Officer and its Chief Financial Officer to such effect;
(ii) FTX having received an opinion of Miller & Chevalier, Chartered reasonably satisfactory to FTX relating to certain tax matters (see "THE MERGER--Certain United States Federal Income Tax Consequences"); (iii) IGL having obtained any necessary non-governmental consents and approvals required to consummate the transactions contemplated by the Merger Agreement, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on IGL or upon the consummation of such transactions; (iv) the absence since the date of the Merger Agreement of any material adverse change with respect to IGL, and FTX having received a certificate signed on behalf of IGL by its Chief Executive Officer and its Chief Financial Officer to such effect; (v) each of the following agreements having been terminated or amended to permit the Merger and the Distribution (a) the $350,000,000 Amended and Restated Credit Agreement, originally dated as of June 30, 1995 and amended and restated as of November 14, 1996, among FTX, FRP, certain banks that are signatories thereto, and The Chase Manhattan Bank, as Agent, (b) the $10,000,000 Amended and Restated Credit Agreement dated as of June 30, 1995 and amended and restated as of December 20, 1996, among FTX, FMPO, certain banks that are signatories thereto and The Chase Manhattan Bank, as Agent, and (c) the Second Amended and Restated Note Agreement, originally dated as of June 30, 1995, as amended, among FTX, FMPO, The Chase Manhattan Bank and Hibernia National Bank individually and as Agent; (vi) FTX having received: (a) a certification from IGL that IGL is a

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United States Citizen (as defined in the FRP Amended and Restated Limited
Partnership Agreement), and (b) an opinion of Sidley & Austin that the Merger will not result in a loss of limited liability of any limited partner of FRP or result in FRP being treated as an association taxable as a corporation for federal income tax purposes.

    The obligation of IGL to effect the Merger is also subject to the fulfillment of the following additional conditions at or prior to the Effective
Time: (i) FTX having performed in all material respects each of its agreements contained in the Merger Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of FTX contained in the Merger Agreement that is qualified by materiality being true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified being true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by the Merger Agreement, and IGL having received a certificate signed on behalf of FTX by its Chief Executive Officer and its Chief Financial Officer to such effect; (ii) IGL having received an opinion of Sidley & Austin, reasonably satisfactory to IGL relating to certain tax matters (see "THE MERGER--Certain United States Federal Income Tax Consequences); (iii) FTX having obtained the consent or approval of each person whose consent or approval is required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, FTX License, lease or other agreement or instrument, except where the failure to obtain the same would not reasonably be expected, in the good faith opinion of IGL, individually or in the aggregate, to have a material adverse effect on FTX or IGL or upon the consummation of the transactions contemplated by the Merger Agreement; (iv) IGL having received the written agreements from affiliates of FTX, as the term is used in Rule 145 of the Securities Act; (v) all of the outstanding FTX $4.375 Preferred Shares having been either (a) redeemed by FTX in accordance with the Certificate of Designations or (b) converted into FTX Common Shares in accordance with the Certificate of Designations; (vi) FTX having sold, transferred and conveyed the shares of common stock of FMS owned by FTX to FMS (vii) IGL and FMS having entered into that certain letter agreement related to certain rights and obligations of FTX assumed by IGL as contemplated by the Merger Agreement;
(viii) the FCX Indemnity Letter remaining in full force and effect, and no breach having occurred thereunder or with respect thereto; (ix) FTX having sold its interest in FMPO and FM Properties Holding Company to FMP or one of its affiliates and (x) the absence since the date of the Merger Agreement of any material adverse change with respect to FTX, and IGL having received a certificate signed on behalf of FTX by its Chief Executive Officer and its Chief Financial Officer to such effect.

EMPLOYEE BENEFITS

    IGL has agreed, from and after the Effective Time, to comply with all FTX employee benefit plans that are in effect as of the date of the Merger Agreement. Except for the IGL Stock-Based Awards and except as otherwise provided in the Merger Agreement, the FTX Disclosure Letter, and the Employee Benefits Agreement, IGL will not have any obligation to provide benefits based on equity securities or any equivalent thereof, and IGL may amend or terminate any FTX employee benefit plan in accordance with its terms and applicable law. For all purposes of eligibility to participate in and vesting in benefits provided under employee benefits plans maintained by IGL and its subsidiaries (but not for purposes of determining benefits (or accruals thereof) under such plans) which employees and former employees of FTX become eligible to participate in after the Effective Time, all persons previously employed by FTX and its subsidiaries and then employed by IGL or its subsidiaries as a result of the transactions contemplated under the Merger Agreement shall be credited with their years of service with FTX and its subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under FTX employee benefit plans.

    Employment of any of the persons previously employed by FTX and its subsidiaries by IGL will be "at will" and may be terminated by IGL at any time for any reason (subject to any legally binding agreement other than the Merger Agreement, or any applicable laws or collective bargaining agreement, or any other arrangement or commitment).

    Prior to consummation of the Merger, FTX, FRP and Freeport Sulphur will enter into the Employee Benefits Agreement to provide for the compensation and benefits of those FTX employees who will become employees of Freeport Sulphur in connection with the Merger (the "Transferred Employees") and to provide for the transfer of assets and liabilities pertaining to certain employee benefit plans maintained by FTX for the benefit of the Transferred Employees. In accordance with the terms of the Employee Benefits Agreement, Freeport Sulphur will sponsor qualified and non-qualified defined contribution and defined benefit pension plans that initially will have substantially the same provisions as the FTX pension plans and will provide credit for prior FTX service. All liabilities under the FTX pension plans with regard to the Transferred Employees will be transferred to Freeport Sulphur's plans. Assets sufficient to fund the transferred qualified plan liabilities will be transferred from the FTX plans to the comparable Freeport Sulphur plans, and assets sufficient to fund the transferred non-qualified plan liabilities will be transferred from FTX to Freeport Sulphur.

    FTX will pay Freeport Sulphur an actuarially-determined amount to cover the costs of post-retirement medical benefits for Transferred Employees. FTX will retain responsibility for all claims made after the Merger by employees who retired from the Transferred Businesses prior to the Merger, but Freeport Sulphur has agreed to reimburse FTX quarterly for a portion of such claims. In addition, Freeport Sulphur will reimburse FTX for claims and premiums related to COBRA coverage for certain employees who lose coverage as a result of the Merger and related transactions.

    FTX will be permitted to take any and all actions, including the adoption of new plans or amendment of existing plans, as are contemplated to be taken by FTX under the Employee Benefits Agreement. To the extent that the Employee Benefits Agreement requires or calls for the performance of any obligations or the taking of any acts by FTX on or after the Effective Time, IGL shall honor and fully perform such acts or obligations.

    Prior to the Effective Time, FTX (i) will amend the Freeport-McMoRan Inc. Retiree Benefit Plan if needed to allow certain employees, other than Transferred Employees, who are under age 55 to receive post-retirement benefits under such plan if their employment with FTX is terminated in connection with the transactions contemplated herein; (ii) may (a) transfer to FCX or FMS (the "Transferee Company") the liabilities under the Freeport-McMoRan Inc. Excess Benefits Plan and the Freeport-McMoRan Inc. Grandfathered Retirement Benefit Plan relating to some or all of the employees who terminate or have terminated employment with FTX and who are thereafter employed by the Transferee Company, and (b) transfer to the Transferee Company an amount in cash equal to the present value of any such transferred liabilities, determined in the same manner as provided with respect to transfers under the Employee Benefits Agreement. Any such liabilities that are not otherwise transferred to FCX or FMS will remain liabilities of FTX, and IGL will make all payments that are required to be made after the Effective Time in accordance with the terms of the current provisions of the applicable plan; (iii) will amend the Supplemental Employee Capital Accumulation Program (the "SECAP") to permit it to distribute each SECAP account (other than accounts that are to be transferred to the Freeport Sulphur SECAP pursuant to the Employee Benefits Agreement) to the participant for whom the account is maintained or to the comparable plan of FMS or FCX if the participant is employed there; (iv) will have the right, subject to the rules of Code
Section 401, to amend the FTX Pension Plan, the FTX EBP, the FTX Grandfathered Plan, the FTX Employee Capital Accumulation Program (the "ECAP"), and the FTX SECAP, if needed to assure that a participant who has reached the age of 55 will be able to receive the vested benefits he has accrued under such plans even if such participant is still employed by FCX, FMS, or any other company. IGL specifically acknowledges and consents to the distribution of any and all such benefits to such participants on or before the Effective Time. IGL also specifically acknowledges that neither the Merger

Agreement nor such plan amendments will require the distribution of such benefits prior to the Effective Time, that payment of a participant's plan benefits may be deferred beyond the Effective Time to a time selected by the participant, that payment after the Effective Time will be the responsibility of IGL, that IGL will not amend the plans to require acceleration of receipt of benefits and that, to the extent that a plan participant makes a request for the distribution of his plan benefits following the Effective Time, IGL shall take all actions necessary to pay or arrange for timely payment of such benefits. IGL acknowledges that the total amount payable under the FTX EBP and FTX Grandfathered Plan to each of the two most-senior executives of FTX, if they should retire and demand their benefits at this time, is as set forth on
Schedule 5.17(i) of the Employee Benefits Agreement.

    The Freeport-McMoRan Inc. Severance Plan will be amended or terminated if necessary to eliminate any obligation of FTX to pay severance benefits.

    With respect to retiree medical, retiree dental, and retiree group life insurance benefits for FTX Retired Employees, IGL, as the Surviving Corporation, agrees to: (1) maintain until the later of one year after the Effective Time or December 31, 1998 the same level of benefits, and at the same level of premium cost sharing, as in effect at the Effective Time and (2) give notice to affected FTX Retired Employees and their beneficiaries at least six months before making any changes in either such premiums or such benefits, including any termination of such benefits.

    FTX shall provide FTX employees who have a qualifying event (as that term is defined in Code section 4980B(f)(3)), irrespective of the time of the qualifying event, notice of their rights to continue coverage under the FTX Flexible Spending Account, Medical, Dental, or any other group health plan as defined in Code section 4980B(g)(2). Further, FTX will provide each FTX employee written certification of his or her creditable coverage as required under the Health Insurance Portability and Accountability Act of 1996.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

    All rights to indemnification or exculpation, and all limitations with respect thereto, existing in favor of a director, officer, employee or agent (an "Indemnified Person") of FTX or any of its subsidiaries (including, without limitation, any indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of FTX or any of its subsidiaries), as provided in FTX's Restated Certificate of Incorporation or By-laws as in effect on the date of the Merger Agreement and relating to actions or events up to the Effective Time (including without limitation the Merger, the Freeport Sulphur Distribution and the other transactions contemplated by the Merger Agreement) shall survive the Merger and shall continue in full force and effect, without any amendment thereto. However, the Surviving Corporation shall not be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the IGL Board or unless such proceeding is brought by an Indemnified Person to enforce his right to indemnification under the Merger Agreement; provided further that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL, FTX's Restated Certificate of Incorporation or By-laws or any such agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to IGL; and provided further that nothing herein shall impair any rights or obligations of any current or former director or officer of FTX.

    Prior to the Effective Time, FTX shall have the right, upon consultation with IGL, to obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O Insurance") covering a period of not less than six years after the Effective Time and providing coverage in amounts and on terms consistent with FTX's existing D&O Insurance. In the event FTX is unable to obtain such insurance, IGL or the Surviving Corporation agrees to maintain FTX's D&O Insurance for a period of not less than six years after the Effective Time; provided, that IGL may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is canceled during such period, IGL or the Surviving Corporation shall use their best efforts to obtain substantially similar D&O Insurance; and provided further that FTX shall not, without IGL's consent, expend an amount in excess of $1,010,000 to procure the above described "tail" coverage and neither IGL nor the Surviving Corporation shall be required to expend, in order to maintain or procure an annual D&O Insurance policy, in lieu of a tail policy, an amount in excess of 200% of the aggregate premiums paid by FTX in 1997 on an annualized basis for such purpose (it being understood that such 1997 aggregate premium was $505,000), but in such case shall purchase as much coverage as possible for such amount.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of IGL or FTX of the matters presented in connection with the Merger:

        (a) by mutual written consent of IGL and FTX which termination is approved by the IGL Board and the FTX Board;

        (b) by either IGL or FTX, by written notice from the terminating party to the other party: (i) if there has been a material breach by the other of any representation or warranty that is not qualified as to materiality or if there has been a breach by the other of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within twenty business days after receipt by the breaching party of notice of the breach provided that the breaching party continually exercises its reasonable best efforts to effect a cure; (ii) if there has been a failure by the other to comply in all material respects with any of its covenants or agreements contained in the Merger Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within twenty business days after receipt by the other of notice of such failure to comply provided that the breaching party continually exercises its reasonable best efforts to effect a cure; (iii) if the stockholders of FTX do not approve the Merger at the FTX Special Meeting or any adjournment thereof; (iv) if the stockholders of IGL do not approve the Share Issuance or the Charter Amendments at the IGL Special Meeting or any adjournment thereof; (v) if the Merger has not been effected on or prior to the close of business on March 31, 1998; provided, however, that the right to terminate the Merger Agreement under such circumstances will not be available to any party whose failure to fulfill any obligation of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to such date; or (vi) if the other party breaches any of its covenants or agreements related to the solicitation of other proposals See "--No Solicitation."

        (c) by FTX, by written notice to IGL, if: (i) the FTX Board reasonably determines in good faith (A) that a FTX Takeover Proposal constitutes a FTX Superior Proposal, and (B) after consultation with its outside counsel, that the failure to accept such FTX Superior Proposal would violate the fiduciary obligations of the FTX Board, however, FTX may not terminate this Agreement unless (A) 10 business days have elapsed after delivery to IGL of a written notice of such determination by the FTX Board and during such 10 business-day period FTX has fully cooperated with IGL, including, without limitation, informing IGL of the terms and conditions of such FTX Takeover Proposal and the identity of the person or group making such FTX Takeover Proposal, with the objective of providing IGL a reasonable opportunity to propose a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (B) at the end of such 10 business-day period the FTX Board continues reasonably to believe in good faith that such FTX Takeover Proposal constitutes a FTX Superior Proposal and simultaneously therewith FTX shall enter into a definitive acquisition, merger or similar agreement to effect such FTX Superior Proposal; or (ii) if the IGL Board does not recommend the Merger or the IGL Share Issuance to IGL's stockholders, or has resolved not to make such recommendation, or has modified or rescinded its recommendation of the Merger or the IGL Share Issuance to IGL's stockholders as being advisable and in the best interests of IGL and its stockholders, or has modified or rescinded its approval of this Agreement, or has resolved to do any of the foregoing.

        (d) by IGL, by written notice to FTX, if (i) the IGL Board reasonably determines in good faith (A) that a IGL Takeover Proposal constitutes a IGL Superior Proposal, and (B) after consultation with its outside counsel, the failure to accept such IGL Superior Proposal would violate the fiduciary obligations of the IGL Board, however, IGL may not terminate the Merger Agreement unless (A) 10 business days shall have elapsed after delivery to FTX of a written notice of such determination by the IGL Board of Directors and during such 10 business-day period IGL has fully cooperated with FTX, including, without limitation, informing FTX of the terms and conditions of such IGL Takeover Proposal and the identity of the person or group making such IGL Takeover Proposal, with the objective of providing FTX a reasonable opportunity to propose a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and
    (B) at the end of such 10 business-day period the IGL Board continues reasonably to believe in good faith that such IGL Takeover Proposal constitutes a IGL Superior Proposal and simultaneously therewith IGL will have entered into a definitive acquisition, merger or similar agreement to effect such IGL Superior Proposal; or (ii) the FTX Board does not recommend the Merger to FTX's stockholders, or has resolved not to make such recommendation, or has modified or rescinded its recommendation of the Merger to FTX's stockholders as being advisable and in the best interests of FTX and its stockholders, or has modified or rescinded its approval of this Agreement, or has resolved to do any of the foregoing, or (iii) the FTX Board has recommended to the stockholders of FTX any FTX Takeover Proposal or has resolved to do so or (iv) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of FTX is commenced, and the FTX Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

FEES AND EXPENSES

    All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, will be paid by the party incurring such costs and expenses, provided that all printing expenses and filing fees will be divided equally between IGL and FTX.

    Either FTX or the Surviving Corporation is required to pay all state, local or foreign taxes, if any (collectively, the "Gains Taxes"), attributable to the transfer of the beneficial ownership of FTX's and its subsidiaries' real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. FTX will cooperate with IGL in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by FTX and its subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of FTX and its subsidiaries will be determined by IGL in its reasonable discretion. The stockholders of FTX will be deemed to have agreed to be bound by the allocation provided for herein in the preparation of any return with respect to the Gains Taxes.

    None of the provisions in the Merger Agreement regarding payment of fees or expenses limit any remedies available to any party for any breach of the Merger Agreement by any other party.

AMENDMENT

    The Merger Agreement may be amended by the parties thereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval by the stockholders of IGL and FTX of the matters presented to them in connection with the Merger. However, after any such approval, no amendment can be made if applicable law would require further approval by such stockholders, unless such further approval is obtained. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

WAIVER

    At any time prior to the Effective Time, the Merger Agreement permits the parties thereto to: (i) extend the time for the performance of any of the obligations or other acts of the other party thereto; (ii) waive any inaccuracies in the representations and warranties contained therein or in any instrument delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions contained therein which may legally be waived; in each case pursuant to a written instrument.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

    The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997 and Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended September 30, 1997 and the year ended June 30, 1997 have been prepared from the historical financial statements of IGL and FTX.

    The unaudited pro forma condensed consolidated financial information gives effect to accounting for the Merger as a "purchase transaction," based on the conversion of each share of FTX Common Stock into 0.90 of a share of IGL Common Stock. The Unaudited Pro Forma Condensed Consolidated Statements of Operations presented herein have been prepared as if the Merger occurred on July 1, 1996. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1997 reflects the Merger as if it had occurred on September 30, 1997.

    The unaudited pro forma condensed consolidated financial information for the respective periods presented should be read in conjunction with the accompanying notes and the historical financial statements and notes thereto of IGL and FTX incorporated herein by reference.

    FTX's most recent fiscal year ended December 31, 1996 differs from IGL's most recent fiscal year end by more than 93 days. Accordingly, the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended June 30, 1997 has been updated to include FTX's results for the twelve-month period July 1, 1996 through June 30, 1997.

    The following unaudited pro forma condensed consolidated financial information does not include pro forma financial information for certain acquisition transactions consummated by IGL or FTX that individually, or in the aggregate, are not material in relation to IGL's or FTX's respective consolidated financial position or results of operations. Certain amounts in the historical financial statements of IGL and FTX have been reclassified for the pro forma consolidated presentation.

    The unaudited pro forma condensed consolidated financial information includes estimates and information currently available and is subject to change based upon final purchase accounting of the Merger. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the financial position or results which actually would have been attained if the Merger had been consummated on the dates indicated above.

                                IMC GLOBAL INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AT SEPTEMBER 30, 1997
                                 (IN MILLIONS)

                                                            TRANSFERRED TO
                                   HISTORICAL  HISTORICAL  FREEPORT SULPHUR  FTX'S SHARE OF    MERGER      PRO FORMA
                                      IGL         FTX        COMPANY (A)     IMC-AGRICO (B)  ADJUSTMENTS  CONSOLIDATED
                                   ----------  ----------  ----------------  --------------  -----------  ------------
Assets
Current assets:
  Cash and cash equivalents......  $     74.4  $      6.0     $     (4.6)     $       (0.4)   $    (9.0)(c)  $     66.4
  Receivables, net...............       263.6        78.8          (33.1)            (24.6)                     284.7
  Inventories....................       572.3       166.4          (37.4)           (133.1)                     568.2
  Deferred income taxes..........        54.2                                                                    54.2
  Other current assets...........        18.9        33.2           (1.7)             (2.1)                      48.3
                                   ----------  ----------       --------     --------------  -----------  ------------
    Total current assets.........       983.4       284.4          (76.8)           (160.2)        (9.0)      1,021.8
Property, plant and equipment,
 net.............................     2,445.7       523.6         (296.1)           (404.9)       217.1(d)     2,485.4
Other assets.....................       217.0       151.2          (67.2)            (23.7)       824.9(  (e)     1,102.2
                                   ----------  ----------       --------     --------------  -----------  ------------
Total assets.....................  $  3,646.1  $    959.2     $   (440.1)     $     (588.8)   $ 1,033.0    $  4,609.4
                                   ----------  ----------       --------     --------------  -----------  ------------
                                   ----------  ----------       --------     --------------  -----------  ------------

Liabilities and Stockholders'
 Equity
Current Liabilities:
  Accounts payable and accrued
    liabilities..................  $    375.9  $    146.7     $    (44.2)     $      (86.5)                $    391.9
  Short-term debt and current
    maturities of long-term
    debt.........................        33.5         0.4                             (0.4)                      33.5
                                   ----------  ----------       --------     --------------  -----------  ------------
    Total current liabilities....       409.4       147.1          (44.2)            (86.9)                     425.4
Long-term debt, less current
 maturities......................       809.9       536.5                            (45.5)                   1,300.9
Deferred income taxes............       360.3                      (75.9)                     $    80.5(f)       364.9
Other noncurrent liabilities.....       341.2       368.5         (122.9)            (72.5)       (36.0)(g)       478.3
Minority interest................       416.9         0.8           (0.8)                        (411.3)(h)         5.6
Stockholders' equity:
  Preferred stock................                    30.4                                         (30.4)(i)
  Common stock...................       101.9         0.4                                          22.2(j)       124.5
  Capital in excess of par
    value........................       948.5       548.1                                         274.5(k)     1,771.1
  Retained earnings (deficit)....       541.4       (37.2)        (196.3)           (383.9)       498.1(l)       422.1
  Treasury stock.................      (264.3)     (635.4)                                        635.4(m)      (264.3)
  Foreign currency translation
    adjustment...................       (19.1)                                                                  (19.1)
                                   ----------  ----------       --------     --------------  -----------  ------------
    Total stockholders' equity...     1,308.4       (93.7)        (196.3)           (383.9)     1,399.8       2,034.3
                                   ----------  ----------       --------     --------------  -----------  ------------
Total liabilities and
 stockholders' equity............  $  3,646.1  $    959.2     $   (440.1)     $     (588.8)   $ 1,033.0    $  4,609.4
                                   ----------  ----------       --------     --------------  -----------  ------------
                                   ----------  ----------       --------     --------------  -----------  ------------

         The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                IMC GLOBAL INC.
       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                     (IN MILLIONS EXCEPT PER SHARE AMOUNT)

(a) In connection with the Merger, IGL will contribute its 25.0 percent interest in Main Pass to FRP, and FRP will contribute its 58.3 percent interest in Main Pass together with the 25.0 percent interest to be received from IGL along with certain additional sulphur assets of FRP and FTX to a newly formed subsidiary of FRP, Freeport Sulphur. Thereafter, Freeport Sulphur Common Stock will be distributed to the partners of FRP, including FTX. The adjustments reflect the elimination of the historical carrying values of these net assets along with a $119.3 charge, net of related tax benefit, to reduce the historical carrying value of IGL's interest in Main Pass to estimated fair value. IGL expects to record this charge during the quarter ended December 31, 1997, provided that the Merger is consummated upon receipt of stockholder approval. The estimated charge of $119.3 may change upon IGL's receipt of a third party appraisal of the fair value of its Main Pass interest. However, IGL expects the value ascribed to IGL's interest in Main Pass by the third party appraiser will not differ materially from the value estimated herein.

(b) The amounts in the column "Historical IGL" reflect 100 percent of the net assets of IMC-Agrico, as IGL has historically fully consolidated IMC-Agrico. FTX historically proportionately consolidated its interest in IMC-Agrico and these amounts are included in the column "Historical FTX." The adjustments eliminate the historical carrying values of IMC-Agrico that FTX proportionately consolidated.

(c) Reflects estimated fees related to the Merger of $9.0. The amount of merger-related costs included herein is estimated using information currently available and may change as additional information becomes known.

(d) Reflects step-up from book value to fair value pertaining to IGL's additional interest, of approximately 20%, in IMC-Agrico's property, plant and equipment.

(e) Reflects estimated goodwill recorded as a result of the Merger.

(f) Reflects deferred taxes provided for the step-up from book value to fair value on IGL's additional interest in IMC-Agrico property, plant and equipment (see footnote (d) above).

(g) Reflects purchase accounting adjustments to employee benefit liabilities assumed by IGL.

(h) Eliminates FTX minority interest and records pro forma minority interest as a result of the Merger as follows: (i) FRP unitholders' interest in IMC-Agrico of approximately 20.0 percent; and (ii) FRP unitholders' interest in all other FRP net assets of 48.4 percent.

(i) Upon consummation of the Merger, FTX preferred stock will no longer be outstanding.

(j) As of September 30, 1997, FTX had approximately 25.1 shares of common stock outstanding (assuming conversion of FTX preferred stock and excluding FTX shares in treasury) which upon consummation of the Merger will be converted to 22.6 shares at an estimated price of $35.25 per share. Adjustment reflects issuance of IGL stock for FTX stock of $22.6 net of the elimination of FTX historical common stock book value of $0.4.

(k) Reflects: (i) issuance of IGL stock for FTX stock, net of par value (see note (j) above) of $773.7; (ii) less the elimination of FTX historical capital in excess of par value of $548.1; and (iii) plus the issuance of IGL warrants of $48.9.

(l) Reflects: (i) elimination of FTX historical retained deficit contributed to IGL of $617.4 (calculated as historical FTX retained deficit of $37.2 less retained earnings attributable to Freeport Sulphur of $196.3 less retained earnings attributable to FTX's proportionate share of IMC-Agrico of $383.9); and (ii) recording of IGL's write-off of Main Pass of $119.3.

(m) Eliminates FTX historical treasury stock.

                                IMC GLOBAL INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1997
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                            TRANSFERRED TO
                                 HISTORICAL   HISTORICAL   FREEPORT SULPHUR   FTX'S SHARE OF       MERGER        PRO FORMA
                                     IGL          FTX         COMPANY (A)     IMC-AGRICO (B)   ADJUSTMENTS (C)  CONSOLIDATED
                                 -----------  -----------  -----------------  ---------------  ---------------  ------------
Net sales......................   $ 2,982.0    $   898.6       $  (168.7)        $  (729.6)                      $  2,982.3
Cost of goods sold.............     2,212.0        679.7          (157.3)           (516.2)       $    31.5(d)      2,249.7
                                 -----------  -----------        -------      ---------------       -------     ------------
  Gross margins................       770.0        218.9           (11.4)           (213.4)           (31.5)          732.6
Selling, general and
  administrative expenses......       247.2         56.1            (8.3)            (20.0)                           275.0
                                 -----------  -----------        -------      ---------------       -------     ------------
Operating earnings.............       522.8        162.8            (3.1)           (193.4)           (31.5)          457.6
Other (income) and expense,
  net..........................        (5.7)         0.2                              (1.4)                            (6.9)
Interest expense...............        51.1         36.4                              (2.6)                            84.9
                                 -----------  -----------        -------      ---------------       -------     ------------
Earnings before minority
  interest.....................       477.4        126.2            (3.1)           (189.4)           (31.5)          379.6
Minority interest..............       155.4         95.1            (2.7)            (91.7)          (112.2)(e)        43.9
                                 -----------  -----------        -------      ---------------       -------     ------------
Earnings before taxes..........       322.0         31.1            (0.4)            (97.7)            80.7           335.7
Provision for taxes............       117.5         14.5            (1.0)            (32.1)            40.2(f)        139.1
                                 -----------  -----------        -------      ---------------       -------     ------------
Earnings before extraordinary
  item.........................   $   204.5    $    16.6       $     0.6         $   (65.6)       $    40.5      $    196.6
                                 -----------  -----------        -------      ---------------       -------     ------------
                                 -----------  -----------        -------      ---------------       -------     ------------

Earnings per common share......   $    2.15                                                                      $     1.67

Weighted average number of
  shares and equivalent shares
  outstanding..................        95.0                                                                           117.6

         The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                IMC GLOBAL INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     THREE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                           TRANSFERRED TO
                                HISTORICAL   HISTORICAL   FREEPORT SULPHUR   FTX'S SHARE OF         MERGER           PRO FORMA
                                    IGL        FTX (A)     COMPANY (A)(B)    IMC-AGRICO (C)     ADJUSTMENTS (D)    CONSOLIDATED
                                -----------  -----------  -----------------  ---------------  -------------------  -------------
Net sales.....................   $   598.7    $   196.3       $   (38.5)        $  (157.8)                           $   598.7
Cost of goods sold............       449.4        582.1          (463.1)           (108.4)         $     7.9(e)          467.9
                                -----------  -----------        -------      ---------------          ------       -------------
  Gross margins...............       149.3       (385.8)          424.6             (49.4)              (7.9)            130.8
Selling, general and
  administrative expenses.....        65.1         14.9            (1.8)             (6.1)                                72.1
                                -----------  -----------        -------      ---------------          ------       -------------
Operating earnings (loss).....        84.2       (400.7)          426.4             (43.3)              (7.9)             58.7
Other (income) and expense,
  net.........................        (2.7)        (0.5)                             (0.5)                                (3.7)
Interest expense..............        13.2         10.2                              (0.8)                                22.6
                                -----------  -----------        -------      ---------------          ------       -------------
Earnings (loss) before
  minority interest...........        73.7       (410.4)          426.4             (42.0)              (7.9)             39.8
Minority interest.............        31.7       (149.4)          159.1             (20.3)             (17.9)(f)           3.2
                                -----------  -----------        -------      ---------------          ------       -------------
Earnings (loss) before
  taxes.......................        42.0       (261.0)          267.3             (21.7)              10.0              36.6
Provision (benefit) for
  taxes.......................        15.3        (98.0)          100.6              (8.2)               5.9(g)           15.6
                                -----------  -----------        -------      ---------------          ------       -------------
Earnings (loss) before
  extraordinary item..........   $    26.7    $  (163.0)      $   166.7         $   (13.5)         $     4.1         $    21.0
                                -----------  -----------        -------      ---------------          ------       -------------
                                -----------  -----------        -------      ---------------          ------       -------------

Earnings per common share.....   $    0.28                                                                           $    0.18

Weighted average number of
  shares and equivalent shares
  outstanding.................        93.8                                                                               116.4

         The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                IMC GLOBAL INC.
         NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS
                                 OF OPERATIONS

(a) Includes charges for an impairment assessment of FTX sulphur assets.

(b) In connection with the Merger, IGL will contribute its 25.0 percent interest in Main Pass to FRP, and FRP will contribute its 58.3 percent interest in Main Pass together with the 25.0 percent interest to be received from IGL along with certain additional sulphur assets of FRP and FTX to a newly formed subsidiary of FRP, Freeport Sulphur. Thereafter, Freeport Sulphur Common Stock will be distributed to the partners of FRP, including FTX. The adjustments reflect the elimination of the related operating results.

(c) The amounts in the column "Historical IGL" reflect 100 percent of the operating results of IMC-Agrico, as IGL has historically fully consolidated IMC-Agrico. FTX historically proportionately consolidated its interest in IMC-Agrico and these amounts are included in the column "Historical FTX." The adjustments eliminate the operating results of IMC-Agrico that FTX proportionately consolidated.

(d) As a result of the Merger, IGL expects to achieve cost savings through the consolidation of certain general and administrative functions and other opportunities for cost savings. No adjustments have been included in the Unaudited Pro Forma Condensed Consolidated Statements of Operations for such anticipated cost savings. IGL expects to realize at least $33 million in annual cost savings immediately, with an additional $7.5 million in annual savings expected during the seven years following the Merger.

(e) Reflects amortization of step-up from book value to fair value pertaining to IGL's additional interest in IMC-Agrico's property, plant and equipment over the assets' respective useful lives; reflects goodwill amortization over 40 years (see notes (d) and (e) of Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet).

(f) Eliminates FTX minority interest and records pro forma minority interest as a result of the Merger as follows: (i) FRP unitholders' interest in IMC-Agrico of approximately 20.0 percent; and (ii) FRP unitholders' interest in all other FRP operating results of 48.4 percent.

(g) Reflects the tax effect of Merger Adjustments, excluding goodwill amortization, at an effective rate of 39 percent.

                     COMPARISON OF THE RIGHTS OF HOLDERS OF
                     IGL COMMON STOCK AND FTX COMMON STOCK

    The following is a summary of material differences between the rights of holders of IGL Common Stock and the rights of holders of FTX Common Stock. As each of IGL and FTX is organized under the laws of Delaware, these differences arise principally from provisions of the charter and by-laws of each of IGL and FTX.

    The following summaries do not purport to be complete statements of the rights of IGL stockholders under the IGL Charter and IGL By-laws as compared with the rights of FTX stockholders under the FTX Restated Certificate of Incorporation, as amended (the "FTX Charter"), and Amended and Restated By-laws (the "FTX By-laws") or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equal or more significant differences do not exist. These summaries are qualified in their entirety by reference to the DGCL and governing corporate instruments of IGL and FTX, to which stockholders are referred.

    A summary of material differences between the rights of holders of Freeport Sulphur Common Stock and the rights of holders of FTX Common Stock is included in the Freeport Sulphur Prospectus and incorporated herein by reference.

DIRECTORS

    Directors elected by holders of stock of IGL entitled to vote generally in the election of directors may be removed at any time by majority vote of such stockholders, but only for cause. Vacancies or newly created directorships in the IGL Board may be filled for the unexpired term only by a majority vote of the remaining directors. Accordingly, the IGL Board could prevent any stockholder from enlarging the IGL Board and filling the new directorships with such stockholder's own nominees.

    The FTX Charter and FTX By-Laws do not provide for removal of directors for cause; however, under the DGCL, because the FTX Board is classified, shareholders may remove directors of FTX only for cause.

    The FTX Charter provides that newly created directorship resulting from any increase in the number of directors and any vacancies on the FTX Board resulting from death, resignation, disqualification, removal or other reason may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the FTX Board.

STOCKHOLDER RIGHTS PLAN

    Pursuant to the IGL Rights Agreement, each holder of IGL Common Stock has received and each person receiving a share of IGL Common Stock constituting a portion of the Share Issuance will receive, one IGL Right. Each IGL Right entitles the registered holder to purchase from IGL one two-hundredth of a share of IGL Series C Preferred Stock at a price of $75 (the "Purchase Price").

    Each share of IGL Series C Preferred Stock will be entitled to a quarterly dividend payment of 200 times the dividend declared per share of IGL Common Stock. In the event of liquidation, each share of IGL Series C Preferred Stock will be entitled to an aggregate payment of 200 times the aggregate payment made per share of IGL Common Stock. Each share of IGL Series C Preferred Stock will have 200 votes, voting together with shares of IGL Common Stock. In the event of any merger, consolidation or other transaction in which shares of IGL Common Stock are exchanged, each share of IGL Series C Preferred Stock will be entitled to receive 200 times the amount received per share of IGL Common Stock. These rights are protected by customary antidilution provisions. Shares of IGL Series C Preferred Stock purchasable upon exercise of IGL Rights will not be redeemable.

    Because of the nature of the dividend, liquidation and voting rights of shares of IGL Series C Preferred Stock, the value of the one two-hundredth interest in a share of IGL Series C Preferred Stock purchasable upon exercise of each IGL Right should approximate the value of one share of IGL Common Stock.

    Until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (a "Rights Plan Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding IGL Common Stock or (ii) 10 business days (or such later date as may be determined by action of the IGL Board prior to such time as any Person (as defined in the IGL Rights Agreement) becomes a Rights Plan Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding IGL Common Stock (the earlier of such dates being called the "Distribution Date"), the IGL Rights will be evidenced by (x) with respect to any IGL Certificate outstanding as of July 12, 1989, which remains outstanding as of the Distribution Date, by such IGL Certificate and (y) with respect to any IGL Certificates issued after July 12, 1989, upon transfer or new issuance of IGL Common Stock, by a notation on such IGL Certificate incorporating the IGL Rights Agreement by reference. The IGL Rights Agreement provides that, if the IGL Board determines in good faith that a Person who would otherwise be a "Rights Plan Acquiring Person" has become such inadvertently and such Person divests as promptly as practicable a sufficient number of shares of IGL Common Stock so that such Person would no longer be a "Rights Plan Acquiring Person," then such Person shall not be deemed to be a "Rights Plan Acquiring Person" for any purpose under the IGL Rights Agreement. The term "Rights Plan Acquiring Person" does not include (i) IGL,
(ii) any subsidiary of IGL, (iii) any employee benefit plan of IGL or any subsidiary of IGL or (iv) any entity holding IGL Common Stock for or pursuant to the terms of any such plan.

    The IGL Rights Agreement provides that, until the Distribution Date, the IGL Rights will be transferred with and only with the IGL Common Stock. As soon as practicable following the Distribution Date, separate certificates evidencing the IGL Rights ("IGL Right Certificates") will be mailed to holders of record of the IGL Common Stock on the Distribution Date, and such separate IGL Right Certificates alone will evidence the IGL Rights.

    The IGL Rights are not exercisable until the Distribution Date. The IGL Rights will expire on June 21, 1999 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the IGL Rights are earlier redeemed by IGL as described below.

    The number of outstanding IGL Rights and the number of shares of IGL Series C Preferred Stock issuable upon exercise of each IGL Right are also subject to adjustment in the event of a stock split of the shares of IGL Common Stock or subdivisions, consolidations or combinations of the shares of IGL Common Stock occurring, in any such case, prior to the Distribution Date.

    In the event that, after the Shares Acquisition Date, IGL is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold or otherwise transferred (other than the transfer of certain assets to IMC-Agrico pursuant to the Contribution Agreement dated as of April 5, 1993, as amended, between FRP and IGL) proper provision will be made so that each holder of an IGL Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the IGL Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the IGL Right. In the event that any person becomes a Rights Plan Acquiring Person, proper provision shall be made so that each holder of an IGL Right, other than IGL Rights beneficially owned by the Rights Plan Acquiring Person and its affiliates and associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of IGL Common Stock having a market value of two times the exercise price of the IGL Right. If IGL does not have sufficient IGL Common Stock to satisfy such obligation to issue IGL Common Stock, or if the IGL Board so elects, IGL shall deliver upon payment of the exercise price of an IGL Right an amount of cash or securities equivalent in value to the IGL Common Stock issuable upon exercise of an IGL Right; provided, that if IGL fails to meet such obligation within 30 days following the later of (x) the first occurrence of an event triggering the right to purchase IGL Common Stock and (y) the date on which IGL's right to redeem the IGL Rights expires, IGL must deliver, upon exercise of an IGL Right but without requiring payment of the exercise price then in effect, IGL Common Stock (to the extent available) and cash equal in value to the difference between the value of the IGL Common Stock otherwise issuable upon the exercise of an IGL Right and the exercise price then in effect. The IGL Board may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional IGL Common Stock to permit the issuance of IGL Common Stock upon the exercise in full of the IGL Rights.

    At any time after the acquisition by a Rights Plan Acquiring Person of beneficial ownership of 15% or more of the outstanding IGL Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding IGL Common Stock, the IGL Board may exchange the IGL Rights (other than IGL Rights owned by such Rights Plan Acquiring Person which have become void), in whole or in part, for shares of IGL Common Stock, at an exchange ratio of one-half of the number of shares of IGL Common Stock which each holder of an IGL Right would have a right to receive upon exercise of an IGL Right.

    At any time prior to the acquisition by a Rights Plan Acquiring Person of beneficial ownership of 15% or more of the outstanding IGL Common Stock, the IGL Board may redeem the IGL Rights in whole, but not in part, at a price of $.005 per IGL Right (the "Redemption Price"). The redemption of the IGL Rights may be made effective at such time, on such basis and with such conditions as the IGL Board in its sole discretion may establish. Immediately upon any redemption of the IGL Rights, the right to exercise the IGL Rights will terminate and the only right of the holders of IGL Rights will be to receive the Redemption Price.

    The terms of the IGL Rights may be amended by the IGL Board without the consent of the holders of the IGL Rights, except that from and after such time as any person becomes a Rights Plan Acquiring Person no such amendment may adversely affect the interests of the holders of IGL Rights (other than the Rights Plan Acquiring Person and its affiliates and associates).

    FTX does not have a rights plan.

ANTI-GREENMAIL AND FAIR PRICE PROVISIONS

    The IGL Charter provides that the affirmative vote of not less than a majority of the IGL Common Stock is required before IGL may purchase any outstanding shares of IGL Common Stock at a price known by IGL to be above market price from a person known by IGL to be the beneficial owner of 3% or more of the outstanding shares of IGL Common Stock (and who has purchased or agreed to purchase any of such shares within the most recent two-year period) (a "Selling Stockholder"), unless the purchase is made by IGL on the same terms and as a result of a duly authorized offer to purchase any and all of the outstanding shares of IGL Common Stock. For purposes of such stockholder vote, shares of IGL Common Stock held by such Selling Stockholder will be counted as having abstained.

    The FTX Charter and the FTX By-laws do not contain any "anti-greenmail" provisions.

    The IGL Charter contains a "fair price" provision, requiring that certain transactions, including a merger or consolidation, a sale, lease or exchange of a substantial portion of assets, issuing voting securities, voluntary dissolution, or reclassification or recapitalization of securities ("Transactions") involving an "Interested Stockholder" (defined generally to be holders of 20% or more of IGL Common Stock), be approved by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of Common Stock voting together as a single class, unless the Transaction meets certain fair price criteria and is approved by a majority of the IGL Board and by a majority of the disinterested directors.

    The "fair price" provision is intended to ensure that all stockholders receive equal treatment in the event of a tender or exchange offer and to protect stockholders against coercive or two-tiered takeover bids. Notwithstanding the foregoing, the provision could also have the effect of discouraging a third party from making a tender or exchange offer for IGL Common Stock.

    The FTX Charter has a similar provision requiring certain transactions involving an "Interested Stockholder" (defined generally to be holders of 20% or more of FTX Common Stock), be approved by the affirmative vote of the holders of at least 85% of the outstanding shares of voting stock.

ADVANCE NOTICE PROVISIONS FOR NOMINATIONS AND PROPOSALS

    The IGL By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders of IGL. To be timely, notice of stockholder nominations or proposals to be made at an annual meeting must be received by IGL no less than 60 days nor more than 90 days prior to the scheduled date of the meeting or if less that 70 days' notice of the meeting or prior public disclosure of the date of the meeting, not later than the close of business on the tenth day following the day on which notice was mailed, or, if earlier, the day on which public disclosure was made.

    Notice to IGL by any stockholder proposing to nominate a person for election as a director must contain certain information, including, without limitation, the class and number of shares of stock of IGL which are beneficially owned by such stockholder, the name and address of such stockholder, the name, age, address and principal occupation of the nominee, the class and number of shares of stock of IGL which are beneficially owned by the nominee, a signed statement from the nominee indicating his willingness to serve, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. A stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of IGL beneficially owned by such stockholder, and all information regarding the proposed business that would be required to be included in a proxy statement if the stockholder were a participant in a proxy solicitation.

    Although the IGL Charter does not give the IGL Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provision may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal.

    The FTX By-laws has a similar provision regarding advance notice. Notice to FTX by any stockholder proposing to nominate a person for election as a director must contain certain information including, without limitation, all information regarding the proposed nominee that would be required to be included in a proxy statement, the name and address of such stockholder, and the class and number of shares of FTX that are beneficially owned by such stockholder. A description of the business desired to be brought before the annual meeting and the reasons for conducting such businesses at the annual meeting, the name and address, as of the stockholder proposing such business, the class and number of shares of the corporation which are beneficially owned by the stockholder, and any material interest of the stockholder in such business.

PREFERRED STOCK

    Pursuant to the IGL Charter, the IGL Board is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of up to 12,000,000 shares of Preferred Stock, par value $1.00 per share (the "IGL Preferred Stock"), in one or more series (of which 9,000,000 shares are authorized, unissued and undesignated and 3,000,000 shares have been designated as IGL Series C Preferred Stock), to establish the number of shares of each such series, and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof. The ability of the IGL Board to issue a series of IGL Preferred Stock could have the effect of impeding the completion of a merger or discouraging a third party from making a tender or exchange offer for IGL Common Stock.

    The FTX Charter contains substantially similar provisions authorizing, subject to the limitations prescribed by law, up to 50,000,000 shares of preferred stock, par value $1.00 per share, in one or more series.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

    The DGCL provides that a corporation may amend its certificate of incorporation with the approval of a majority of the outstanding stock entitled to vote thereon. An amendment of the "fair price" provision of the IGL Charter must be approved by the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of Common Stock voting together as a single class. The IGL By-laws provide that the IGL By-laws may be amended by the affirmative vote of the holders of a majority of the issued and outstanding stock entitled to vote at any regular stockholders meeting, or at any special meeting, provided notice of the proposed amendment is given. The IGL By-laws may be amended by the affirmative vote of a majority of the directors present at any regular or special IGL Board meeting.

    The FTX Charter provides for the amendment of the FTX Charter as provided in the DGCL. The FTX Charter provides that the FTX Board has the power to adopt, amend and repeal the FTX By-laws. The FTX By-laws provide that the FTX By-laws may be altered, amended or repealed by the FTX stockholders or the FTX Board. However, amendments regarding special meetings of stockholders, quorum and voting requirements for FTX Board meetings and FTX Board action by consent, require the affirmative vote of at least 85% of the outstanding shares of voting stock.

LIMITATION ON LIABILITY OF DIRECTORS

    The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Both the IGL Charter and the FTX Charter contain provisions limiting the liability of their respective directors, to the full extent permitted by the DGCL for monetary damages for breach of their fiduciary duty as directors.

    While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate), and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

    The IGL Charter provides that IGL will indemnify each officer and director of IGL to the fullest extent permitted by applicable law. The IGL By-laws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, of IGL, or is or was serving at the request of IGL as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the corporation to the full extent permitted by the DGCL.

    The indemnification rights conferred by the IGL Charter are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise. IGL is authorized to purchase and maintain (and IGL maintains) insurance on behalf of its directors and officers.

    The FTX Charter and FTX By-laws contain substantially similar provisions relating to indemnification and insurance.

                                BUSINESS OF IGL

    IGL is one of the world's leading producers of crop nutrients for the international agricultural community and is one of the foremost distributors in the United States of crop nutrients and related products through its retail and wholesale distribution networks. IGL mines, processes and distributes potash in the United States and Canada and is a joint venture partner in IMC-Agrico, a leading producer, marketer and distributor of phosphate crop nutrients and animal feed ingredients. IGL has a 56.5 percent economic interest in IMC-Agrico; the remaining interest is held by FRP. IGL believes that it is one of the most efficient North American producers of concentrated phosphates and potash. IGL's retail distribution network, which extends principally to corn and soybean farmers in the eastern Midwest and to cotton, peanut and vegetable farmers in the southeastern United States, is one of the preeminent distributors of crop nutrients and related products. IGL also manufactures nitrogen-based and other high-value crop nutrients which are marketed on a dealer basis, principally in the midwestern and southeastern United States. In addition, IGL sells specialty lawn and garden, turf and nursery products on a national basis and ice-melter products in the Midwest, the eastern snowbelt states and Canada.

    Phosphorus, contained in phosphate rock; potassium, contained in potash; and nitrogen constitute the three major nutrients required for plant growth. Phosphorus plays a key role in the photosynthesis process. Potassium is an important regulator of plants' physiological functions. Nitrogen is an essential element for most organic compounds and plants. These elements are naturally present in the soil but need to be replaced through the use of crop nutrients as crops exhaust them. Currently, no viable crop nutrient substitutes for nitrogen, phosphorus and potassium exist to promote the development and maintenance of high-yield crops.

    IGL's business strategy focuses on maintaining and growing its leading position as a crop nutrient producer and distributor through extensive customer service, efficient distribution and transportation and supplying products worldwide at competitive prices by taking advantage of economies of scale and state-of-the-art technology to reduce costs. IGL intends to continue to expand its product distribution and marketing throughout the world through export associations and its international sales force.

    On March 1, 1996, IGL completed the Vigoro Merger. Following the Vigoro Merger, IGL restructured its operations into five business units corresponding to its major product lines as follows: IMC-Agrico Crop Nutrients (phosphates), IMC Kalium (potash), IMC AgriBusiness (wholesale and retain distribution), IMC-Agrico Feed Ingredients (animal feed) and IMC Vigoro (specialty products).

IMC-AGRICO CROP NUTRIENTS

    IMC-Agrico is a leading United States miner of phosphate rock with 25 million tons of annual capacity. IMC-Agrico's phosphate mining operations and associated beneficiation plants, located in central Florida, produce phosphate rock, which is one of the primary raw materials used in the production of concentrated phosphates.

    IMC-Agrico is also a leading United States producer of concentrated phosphates with an annual capacity of approximately four million tons of phosphoric acid (P(2)O(5) equivalent). P(2)O(5) is an industry term indicating a product's phosphate content measured chemically in units of phosphorous pentoxide. IMC-Agrico's concentrated phosphate products are marketed worldwide to crop nutrient manufacturers, distributors and retailers.

    IMC-Agrico's concentrated phosphate production facilities are located in central Florida and Louisiana. Its annual capacity represents approximately 31 percent of total United States concentrated phosphate production capacity and ten percent of world capacity. The Florida concentrated phosphate facilities consist of three plants: New Wales, Nichols and South Pierce.

    Domestically, IMC-Agrico sells its concentrated phosphates to crop nutrient manufacturers, distributors and retailers in the spot market. IGL also uses concentrated phosphates internally for the production of animal feed ingredients, high-value crop nutrients and consumer lawn and garden as well as professional turf and nursery products. Virtually all of IMC-Agrico's export sales of phosphate crop nutrients are marketed through the Phosphate Chemicals Export Association, a Webb-Pomerene Act organization. Outside of the United States, the countries which account for the largest amount of IMC-Agrio's sales of concentrated phosphates include China, Japan, Australia and Thailand.

IMC KALIUM

    IMC Kalium mines, processes and distributes potash in the United States and Canada. IMC Kalium's products are marketed worldwide to crop nutrient manufacturers, distributors and retailers and are also used internally in the manufacture of mixed crop nutrients and, to a lesser extent, animal feed ingredients. IMC Kalium's potash products are also used by IMC Vigoro for consumer and professional lawn and garden products as well as ice-melter. IMC Kalium also sells potash to customers for industrial use. IMC Kalium operates four potash mines in Canada and three potash mines in the United States. With a total capacity in excess of nine million product tons per year, IMC Kalium is one of the leading private enterprise potash producers in the world. In 1997, these operations accounted for approximately 13 percent of world capacity.

    IMC Kalium's four potash mines in Canada are located in the province of Saskatchewan, Canada. Two potash mines are interconnected at Esterhazy, one is located at Belle Plaine and one is located at Colonsay. The combined annual capacity of these four mines is approximately eight million tons. Esterhazy and Colonsay utilize shaft mining while Belle Plaine utilizes solution mining technology. Potash Corporation of Saskatchewan Inc. ("PCS") controls several potash-producing properties in the province, including a property which consists of reserves located in the vicinity of IMC Kalium's Esterhazy mines. Under a long-term contract with PCS, IGL is obligated to mine and refine these reserves and PCS pays IGL a fee plus a pro rata share of production costs. The specified quantities of potash to be produced for PCS may, at the option of PCS, amount to an annual maximum of approximately one-fourth of the tons produced by Esterhazy but no more than approximately 1.1 million tons. The current contract extends through June 30, 2001 and is renewable at the option of PCS for five additional five-year periods.

    Two of the IMC Kalium United States potash mines are located in Carlsbad, New Mexico, and one mine is located in Hersey, Michigan. One of the Carlsbad mines has an annual production capacity of over one million tons of finished product. The other Carlsbad mine was acquired on September 5, 1997, through the acquisition of Western Ag-Minerals Company (Western Ag), a subsidiary of Rayrock Yellowknife Resources. The Western Ag mine has annual capacity of 400,000 tons of potash and had calendar-year 1996 gross revenues of approximately $41.0 million. The ore reserves in Carlsbad are of three types: (1) sylvinite, a mixture of potassium chloride and sodium chloride, the same as the ore mined in Saskatchewan; (2) langbeinite, a mixture of potassium, sulphur and magnesium; and (3) a mixed ore, containing both sylvite and langbeinite. At this time only the sylvinite and langbeinite ores are mined. Continuous and conventional underground mining methods are utilized for ore extraction at both mines in Carlsbad.

    Since October 1989, IMC Kalium has mined a small amount of potash at Hersey, Michigan, using solution mining technology. The objective of this pilot plant was to test the feasibility of solution mining in the Hersey area and to test new technologies which could be applied to improve efficiencies at both the Belle Plaine and Hersey facilities. IMC Kalium has completed the construction phase of its $60.0 million expansion of this facility and operation has commenced. The plant's current annual potash production capacity is approximately 160,000 tons, and salt capacity is approximately 300,000 tons per year. IGL believes that the commencement of operations at the Hersey plant is an important step forward in its strategy to increase sales and earnings in multiple markets with multiple products.

    See also "RISK FACTORS--Mining Risks."

IMC AGRIBUSINESS

    IGL believes IMC AgriBusiness is one of the leading retail crop nutrients distributors in the United States. IMC AgriBusiness operates a network of approximately 215 FARMARKET-Registered Trademark- retail stores, each of which offers a broad array of IMC AgriBusiness' crop nutrients and related products and services. Approximately 70 percent of the FARMARKET-Registered Trademark-retail stores are located in the eastern Midwest and the remaining in the southeaster regions of the United States, and are generally located in rural areas, primarily serving farmers located within a 15-20 mile radius. The FARMARKET-Registered Trademark- retail stores are clustered near and are partially supplied by IMC AgriBusiness' production plants and terminals, many of which are located on major rivers and have storage facilities for liquid for dry crop nutrient materials.

    IMC AgriBusiness also sells agricultural crop nutrient and crop protection products on a wholesale basis to independent dealers and distributors, including those that perform services similar to those offered by FARMARKET-Registered Trademark- retail stores.

    IMC AgriBusiness sells nitrogen-based products, which include anhydrous ammonia, nitrogen solutions and urea, on a wholesale basis in the eastern Midwest region of the United States. A portion of these sales are produced from IMC AgriBusiness' nitrogen plant in East Dubuque, Illinois, which annually produces approximately 290,000 tons of anhydrous ammonia and 220,000 tons of nitrogen solutions.

IMC-AGRICO FEED INGREDIENTS

    IMC-Agrico Feed Ingredients is one of the world's foremost producers and marketers of phosphate-based animal feed ingredients with an annual capacity in excess of 700,000 tons. IMC-Agrico Feed Ingredients supplies phosphate and potassium based feed ingredients for poultry and livestock to customers in North America, Latin America and Asia. The principal production facilities of IMC-Agrico Feed Ingredients are located adjacent to, and utilize raw materials from, IMC-Agrico's concentrated phosphate complex at New Wales in central Florida. IMC-Agrico Feed Ingredients also markets potassium-based feed products produced at the Company's potash facilities. IMC-Agrico Feed Ingredients has a strong brand position in the $1 billion global market with products such as Biofos-Registered Trademark-, Dynafos-Registered Trademark-,
Multifos-Registered Trademark-, Dyna-K-Registered Trademark- and Dynamate-Registered Trademark-.

IMC VIGORO

    IMC Vigoro manufactures and sells specialty crop nutrient products consisting of lawn and garden and turf and nursery products as well as packages and sells potassium-based ice melter products.

    IGL is incorporated in the State of Delaware. Its principal executive offices are located at 2100 Sanders Road, Northbrook, Illinois 60062 and its telephone number is (847) 272-9200. For further information concerning IGL, see "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE" and "SUMMARY--Selected Historical Consolidated Financial Information."

                                BUSINESS OF FTX

    FTX, through FRP, is one of the world's leading integrated phosphate fertilizer producers. FTX and its wholly owned subsidiary, FMRP, are the managing general partners of FRP. FTX and FMRP hold partnership units representing an approximate 51.6% interest in FRP, with the remaining interest being publicly owned and traded on the New York Stock Exchange. FRP is a joint venture partner in IMC-Agrico, the largest and one of the lowest cost producers, marketers and distributors of phosphate fertilizers in the world, with operations in central Florida and on the Mississippi River in Louisiana.

    IMC-Agrico's business includes the mining and sale of phosphate rock and the production, marketing and distribution of phosphate fertilizers and animal feed ingredients. IMC-Agrico was formed as a joint venture partnership in July 1993 when FRP and IGL contributed their respective phosphate fertilizer businesses to IMC-Agrico.

IMC-AGRICO COMPANY

    For information regarding the business of IMC-Agrico Company, see "Business of IGL-IMC Agrico Crop Nutrients" and "Business of IGL-IMC Agrico Feed Ingredients."

SULPHUR BUSINESS

    For information regarding the sulphur business of FTX and FRP, substantially all of which will be transferred to Freeport Sulphur in connection with the Merger, see the description in the Freeport Sulphur Prospectus attached hereto as Annex VIII.

OIL AND GAS

    Oil reserves are associated with the same caprock reservoir as the sulphur reserves at Main Pass. For information regarding the Main Pass operations, which will be transferred to Freeport Sulphur in connection with the Merger, see the description in the Freeport Sulphur Prospectus attached hereto as Annex VIII.

    In March 1997, FRP acquired an interest in leases acquired by McMoRan Oil & Gas Co. ("MOXY") at the federal offshore lease sale held on March 5, 1997. At the lease sale, MOXY was high bidder on seven offshore Gulf of Mexico tracts, with bids totaling $5.5 million. FRP will acquire a 50% working interest in the leases awarded and will bear 60% of the acquisition and exploration costs associated with these leases. MOXY will bear the remaining 40% of such costs and will retain the remaining 50% working interest.

    In July 1997, FRP entered into a standby purchase agreement with MOXY pursuant to which FRP agreed to purchase at $3.50 all of the shares of MOXY common stock that are offered but not purchased in a $100 million rights offering to be undertaken by MOXY in October, 1997. It is anticipated that MOXY will issue approximately 28.6 million shares of its common stock pursuant to the rights offering and the FRP standby purchase commitment. Upon closing of the rights offering, FRP will receive from MOXY a fee of $6 million. Additionally, if FRP does not acquire at least 30 percent of MOXY's outstanding common stock in the rights offering, FRP will have the option to purchase at $3.50 per share up to a 30 percent ownership interest in MOXY after giving effect to the completion of the rights offering and the purchase of shares pursuant to the FRP standby purchase commitment and the option.

    In July 1997, FRP also agreed to acquire from affiliates of MCN Energy Group Inc. ("MCN") its contractual rights to the exploratory drilling program of MOXY and MCN (the "MOXY/MCN Program"), the MCN producing properties and other exploratory properties acquired under the MOXY/MCN Program for $31.0 million, as adjusted from the net revenues and costs of such properties from April 1, 1997 until their acquisition by FRP, and an additional amount equal to the amount loaned by MCN to MOXY under the MOXY/MCN Program. On August 4, 1997, FRP paid MCN, after adjustments, $34.0 million for such assets together with $12.4 million for the outstanding indebtedness.

    MOXY and FRP amended the MOXY/MCN Program to extend the program term, include their interests in the seven offshore leases acquired by MOXY and FRP at the Central Gulf of Mexico lease sale held in March 1997 and provide for the conduct of mutually agreed exploration projects until the earlier of December 31, 1997 or until the date of the completion of the rights offering. The amendment also provides that FRP will reimburse MOXY for approximately $290,000 of overhead per month and will continue to advance funds to MOXY under the MOXY/MCN Program during the remaining program term.

    Upon completion of the rights offering and the transactions contemplated by the Standby Purchase Agreement, MOXY will acquire the MCN Producing Properties from FRP (the "MCN Purchase") for $26.0 million, subject to the adjustments described above for revenues and costs attributable to the MCN producing properties from April 1, 1997 until their acquisition by MOXY, plus interest, calculated on the daily outstanding balance of the $26.0 million purchase price, as adjusted, from August 4, 1997 until MOXY's acquisition of the properties, at an annual rate publicly announced by The Chase Manhattan Bank from time to time plus 2%. At the same time, MOXY will repay to FRP all amounts advanced to MOXY under the MOXY/MCN Program. Thereafter, MOXY will retain a 100% interest in the MCN producing properties, and MOXY and FRP will dedicate to the MOXY/FRP Exploration Program described below all other oil and gas properties subject to the MOXY/MCN Program.

    Upon completion of the rights offering and closing of the MCN Purchase, MOXY and FRP will terminate the amended MOXY/MCN Program and enter into the MOXY/FRP Exploration Program. MOXY will manage the MOXY/FRP Exploration Program, selecting all prospects and drilling opportunities, and will serve as operator of the MOXY/FRP Exploration Program. MOXY and FRP will commit $200 million for exploration expenditures to be incurred under the MOXY/FRP Exploration Program, with most exploration expenditures being shared 40% by MOXY and 60% by FRP. All avenues and other costs will be shared equally. The MOXY/FRP Exploration Program will terminate upon the earlier to occur of the commitment of $200 million for exploration expenditures or on June 30, 2002.

    FTX is incorporated in the State of Delaware. Its principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112 and its telephone number is (504) 582-4000.

    For further information concerning FTX, see "AVAILABLE INFORMATION," "INCORPORATION OF DOCUMENTS BY REFERENCE" and "SUMMARY--Selected Historical Consolidated Financial Information."

                        PROPOSED IGL CHARTER AMENDMENTS

    CHARTER AMENDMENTS. At the IGL Special Meeting, the stockholders of IGL will be asked to consider and vote upon the Charter Amendments which would increase the number of authorized shares of IGL Common Stock from 250,000,000 to 300,000,000 and increase range of the number of directors who may from time to time comprise the IGL Board to not less than 5 nor more than 18.

    At the close of business on the IGL Record Date, there were 91,793,442 shares of IGL Common Stock outstanding and 158,206,558 shares of IGL Common Stock reserved for future issuance. Although IGL has a sufficient number of authorized shares to satisfy the Share Issuance, the IGL Board believes it is desirable to authorize additional shares of IGL Common Stock so that there will be sufficient shares available for issuance for purposes that the IGL Board may hereafter determine to be in the best interests of IGL and its stockholders. Such purposes could include the offer of shares for cash, the declaration of stock splits and stock dividends, mergers and acquisitions and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis. The IGL Board believes it should have the flexibility to act promptly in the best interests of stockholders. The terms of any future issuance of shares of IGL Common Stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance. Although there are no present plans or commitments for their use, such shares would be available for issuance without further action by stockholders except as required by law or applicable stock exchange requirements. The current rules of the NYSE would require stockholder approval if the number of shares of IGL Common Stock to be issued would equal or exceed 20% of the number of shares of IGL Common Stock outstanding immediately prior to such issuance.

    Although the IGL Board has no current intention of issuing any additional shares of IGL Common Stock as an anti-takeover defense, the issuance of additional shares could be used to create impediments to or otherwise discourage persons attempting to gain control of IGL. For example, the issuance of additional shares could be used to dilute the voting power of shares then outstanding. Shares of IGL Common Stock could also be issued by persons or entities who would support the IGL Board in opposing a takeover bid which the IGL Board determines to be not in the best interests of IGL and its stockholders. In the case of a hostile tender offer, the ability of the IGL Board to issue additional shares of IGL Common Stock could be viewed as beneficial to management by stockholders who want to participate in such tender offer.

    Approval of the Charter Amendments will require the affirmative vote of a majority of the outstanding shares of IGL Common Stock entitled to vote thereon. The form of the proposed Charter Amendments is attached as Annex VII to this Joint Proxy Statement/Prospectus.

    The IGL Board has unanimously determined that the Charter Amendments are advisable and in the best interests of the stockholders of IGL. THE IGL BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF IGL VOTE IN FAVOR OF THE CHARTER AMENDMENTS.

                                    EXPERTS

    The consolidated financial statements of IGL at June 30, 1997 and for each of the three years in the period ended June 30, 1997 appearing in IGL's Annual Report on Form 10-K for the year ended June 30, 1997, which is incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference elsewhere herein which, as to the year 1995, is based in part on the report of Arthur Andersen LLP, independent auditors. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms referred to above as experts in accounting and auditing.

    The consolidated financial statements appearing in FTX's Annual Report on Form 10-K for the December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

    Representatives of Ernst & Young LLP and Arthur Andersen LLP are expected to be present at the IGL Special Meeting and the FTX Special Meeting, respectively, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

    The validity of the shares of IGL Common Stock and the IGL Warrants being offered hereby is being passed upon for IGL by Marschall I. Smith, Senior Vice President and General Counsel of IGL. Mr. Smith beneficially owned 129,042 shares of IGL Common Stock as of the IGL Record Date (including 112,100 shares issuable upon the exercise of stock options, 69,516 of which are currently exercisable).

    Sidley & Austin, counsel to IGL, and Miller & Chevalier, Chartered, tax counsel to FTX, will each deliver an opinion concerning certain federal income tax consequences of the Merger.

                             STOCKHOLDER PROPOSALS

    Any IGL stockholder who wishes to submit a proposal for presentation to IGL's 1998 Annual Meeting of Stockholders must have submitted the proposal to IGL, Attention: Corporate Secretary, not later than February 27, 1998 for inclusion, if appropriate, in IGL's proxy statement and form of proxy relating to its 1998 Annual Meeting. In addition, IGL's By-laws contain certain requirements with respect to the submission of proposals and the nomination of Directors at any stockholder meeting.

    Any stockholder proposal intended to be presented at FTX's next annual meeting of stockholders, if any, must be received by FTX a reasonable time before the solicitation of proxies for that meeting is made in order to be considered for inclusion in the proxy statement for that meeting. The annual meeting will be held only if the Merger is not consummated.

                ANNEXES TO THE JOINT PROXY STATEMENT/PROSPECTUS

ANNEX I        AGREEMENT AND PLAN OF MERGER
ANNEX II       FORM OF WARRANT AGREEMENT
ANNEX III      OPINION OF MORGAN STANLEY & CO. INCORPORATED
ANNEX IV       OPINION OF LAZARD FRERES & CO. LLC
ANNEX V        OPINION OF SALOMON BROTHERS INC
ANNEX VI       DELAWARE GENERAL CORPORATION LAW SECTION 262
ANNEX VII      PROPOSED IGL CHARTER AMENDMENTS
ANNEX VIII     FREEPORT SULPHUR COMPANY PROSPECTUS

                                                                         ANNEX I

                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                                IMC GLOBAL INC.
                                      AND
                             FREEPORT-MCMORAN INC.
                          DATED AS OF AUGUST 26, 1997

                               TABLE OF CONTENTS

                                                                                         Page
                                                                                       ---------

                                           ARTICLE I
                                           THE MERGER
Section 1.1  The Merger..............................................................  I-2
Section 1.2  Effective Time..........................................................  I-2
Section 1.3  Effects of the Merger...................................................  I-2
Section 1.4  Certificate of Incorporation and By-laws; Officers and Directors........  I-2
Section 1.5  Effect on Stock.........................................................  I-3
Section 1.6  IGL to Make Stock and Warrant Certificates Available....................  I-4
Section 1.7  Dividends; Transfer Taxes; Withholding..................................  I-5
Section 1.8  No Fractional Shares or Fractional Warrants.............................  I-5
Section 1.9  Return of Exchange Fund.................................................  I-6
Section      Adjustment of Conversion Number.........................................
1.10                                                                                   I-6
Section      No Further Ownership Rights in FTX Common Shares........................
1.11                                                                                   I-6
Section      Closing of FTX Transfer Books...........................................
1.12                                                                                   I-6
Section      Further Assurances......................................................
1.13                                                                                   I-6
Section      Closing.................................................................
1.14                                                                                   I-7

                                           ARTICLE II
                             REPRESENTATIONS AND WARRANTIES OF IGL
Section 2.1  Organization, Standing and Power........................................  I-7
Section 2.2  Capital Structure.......................................................  I-7
Section 2.3  Authority...............................................................  I-8
Section 2.4  Consents and Approvals; No Violation....................................  I-9
Section 2.5  SEC Documents and Other Reports.........................................  I-10
Section 2.6  Registration Statement and Joint Proxy Statement........................  I-10
Section 2.7  Absence of Certain Changes or Events....................................  I-10
Section 2.8  No Existing Violation, Default, Etc.....................................  I-11
Section 2.9  Licenses and Permits....................................................  I-11
Section      Environmental Matters...................................................
2.10                                                                                   I-12
Section      Tax Matters.............................................................
2.11                                                                                   I-12
Section      Actions and Proceedings.................................................
2.12                                                                                   I-12
Section      Labor Matters...........................................................
2.13                                                                                   I-13
Section      Contracts...............................................................
2.14                                                                                   I-13
Section      ERISA...................................................................
2.15                                                                                   I-13
Section      Liabilities.............................................................
2.16                                                                                   I-15
Section      Opinions of Investment Bankers..........................................
2.17                                                                                   I-15
Section      Brokers.................................................................
2.18                                                                                   I-15
Section      Ownership of FTX Capital Stock..........................................
2.19                                                                                   I-15

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

                                          ARTICLE III
                             REPRESENTATIONS AND WARRANTIES OF FTX
Section 3.1  Organization, Standing and Power........................................  I-16
Section 3.2  Capital Structure.......................................................  I-16
Section 3.3  Authority...............................................................  I-16
Section 3.4  Consents and Approvals; No Violation....................................  I-17
Section 3.5  SEC Documents and Other Reports.........................................  I-17
Section 3.6  Registration Statement and Joint Proxy Statement; Freeport Sulphur Form
             S-1.....................................................................  I-18
Section 3.7  Absence of Certain Changes or Events....................................  I-18
Section 3.8  No Existing Violation, Default, Etc.....................................  I-19
Section 3.9  Licenses and Permits....................................................  I-19
Section      Environmental Matters...................................................
3.10                                                                                   I-19
Section      Tax Matters.............................................................
3.11                                                                                   I-20
Section      Actions and Proceedings.................................................
3.12                                                                                   I-20
Section      Labor Matters...........................................................
3.13                                                                                   I-20
Section      Contracts...............................................................
3.14                                                                                   I-21
Section      ERISA...................................................................
3.15                                                                                   I-21
Section      Liabilities.............................................................
3.16                                                                                   I-23
Section      Opinion of Financial Advisor............................................
3.17                                                                                   I-23
Section      State Takeover Statutes and Charter Provisions; Absence of Stockholder
3.18         Rights Plan.............................................................  I-24
Section      Brokers.................................................................
3.19                                                                                   I-24
Section      Ownership of IGL Capital Stock..........................................
3.20                                                                                   I-24

                                           ARTICLE IV
                           COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 4.1  Conduct of Business Pending the Merger..................................  I-24
Section 4.2  No Solicitation.........................................................  I-27
Section 4.3  Third Party Standstill Agreements.......................................  I-28
Section 4.4  Reorganization..........................................................  I-29

                                           ARTICLE V
                                     ADDITIONAL AGREEMENTS
Section 5.1  Stockholder Meetings....................................................  I-29
Section 5.2  Preparation of the Registration Statement and
             the Joint Proxy Statement and the Freeport Sulphur Form S-1.............  I-29
Section 5.3  Comfort Letters.........................................................  I-30
Section 5.4  Access to Information...................................................  I-30
Section 5.5  Compliance with the Securities Act......................................  I-30
Section 5.6  Stock Exchange Listings.................................................  I-31
Section 5.7  Fees and Expenses.......................................................  I-31
Section 5.8  FTX Incentive Plans.....................................................  I-31
Section 5.9  Reasonable Best Efforts.................................................  I-31
Section      Public Announcements....................................................
5.10                                                                                   I-32

                                                                                         Page
                                                                                       ---------
Section      Real Estate Transfer and Gains Tax......................................
5.11                                                                                   I-32
Section      State Takeover Laws.....................................................
5.12                                                                                   I-32
Section      Indemnification; Directors and Officers Insurance.......................
5.13                                                                                   I-32
Section      Notification of Certain Matters.........................................
5.14                                                                                   I-33
Section      Treatment of FTX $4.375 Preferred Shares................................
5.15                                                                                   I-33
Section      Certain Litigation......................................................
5.16                                                                                   I-33
Section      Employee Benefits.......................................................
5.17                                                                                   I-33
Section      Board of Directors......................................................
5.18                                                                                   I-35
Section      Services Agreement......................................................
5.19                                                                                   I-35
Section      Distribution Agreement..................................................
5.20                                                                                   I-35
Section      IGL/FTX Standstill Agreement............................................
5.21                                                                                   I-36
Section      Use of Name.............................................................
5.22                                                                                   I-36
                                           ARTICLE VI
                               CONDITIONS PRECEDENT TO THE MERGER

Section 6.1  Conditions to Each Party's Obligation to Effect the Merger..............  I-36
Section 6.2  Conditions to Obligation of FTX to Effect the Merger....................  I-37
Section 6.3  Conditions to Obligations of IGL to Effect the Merger...................  I-39
                                          ARTICLE VII
                               TERMINATION; AMENDMENT AND WAIVER

Section 7.1  Termination.............................................................  I-40
Section 7.2  Effect of Termination...................................................  I-42
Section 7.3  Amendment...............................................................  I-42
Section 7.4  Waiver..................................................................  I-42
                                          ARTICLE VIII
                                       GENERAL PROVISIONS

Section 8.1  Non-Survival of Representations and Warranties..........................  I-42
Section 8.2  IMC-Agrico Entities.....................................................  I-42
Section 8.3  Notices.................................................................  I-43
Section 8.4  Interpretation..........................................................  I-44
Section 8.5  Counterparts............................................................  I-44
Section 8.6  Entire Agreement; No Third-Party Beneficiaries..........................  I-44
Section 8.7  Governing Law...........................................................  I-44
Section 8.8  Assignment..............................................................  I-44
Section 8.9  Severability............................................................  I-44
Section      Enforcement of this Agreement...........................................
8.10                                                                                   I-44

Schedule 5.8.........................................................................  I-46

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER dated as of August 26, 1997 (this "Agreement") between IMC GLOBAL INC., a Delaware corporation ("IGL"), and FREEPORT-McMoRan INC., a Delaware corporation ("FTX") (IGL and FTX being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of IGL and FTX have approved and declared advisable the merger of FTX into IGL (or, alternatively, the merger of FTX into a subsidiary of IGL; either such merger being referred to herein as the "Merger"), upon the terms and subject to the conditions herein set forth, whereby the issued and outstanding shares of Common Stock, $.01 par value, of FTX ("FTX Common Shares"), not owned directly or indirectly by IGL or FTX and other than Dissenting Shares (as defined in Section 1.5(c)), will be converted into (i) shares of Common Stock, $1.00 par value, of IGL ("IGL Common Stock"),
(ii) warrants ("IGL Warrants") exercisable for shares of IGL Common Stock and
(iii) shares of Common Stock, $.01 par value ("Freeport Sulphur Common Stock"), of a new company ("Freeport Sulphur") comprised of the existing sulphur assets and liabilities and certain oil and gas interests identified in the Main Pass Agreements (as defined below) currently held by subsidiaries of FTX and IGL;

    WHEREAS, immediately prior to the Merger, (i) IGL will cause its wholly owned subsidiary, IMC Global Operations Inc. ("Global Operations"), and FTX will cause Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"), a Delaware limited partnership of which FTX is the Administrative Managing General Partner, to contribute to Freeport Sulphur, a wholly owned subsidiary of FRP, certain assets and liabilities used in connection with the production, sale and distribution of sulphur, including the interests held by Global Operations and FRP in Main Pass Block 299 pursuant to the Joint Operating Agreement dated May 1, 1988 and the Operating Agreement (Oil and Gas) Lease No. OCS-G 1316-A dated June 5, 1990, and other related agreements, each among FRP, Global Operations and Homestake Mining Company, as amended, (collectively, the "Main Pass Agreements") and (ii) FRP shall distribute to the partners of FRP (including
FTX) the Freeport Sulphur Common Stock;

    WHEREAS, in connection with the Merger and simultaneously with the execution hereof, IGL and FTX shall enter into an agreement, which shall be effective at the Effective Time (as hereinafter defined) with Freeport-McMoRan Copper and Gold Inc. ("FCX") providing for FTX to convey certain FTX assets to FCX and for FCX to indemnify IGL (as the successor to FTX) with respect to certain liabilities associated with the operations of FCX (the "FCX Indemnity Letter");

    WHEREAS, in connection with the Merger, IGL and FTX shall enter into an agreement, which shall be effective at the Effective Time, with FM Properties Inc. ("FMP") or an affiliate of FMP with respect to (i) the sale by FTX of its partnership interest in FM Properties Operating Co. ("FMPO"), (ii) the sale by FTX of its interest in FM Properties Holding Company and (iii) FTX's guarantee of outstanding debt and certain other contingent liabilities of FMPO;

    WHEREAS, in connection with the Merger and simultaneously with the execution hereof, IGL, FTX, FRP and Freeport Sulphur shall enter into a Contribution and Distribution Agreement (the "Distribution Agreement") with respect to Freeport Sulphur and the distribution of Freeport Sulphur Common Stock to the holders of partnership interests of FRP (including FTX);

    WHEREAS, in connection with the Merger, at the Effective Time, IGL shall enter into a letter agreement with FM Services Company ("FMS") as contemplated by Section 5.19 of this Agreement with respect to certain commitments of FTX being assumed by IGL in the Merger;

    WHEREAS, the respective Boards of Directors of IGL and FTX have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

    WHEREAS, for United States income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions herein set forth, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), FTX shall be merged with and into IGL at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of FTX shall cease and IGL shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of FTX in accordance with the DGCL. Notwithstanding any provision of this Agreement to the contrary, at the election of IGL, any direct wholly-owned corporate Subsidiary (as hereinafter defined) of IGL may be substituted for IGL as a constituent corporation to be merged with and into FTX in the Merger, in which case IGL shall cause such Subsidiary to be bound by the terms and conditions of and to make the representations and warranties contained in this Agreement, provided that any such substitution of an IGL Subsidiary shall not relieve or discharge IGL from any of its obligations or commitments set forth in this Agreement. In such event, the parties hereto agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to IGL and FTX, in order to reflect such substitution.

    Section 1.2 EFFECTIVE TIME. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, has been filed with the Secretary of State of the State of Delaware; PROVIDED, HOWEVER, that, upon the mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger, but not to exceed 30 days after the date that the Certificate of Merger has been filed. When used in this Agreement, the term "Effective Time" means the later of the date and time at which the Certificate of Merger has been filed or such later date and time as is established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger herein set forth.

    Section 1.3 EFFECTS OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and as set forth in this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of FTX shall vest in the Surviving Corporation, and all debts, liabilities and duties of FTX shall become the debts, liabilities and duties of the Surviving Corporation. In addition, at the Effective Time, the Surviving Corporation shall assume the rights, duties and obligations of the administrative managing general partner under the Amended and Restated Agreement of Limited Partnership of Freeport-McMoRan Resource Partners, Limited Partnership.

    Section 1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS; OFFICERS AND
DIRECTORS.

    (a) The Restated Certificate of Incorporation of IGL, as in effect prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

    (b) The By-Laws of IGL, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

    (c) Subject to Section 5.18, the directors of IGL immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

    (d) The officers of IGL immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

    Section 1.5 EFFECT ON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of either of the Constituent Corporations:

    (a) FTX COMMON SHARES IN TREASURY OR OWNED BY IGL. All FTX Common Shares that are held in the treasury of FTX or by any wholly-owned Subsidiary of FTX and any FTX Common Shares owned by IGL or by any wholly-owned Subsidiary of IGL shall be canceled and no capital stock of IGL or other consideration shall be delivered in exchange therefor.

    (b) CONVERSION OF FTX COMMON SHARES. Subject to the provisions of Sections 1.5(c), 1.8 and 1.10, each FTX Common Share issued and outstanding immediately prior to the Effective Time (including any FTX Common Shares issued by FTX upon conversion of FTX $4.375 Preferred Shares (as defined herein) prior to the Effective Time, but not including shares to be canceled in accordance with
Section 1.5(a)) shall be converted into:

        (i) 0.90 (such number being hereinafter referred to as the "IGL Conversion Number") of a validly issued, fully paid and nonassessable share of IGL Common Stock; and

        (ii) 1/3 of a IGL Warrant, each such IGL Warrant to be issued pursuant to the Warrant Agreement between IGL and The Bank of New York, as Warrant Agent, in the form attached hereto as Exhibit A; and

       (iii) in addition, each holder of FTX Common Shares immediately prior to the Effective Time shall, by virtue of the Merger, have the right to receive that number (the "Freeport Sulphur Conversion Number") of validly issued, fully paid and nonassessable shares of Freeport Sulphur Common Stock that bears the same proportion to the total number of shares of Freeport Sulphur Common Stock held by FTX immediately prior to the Effective Time as the number of FTX Common Shares held by such holder bears to the total issued and outstanding shares of FTX Common Stock immediately prior to the Effective Time.

    All such FTX Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired; and each holder of a certificate representing prior to the Effective Time any such FTX Common Shares shall cease to have any rights with respect thereto, except the right to receive (i) certificates representing the shares of IGL Common Stock and Freeport Sulphur Common Stock and IGL Warrants into which such FTX Common Shares have been converted, (ii) any dividends and other distributions in accordance with Section 1.7 and (iii) any cash, without interest, to be paid in lieu of any fractional share of IGL Common Stock or Freeport Sulphur Common Stock or in lieu of any fractional IGL Warrant in accordance with Section 1.8.

    (c) SHARES OF DISSENTING STOCKHOLDERS. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding FTX Common Shares held by a person (a "Dissenting Stockholder") who has not voted in favor of or consented to the Merger and complies with Section 262 and all other provisions of Delaware law concerning the right of holders of FTX Common Shares to require appraisal of their FTX Common Shares ("Dissenting Shares") shall not be converted in the manner provided in Section 1.5(b), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, the FTX Common Shares owned by such stockholders shall be deemed to be canceled as of the Effective Time and become the right to receive, in respect of each such canceled FTX Common Share, the consideration set forth in Section 1.5(b) to be delivered in exchange for a FTX Common Share pursuant to the Merger. FTX shall give IGL (i) prompt notice of any demands for appraisal of shares received by FTX and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. FTX shall not, without the prior written consent of IGL, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

    Section 1.6 IGL TO MAKE STOCK AND WARRANT CERTIFICATES AVAILABLE. (a) EXCHANGE OF CERTIFICATES. IGL shall authorize American Stock Transfer & Trust Company (or such other person or persons as shall be acceptable to IGL and FTX) to act as exchange agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, IGL shall, on its own behalf, and with respect to (iii) below, on behalf of FTX, deposit with the Exchange Agent, in trust for the holders of certificates (the "FTX Certificates") which immediately prior to the Effective Time represented FTX Common Shares converted in the Merger, (i) certificates (the "IGL Stock Certificates") representing the shares of IGL Common Stock, (ii) certificates (the "IGL Warrant Certificates") representing the IGL Warrants, and (iii) certificates (the "Freeport Sulphur Stock Certificates") representing the shares of Freeport Sulphur Common Stock issuable pursuant to Section 1.5(b) in exchange for the outstanding FTX Common Shares (such shares of IGL Common Stock, IGL Warrants and shares of Freeport Sulphur Common Stock, together with any dividends or distributions with respect thereto deposited in accordance with Section 1.7, being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose.

    (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of a FTX Certificate at the Effective Time a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to FTX Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and shall contain instructions for use in effecting the surrender of FTX Certificates in exchange for the property described in the next sentence). Upon surrender for cancellation to the Exchange Agent of FTX Certificate(s) held by any record holder of a FTX Certificate, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor a IGL Stock Certificate, a Freeport Sulphur Stock Certificate and a IGL Warrant Certificate representing, respectively, the number of whole shares of IGL Common Stock, the number of whole shares of Freeport Sulphur Common Stock and the number of whole IGL Warrants into which FTX Common Shares represented by the surrendered FTX Certificate(s) shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share of IGL Common Stock or Freeport Sulphur Common Stock or any fractional IGL Warrant in accordance with Section 1.8 and any dividends and other distributions in accordance with Section 1.7; and FTX Certificate(s) so surrendered shall forthwith be canceled.

    In the event any FTX Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate(s) to be lost, stolen or destroyed and, if reasonably required by IGL or the Surviving Corporation, upon the posting by such person of a bond in such amount as IGL or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate(s), the Exchange Agent will issue in respect to such lost, stolen or destroyed Certificate(s), the consideration to be received by virtue of the Merger with respect to FTX Common Shares represented thereby.

    (c) STATUS OF FTX CERTIFICATES. Subject to the provisions of Sections 1.5(c), 1.7 and 1.8, each FTX Certificate which immediately prior to the Effective Time represented FTX Common Shares shall, from and after the Effective Time until surrendered in exchange for IGL Certificate(s) in accordance with this Section 1.6, be deemed for all purposes to represent the number of shares of IGL Common Stock and Freeport Sulphur Common Stock and the number of IGL Warrants into which such FTX Common Shares shall have been so converted.

    Section 1.7 DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on IGL Common Stock or Freeport Sulphur Common Stock, as the case may be, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive IGL Stock Certificates representing IGL Common Stock and Freeport Sulphur Stock Certificates representing Freeport Sulphur Common Stock, and no cash payment in lieu of any fractional share of IGL Common Stock or Freeport Sulphur Common Stock or any fractional IGL Warrant shall be paid to any such person pursuant to
Section 1.8, until such person shall have surrendered its FTX Certificate(s) as provided in Section 1.6. Subject to applicable law, there shall be paid to each person receiving a IGL Stock Certificate or Freeport Sulphur Stock Certificate, as the case may be, representing such shares of IGL Common Stock or Freeport Sulphur Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of IGL Common Stock or Freeport Sulphur Common Stock represented by such IGL Stock Certificate or Freeport Sulphur Stock Certificate, as the case may be, and having a record date on or after the Effective Time and a payment date prior to such surrender; and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of IGL Common Stock or Freeport Sulphur Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or IGL Stock Certificate or Freeport Sulphur Stock Certificate, as the case may be, representing shares of IGL Common Stock or Freeport Sulphur Common Stock is to be paid to or issued in a name other than that in which an FTX Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the FTX Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such IGL Stock Certificate or Freeport Sulphur Stock Certificate, as the case may be, and the distribution of such cash payment in a name other than that of the registered holder of FTX Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. IGL or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of FTX Common Shares pursuant to this Agreement such amounts as IGL or the Exchange Agent are required to deduct and withhold, with respect to such payment, under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by IGL or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of FTX Common Shares in respect of whom such deduction and withholding was made.

    Section 1.8 NO FRACTIONAL SHARES OR FRACTIONAL WARRANTS. No certificates or scrip representing fractional shares of IGL Common Stock or Freeport Sulphur Common Stock or fractional IGL Warrants shall be issued upon the surrender for exchange of FTX Certificates pursuant to this Article I; no dividend or other distribution by IGL or Freeport Sulphur, as the case may be, and no stock split, combination or reclassification shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of IGL or Freeport Sulphur. In lieu of any such fractional share, each holder of FTX Common Shares who would otherwise have been entitled thereto upon the surrender of FTX Certificate(s) for exchange pursuant to this Article I will be paid (a), with respect to any fractional interest in a share of IGL Common Stock, an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the NYSE, Inc. (the "NYSE") of IGL Common Stock (as reported in the NYSE Composite Transactions) on the last trading day immediately preceding the date on which the Effective Time shall occur (or, if the IGL Common Stock shall not trade on the NYSE on such date, the next immediately preceding day of trading in IGL Common Stock on the NYSE thereafter) by (ii) the fractional share to which such holder would otherwise be entitled PLUS (b), with respect to any fractional interest in a share of

Freeport Sulphur Common Stock, an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price of one share of Freeport Sulphur Common Stock, as reported on the NYSE on the first trading day following the Effective Time by (ii) the fractional interest in a share of Freeport Sulphur Common Stock to which such holder would otherwise be entitled plus (c), with respect to any fractional interest in a IGL Warrant, an amount in cash (without interest) rounded to the nearest cent, determined by multiplying (i) the fair market value of one IGL Warrant, as determined in the reasonable judgment of the IGL Board of Directors (by reference to Black-Scholes valuation methodology or, in the event that a trading market has developed for the IGL Warrant, to the last reported trading price thereof on the first trading day following the Effective Time) by (ii) the fractional interest in a IGL Warrant to which such holder would otherwise be entitled. IGL shall make available to the Exchange Agent the cash necessary for this purpose.

    Section 1.9 RETURN OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former holders of FTX Common Shares for one year after the Effective Time shall be delivered to IGL, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their FTX Certificates in compliance with this Article I shall thereafter look only to IGL for payment of their claim for shares of IGL Common Stock and Freeport Sulphur Common Stock and IGL Warrants, any cash in lieu of fractional shares of IGL Common Stock and Freeport Sulphur Common Stock and fractional interest in IGL Warrants and any dividends or distributions with respect to such shares of IGL Common Stock and Freeport Sulphur Common Stock. Neither IGL nor FTX shall be liable to any former holder of FTX Common Shares for any such shares of IGL Common Stock or Freeport Sulphur Common Stock or any IGL Warrant held in the Exchange Fund (and any such cash, dividends and distributions payable in respect thereof) which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 1.10 ADJUSTMENT OF CONVERSION NUMBER. In the event of any stock split, combination, reclassification or stock dividend with respect to IGL Common Stock or Freeport Sulphur Common Stock, any change or conversion of IGL Common Stock or Freeport Sulphur Common Stock into other securities or any other dividend or distribution with respect to IGL Common Stock (other than quarterly cash dividends permitted by Section 4.1(a)(i)(A)) or Freeport Sulphur Common Stock, or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate and proportionate adjustments shall be made to the IGL Conversion Number, the Freeport Sulphur Conversion Number or the IGL Warrant exercise price, as the case may be, and thereafter all references in this Agreement to the IGL Conversion Number, the Freeport Sulphur Conversion Number or the IGL Warrant exercise price, as the case may be, shall be deemed to be to the IGL Conversion Number, the Freeport Sulphur Conversion Number or the IGL Warrant exercise price, as the case may be, as so adjusted.

    Section 1.11 NO FURTHER OWNERSHIP RIGHTS IN FTX COMMON SHARES. All certificates representing shares of IGL Common Stock, Freeport Sulphur Common Stock and IGL Warrants delivered upon the surrender for exchange of any FTX Certificate in accordance with the terms hereof (including any cash paid pursuant to Section 1.7 or 1.8) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to FTX Common Shares represented by such FTX Certificate.

    Section 1.12 CLOSING OF FTX TRANSFER BOOKS. At the Effective Time, the stock transfer books of FTX shall be closed, and no transfer of FTX Common Shares shall thereafter be made. Subject to the last sentence of Section 1.9, if, after the Effective Time, FTX Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article I.

    Section 1.13 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

    Section 1.14 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois at 10:00 A.M., local time, on the day on which the last of the conditions set forth in Article VI shall have been (and continue to be) fulfilled or waived, or at such other time and place as IGL and FTX may agree.

                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF IGL

    IGL represents and warrants, to FTX as follows:

    Section 2.1 ORGANIZATION, STANDING AND POWER. IGL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and IGL has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary (as defined below) of IGL is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. IGL and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on IGL. For purposes of this Agreement: (i) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to IGL or FTX, as the case may be, any change or effect that is materially adverse to the business, operations, prospects, properties, assets, liabilities, condition (financial or otherwise) or results of operations of IGL and its Subsidiaries taken as a whole, or FTX and its Subsidiaries taken as a whole, as the case may be, except, in the case of a Material Adverse Change, for any change resulting from conditions or circumstances generally affecting the businesses in which IGL or FTX, as the case may be, carry on their respective businesses; and (ii) "Subsidiary" means any corporation, partnership, joint venture or other legal entity and of which IGL or FTX, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote with respect to matters to be voted on in such corporation, partnership, joint venture or other legal entity, or any other entity as to which IGL or FTX, as the case may be, possesses, directly or indirectly, the power to direct or cause the direction of the management and policies thereof, whether through ownership of voting securities, by contract or otherwise; PROVIDED, HOWEVER, that, for purposes of the representations and warranties contained in Article II and Article III, respectively, of this Agreement, neither IMC-Agrico Company nor IMC-Agrico MP, Inc. (collectively, the "IMC-Agrico Entities") shall be included within the definition of "Subsidiary" of either IGL or FTX or any Subsidiary of either of them. Except as disclosed in the IGL SEC Documents or the IGL Letter (as hereinafter defined), IGL and its Subsidiaries are not subject to any material joint venture, joint operating or similar arrangement or any material shareholders agreement relating thereto nor does it own or possess more than 5% of the outstanding equity interests of any other entity.

    Section 2.2 CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of IGL consists of: 250,000,000 shares of IGL Common Stock and 12,000,000 shares of Series Preferred Stock, $1.00 par value (the "IGL Preferred Stock"), of which 3,000,000 shares have been designated as "Junior Participating

Preferred Stock, Series C" (the "IGL Series C Preferred Stock"). At the close of business on June 30, 1997, approximately 93,600,000 shares of IGL Common Stock were issued and outstanding, all of which were validly issued, are fully paid and nonassessable and are free of preemptive rights. No shares of IGL Preferred Stock have been issued, and there has been no increase of more than 1% in the number of issued and outstanding shares of IGL Common Stock between June 30 and the date hereof. All of the shares of IGL Common Stock issuable in exchange for FTX Common Shares at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. If and when the Warrants are exercised for IGL Common Stock in accordance with the terms of the IGL Warrants, such shares of IGL Common Stock issued upon such exercise will be duly authorized, validly issued, fully paid and non-assessable, and the holders of outstanding shares of capital stock of IGL are not entitled to any preemptive or other rights with respect to the IGL Warrants or the IGL Common Stock issuable upon such exercise. As of the date of this Agreement, except as contemplated by this Agreement, except for the rights ("IGL Rights") to purchase shares of IGL Series C Preferred Stock pursuant to the Rights Agreement (the "IGL Rights Agreement") dated June 21, 1989 between IGL and the First National Bank of Chicago, as Rights Agent, as amended, and except for stock options covering not in excess of 4,637,788 shares of IGL Common Stock (collectively, the "IGL Stock Options"), there are no options, warrants, calls, rights or agreements to which IGL or any of its Subsidiaries is a party or by which any of them is bound obligating IGL or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of IGL or any such Subsidiary or obligating IGL or any such Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of IGL is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the IGL SEC Documents or the IGL Letter, each such share, and all of the equity interests in the IMC-Agrico Entities described in the IGL SEC Documents as being owned by IGL, are beneficially owned by IGL or another Subsidiary of IGL, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. As of the date of its filing, Exhibit
21.1 to IGL's Annual Report on Form 10-K for the year ended June 30, 1996, as filed with the United States Securities and Exchange Commission (the "SEC") (the "IGL Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC. Pursuant to the IGL Rights Agreement, all shares of IGL Common Stock are issued with Rights attached thereto.

    Section 2.3 AUTHORITY. The Board of Directors of IGL (a) has declared as advisable and fair to and in the best interests of the stockholders of IGL (and has resolved to recommend to such stockholders for approval) (i) the Merger,
(ii) an amendment to the Restated Certificate of Incorporation of IGL to increase the number of authorized shares of IGL Common Stock to 300,000,000 (the "Charter Amendment") and (iii) the issuance (the "IGL Share Issuance") of shares of IGL Common Stock and IGL Warrants in accordance with the Merger and (b) has approved this Agreement. IGL has all requisite corporate power and authority to enter into this Agreement and (subject to (x) approval of the IGL Share Issuance by a majority of the votes cast at the IGL Stockholder Meeting (as hereinafter defined) by the holders of the shares of IGL Common Stock, PROVIDED that the total number of votes cast on the IGL Share Issuance represents more than 50% of the shares of IGL Common Stock entitled to vote thereon at the IGL Stockholder Meeting, and (y) approval of the Merger and adoption of the Charter Amendment by the holders of a majority of the outstanding shares of IGL Common Stock) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IGL and the consummation by IGL of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IGL, subject, in the case of this Agreement, to (x) approval of the IGL Share Issuance by a majority of the votes cast at the IGL Stockholder Meeting by the holders of the shares of IGL Common Stock, provided that the total number of votes cast on the IGL Share Issuance represents more than 50% of the shares of IGL Common Stock entitled to vote thereon at the IGL Stockholder Meeting, and (y) approval of the Merger by the holders of a majority of the outstanding shares of IGL Common Stock entitled to vote thereon. This Agreement has been duly executed and delivered by IGL and (assuming the valid authorization, execution and delivery hereof by FTX and the validity and binding effect hereof on FTX) constitutes the valid and binding obligation of IGL enforceable against IGL in accordance with its terms. The IGL Share Issuance and the preparation of a registration statement on Form S-4 to be filed with the SEC by IGL under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of IGL Common Stock and the IGL Warrants to be issued in connection with the Merger and the Shares of IGL Common Stock to be issued upon exercise, if any, of the IGL Warrants and the IGL Rights attached to the IGL Common Stock (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement"), including the Joint Proxy Statement (as hereinafter defined), have been duly authorized by IGL's Board of Directors.

    Section 2.4 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in the letter dated and delivered to FTX on the date hereof (the "IGL Letter"), which relates to this Agreement and is designated therein as being the IGL Letter, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material right or benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of IGL or any of its Subsidiaries under: (i) any provision of the Restated Certificate of Incorporation or By-laws of IGL or the comparable charter or organization documents or by-laws of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license applicable to IGL or any of its Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to IGL or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would reasonably be expected not to have a Material Adverse Effect on IGL and would not materially impair the ability of IGL to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign (including provincial) or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to IGL or any of its Subsidiaries in connection with the execution and delivery of this Agreement by IGL, or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except: (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) for the filing and recordation requirements of the DGCL with respect to the Certificate of Merger and the filing of appropriate documents with the relevant authorities of other states in which FTX or any of its Subsidiaries is qualified to do business, (iii) for such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement and set forth in the IGL Letter, except where the failure to obtain or make any such consent or filing would, individually or in the aggregate, reasonably be expected not to have a Material Adverse Effect, (iv) for such filings, authorizations, orders and approvals, if any, as may be required by state takeover laws (the "State Takeover Approvals"), (v) for such filings as may be required in connection with the taxes described in Section 5.11, (vi) for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country (including, without limitation, any political subdivision thereof) in which IGL or FTX or any of their respective Subsidiaries conducts any business or owns any property or assets and (vii) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IGL and would not materially impair the ability of IGL to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

    Section 2.5 SEC DOCUMENTS AND OTHER REPORTS. IGL has filed all documents required to be filed by it with the SEC since June 30, 1995. As of their respective filing dates, all documents filed by IGL with the SEC since June 30, 1995 (the "IGL SEC Documents") complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of the IGL SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of IGL included in the IGL SEC Documents complied at the time of filing with the SEC (and, with respect to any registration statement, at the time it was declared effective) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of IGL and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments and to any other adjustments described therein). Except as set forth in the IGL SEC Documents or the IGL Letter, since June 30, 1996 IGL has not made any change in the accounting practices or policies applied in the preparation of its financial statements. IGL's public accountants have not issued any audit reports or other reports on internal controls which indicate that the internal controls associated with or otherwise covering IGL have or had any material weaknesses or that the accounting records associated with or otherwise covering IGL contained or could contain any material errors.

    Section 2.6 REGISTRATION STATEMENT AND JOINT PROXY STATEMENT. None of the information (other than information provided for inclusion therein by FTX) included or incorporated by reference in the Registration Statement or the joint proxy statement/prospectus included therein relating to the Stockholder Meetings (as defined in Section 5.1) (together with any amendments or supplements thereto, the "Joint Proxy Statement") will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing thereof, at the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to IGL, its directors and officers or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of IGL. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, in each case other than as to information provided for inclusion therein by FTX.

    Section 2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the IGL SEC Documents filed prior to the date hereof or the IGL Letter, since June 30, 1996: (i) IGL and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that has resulted or would reasonably be expected to result in a Material Adverse Effect; (ii) IGL and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect; (iii) there has been no material change in the indebtedness of IGL and its Subsidiaries (other than changes in the ordinary course of business), no increase in the outstanding shares of capital stock of IGL except for the issuance of shares of IGL Common Stock pursuant to the IGL Stock Options and no dividend or distribution of any kind declared, paid or made by IGL on any class of its capital stock except for regular quarterly dividends of not more than $0.08 per share on IGL Common Stock and (iv) there has been no Material Adverse Change, nor any event or development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

    Section 2.8 NO EXISTING VIOLATION, DEFAULT, ETC. Neither IGL nor any of its Subsidiaries is in violation of (i) its charter or other organization documents or by-laws, (ii) any applicable law, ordinance or administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over IGL or any of its Subsidiaries, except for any violations that, individually or in the aggregate, would reasonably be expected not to have a Material Adverse Effect. The properties, assets and operations of IGL and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses, relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, would reasonably be expected not to have a Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past or current events, conditions, circumstances, activities, practices, incidents, actions or plans of IGL or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as, individually or in the aggregate with any such other interference or prevention, has not had and would not reasonably be expected to have a Material Adverse Effect. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws.

    Except as may be set forth in the IGL SEC Documents or the IGL Letter: (i) there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any loan or credit agreement, note, bond, mortgage, indenture or guarantee of indebtedness for borrowed money and (ii) there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any lease, other agreement or instrument to which IGL or any of its Subsidiaries is a party or by which IGL or any such Subsidiary or any of their respective properties, assets or business is bound, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

    Section 2.9 LICENSES AND PERMITS. IGL and its Subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Entities (the "IGL Licenses") as are necessary to own or lease and operate their respective properties and to conduct their respective businesses substantially in the manner described in the IGL SEC Documents and as currently owned or leased and conducted, and all such IGL Licenses are valid and in full force and effect, except for any such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances which the failure to have or to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. IGL and its Subsidiaries are in compliance in all material respects with their respective obligations under the IGL Licenses, with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time, or both, would allow, revocation or termination of any material IGL License.

    Section 2.10 ENVIRONMENTAL MATTERS. Except as set forth in the IGL SEC Documents or the IGL Letter, (i) neither IGL nor any of its Subsidiaries is the subject of any federal, state, local, foreign or provincial investigation, and neither IGL nor any of its Subsidiaries has received any notice or claim (or is aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other person, relating to any material liability or obligation or material remedial action or potential material liability or obligation or material remedial action under any Environmental Law; and (ii) there are no pending, reasonably anticipated or, to the knowledge of IGL, threatened actions, suits or proceedings against IGL, any of its Subsidiaries or any of their respective properties, assets or operations asserting any such material liability or obligation or seeking any material remedial action in connection with any Environmental Laws.

    Section 2.11 TAX MATTERS. Except as otherwise set forth in the IGL Letter:
(i) IGL and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns (as hereinafter defined) required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to be correct and complete would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been duly obtained, or such Taxes are being timely and properly contested, and IGL and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) neither IGL nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (iv) such Tax Returns relating to federal and state income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of such Tax Returns are currently pending; and (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested. The charges, accruals and reserves on the books of IGL and its Subsidiaries in respect of Taxes have been established and maintained in accordance with generally accepted accounting principles. For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity; and (ii) "Tax Return" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    Section 2.12 ACTIONS AND PROCEEDINGS. Except as set forth in the IGL SEC Documents or the IGL Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against IGL or any of its Subsidiaries, any of its or their properties, assets or businesses, any IGL Plan (as defined in Section 2.15) or, to the knowledge of IGL, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the IGL SEC Documents or the IGL Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of IGL, threatened against IGL or any of its Subsidiaries, any of its or their properties, assets or business, any IGL Plan or, to the knowledge of IGL, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the IGL SEC Documents or the IGL Letter, as of the date hereof, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of IGL, threatened against IGL or any of its Subsidiaries, any of its or their

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
properties, assets or business, any IGL Plan or, to the knowledge of IGL, any of its or their current or former directors or officers, as such, relating to the transactions contemplated by this Agreement.

    Section 2.13 LABOR MATTERS. Except as disclosed in the IGL SEC Documents or the IGL Letter, neither IGL nor any of its Subsidiaries has any labor contracts, collective bargaining agreements or material employment or consulting agreements with any persons employed by or otherwise performing services primarily for IGL or any of its Subsidiaries (the "IGL Business Personnel") or any representative of any IGL Business Personnel. Except as set forth in the IGL SEC Documents or the IGL Letter, neither IGL nor any of its Subsidiaries has engaged in any unfair labor practice with respect to IGL Business Personnel, and there is no unfair labor practice complaint pending against IGL or any of its Subsidiaries with respect to IGL Business Personnel, which, in either case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the IGL SEC Documents or the IGL Letter, there is no material labor strike, dispute, slowdown or stoppage pending or, to the knowledge of IGL, threatened against IGL or any of its Subsidiaries, and neither IGL nor any of its Subsidiaries has experienced any material primary work stoppage or other material labor difficulty involving its employees during the last three years. Except as disclosed in the IGL SEC Documents or the IGL Letter, neither IGL nor any of its Subsidiaries has, as of the date of this Agreement, any material pending grievance, claim or arbitration involving discrimination or harassment based upon sex, age, marital status, race, religion, color, sexual preference or handicap, including but not limited to any proceedings before the Equal Employment Opportunity Commission, or any federal, state or local agency or court.

    Section 2.14 CONTRACTS. All of the material contracts of IGL and its Subsidiaries that are required to be described in the IGL SEC Documents or to be filed as exhibits thereto have been described or filed as required. Neither IGL or any of its Subsidiaries nor, to the knowledge of IGL, any other party is in breach of or default under any such contracts which are currently in effect, except for such breaches and defaults which are described in the IGL Letter or which would reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in the IGL SEC Documents or the IGL Letter, neither IGL nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, IGL or any such Subsidiary is entitled to conduct all or any material portion of the business of IGL and its Subsidiaries taken as whole.

    Section 2.15 ERISA. As used herein: (i) "IGL Plan" means a "pension plan" (as defined in Section 3(2) of ERISA, other than a IGL Multiemployer Plan), a "welfare plan" (as defined in Section 3(1) of ERISA) and any Code Section 501(c)(9) trust maintained by IGL or any of its ERISA Affiliates at any time during the six-year period prior to the Effective Time or to which IGL or any of its ERISA Affiliates has at any time during such time period contributed or otherwise may have any liability; (ii) "IGL Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which IGL or any of its ERISA Affiliates is or has at any time during the six-year period prior to the Effective Time been obligated to contribute or otherwise may have any liability;(iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder; and (iv)"IGL Benefit Arrangements" means each employment, severance, termination, consulting, retirement Plan or similar contract, arrangement or policy, and each Plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangement), workers compensation, disability benefits, supplemental unemployment benefits, vacation benefit, retirement benefits, deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, or other forms of incentive compensation, or post-retirement insurance, compensation, or benefits which (a) is not an IGL Plan, (b) is entered into, maintained, or contributed to, as the case may be, by IGL or any Subsidiary, and (c) covers any employee or former employee of IGL or any Subsidiary.

    The IGL Letter sets forth the name of (a) each IGL Plan which is a single-employer plan as defined in Section 4001(a)(15) of ERISA and (b) each employment, severance, termination, consulting or retirement plan or agreement, excluding any such payments required under any domestic or foreign law.

    Except as provided in the IGL Letter, true copies of each IGL Plan and IGL Benefit Arrangement have be made available to FTX. In the case of any such IGL Plan or IGL Benefit Arrangement that is not in written form, FTX has been provided accurate descriptions of such IGL Plan or IGL Benefit Arrangement as well as copies of the most recent Internal Revenue Service determination letters with respect to each IGL Plan that is a single employer plan as defined in
Section 4001(a)(15) of ERISA.

    Each IGL Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws and administrative or governmental rules and regulations. No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any IGL Plan subject to Title IV of ERISA for which the 30-day notice requirement has not been waived (other than with respect to the transactions contemplated by this Agreement), and no condition exists which would subject IGL or any of its ERISA Affiliates (as hereinafter defined) to any fine under Section 4071 of ERISA; except as disclosed in the IGL Letter, neither IGL nor any of its ERISA Affiliates has withdrawn from any IGL Plan subject to Title IV of ERISA or IGL Multiemployer Plan (as hereinafter defined) or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, to terminate any IGL Plan subject to Title IV of ERISA. No IGL Plan subject to Section 302 of ERISA, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. To the knowledge of IGL, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any IGL Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither IGL nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred which would reasonably be expected to result in material liability to IGL or its Subsidiaries. Except as set forth in the IGL Letter, all IGL Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter as to such qualification from the Internal Revenue Service, no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification, and IGL is not aware of any reason why any such IGL Plan is not so qualified in operation. Neither IGL nor any of its ERISA Affiliates has been notified by any IGL Multiemployer Plan that such IGL Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of
Section 4241 or 4245 of ERISA or that such IGL Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

    Each IGL Plan and each IGL Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by and all statutes, orders, rules, and regulations that are applicable to such IGL Plan and such IGL Benefit Arrangement. Except under plans disclosed in Schedule 2.15, neither IGL nor any of its ERISA Affiliates have any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for retired, former, or current employees of IGL or any of its ERISA Affiliates, except as required to avoid excise tax under Code
Section 4980B. No condition exists that would prevent IGL or any of its ERISA Affiliates from amending or terminating any IGL Plan or IGL Benefit Arrangement providing health or medical benefits in respect of any active employee of IGL or any of its ERISA Affiliates other than limitations imposed under the terms of a collective bargaining agreement. Except as set forth in the IGL Letter, there is no issue with respect to any IGL Plan or IGL Benefit Arrangement that is now, or within the last 12 months has been, under examination by the Internal Revenue Service or the Department of Labor, and no audit with respect to any IGL Plan or IGL Benefit Arrangement by either the Internal Revenue Service or the Department Labor has occurred. There are no pending investigations by any governmental or regulatory agency or authority involving or relating to any IGL Plan or IGL Benefit Arrangement, no threatened or pending claims (except for claims for benefits payable in the normal operation of the IGL Plans or IGL Benefit Arrangements), suits or proceedings against any IGL Plan or IGL Benefit Arrangement, or asserting any rights or claims to benefits under any IGL Plan or IGL Benefit Arrangement which could reasonably be expected to have a Material Adverse Effect on IGL. Except as disclosed in writing to FTX, there have been no acts or omissions by IGL or any Subsidiary of IGL which have given rise to or could reasonably be expected to give rise to fines, penalties, taxes, or related charges under Section 502 of ERISA or Chapters 43, 47, or 68 of the Code for which IGL or any Subsidiary of IGL may be liable. Each IGL plan which constitutes a "group health plan" (as defined in ERISA Sections 607(1) or 733(a) or Code Section 5000(b)(1)), including any plans of current and former IGL Subsidiaries which must be taken into account under Code Sections 4980B or 414(t) or under Parts 6 and 7 of Title I of ERISA, has been operated in compliance with applicable law. All contributions or payments owed with respect to any period prior to the Effective Time under any IGL Plan or IGL Benefit Arrangement have been made and all accruals which relate to any IGL Plan have been made in accordance with applicable Statement of Financial Accounting Standards issued by the Financial Account Standard Board. Except as set forth in the IGL Letter, none of the assets of any IGL Plan is invested in any property constituting employer real property or employer securities within the meaning of ERISA Section 407(d). With respect to any IGL Plan that is subject to Title IV of ERISA: (a) no steps has been taken to terminate any such Plan; (b) there has been no withdrawal (within the meaning of ERISA Section 4063) of a "substantial employer" (as defined in ERISA Section 4001(a)(2)); and (c) no event or condition has occurred which could reasonably be expected to constitute grounds under ERISA Section 4042 for the termination of or the appointment of a trustee to administer any such plan. Neither IGL nor any of its ERISA Affiliates has engaged in or are successors or parent corporations to an entity that has engaged in a transaction described in ERISA Sections 4069 or 4212(c).

    Section 2.16 LIABILITIES. Except as fully reflected or reserved for in the most recent audited consolidated financial statements included in the IGL SEC Documents filed prior to the date hereof, or disclosed in the footnotes thereto, or set forth in the IGL Letter, IGL and its Subsidiaries had no liabilities (including, without limitation, Tax liabilities) at the date of such consolidated financial statements, absolute or contingent, of a nature which are required by generally accepted accounting principles to be reflected in such consolidated financial statements or disclosed in the footnotes thereto, that were material, either individually or in the aggregate, to IGL and its Subsidiaries taken as a whole. In addition, as of the date of this Agreement, IGL has no knowledge of any other liabilities, contingent or absolute, determined or otherwise, other than liabilities that in the aggregate would reasonably be expected not to have a Material Adverse Effect. Except as so reflected, reserved, disclosed or set forth, IGL and its Subsidiaries have no commitments which are reasonably expected to be materially adverse, either individually or in the aggregate, to IGL and its Subsidiaries taken as a whole.

    Section 2.17 OPINIONS OF INVESTMENT BANKERS. IGL has received the opinions of Morgan Stanley & Co. Incorporated and Lazard Freres & Co. LLC, dated the date hereof, to the effect that, as of the date hereof, the aggregate consideration to be paid by IGL in the Merger is fair to IGL from a financial point of view, a copy of which opinions have been delivered to FTX.

    Section 2.18 BROKERS. No broker, investment banker or other person, other than Morgan Stanley & Co. Incorporated and Lazard Freres & Co. LLC, the fees and expenses of which will be paid by IGL, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IGL.

    Section 2.19 OWNERSHIP OF FTX CAPITAL STOCK. None of IGL or any of IGL's Subsidiaries owns any shares of the capital stock of FTX.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF FTX

    FTX represents and warrants to IGL as follows:

    Section 3.1 ORGANIZATION, STANDING AND POWER. FTX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of FTX is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate power and authority to carry on its business as now being conducted. FTX and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the FTX SEC Documents or the FTX Letter, FTX and its Subsidiaries are not subject to any material joint venture, joint operating or similar arrangement or any material shareholders agreement relating thereto nor does it own or possess more than 5% of the outstanding equity interests of any other entity.

    Section 3.2 CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of FTX consists of: 100,000,000 FTX Common Shares and 50,000,000 shares of Preferred Stock, $100 par value ("FTX Preferred Shares"), of which 5,000,000 shares have been designated as "$4.375 Convertible Exchangeable Preferred Stock" (the "FTX $4.375 Preferred Shares"). At the close of business on August 21, 1997: (i) 23,302,866 FTX Common Shares were issued and out-standing, all of which were validly issued, are fully paid and nonassessable and are free of preemptive rights; and (ii) 1,001,690 FTX $4.375 Preferred Shares were issued and outstanding, all of which were validly issued, are fully paid and nonassessable and are free of preemptive rights. As of the date of this Agreement, except for FTX $4.375 Preferred Shares and except for stock options covering not in excess of 1,829,677 FTX Common Shares (collectively, the "FTX Stock Options"), there are no options, warrants, calls, rights or agreements to which FTX or any of its Subsidiaries is a party or by which any of them is bound obligating FTX or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of FTX or any such Subsidiary or obligating FTX or any such Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock and all equity interests of each Subsidiary of FTX is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the FTX SEC Documents or the FTX Letter (as such terms are hereinafter defined), each such share and all equity interests, and all of the equity interests in the IMC-Agrico Entities described in FTX SEC Documents as being owned by FTX, are beneficially owned by FTX or another Subsidiary of FTX, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. As of the date of its filing,
Exhibit 21.1 to FTX's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the SEC (the "FTX Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC.

    Section 3.3 AUTHORITY. The Board of Directors of FTX has declared as advisable and fair to and in the best interests of the stockholders of FTX (and has resolved to recommend to stockholders for approval) the Merger and has approved this Agreement, and FTX has all requisite corporate power and authority to enter into this Agreement and (subject to approval of the Merger by a majority of the outstanding stock of FTX entitled to vote thereon) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FTX and the consummation by FTX of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FTX, subject to the approval of the Merger by a majority of the outstanding stock of FTX entitled to vote thereon. The holders of FTX $4.375 Preferred Shares, and the holders of any partnership interests of FRP, are not entitled to vote on the Merger. This Agreement has been duly executed and delivered by FTX and (assuming the valid authorization, execution and delivery hereof by IGL and the validity and binding effect hereof on IGL and Sub) constitutes the valid and binding obligation of FTX enforceable against FTX in accordance with its terms. The preparation of the Joint Proxy Statement to be filed with the SEC has been duly authorized by FTX's Board of Directors.

    Section 3.4 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in the letter dated and delivered to IGL on the date hereof (the "FTX Letter"), which relates to this Agreement and is designated therein as being FTX Letter, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material right or benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of FTX or any of its Subsidiaries under: (i) any provision of the Restated Certificate of Incorporation or By-Laws of FTX or the comparable charter or organization documents or by-laws of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license applicable to FTX or any of its Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FTX or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would reasonably be expected not to have a Material Adverse Effect on FTX and would not materially impair the ability of FTX to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to FTX or any of its Subsidiaries in connection with the execution and delivery of this Agreement by FTX or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except: (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act,
(ii) for the filing and recordation requirements of the DGCL with respect to the Certificate of Merger and the filing of appropriate documents with the relevant authorities of other states in which FTX or any of its Subsidiaries is qualified to do business, (iii) for such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement set forth in the FTX Letter, except where the failure to obtain or make any such consent or filing would, individually or in the aggregate, reasonably be expected not to have a Material Adverse Effect, (iv) for such filings, authorizations, orders and approvals, if any, as may be required to obtain the State Takeover Approvals, (v) for such filings as may be required in connection with the taxes described in Section 5.11, (vi) for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country (including, without limitation, any political subdivision thereof) in which IGL or FTX or any of their respective Subsidiaries conducts any business or owns any property or assets, (vii) for consent of the Minerals Management Service of the United States Department of the Interior, and (viii) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTX and would not materially impair the ability of FTX to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

    Section 3.5 SEC DOCUMENTS AND OTHER REPORTS. FTX has filed all documents required to be filed by it with the SEC since June 30, 1995. As of their respective filing dates, all documents filed by FTX with the SEC since June 30, 1995 (the "FTX SEC Documents") complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of FTX SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of FTX included in

FTX SEC Documents complied, at the time of filing with the SEC (and, with respect to any registration statement, at the time it was declared effective), as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of FTX and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments and to any other adjustments described therein). Except as set forth in FTX SEC Documents, since December 31, 1996, FTX has not made any change in the accounting practices or policies applied in the preparation of its financial statements. FTX's public accountants have not issued any audit reports or other reports on internal controls which indicate that the internal controls associated with or otherwise covering FTX have or had any material weaknesses or that the accounting records associated with or otherwise covering FTX contained or could contain any material errors.

    Section 3.6 REGISTRATION STATEMENT AND JOINT PROXY STATEMENT; FREEPORT SULPHUR FORM S-1. (a) None of the information (other than information provided by IGL or Sub) included or incorporated by reference in the Registration Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing thereof, at the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to FTX, its directors and officers or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of FTX. With respect to information relating to FTX, the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to FTX) as to form in all material respects with the provisions of the Exchange Act.

    (b) None of the information (other than information provided for inclusion therein by IGL) included or incorporated by reference in the registration statement on Form S-1 to be filed with the SEC by Freeport Sulphur under the Securities Act for the purpose of registering the shares of Freeport Sulphur Common Stock to be distributed to FTX stockholders (the "Freeport Sulphur Form S-1") will (i) at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) at the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Freeport Sulphur, its directors and officers or any of its Subsidiaries shall occur which is required to be described in the Freeport Sulphur Form S-1, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of FTX. The Freeport Sulphur Form S-1 will comply as to form in all material respects with the provisions of the Securities Act.

    Section 3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in FTX SEC Documents filed prior to the date hereof or the FTX Letter, since December 31, 1996: (i) FTX and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that has resulted or would reasonably be expected to result in a Material Adverse Effect; (ii) FTX and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect; (iii) there has been no material change in the indebtedness of FTX and its Subsidiaries (other than changes in the ordinary course of business), no change in the outstanding shares of capital stock of FTX except for the issuance of FTX Common Shares pursuant to FTX Stock Options and no dividend or distribution of any kind declared, paid or made by FTX on any class of its capital stock except for regular quarterly dividends of not more than $1.09375 per FTX $4.375 Preferred Share and of not more than $.09 per FTX Common Share; and (iv) there has been no Material Adverse Change with respect to FTX, nor any event or development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

    Section 3.8 NO EXISTING VIOLATION, DEFAULT, ETC. Neither FTX nor any of its Subsidiaries is in violation of (i) its charter or other organization documents or by-laws, (ii) any applicable law, ordinance or administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over FTX or any of its Subsidiaries, except for any violations that, individually or in the aggregate, would reasonably be expected not to have a Material Adverse Effect. The properties, assets and operations of FTX and its Subsidiaries are in compliance with all applicable Worker Safety Laws and Environmental Laws, except for any violations that, individually or in the aggregate, would reasonably be expected not to have a Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past or current events, conditions, circumstances, activities, practices, incidents, actions or plans of FTX or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as, individually or in the aggregate with any such other interference or prevention, has not had and would reasonably be expected not to have a Material Adverse Effect.

    Except as may be set forth in FTX SEC Documents or FTX Letter: (i) there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any loan or credit agreement, note, bond, mortgage, indenture or guarantee of indebtedness for borrowed money and (ii) there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any lease, other agreement or instrument to which FTX or any of its Subsidiaries is a party or by which FTX or any such Subsidiary or any of their respective properties, assets or business is bound, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

    Section 3.9 LICENSES AND PERMITS. FTX and its Subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Entities (the "FTX Licenses") as are necessary to own or lease and operate their respective properties and to conduct their respective businesses substantially in the manner described in FTX SEC Documents and as currently owned or leased and conducted, and all such FTX Licenses are valid and in full force and effect, except for any such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances which the failure to have or to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. FTX and its Subsidiaries are in compliance in all material respects with their respective obligations under FTX Licenses, with only such exceptions as, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time, or both, would allow, revocation or termination of any material FTX License.

    Section 3.10 ENVIRONMENTAL MATTERS. Except as set forth in the FTX SEC Documents or the FTX Letter, (i) neither FTX nor any of its Subsidiaries is the subject of any federal, state, local, foreign or provincial investigation, and neither FTX nor any of its Subsidiaries has received any notice or claim (or is aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other person, relating to any material liability or obligation or material remedial action or potential material liability or obligation or material remedial action under any Environmental Law; and (ii) there are no pending, reasonably anticipated or, to the knowledge of FTX, threatened actions, suits or proceedings against FTX, any of its Subsidiaries or any of their respective properties, assets or operations asserting any such material liability or obligation or seeking any material remedial action in connection with any Environmental Laws.

    Section 3.11 TAX MATTERS. Except as otherwise set forth in FTX Letter: (i) FTX and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to be correct and complete would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been duly obtained, or such Taxes are being timely and properly contested, and FTX and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) neither FTX nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (iv) such Tax Returns relating to federal and state income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of such Tax Returns are currently pending; (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested; and (vii) FTX has complied with all covenants made by it in Article V of the Distribution Agreement dated as of July 5, 1995, between FTX and Freeport-McMoRan Copper and Gold Inc. ("FCX") and, to the knowledge of FTX, FCX has also so complied. The charges, accruals and reserves on the books of FTX and its Subsidiaries in respect of Taxes have been established and maintained in accordance with generally accepted accounting principles.

    Section 3.12 ACTIONS AND PROCEEDINGS. Except as set forth in FTX SEC Documents or FTX Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against FTX or any of its Subsidiaries, any of its or their properties, assets or businesses, any FTX Plan (as defined in Section 3.15) or, to the knowledge of FTX, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in FTX SEC Documents or FTX Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of FTX, threatened against FTX or any of its Subsidiaries, any of its or their properties, assets or business, any FTX Plan or, to the knowledge of FTX, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in FTX SEC Documents or FTX Letter, as of the date hereof, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of FTX, threatened against FTX or any of its Subsidiaries, any of its or their properties, assets or business, any FTX Plan or, to the knowledge of FTX, any of its or their current or former directors or officers, as such, relating to the transactions contemplated by this Agreement.

    Section 3.13 LABOR MATTERS. Except as disclosed in FTX SEC Documents or FTX Letter, neither FTX nor any of its Subsidiaries has any labor contracts, collective bargaining agreements or material employment or consulting agreements with any persons employed by or otherwise performing services primarily for FTX or any of its Subsidiaries (the "FTX Business Personnel") or any representative of any FTX Business Personnel. Except as set forth in FTX SEC Documents or FTX Letter, neither FTX nor any of its

Subsidiaries has engaged in any unfair labor practice with respect to FTX Business Personnel, and there is no unfair labor practice complaint pending against FTX or any or its Subsidiaries with respect to FTX Business Personnel, which, in either case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in FTX SEC Documents or FTX Letter, there is no material labor strike, dispute, slowdown or stoppage pending or, to the knowledge of FTX, threatened against FTX or any of its Subsidiaries, and neither FTX nor any of its Subsidiaries has experienced any material primary work stoppage or other material labor difficulty involving its employees during the last three years. Except as disclosed in the FTX SEC Documents or the FTX Letter, neither FTX nor any of its Subsidiaries has, as of the date of this Agreement, any material pending grievance, claim or arbitration involving discrimination or harassment based upon sex, age, marital status, race, religion, color, sexual preference or handicap, including but not limited to any proceeding before the Equal Employment Opportunity Commission or any federal, state or local agency or court.

    Section 3.14 CONTRACTS. All of the material contracts of FTX and its Subsidiaries that are required to be described in FTX SEC Documents or to be filed as exhibits thereto have been described or filed as required. Neither FTX or any of its Subsidiaries nor, to the knowledge of FTX, any other party is in breach of or default under any such contracts which are currently in effect, except for such breaches and defaults which are described in FTX Letter or which would reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in FTX SEC Documents or FTX Letter, neither FTX nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, FTX or any such Subsidiary is entitled to conduct all or any material portion of the business of FTX and its Subsidiaries taken as a whole.

    Section 3.15 ERISA. As used herein: (i) "FTX Plan" means a "pension plan" (as defined in Section 3(2) of ERISA, other than a FTX Multiemployer Plan), a "welfare plan" (as defined in Section 3(1) of ERISA) and any Code Section 501(c)(9) trust maintained by FTX or any of its ERISA Affiliates at any time during the six-year period prior to the Effective Time or to which FTX or any of its ERISA Affiliates has at any time during such period contributed or otherwise may have any liability; and (ii) "FTX Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which FTX or any of its ERISA Affiliates is or has at any time during the six-year period prior to the Effective Time been obligated to contribute or otherwise may have any liability;(iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c),
(m) or (o) of the Code and the regulations promulgated thereunder or pursuant to
Section 4001(b) of ERISA and the regulations promulgated thereunder; and
(iv)"FTX Benefit Arrangements" means each employment, severance, termination, consulting, retirement Plan or similar contract, arrangement or policy, and each Plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangement), workers compensation, disability benefits, supplemental unemployment benefits, vacation benefit, retirement benefits, deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, or other forms of incentive compensation, or post-retirement insurance, compensation, or benefits which (a) is not an FTX Plan, (b) is entered into, maintained, or contributed to, as the case may be, by FTX or any Subsidiary, and (c) covers any employee or former employee of FTX or any Subsidiary.

    Schedule A to the FTX Letter sets forth the name of (a) each FTX Plan which is a single-employer plan as defined in Section 4001(a)(15) of ERISA and (b) each employment, severance, termination, consulting or retirement plan or agreement, excluding any such payments required under any domestic or foreign law.

    Except as provided in Schedule A to the FTX Letter, true copies of each FTX Plan and FTX Benefit Arrangement have be made available to IGL. In the case of any such FTX Plan or FTX Benefit Arrangement that is not in written form, IGL has been provided accurate descriptions of such FTX Plan or

FTX Benefit Arrangement as well as copies of the most recent Internal Revenue Service determination letters with respect to each Plan that is a single employer plan as defined in Section 4001(a)(15) of ERISA.

    Each FTX Plan complies in all material respects with ERISA, the Code and all other applicable laws and administrative or governmental rules and regulations. Except as set forth in Schedule A to the FTX Letter, no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any FTX Plan subject to Title IV of ERISA for which the 30-day notice requirement has not been waived (other than with respect to the transactions contemplated by this Agreement), and no condition exists which would subject FTX or any of its ERISA Affiliates to any fine under Section 4071 of ERISA; except as disclosed in FTX Letter, neither FTX nor any of its ERISA Affiliates has withdrawn from any FTX Plan subject to Title IV of ERISA or FTX Multiemployer Plan (as hereinafter defined) or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, to terminate any FTX Plan subject to Title IV of ERISA. No FTX Plan subject to Section 302 of ERISA, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. To the knowledge of FTX, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any FTX Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither FTX nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA. No prohibited transactions described in
Section 406 of ERISA or Section 4975 of the Code have occurred which would reasonably be expected to result in material liability to FTX or its Subsidiaries. Except as set forth in the FTX Letter, all FTX Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter as to such qualification from the Internal Revenue Service, no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification, and FTX is not aware of any reason why any such FTX Plan is not so qualified in operation. Neither FTX nor any of its ERISA Affiliates has been notified by any FTX Multiemployer Plan that such FTX Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such FTX Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

    Except as disclosed in FTX SEC Documents, Schedule A to the FTX Letter,
Section 5.17, or the Employee Benefits Agreement, since January 1, 1997, neither FTX or any Subsidiary of FTX has entered into or adopted any FTX Plan other than a FTX Plan which is not material in the ordinary course of business consistent with past practices or amended in any material respect any existing FTX Plan, except as required by law or in the ordinary course of business consistent with past practices nor has FTX or any Subsidiary of FTX materially increased the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business and consistent with past practice, or granted any severance or termination pay to, or entered into, or amended or modified, any employment, severance or consulting agreement with, any director or officer of FTX or any of its Subsidiaries, or, except in the ordinary course of business consistent with past practices, established, adopted, entered into or, except as may be required to comply with applicable law, amended in any material respect or taken action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee.

    Each FTX Plan and each FTX Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by and all statutes, orders, rules, and regulations that are applicable to such FTX Plan and such FTX Benefit Arrangement. Except under plans disclosed in Schedule 3.15, neither FTX nor any of its ERISA Affiliates have any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for retired, former, or current employees of FTX or any of its ERISA Affiliates, except as required to avoid excise tax under Code Section 4980B. No condition exists that would prevent FTX or any of its ERISA Affiliates from amending or terminating any FTX Plan or FTX Benefit Arrangement providing health or medical benefits in respect of any active employee of FTX or any of its ERISA Affiliates other than limitations imposed under the terms of a collective bargaining agreement. Except as set forth in the FTX Letter, there is no issue with respect to any FTX Plan or FTX Benefit Arrangement that is now, or within the last 12 months has been, under examination by the Internal Revenue Service or the Department of Labor, and no audit with respect to any FTX Plan or FTX Benefit Arrangement by either the Internal Revenue Service or the Department Labor has occurred. There are no pending investigations by any governmental or regulatory agency or authority involving or relating to any FTX Plan or FTX Benefit Arrangement, no threatened or pending claims (except for claims for benefits payable in the normal operation of the FTX Plans or FTX Benefit Arrangements), suits or proceedings against any FTX Plan or FTX Benefit Arrangement, or asserting any rights or claims to benefits under any FTX Plan or FTX Benefit Arrangement which could reasonably be expected to have a Material Adverse Effect on FTX. Except as disclosed in writing to IGL, there have been no acts or omissions by FTX or any Subsidiary of FTX which have given rise to or could reasonably be expected to give rise to fines, penalties, taxes, or related charges under Section 502 of ERISA or Chapters 43, 47, or 68 of the Code for which FTX or any Subsidiary of FTX may be liable. Each FTX plan which constitutes a "group health plan" (as defined in ERISA Sections 607(1) or 733(a) or Code Section 5000(b)(1)), including any plans of current and former FTX Subsidiaries which must be taken into account under Code Sections 4980B or 414(t) or under Parts 6 and 7 of Title I of ERISA, has been operated in compliance with applicable law. All contributions or payments owed with respect to any period prior to the Effective Time under any FTX Plan or FTX Benefit Arrangement have been made and all accruals which relate to any FTX Plan have been made in accordance with applicable Statement of Financial Accounting Standards issued by the Financial Account Standard Board. Except as set forth in the FTX Letter, none of the assets of any FTX Plan is invested in any property constituting employer real property or employer securities within the meaning of ERISA Section 407(d). With respect to any FTX Plan that is subject to Title IV of ERISA: (a) no steps has been taken to terminate any such Plan; (b) there has been no withdrawal (within the meaning of ERISA Section 4063) of a "substantial employer" (as defined in ERISA Section 4001(a)(2)); and (c) no event or condition has occurred which could reasonably be expected to constitute grounds under ERISA Section 4042 for the termination of or the appointment of a trustee to administer any such plan. Neither FTX nor any of its ERISA Affiliates has engaged in or are successors or parent corporations to an entity that has engaged in a transaction described in ERISA Sections 4069 or 4212(c).

    Section 3.16 LIABILITIES. Except as fully reflected or reserved for in the most recent audited consolidated financial statements included in FTX SEC Documents filed prior to the date hereof, or disclosed in the footnotes thereto, or set forth in FTX Letter, FTX and its Subsidiaries had no liabilities (including, without limitation, Tax Liabilities) at the date of such consolidated financial statements, absolute or contingent, of a nature which are required by generally accepted accounting principles to be reflected in such consolidated financial statements or disclosed in the footnotes thereto, that were material, either individually or in the aggregate, to FTX and its Subsidiaries taken as a whole. In addition, as of the date of this Agreement, FTX has no knowledge of any other liabilities, contingent or absolute, determined or otherwise, other than liabilities that in the aggregate would reasonably be expected not to have a Material Adverse Effect. Except as so reflected, reserved, disclosed or set forth, FTX and its Subsidiaries have no commitments which are reasonably expected to be materially adverse, either individually or in the aggregate, to FTX and its Subsidiaries taken as a whole.

    Section 3.17 OPINION OF FINANCIAL ADVISOR. FTX has received the opinion of Salomon Brothers Inc, dated the date hereof, to the effect that as of the date hereof, the consideration to be received in the Merger by FTX's stockholders is fair to FTX's stockholders from a financial point of view, a copy of which opinion has been delivered to IGL.

    Section 3.18 STATE TAKEOVER STATUTES AND CHARTER PROVISIONS; ABSENCE OF STOCKHOLDER RIGHTS PLAN. The restrictions on business combinations contained in
Section 203 of the DGCL and ARTICLE NINTH of the Restated Certificate of Incorporation of FTX will not apply with respect to or as a result of the Merger or this Agreement, or the transactions contemplated hereby. No other state takeover statutes are applicable to the Merger, this Agreement and the transactions contemplated hereby. FTX has not adopted or executed, and is not a party or subject to, any "Shareholder Rights Plan" or similar instrument, plan or agreement.

    Section 3.19 BROKERS. No broker, investment banker or other person, other than Salomon Brothers Inc and Goodyear Capital Corporation, the fees and expenses of which will be paid by FTX, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FTX.

    Section 3.20 OWNERSHIP OF IGL CAPITAL STOCK. Neither FTX nor any of its Subsidiaries owns any shares of the capital stock of IGL.

                                   ARTICLE IV

                     COVENANTS RELATING TO CONDUCT OF BUSINESS

    Section 4.1 CONDUCT OF BUSINESS PENDING THE MERGER.

    (a) ACTIONS BY FTX. During the period from the date of this Agreement through the Effective Time, except as otherwise expressly permitted or required by this Agreement or expressly contemplated by the terms of the Distribution Agreement in connection with the capitalization of Freeport Sulphur and the Freeport Sulphur Distribution (as defined as Section 5.20), FTX shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, all to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in FTX Letter (with specific reference to the applicable subsection below), FTX shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of IGL:

        (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly dividends of not more than than $1.09375 per FTX $4.375 Preferred Share and of not more than $.09 per FTX Common Share (it being the express understanding of IGL and FTX that the stockholders of FTX shall be entitled to either a dividend on FTX Common Shares or shares of IGL Common Stock, but not both, for the calendar quarter in which the Closing shall occur, and the Board of Directors of FTX shall not declare any dividend or fix any record date therefor which would have such effect), cash distributions declared by FTX on FRP partnership interests and units in accordance with the Amended and Restated Agreement of Limited Partnership of Freeport-McMoRan Resource Partners, Limited Partnership and dividends paid by Subsidiaries of FTX in the ordinary course of business and consistent with past practice); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the redemption of FTX $4.375 Preferred Shares in connection with this Agreement or, with respect to those FTX Stock Options described in Schedule 4.1(a) of the FTX Letter, as such terms may be modified to permit early vesting thereof);

        (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than the issuance of FTX Common Shares upon the exercise of FTX Stock Options or the conversion of FTX $4.375 Preferred Shares, in each case outstanding on the date of this Agreement in accordance with their current terms);

       (iii) amend its charter or organization documents or by-laws;

        (iv) except as set forth on Schedule 4.1(a) of the FTX Letter, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are in the ordinary course of business and consistent with past practice and not material to FTX and its Subsidiaries taken as a whole;

        (v) except as set forth on Schedule 4.1(a) of the FTX Letter, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business and consistent with past practice and not material to FTX and its Subsidiaries taken as a whole;

        (vi) except as set forth on Schedule 4.1(a) of the FTX Letter, incur any indebtedness for borrowed money or guarantee any such indebtedness, or make any loans, advances or capital contributions to, or other investments in, any other person, or retire any outstanding indebtedness for borrowed money, other than (A) borrowings or guarantees incurred in the ordinary course of business and consistent with past practice and (B) any loans, advances or capital contributions to, or other investments in, FTX or, subject to clause
    (xvi) below, any majority-owned Subsidiary of FTX;

       (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of FTX or, except as expressly contemplated by the terms of the Distribution Agreement in connection with the capitalization of Freeport Sulphur and the Freeport Sulphur Distribution, any Subsidiary;

      (viii) except as set forth in Section 5.8 and Section 5.17 hereof or the Employee Benefits Agreement attached as Exhibit B to the Distribution Agreement (the "Employee Benefits Agreement"), enter into or adopt any FTX Plan, or amend any existing FTX Plan, other than as required by law;

        (ix) except as set forth on Schedule 4.1(a) of the FTX Letter or as contemplated and described in Schedule 5.8 to this Agreement, increase the compensation payable or to become payable to its officers or employees, or the officers or employees of FMS except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of FTX or any of its Subsidiaries who are not officers of FTX or any of its Subsidiaries, or grant any severance or termination pay to, or enter into, or amend or modify, any employment, severance or consulting agreement with, any director or officer of FTX or any of its Subsidiaries, or establish, adopt, enter into or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (x) violate or fail to perform any material obligation or duty imposed upon FTX or any Subsidiary by any applicable federal, state, local, foreign or provincial law, rule, regulation, guideline or ordinance;

        (xi) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

       (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods or settle or compromise any material federal, state, local or foreign income tax liability;

      (xiii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

       (xiv) acquire any shares of capital stock of IGL;

       (xv) except as set forth in Schedule 4.1(a) of the FTX Letter, enter into any transaction with any person or entity controlling, controlled by or under common control with FTX or any of its Subsidiaries; or

       (xvi) make any capital expenditure, enter into any agreement with any third party, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loan or advance, in each case where such action is for the primary benefit of Freeport Sulphur or any subsidiary of Freeport Sulphur; PROVIDED, HOWEVER, that (a) any such expenditure or action may be taken if expressly provided for in the Distribution Agreement or if it is in the ordinary course of business and in the amounts consistent with the schedule of proposed expenditures attached to the FTX Letter as Schedule 4.1(a)(xvi) and (b) any liability, cost or expense to be incurred or associated with such action is assumed by Freeport Sulphur to the extent not paid or discharged prior to the Distribution.

    FTX shall promptly advise IGL orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect.

    (b) ACTIONS BY IGL. During the period from the date of this Agreement through the Effective Time, except as otherwise expressly required by this Agreement, IGL shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, all to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the IGL Letter (with specific reference to the applicable subsection below), IGL shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FTX:

        (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly dividends of not more than $0.08 per share of IGL Common Stock and dividends paid by Subsidiaries of IGL in the ordinary course of business and consistent with past practice); or (B) split, combine or reclassify IGL Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of IGL Common Stock;

        (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than the distribution of the IGL Rights in accordance with the IGL Rights Agreement and the issuance of any securities upon the exercise thereof, the issuance of IGL Common

    Stock during the period from the date of this Agreement through the Effective Time upon the exercise of IGL Stock Options outstanding on the date of this Agreement under IGL's existing stock option plans, the grant of options for IGL Common Stock and the issuance of IGL Common Stock upon the exercise of IGL Stock Options which may be granted pursuant to IGL's existing stock option plans in the ordinary course of business consistent with past practice, and other than issuances or sales of any of the foregoing securities at a price or for consideration not less than the fair market value thereof in an amount in the aggregate, pursuant to one or more transactions, not exceeding 5% of the shares of IGL Common Stock outstanding as of the date hereof);

       (iii) amend its charter or organization documents or by-laws;

        (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are in the ordinary course of business and consistent with past practice and not material to IGL and its Subsidiaries taken as a whole;

        (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business and consistent with past practice and not material to IGL and its Subsidiaries taken as a whole;

        (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness, or make any loans, advances or capital contributions to, or other investments in, any other person, or retire any outstanding indebtedness for borrowed money, other than (A) borrowings or guarantees incurred in the ordinary course of business and consistent with past practice and (B) any loans, advances or capital contributions to, or other investments in, IGL or any majority-owned Subsidiary of IGL;

       (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of IGL or any Subsidiary;

      (viii) violate or fail to perform any material obligation or duty imposed upon IGL or any Subsidiary of IGL by any applicable federal, state, local, foreign or provincial law, rule, regulation, guideline or ordinance;

        (ix) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

        (x) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods or settle or compromise any material federal, state, local or foreign income tax liability;

        (xi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

       (xii) acquire any shares of capital stock of FTX.

    IGL shall promptly advise FTX orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on IGL.

    Section 4.2 NO SOLICITATION. (a) From and after the date hereof, FTX shall not, and shall not permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any FTX Takeover Proposal (as hereinafter defined) from any person, or engage in or continue discussions or negotiations relating to any FTX Takeover Proposal; PROVIDED, HOWEVER, that FTX may engage in discussions or negotiations with, or furnish information concerning FTX and its properties, assets and business to, any person which makes, or indicates in writing an intention to make, a FTX Superior Proposal (as hereinafter defined) if the Board of Directors of FTX shall conclude in good faith, after consultation with its outside counsel, that the failure to take such action would violate the fiduciary obligations of such Board of Directors under applicable law. FTX shall promptly notify IGL of any FTX Takeover Proposal received by it or any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries or the receipt by FTX or any of the foregoing of any notice of any intention to make a FTX Superior Proposal, including the material terms and conditions thereof and the identity of the person (or group) making such FTX Takeover Proposal or indicating such intention. As used in this Agreement: (i) "FTX Takeover Proposal" means any proposal or offer, or any expression of interest by any person relating to FTX's willingness or ability to receive or discuss any proposal or offer (other than a proposal or offer by IGL or any of its Subsidiaries), for any tender or exchange offer, any merger, consolidation or other business combination involving FTX or any of its Subsidiaries or any acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets of, FTX or any of its Subsidiaries; and (ii) "FTX Superior Proposal" means a bona fide proposal or offer made by any person to acquire FTX pursuant to any tender or exchange offer, any merger, consolidation or other business combination or any acquisition of all or substantially all of the assets of FTX and its Subsidiaries on terms which a majority of the members of the Board of Directors of FTX determines in good faith, and in the exercise of sound and reasonable judgment (based on the advice of independent financial advisors), to be more favorable to FTX and its stockholders than the transactions contemplated hereby.

    (b) From and after the date hereof, IGL shall not, and shall not permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any IGL Takeover Proposal (as hereinafter defined) from any person, or engage in or continue discussions or negotiations relating to any IGL Takeover Proposal; PROVIDED, HOWEVER, that IGL may engage in discussions or negotiations with, or furnish information concerning IGL and its properties, assets and business to, any person which makes, or indicates in writing an intention to make, a IGL Superior Proposal (as hereinafter defined) if the Board of Directors of IGL shall conclude in good faith, after consultation with its outside counsel, that the failure to take such action would violate the fiduciary obligations of such Board of Directors under applicable law. IGL shall promptly notify FTX of any IGL Takeover Proposal received by it or any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries or the receipt by IGL or any of the foregoing of any notice of any intention to make a IGL Superior Proposal, including the material terms and conditions thereof and the identity of the person (or group) making such IGL Takeover Proposal or indicating such intention. As used in this Agreement: (i) "IGL Takeover Proposal" means any proposal or offer, or any expression of interest by any person relating to IGL's willingness or ability to receive or discuss any proposal or offer (other than a proposal or offer by IGL or any of its Subsidiaries), for any tender or exchange offer, any merger, consolidation or other business combination involving IGL or any of its Subsidiaries or any acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets of, IGL or any of its Subsidiaries; and (ii) "IGL Superior Proposal" means a bona fide proposal or offer made by any person to acquire IGL pursuant to any tender or exchange offer, any merger, consolidation or other business combination or any acquisition of all or substantially all of the assets of IGL and its Subsidiaries on terms which a majority of the members of the Board of Directors of IGL determines in good faith, and in the exercise of sound and reasonable judgment (based on the advice of independent financial advisors), to be more favorable to IGL and its stockholders than the transactions contemplated hereby.

    Section 4.3 THIRD PARTY STANDSTILL AGREEMENTS. Except as set forth in
Section 5.21, during the period from the date of this Agreement through the Effective Time, neither IGL nor FTX shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party (other than, in the case of FTX, any involving IGL or its Subsidiaries or, in the case of IGL, involving FTX or its Subsidiaries). During such period, each of IGL and FTX shall authorize the other to enforce, on its behalf, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

    Section 4.4 REORGANIZATION. During the period from the date of this Agreement through the Effective Time, unless the other parties hereto shall otherwise agree in writing, none of IGL, FTX or any of their respective Subsidiaries shall knowingly take or fail to take any action which action or failure would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    Section 5.1 STOCKHOLDER MEETINGS. FTX and IGL shall each call a meeting of its stockholders (respectively, the "FTX Stockholder Meeting" and the "IGL Stockholder Meeting" and, collectively, the "Stockholder Meetings") to be held as promptly as practicable for the purpose of voting upon the Merger and, in the case of IGL, the Charter Amendment and the IGL Share Issuance. FTX and IGL shall, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and shall not withdraw such recommendation; PROVIDED, HOWEVER, that neither such Board of Directors shall be required to make, and each such Board shall be entitled to withdraw, such recommendation if such Board of Directors concludes in good faith, after consultation with its outside counsel, that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board of Directors under applicable law. The respective Boards of Directors of FTX and IGL shall not rescind their respective declarations that the Merger is advisable unless, in any such case, any such Board of Directors concludes in good faith, after consultation with its outside counsel, that the failure to rescind such determination would violate the fiduciary obligations of such Board of Directors under applicable law. FTX and IGL shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day.

    Section 5.2 PREPARATION OF THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT AND THE FREEPORT SULPHUR FORM S-1. (a) FTX and IGL shall promptly prepare and file with the SEC the Joint Proxy Statement and IGL shall prepare and file with the SEC the Registration Statement for the purpose of registering the IGL Common Stock, the IGL Warrants, shares of IGL Common Stock issuable upon the exercise of the IGL Warrants and any IGL Rights associated with the foregoing, in which the Joint Proxy Statement will be included as a prospectus. IGL shall use its reasonable best efforts, and FTX shall reasonably cooperate with IGL, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. IGL shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of IGL Common Stock or the IGL Warrants in connection with the Merger and upon any exercise of the IGL Warrants or, with respect to any FTX Stock Option, stock appreciation right or stock incentive unit (collectively, the "FTX Stock-Based Awards") which is outstanding immediately prior to the Effective Time pursuant to any stock option or stock-based incentive plan (other than any "stock purchase plan" within the meaning of Section 423 of the Code) of FTX in effect on the date hereof (the "FTX Stock Plans") which, by application of the procedures set forth in Section
5.8 and Schedule 5.8 becomes and represents an option to purchase shares of IGL Common Stock or a stock appreciation right or stock incentive unit based on IGL Common Stock ("Substitute Options"). FTX shall furnish all information concerning FTX and the holders of FTX Common Shares as may be reasonably requested by IGL in connection with any such action.

    (b) FTX shall promptly cause to be prepared and filed with the SEC the Freeport Sulphur Form S-1, and FTX shall, in its capacity as Administrative Managing General Partner of FRP, cause to be prepared and filed with the SEC an information statement related to the distribution of the Freeport Sulphur Common Stock to holders of units and partnership interests of FRP. FTX shall use its reasonable best efforts to cause the Freeport Sulphur Form S-1 to be declared effective under the Securities Act as promptly as practicable after such filing. FTX shall also take and cause to be taken any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Freeport Sulphur Common Stock in connection with the Merger.

    Section 5.3 COMFORT LETTERS. (a) FTX shall use its reasonable best efforts to cause to be delivered to IGL "comfort" letters of Arthur Andersen L.L.P., FTX's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time (provided that such accountants need only conduct their procedures through a date not earlier than three days before the date of such letters), and addressed to IGL and FTX, in form and substance reasonably satisfactory to IGL and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

    (b) IGL shall use its reasonable best efforts to cause to be delivered to FTX "comfort" letters of Ernst & Young LLP, IGL's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to FTX and IGL, in form and substance reasonably satisfactory to FTX and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

    Section 5.4 ACCESS TO INFORMATION. Subject to currently existing contractual and legal restrictions applicable to IGL (which IGL represents and warrants do not require it to withhold information which is material and adverse to IGL and its Subsidiaries taken as a whole) or to FTX (which FTX represents and warrants do not require it to withhold information which is material and adverse to FTX and its Subsidiaries taken as a whole), IGL and FTX shall, and shall cause each of its respective Subsidiaries to, afford, during normal business hours during the period from the date of this Agreement through the Effective Time, to the accountants, counsel, financial advisors, officers and other representatives of the other reasonable access to, and permit them to make such inspections as may reasonably be requested of, its properties, books, contracts, commitments and records (including, without limitation, the work papers of independent public accountants), and also permit such interviews with its officers and employees as may be reasonably requested; and, during such period, IGL and FTX shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its properties, assets, business and personnel as the other may reasonably request. From the date of this Agreement through the Effective Time, IGL and FTX shall consult with each other regarding any inquiries made by antitrust regulatory authorities, including as to any issues raised by such authorities and the possible resolutions thereof. No investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by IGL or FTX pursuant to this Section 5.4 shall be kept confidential in accordance with the Confidentiality Agreement dated July 30, 1997 among IGL, FTX and FRP.

    Section 5.5 COMPLIANCE WITH THE SECURITIES ACT. Prior to the Effective Time, FTX shall cause to be prepared and delivered to IGL a list (reasonably satisfactory to counsel for IGL) identifying each person who, at the time of FTX Stockholder Meeting, is or may reasonably be deemed to be an "affiliate" of FTX, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "FTX Rule 145 Affiliates"). FTX shall use its reasonable best efforts to cause each person who is identified as a FTX Rule 145 Affiliate in such list to deliver to IGL on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such FTX Rule 145 Affiliate will not sell, transfer or otherwise dispose of any FTX Common Shares, the IGL Warrants or any shares of IGL Common Stock or Freeport Sulphur Common Stock issued to such FTX Rule 145 Affiliate in connection with the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act.

    Section 5.6 STOCK EXCHANGE LISTINGS. IGL shall use its reasonable best efforts to list on the NYSE, subject to official notice of issuance, the IGL Warrants and the shares of IGL Common Stock to be issued in connection with the Merger and upon any exercise of the IGL Warrants or the Substitute Options. FTX shall use its reasonable best efforts to list on the NYSE, subject to official notice of issuance, the shares of Freeport Sulphur Common Stock to be issued in connection with the Merger.

    Section 5.7 FEES AND EXPENSES. (a) Except as otherwise provided in Section 5.11, whether or not the Merger shall be consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and filing fees shall be divided equally between IGL and FTX.

    (b) Nothing contained in this Section 5.7 shall be deemed to limit any remedies available to a party for any breach of this Agreement by the other party.

    Section 5.8 FTX INCENTIVE PLANS. IGL agrees to take any and all such action as is contemplated to be taken by it in Schedule 5.8 to this Agreement. IGL further acknowledges and agrees that it has reviewed and approved the actions contemplated to be taken at or prior to the Effective Time by FTX in Schedule
5.8 and IGL specifically consents to such actions by FTX.

    Section 5.9 REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable, to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings with, and the taking of all other reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and any State Takeover Approvals); (ii) the obtaining of all necessary consents, approvals or waivers from persons other than Governmental Entities;
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

    (b) Each party hereto shall refrain from taking any action, or entering into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or to result in a breach of any of its representations, warranties or covenants in this Agreement.

    (c) Notwithstanding any provision in this Agreement to the contrary: (i) neither IGL nor FTX shall be obligated to use its reasonable best efforts or to take any action (or omit to take any action) pursuant to this Agreement if the Board of Directors of IGL or FTX, as the case may be, shall conclude in good faith, after consultation with its outside counsel, that such action would violate the fiduciary obligations of such Board of Directors under applicable law; and (ii) in connection with any filing or submission or other action required to be made or taken by either IGL or FTX to effect the Merger and to consummate the other transactions contemplated hereby, FTX shall not, without IGL's prior written consent, commit to any divestiture transaction, and neither IGL nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, FTX or any material portions thereof or any of the business, product lines, properties or assets of IGL or any of its Affiliates.

    Section 5.10 PUBLIC ANNOUNCEMENTS. IGL and FTX shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and without the written approval (which shall not unreasonably be withheld) of the other, except as may be required by applicable law or by existing obligations pursuant to any listing agreement with any national securities exchange.

    Section 5.11 REAL ESTATE TRANSFER AND GAINS TAX. Either FTX or the Surviving Corporation shall pay all state, local or foreign taxes, if any (collectively, the "Gains Taxes"), attributable to the transfer of the beneficial ownership of FTX's and its Subsidiaries' real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. FTX shall cooperate with IGL in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by FTX and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of FTX and its Subsidiaries shall be determined by IGL in its reasonable discretion. The stockholders of FTX shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.11 in the preparation of any return with respect to the Gains Taxes.

    Section 5.12 STATE TAKEOVER LAWS. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, IGL and FTX and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

    Section 5.13 INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. (a) All rights to indemnification or exculpation, and all limitations with respect thereto, existing in favor of a director, officer, employee or agent (an "Indemnified Person") of FTX or any of its Subsidiaries (including, without limitation, any indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of FTX or any of its Subsidiaries), as provided in FTX's Restated Certificate of Incorporation or By-laws as in effect on the date of this Agreement and relating to actions or events up to the Effective Time (including without limitation the Merger, the Freeport Sulphur Distribution and the other transactions contemplated by this Agreement) shall survive the Merger and shall continue in full force and effect, without any amendment thereto; PROVIDED, HOWEVER, that the Surviving Corporation shall not be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) to the extent involving any Claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of IGL or unless such proceeding is brought by an Indemnified Person to enforce rights under this Section 5.13; PROVIDED FURTHER that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL, FTX's Restated Certificate of Incorporation or By-laws or any such agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to IGL; and provided further that nothing in this Section 5.13 shall impair any rights or obligations of any current or former director or officer of FTX.

    (b) Prior to the Effective Time, FTX shall have the right, upon consultation with IGL, to obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O Insurance") covering a period of not less than six years after the Effective Time and providing coverage in amounts and on terms consistent with FTX's existing D&O Insurance. In the event FTX is unable to obtain such insurance, IGL or the Surviving Corporation agrees to maintain FTX's D&O Insurance for a period of not less than six years after the Effective Time; PROVIDED, that IGL may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; PROVIDED FURTHER that if the existing D&O Insurance expires or is canceled during such period, IGL or the Surviving Corporation shall use their best efforts to obtain substantially similar D&O Insurance; and PROVIDED FURTHER that FTX shall not, without IGL's consent, expend an amount in excess of $1,010,000 to procure the above described "tail" coverage and neither IGL nor the Surviving Corporation shall be required to expend, in order to maintain or procure an annual D&O Insurance policy, in lieu of a tail policy, an amount in excess of 200% of the aggregate premiums paid by FTX in 1997 on an annualized basis for such purpose (it being understood that such 1997 aggregate premium was $505,000), but in such case shall purchase as much coverage as possible for such amount.

    (c) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives.

    Section 5.14 NOTIFICATION OF CERTAIN MATTERS. IGL shall give prompt notice to FTX, and FTX shall give prompt notice to IGL, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which does or would be likely to cause (A) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement of such party contained in this Agreement not to be complied with or satisfied; and (ii) any failure of IGL or FTX, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.15 TREATMENT OF FTX $4.375 PREFERRED SHARES. As soon as practicable, but in any event no later than 15 days after the execution of this Agreement, FTX shall fix a date (which shall be not more than 60 days after the date of this Agreement) for the redemption of all of the outstanding FTX $4.375 Preferred Shares (the "Redemption Date") and shall mail a notice of such redemption to the holders thereof. FTX shall take all actions necessary to redeem the FTX $4.375 Preferred Shares on or prior to FTX Stockholder Meeting and shall comply with the applicable provisions of the Certificate of Correction to Certificate of Designations of $4.375 Convertible Exchangeable Preferred Stock of FTX, as filed in the office of the Secretary of State of Delaware on March 2, 1992 (the "Certificate of Designations"), relating to the redemption of FTX $4.375 Preferred Shares.

    Section 5.16 CERTAIN LITIGATION. Neither IGL nor FTX shall settle any litigation commenced after the date hereof against IGL, FTX or any of their respective directors by any stockholder of IGL, FTX or unitholder of FRP relating to the Merger or this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

    Section 5.17 EMPLOYEE BENEFITS. (a) Except as provided herein, from and after the Effective Time IGL shall comply with all FTX Plans that are in effect as of the date hereof. Except for the Substitute Options and except as provided in this Section, Section 5.8, Schedule A to the FTX Letter, and the Employee Benefits Agreement described in Paragraph (c) of this Section ("Employee Benefits Agreement"), IGL shall not have any obligation to provide benefits based on equity securities or any equivalent thereof, and IGL may amend or terminate any FTX Plan in accordance with its terms and applicable law. For all purposes of eligibility to participate in and vesting in benefits provided under employee benefits plans maintained by IGL and its Subsidiaries (but not for purposes of determining benefits (or accruals thereof) under such plans) which employees and former employees of FTX become eligible to participate in after the Effective Time, all persons previously employed by FTX and its Subsidiaries and then employed by IGL or its Subsidiaries as a result of the transactions contemplated under this Agreement shall be credited with their years of service with FTX and its Subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under FTX Plans.

    (b) The foregoing shall not constitute any commitment, contract, understanding or guarantee (express or implied) on the part of IGL of a post-Effective Time employment relationship of any term of duration or on any terms other than those that IGL may establish. Employment of any of the employees by IGL will be "at will" and may be terminated by IGL at any time for any reason (subject to any legally binding agreement other than this Agreement, or any applicable laws or collective bargaining agreement, or any other arrangement or commitment). Except as provided in this Section, Section 5.8, and the Employee Benefits Agreement, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular FTX Plan or any other employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation or IGL to offer to continue (other than as required by its terms) any written employment contract.

    (c) Prior to the Effective Time, FTX is authorized to enter into the Employee Benefits Agreement and shall be permitted to take any and all actions, including the adoption of new plans or amendment of existing plans, as are contemplated to be taken by FTX under the Employee Benefits Agreement. To the extent that the Employee Benefits Agreement requires or calls for the performance of any obligations or the taking of any acts by FTX on or after the Effective Time, the Surviving Corporation shall honor and fully perform such acts or obligations. Capitalized terms used in the remainder of this Section
5.17 that are not defined in this Agreement are defined in the Employee Benefits Agreement.

    (d) With respect to retiree medical, retiree dental, and retiree group life insurance benefits for FTX Retired Employees, IGL, as the Surviving Corporation, agrees to: (1) maintain until the later of one year after the Effective time or December 31, 1998 the same level of benefits, and at the same level of Company premium cost sharing, as in effect at the Effective Time and (2) give notice to affected FTX Retired Employees and their beneficiaries at least six months before making any changes in either such premiums or such benefits, including any termination of such benefits.

    (e) Prior to the Effective Time, FTX will amend the Freeport-McMoRan Inc. Retiree Benefit Plan if needed to allow certain employees, other than Transferred Employees, who are under age 55 to receive post-retirement benefits under such plan if their employment with FTX is terminated in connection with the transactions contemplated herein.

    (f) Prior to the Effective Time, FTX may (i) transfer to FCX or FMS (the "Transferee Company") the liabilities under the Freeport-McMoRan Inc. Excess Benefits Plan and the Freeport-McMoRan Inc. Grandfathered Retirement Benefit Plan relating to some or all of the employees who terminate or have terminated employment with FTX and who are thereafter employed by the Transferee Company, and (ii) transfer to the Transferee Company an amount in cash equal to the present value of any such transferred liabilities, determined in the same manner as provided with respect to transfers under Paragraph 3(d) of the Employee Benefits Agreement. Any such liabilities that are not otherwise transferred to FCX or FMS shall remain liabilities of FTX, and IGL shall make all payments that are required to be made after the Effective Time in accordance with the terms of the current provisions of the applicable plan.

    (g) Prior to the Effective Time, FTX will amend the SECAP to permit it to distribute each SECAP account (other than accounts that are to be transferred to the Company's SECAP pursuant to the Employee Benefits Agreement) to the participant for whom the account is maintained or to the comparable plan of FMS or FCX if the participant is employed there.

    (h) FTX shall provide FTX employees who have a qualifying event (as that term is defined in Code section 4980B(f)(3)), irrespective of the time of the qualifying event, notice of their rights to continue coverage under the FTX Flexible Spending Account, Medical, Dental, or any other group health plan as defined in Code section 4980D(f)(1). Further, FTX will provide each FTX employee written certification of his or her creditable coverage as required under the Health Insurance Portability and Accountability Act of 1996.

    (i) Prior to the Effective Time, FTX shall have the right, subject to the rules of Code Section 401, to amend the FTX Pension Plan, the FTX EBP, the FTX Grandfathered Plan, the FTX ECAP, and the FTX SECAP, if needed to assure that a participant who has reached the age of 55 will be able to receive the vested benefits he has accrued under such plans even if such participant is still employed by FCX, FMS, or any other company. IGL specifically acknowledges and consents to the distribution of any and all such benefits to such participants on or before the Effective Time. IGL also specifically acknowledges that neither this Agreement nor such plan amendments will require the distribution of such benefits prior to the Effective Time, that payment of a participant's plan benefits may be deferred beyond the Effective Time to a time selected by the participant, that payment after the Effective Time will be the responsibility of IGL, that IGL will not amend the plans to require acceleration of receipt of benefits and that, to the extent that a Plan participant makes a request for the distribution of his Plan benefits following the Effective Time, IGL shall take all actions necessary to pay or arrange for timely payment of such benefits. IGL acknowledges that the total amount payable under the FTX EBP and FTX Grandfathered Plan to each of the two most-senior executives of FTX, if they should retire and demand their benefits at this time, is as set forth on
Schedule 5.17(i).

    (j) The Freeport-McMoRan Inc. Severance Plan will be amended or terminated if necessary to eliminate any obligation of FTX to pay severance benefits.

    Section 5.18 BOARD OF DIRECTORS. IGL shall take such action as shall be necessary to cause the number of directors comprising the full Board of Directors of IGL at the Effective Time to be increased by three directors (or, in the event that immediately prior the Effective Time there shall exist one or more vacancies in the Board of Directors of IGL, such lesser number that, when added to the number of such vacancies then existing, shall equal three) and the three vacancies thus created to be filled by the election as directors of IGL, effective at the Effective Time, of James R. Moffett, Rene L. Latiolais and Robert W. Bruce III (collectively, the "New Directors"). The allocation of the New Directors among the three classes of the Board of Directors of IGL shall be as follows: Robert W. Bruce III shall be added to the class of IGL directors whose term is scheduled to expire at the 1998 annual meeting of stockholders of IGL; Rene L. Latiolais shall be added to the class of IGL directors whose term is scheduled to expire at the 1999 annual meeting of stockholders of IGL; and James R. Moffett shall be added to the class of IGL directors whose term is scheduled to expire at the 2000 annual meeting of stockholders of IGL.

    Section 5.19 SERVICES AGREEMENT. At or prior to the Effective Time, (i) FTX shall sell, transfer and convey to FMS and Freeport Sulphur for an aggregate consideration not exceeding $250,000, all of FTX's right, title and interest in and to the common stock of FMS owned by FTX, (ii) IGL shall enter into a letter agreement in the form attached as Exhibit B with FMS related to certain commitments and obligations of FTX assumed by IGL as a result of the Merger and
(iii) FMS shall enter into a letter agreement providing for the assumption by FMS of the obligation of FTX to provide certain administrative services relating to the Freeport-McMoRan Oil and Gas Royalty Trust.

    Section 5.20 DISTRIBUTION AGREEMENT. (a) Simultaneously with the execution hereof, IGL and FTX shall execute, and FTX shall cause FRP and Freeport Sulphur to execute, the Distribution Agreement. True and complete copies of the Certificate of Incorporation and By-laws of Freeport Sulphur as in effect on the date hereof are set forth in Exhibit D and Exhibit E, respectively, attached hereto. Prior to the Effective Time, FTX shall not permit the Distribution Agreement to be amended or modified without the prior written consent of IGL. Prior to the Effective Time, FTX shall not permit the Certificate of Incorporation or By-laws of Freeport Sulphur to be amended or modified without the prior written consent of IGL, provided that such consent shall not be unreasonably withheld.

    (b) Prior to the Effective Time, (i) IGL and FTX shall, and FTX shall cause FRP and Freeport Sulphur to, (A) contribute to Freeport Sulphur, in accordance with the Distribution Agreement, certain assets used in connection with the production, sale and distribution of sulphur, oil and gas, and certain other assets including the interests held indirectly by IGL and FRP in Main Pass Block 299 pursuant to the Main Pass Agreements, (B) distribute, prior to the Effective Time, to the unitholders of FRP (including
FTX) all of the issued and outstanding shares of Freeport Sulphur Common Stock as contemplated by the Distribution Agreement and (C) file with the SEC the Freeport Sulphur Form S-1 (the contribution and distribution transactions contemplated by clauses (A) and (B) above being herein collectively referred to as the "Freeport Sulphur Distribution") and (ii) IGL and Freeport Sulphur shall execute an Assignment and Assumption Agreement in the form of Exhibit A to the Distribution Agreement. IGL and FTX shall, and FTX shall cause FRP and Freeport Sulphur to, take all actions contemplated by or arising in connection with the Freeport Sulphur Distribution, including causing Freeport Sulphur to indemnify and hold harmless IGL, FTX and their respective officers, directors, affiliates and Subsidiaries from and against any and all liabilities and obligations (express or implied, known or unknown) arising out of the ownership, operation or control, on, prior to or after the Effective Time, of the sulphur-related business and assets contributed to Freeport Sulphur as contemplated above.

    Section 5.21 IGL/FTX STANDSTILL AGREEMENT. (a) Upon the determination by the Board of Directors of FTX that a FTX Takeover Proposal constitutes a FTX Superior Proposal, IGL and its Subsidiaries shall be relieved of the standstill obligations contained in Section 5.0 of the Amended and Restated Parent Agreement dated as of July 1, 1993, as amended and restated May 26, 1995, as further amended.

    (b) Upon the determination by the Board of Directors of IGL that a IGL Takeover Proposal constitutes a IGL Superior Proposal, FTX and its Subsidiaries shall be relieved of the standstill obligations contained in Section 6.0 of the Amended and Restated Parent Agreement dated as of July 1, 1993, as amended and restated May 26, 1995, as further amended.

    Section 5.22 USE OF NAME. As soon as practicable following the Merger, the Surviving Corporation, in its capacity as the successor Administrative Managing General Partner of FRP, shall change the name of FRP to eliminate all references to Freeport-McMoRan, Freeport or McMoRan. In addition, IGL covenants that from and after the Effective Time neither it nor any of its Subsidiaries shall use the name, business name or logo Freeport-McMoRan, Freeport, McMoRan or any other name, logo, trade or service mark which is or might be confusingly similar thereto; provided, however, that IGL and its Subsidiaries may continue to use such names, business names or logos, without charge, for a period not to exceed 120 days after the Merger to the extent such names, business names or logos appear on stationary, office supplies, signs, business cards or other documents of FTX or its subsidiaries existing as of the date of the Merger.

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE MERGER

    Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) STOCKHOLDER APPROVAL. The Merger shall have been duly approved by a majority of the outstanding stock of each of FTX and IGL entitled to vote thereon, in accordance with applicable law and the Certificate of Incorporation and By-laws of each of FTX and IGL, and the IGL Share Issuance shall have been duly approved in accordance with the applicable requirements of the NYSE, provided, that the total number of votes cast on the IGL Share Issuance represents more than 50% of the shares of IGL Common Stock entitled to vote thereon at the IGL Stockholder Meeting.

    (b) STOCK EXCHANGE LISTINGS. The shares of IGL Common Stock and the IGL Warrants issuable in accordance with the Merger and the IGL Common Stock issuable upon exercise of the IGL Warrants or the Substitute Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (c) HSR AND OTHER APPROVALS. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, in each case which are listed on Schedule 6.1(c) of the FTX Letter and the IGL Letter, shall have been made or shall have occurred.

    (d) REGISTRATION STATEMENT. The Registration Statement and the Freeport Sulphur Form S-1 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement and the Freeport Sulphur Form S-1 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of IGL or FTX, threatened by the SEC. All necessary state securities authorizations (including State Takeover Approvals) shall have been received and shall be in full force and effect.

    (e) NO ORDER. No court or other Governmental Entity having jurisdiction over FTX or IGL, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or prohibiting the Merger or any of the transactions contemplated hereby.

    (f) CONSUMMATION OF FREEPORT SULPHUR DISTRIBUTION. The Freeport Sulphur Distribution shall have been consummated in accordance with the terms and provisions of the Distribution Agreement.

    (g) SOLVENCY OF FREEPORT SULPHUR; ABILITY TO MAKE DISTRIBUTION. IGL and FTX shall have received opinions of value, solvency and other appropriate factual information and advice in form and substance satisfactory to them from Valuation Research supporting the conclusions that, after giving effect to the Distribution Agreement, the Freeport Sulphur Distribution and the transactions contemplated thereby, (A) Freeport Sulphur (i) is solvent and will be solvent subsequent to the Freeport Sulphur Distribution and after taking into account the liabilities and obligations undertaken in connection with and as a result of the Distribution Agreement and Freeport Sulphur Distribution, (ii) will be able to pay its debts and liabilities as they become due and (iii) will not be left with unreasonably small capital with which to engage in its businesses and (B) FRP and FTX will not violate the provisions of Section 17-607 of the Delaware Revised Uniform Limited Partnership Act regarding the making of distributions.

    (h) DISTRIBUTION. The actions contemplated by Section 5.20(b) shall have been taken.

    (i) LITIGATION. There shall not have been instituted or be pending, or threatened, any suit, action or proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which, if such Governmental Entity were to prevail, would reasonably be expected, in the good faith opinion of FTX or IGL, to have a Material Adverse Effect on IGL.

    Section 6.2 CONDITIONS TO OBLIGATION OF FTX TO EFFECT THE MERGER. The obligation of FTX to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

    (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. IGL shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of IGL contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and FTX shall have received a certificate signed on behalf of IGL by its Chief Executive Officer and its Chief Financial Officer to such effect.

    (b) TAX OPINION. FTX shall have received an opinion of Miller & Chevalier, Chartered in form and substance reasonably satisfactory to FTX, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

        (i) The Merger will constitute a "reorganization" within the meaning of
    Section 368(a) of the Code, and FTX and IGL will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

        (ii) Except for gain, if any, to FTX in connection with the formation of Freeport Sulphur and the disposition of Freeport Sulphur Common Stock, no gain or loss will be recognized by IGL or FTX as a result of the Merger;

       (iii) No gain or loss will be recognized by non-dissenting stockholders of FTX who are United States persons (within the meaning of the Code) to the extent that they exchange FTX Common Shares solely for shares of IGL Common Stock pursuant to the Merger.

    Such opinion shall also address: (a) the tax consequences of the receipt by non-dissenting stockholders of FTX who are United States persons (within the meaning of the Code) of (i) IGL Warrants and Freeport Sulphur Common Stock in exchange for FTX Common Shares pursuant to the Merger and (ii) cash in lieu of fractional shares of IGL Common Stock or Freeport Sulphur Common Stock or in lieu of fractional interests in IGL Warrants, and (b) the tax basis and holding period for the shares of IGL Common Stock, Freeport Sulphur Common Stock and IGL Warrants received by such stockholders in exchange for FTX Common Shares pursuant to the Merger. In rendering such opinion, Miller & Chevalier, Chartered may receive and rely upon representations contained in a certificate of FTX substantially in the form of the FTX Tax Certificate attached to the FTX Letter and a certificate of IGL substantially in the form of the IGL Tax Certificate attached to the IGL Letter. To the extent that such counsel also requests other appropriate certificates from stockholders of FTX holding a substantial amount of FTX Common Shares ("Major Stockholders") verifying that such Major Stockholders have no intention as of the Effective Time to sell the shares of IGL Common Stock to be distributed to them in the Merger, FTX shall cooperate with such counsel in seeking such certificates.

    (c) CONSENTS UNDER AGREEMENTS. IGL shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, IGL License, lease or other agreement or instrument, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on IGL or upon the consummation of the transactions contemplated hereby.

    (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to IGL; and FTX shall have received a certificate signed on behalf of IGL by its Chief Executive Officer and its Chief Financial Officer to such effect.

    (e) CONSENT UNDER BANK FACILITIES. Each of (i) the $350,000,000 Amended and Restated Credit Agreement, originally dated as of June 30, 1995 and amended and restated as of November 14, 1996, among FTX, FRP, certain banks that are signatories thereto, and The Chase Manhattan Bank, as Agent, (ii) the $10,000,000 Amended and Restated Credit Agreement dated as of June 30, 1995 and amended and restated as of December 20, 1996, among FTX, FM Properties Operating Co., certain banks that are signatories thereto and The Chase Manhattan Bank, as Agent, and (iii) the Second Amended and Restated Note Agreement, originally dated as of June 30, 1995, as amended, among FTX, FM Properties Operating Co., The Chase Manhattan Bank and Hibernia National Bank individually and as Agent, shall have been terminated or amended to permit the transactions contemplated by this Agreement and the Distribution Agreement.

    (f) OPINION AND CERTIFICATION. In accordance with Section 11.2(d) of the FRP Amended and Restated Agreement of Limited Partnership, FTX shall have received each of the following: (i) a certification from IGL that IGL is a United States Citizen (as defined in the FRP Amended and Restated Limited Partnership Agreement), and (ii) an opinion of Sidley & Austin that the Merger will not result in a loss of limited liability of any limited partner of FRP or result in FRP being treated as an association taxable as a corporation for federal income tax purposes.

    Section 6.3 CONDITIONS TO OBLIGATIONS OF IGL TO EFFECT THE MERGER.The obligation of IGL to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

    (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. FTX shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of FTX contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and IGL shall have received a certificate signed on behalf of FTX by its Chief Executive Officer and its Chief Financial Officer to such effect.

    (b) TAX OPINION. IGL shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to IGL, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

        (i) The Merger will constitute a "reorganization" within the meaning of
    Section 368(a) of the Code, and FTX and IGL will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

        (ii) Except for gain, if any, to FTX in connection with the formation of Freeport Sulphur and the disposition of Freeport Sulphur Common Stock, no gain or loss will be recognized by IGL or FTX as a result of the Merger;

        (iii) No gain or loss will be recognized by the stockholders of FTX who are United States persons (within the meaning of the Code) to the extent that they exchange FTX Common Shares solely for shares of IGL Common Stock pursuant to the Merger.

    Such opinion shall also address: (a) the tax consequences of the receipt by non-dissenting stockholders of FTX who are United States persons (within the meaning of the Code) of (i) IGL Warrants and Freeport Sulphur Common Stock in exchange for FTX Common Shares pursuant to the Merger and (ii) cash in lieu of fractional shares of IGL Common Stock or Freeport Sulphur Common Stock or in lieu of fractional interests in IGL Warrants, and (b) the tax basis and holding period for the shares of IGL Common Stock, Freeport Sulphur Common Stock and IGL Warrants received by such stockholders in exchange for FTX Common Shares pursuant to the Merger. In rendering such opinion, Sidley & Austin may receive and rely upon representations contained in a certificate of IGL substantially in the form of the IGL Tax Certificate attached to the IGL Letter and a certificate of FTX substantially in the form of the FTX Tax Certificate attached to the FTX Letter. To the extent that such counsel also requests other appropriate certificates from Major Stockholders verifying that such Major Stockholders have no intention as of the Effective Time to sell the shares of IGL Common Stock to be distributed to them in the Merger, FTX shall cooperate with such counsel in seeking such certificates.

    (c) CONSENTS UNDER AGREEMENTS. FTX shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, FTX License, lease or other agreement or instrument, except where the failure to obtain the same would not reasonably be expected, in the good faith opinion of IGL, individually or in the aggregate, to have a Material Adverse Effect on FTX or IGL or upon the consummation of the transactions contemplated hereby.

    (d) FTX AFFILIATE AGREEMENTS. IGL shall have received the written agreements from FTX Rule 145 Affiliates described in Section 5.5.

    (e) TREATMENT OF FTX $4.375 PREFERRED SHARES. All of the outstanding FTX $4.375 Preferred Shares shall have been either (i) redeemed by FTX in accordance with the Certificate of Designations or (ii) converted into FTX Common Shares in accordance with the Certificate of Designations.

    (f) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to FTX; and IGL shall have received a certificate signed on behalf of FTX by its Chief Executive Officer and its Chief Financial Officer to such effect.

    (g) TRANSFER OF FMS STOCK. FTX shall have sold, transferred and conveyed the common stock of FMS to FCX.

    (h) FMS LETTER AGREEMENT. IGL and FMS shall have entered into that certain letter agreement as contemplated by Section 5.19 of this Agreement.

    (i) FCX INDEMNITY LETTER. The FCX Indemnity Letter shall remain in full force and effect, and no breach shall have occurred thereunder or with respect thereto.

    (j) FMPO PARTNERSHIP. FTX shall have sold its interest in FMPO and FM Properties Holding Company to FMP or one of its affiliates.

                                  ARTICLE VII
                       TERMINATION; AMENDMENT AND WAIVER

    Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of IGL or FTX of the matters presented in connection with the Merger:

    (a) by mutual written consent of IGL and FTX, which termination shall be approved by the Board of Directors of IGL and FTX, respectively;

    (b) by IGL, by written notice to FTX, if (i) FTX shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 20 business days after receipt by FTX of notice of such failure to comply, provided that FTX continually exercises its reasonable best efforts to effect such cure during such 20 business day period, (ii) the stockholders of FTX shall not have approved the Merger at the FTX Stockholder Meeting or any adjournment thereof or
(iii) the stockholders of IGL shall not have approved the Merger or the IGL Share Issuance at the IGL Stockholder Meeting or any adjournment thereof;

    (c) by FTX, by written notice to IGL, if (i) IGL shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 20 business days after receipt by IGL of notice of such failure to comply, provided that IGL continually exercises its reasonable best efforts to effect such cure during such 20 business day period, (ii) the stockholders of FTX shall not have approved the Merger at the FTX Stockholder Meeting or any adjournment thereof or
(iii) the stockholders of IGL shall not have approved the Merger or the IGL Share Issuance at the IGL Stockholder Meeting or any adjournment thereof;

    (d) by either IGL or FTX, by written notice from the terminating party to the other party, if there has been (i) a material breach by the other of any representation or warranty that is not qualified as to materiality or (ii) a breach by the other of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within 20 business days after receipt by the breaching party of notice thereof through the continuous exercise of its reasonable best efforts;

    (e) by either IGL or FTX, by written notice from the terminating party to the other parties, if: (i) the Merger has not been effected on or prior to the close of business on March 31, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause (e) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to such date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

    (f) by FTX, by written notice to IGL, if the Board of Directors of FTX shall reasonably determine in good faith in accordance with Section 4.2(a) hereof (i) that a FTX Takeover Proposal constitutes a FTX Superior Proposal, and (ii) after consultation with its outside counsel, that the failure to accept such FTX Superior Proposal would violate the fiduciary obligations of such Board of Directors under applicable law; PROVIDED, HOWEVER, that FTX may not terminate this Agreement pursuant to this clause (f) unless (i) 10 business days shall have elapsed after delivery to IGL of a written notice of such determination by such Board of Directors and during such 10 business-day period FTX shall have fully cooperated with IGL, including, without limitation, informing IGL of the terms and conditions of such FTX Takeover Proposal and the identity of the person or group making such FTX Takeover Proposal, with the objective of providing IGL a reasonable opportunity to propose a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (ii) at the end of such 10 business-day period such Board of Directors shall continue reasonably to believe in good faith that such FTX Takeover Proposal constitutes a FTX Superior Proposal and simultaneously therewith FTX shall enter into a definitive acquisition, merger or similar agreement to effect such FTX Superior Proposal;

    (g) by IGL, by written notice to FTX, if the Board of Directors of IGL shall reasonably determine in good faith in accordance with Section 4.2(b) hereof (i) that a IGL Takeover Proposal constitutes a IGL Superior Proposal, and (ii) after consultation with its outside counsel, the failure to accept such IGL Superior Proposal would violate the fiduciary obligations of such Board of Directors under applicable law; PROVIDED, HOWEVER, that IGL may not terminate this Agreement pursuant to this clause (g) unless (i) 10 business days shall have elapsed after delivery to FTX of a written notice of such determination by such Board of Directors and during such 10 business-day period IGL shall have fully cooperated with FTX, including, without limitation, informing FTX of the terms and conditions of such IGL Takeover Proposal and the identity of the person or group making such IGL Takeover Proposal, with the objective of providing FTX a reasonable opportunity to propose a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and
(ii) at the end of such 10 business-day period such Board of Directors shall continue reasonably to believe in good faith that such IGL Takeover Proposal constitutes a IGL Superior Proposal and simultaneously therewith IGL shall enter into a definitive acquisition, merger or similar agreement to effect such IGL Superior Proposal;

    (h) by IGL, by written notice to FTX, if: (i) the Board of Directors of FTX shall not have recommended the Merger to FTX's stockholders, or shall have resolved not to make such recommendation, or shall have modified or rescinded its recommendation of the Merger to FTX's stockholders as being advisable and fair to and in the best interests of FTX and its stockholders, or shall have modified or rescinded its approval of this Agreement, or shall have resolved to do any of the foregoing, (ii) the Board of Directors of FTX shall have recommended to the stockholders of FTX any FTX Takeover Proposal or shall have resolved to do so or
(iii) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of FTX is commenced, and the Board of Directors of FTX fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

    (i) by FTX if the Board of Directors of IGL shall not have recommended the Merger or the IGL Share Issuance to IGL's stockholders, or shall have resolved not to make such recommendation, or shall have modified or rescinded its recommendation of the Merger or the IGL Share Issuance to IGL's stockholders as being advisable and fair to and in the best interests of IGL and its stockholders, or shall have modified or rescinded its approval of this Agreement, or shall have resolved to do any of the foregoing; or

    (j) by either IGL or FTX, by written notice from the terminating party to the other party, if the other party shall breach any of its covenants or agreements in Section 4.2.

    The right of IGL or FTX to terminate this Agreement pursuant to this Section
7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of such party, whether prior to or after the execution of this Agreement.

    Section 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either IGL or FTX as provided in Section 7.1, this Agreement shall forthwith become void without any liability hereunder on the part of FTX, IGL or their respective directors or officers, except for the last sentence of Section
5.4 and the entirety of Section 5.7, which shall survive any such termination; provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any breach of this Agreement.

    Section 7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval by the stockholders of IGL and FTX of the matters presented to them in connection with the Merger; PROVIDED, HOWEVER, that after any such approval, no amendment shall be made if applicable law would require further approval by such stockholders, unless such further approval shall be obtained. This Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any instrument delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    Section 8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time.

    Section 8.2 IMC-AGRICO ENTITIES. IGL and FTX acknowledge that each is thoroughly familiar with the business, properties, assets, liabilities, condition (financial or otherwise) and results of operations of the IMC-Agrico Entities. Accordingly, the IMC-Agrico Entities have been expressly directly excluded from the definition of Subsidiary for purpose of the representations and warranties contained in Article II and Article III of this Agreement and have been expressly indirectly excluded from the definition of Material Adverse Change and Material Adverse Effect. IGL and FTX agree that, except as provided in Sections 2.2 and 3.2 hereof, neither party is making any representation or warranty with respect to the IMC-Agrico Entities. Without limiting the generality of the foregoing, any representations or warranties which of necessity contain an implied reference to the IMC-Agrico Entities (such as those contained in Sections 2.5 and 3.5) shall not be deemed to be breached if and to the extent that a misstatement or omission relates to the IMC-Agrico Entities.

    Section 8.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the other party hereto at the following address (or at such other address for any party as shall be specified by like notice):

    (a) if to IGL, to

           IMC Global Inc.
           2100 Sanders Road
           Northbrook, Illinois 60062
           Attention: Robert E. Fowler, Jr.
           Telecopy: (847) 205-4916

           with a copy to:

           IMC Global Inc.
           2100 Sanders Road
           Northbrook, Illinois 60062
           Attention: Marschall I. Smith
           Telecopy: (847) 205-4894

           and
           Sidley & Austin
           One First National Plaza
           Chicago, Illinois 60603
           Attention: Thomas A. Cole and
           Larry A. Barden
           Telecopy: (312) 853-7036

    (b) if to FTX, to

           Freeport-McMoRan Inc.
           1615 Poydras Street
           New Orleans, Louisiana 70112
           Attention: Rene L. Latiolais
           Telecopy: (504) 582-4965

           with a copy to:

           Freeport-McMoRan Inc.
           1615 Poydras Street
           New Orleans, Louisiana 70112
           Attention: Roger T. Baker
           Telecopy: (504) 582-4227

           and

           Jones, Walker, Waechter, Poitevent,
           Carrere & Denegre, L.L.P.
           Place Street Charles
           201 St. Charles Avenue
           New Orleans, Louisiana 70170-5100
           Attention: William H. Hines
           Telecopy: (504) 582-8105

           and

           Miller & Chevalier, Chartered
           655 Fifteenth Street, N.W.
           Suite 900
           Washington, D.C. 20005-5701
           Attention: David B. Cubeta
           Telecopy: (202) 628-0858

    Section 8.4 INTERPRETATION. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 8.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each of the parties hereto and delivered to the other party.

    Section 8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, except as provided in the last sentence of Section 5.4, constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.13, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 8.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of such state.

    Section 8.8 ASSIGNMENT. Except as provided in the last sentence of Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

    Section 8.9 SEVERABILITY. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon any determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    Section 8.10 ENFORCEMENT OF THIS AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

    IN WITNESS WHEREOF, IGL AND FTX have caused this Agreement to be executed and attested by their respective officers thereunto duly authorized, all as of the date first written above.

                                          IMC GLOBAL INC.
                                          By: /s/ ROBERT E. FOWLER, JR.
                                          Name: Robert E. Fowler, Jr.
                                          Title: President and Chief
                                          Executive Officer

                                          FREEPORT-McMoRan INC.
                                          By: /s/ RENE L. LATIOLAIS
                                          Name: Rene L. Latiolais
                                          Title: President and Chief
                                          Executive Officer

                                  SCHEDULE 5.8
        TREATMENT OF FTX STOCK OPTIONS AND OTHER FTX INCENTIVE BENEFITS

    A. FTX STOCK BASED PLANS.

FTX has outstanding non-qualified stock options, stock appreciation rights, and stock incentive units ("FTX Stock-Based Awards") under several benefit plans. Some of the non-qualified stock options contain "tax-offset" payment rights. All the non-qualified stock options held by non-employee directors have in tandem "option cancellation gain payments," and all the non-qualified stock options held by the other participants have in tandem "limited rights."

1. In connection with the distribution of the shares of Freeport Sulphur, all FTX Stock-Based Awards that are held by persons other than employees of IMC-Agrico Company, IGL, or a subsidiary of IGL shall be adjusted as set forth in (a) and (b) below.

    (a) The exercise price of each of those FTX Stock-Based Awards (including, in the case of SARs and SIUs, the exercise or base price by which gain is measured) will be reduced effective as of the distribution by multiplying the exercise price by the following factor:

    FTX Distribution Value - (Distribution Ratio x Freeport Sulphur Distribution
                                        Value)
                                FTX Distribution Value

        As used in this Schedule 5.8, the "Freeport Sulphur Distribution Value" shall mean the weighted average per share price of Freeport Sulphur shares on the NYSE on the first day that Freeport Sulphur shares are traded on the NYSE after the effective date of the Merger; the "FTX Distribution Value" shall mean the weighted average per share price of FTX shares on the NYSE on the last day that FTX shares are traded on the NYSE before the effective date of the Merger; the "FTX Net Distribution Value" shall mean (i) the FTX Distribution Value minus (ii) the product of the Distribution Ratio, as hereinafter defined, and the Freeport Sulphur Distribution Value; and the "Distribution Ratio" shall mean the number of Freeport Sulphur shares distributed per FTX share in the distribution of Freeport Sulphur shares by FTX, rounded to the nearest one-millionth (.000001) of a Freeport Sulphur share.

        No adjustment will be made to the number of FTX shares subject to each such FTX Stock-Based Award.

    (b) Under a new adjusted stock award plan, Freeport Sulphur will grant effective as of the distribution a non-qualified stock option with in tandem "limited rights" for each such FTX Stock-Based Award, the exercise price of which will be calculated by multiplying the exercise price of the FTX Stock-Based Award to which such Freeport Sulphur non-qualified stock option relates by the following factor:

                        Freeport Sulphur Distribution Value
                               FTX Distribution Value

        The number of Freeport Sulphur shares subject to such Freeport Sulphur non-qualified stock option will be equal to the number of Freeport Sulphur shares that a record holder of the number of shares of FTX common stock underlying the related FTX Stock-Based Award would have received in the distribution. If, however, an FTX stock option contains "tax-offset" payment rights, the number of Freeport Sulphur shares subject to the related Freeport Sulphur non-qualified stock option shall be equal to the number of Freeport Sulphur shares as calculated in the preceding sentence multiplied by 1.6556.

2. In connection with the distribution of the shares of Freeport Sulphur, all FTX Stock-Based Awards held by employees of IMC-Agrico Company, IGL, or a subsidiary of IGL shall be adjusted as set forth below.

    The exercise price of each of those FTX Stock-Based Awards (including, in the case of any SARs and SIUs, the exercise or base price by which gain is measured) will be reduced effective as of the distribution by multiplying the exercise price by the following factor:

  FTX Distribution Value - (Distribution Ratio x Freeport Sulphur Distribution
                                       Value)
                             FTX Distribution Value

    The number of FTX shares subject to each of those FTX Stock-Based Awards will be increased effective as of the distribution by multiplying such number of FTX shares by the following factor:

                             FTX Distribution Value
   --------------------------------------------------------------------------

  FTX Distribution Value - (Distribution Ratio x Freeport Sulphur Distribution
                                       Value)

    No grants of non-qualified stock options with in tandem "limited rights" will be made by Freeport Sulphur to holders of FTX Stock-Based Awards who are employees of IGL, a subsidiary of IGL, or IMC-Agrico Company.

3. In connection with the merger of FTX and IGL, all FTX Stock-Based Awards regardless of the holder, shall be further adjusted as set forth in (a) and
    (b) below.

    (a) Under a new or an amended plan, IGL will provide in substitution for each FTX Stock-Based Award, as previously adjusted under (1) or (2) above, an IGL award (the "IGL Stock-Based Award") of the same kind and with the same adjusted exercise price and the same cash payment features as the respective adjusted FTX Stock-Based Award that it replaces.

    (b) The number of shares of IGL common stock subject to an IGL Stock-Based Award shall be equal to the product of (i) .90 multiplied by (ii) the number of shares of FTX common stock underlying the related FTX Stock-Based Award. In addition, the exercise price with respect to the IGL Stock-Based Award issued with respects hereto shall be reduced by $1.75 from the then current exercise price (as adjusted to reflect the adjustments in paragraph A.1 of this Schedule5.8) of the FTX Stock-Based Award in exchange therefore.

    (c) No options or other awards with respect to IGL warrants will be granted.

    (d) All IGL Stock-Based Awards will be fully exercisable upon grant because, as a result of the applicable FTX change in control provisions and the action intended to be taken by the FTX Corporate Personnel Committee prior to the merger but in connection therewith concerning awards of certain employees, all FTX Stock-Based Awards will be or will become fully exercisable upon the merger with IGL.

    (e) (i) The term of each IGL Stock-Based Award will be the same as that of the related FTX Stock-Based Award, except that any requirement that the holder thereof render services to FTX shall be deemed to be satisfied as long as the holder thereof is rendering services, whether as a director, officer, employee, or otherwise to any of the following entities (collectively, the "Freeport Entities"): Freeport Sulphur; any subsidiary of Freeport Sulphur; Freeport-McMoRan Copper & Gold Inc.; any subsidiary of Freeport-McMoRan Copper & Gold Inc.; McMoRan Oil & Gas Co.; any subsidiary of McMoRan Oil & Gas Co.; FM Properties Inc.; any subsidiary of FM Properties Inc.; FM Services Company; any corporation or other entity in which any two or more of the aforementioned entities collectively possess, directly or indirectly, equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity; and any entity with which any of the foregoing entities has contracted to receive executive, management, or legal services if the holder of such IGL Stock-Based Award provides services to any of the foregoing entities through such arrangement.

        (ii) If the holder of an IGL Stock-Based Award ceases to provide such services to any and all of the Freeport Entities for any reason other than death or retirement, such IGL Stock-Based Award shall remain exercisable within three months after the date of such cessation, but no later than its original term.

       (iii) If the holder of an IGL Stock-Based Award ceases to provide such services to any and all of the Freeport Entities by reason of retirement, such IGL Stock-Based Award shall remain exercisable within three years after the date of such cessation, but no later than its original term.

        (iv) If the holder of an IGL Stock-Based Award ceases to provide such services to any and all of the Freeport Entities because of such holder's death, such IGL Stock-Based Award shall remain exercisable by such holder's designated beneficiary or estate within one year after the date of death, but no later than its original term.

        (v) If the holder of an IGL Stock-Based Award dies after having ceased to provide such services to any and all of the Freeport Entities and such IGL Stock-Based Award is exercisable pursuant to the provisions of paragraphs (ii), (iii), or (iv) of this item 5(e), such IGL Stock-Based Award shall remain exercisable by such holder's designated beneficiary or estate within one year after the date of death, but no later than its original term.

        (vi) Notwithstanding anything in this item 5(e) to the contrary, the term of each IGL Stock-Based Award made to James R. Moffett and Rene L. Latiolais shall be the same as the original term of the related FTX Stock-Based Award without any requirement that the holder thereof render any services to FTX or any of the Freeport Entities.

    (f) Appropriate amendments will be made by FTX prior to the merger to prevent the triggering of the in tandem "option cancellation gain payments" upon the merger.

    (g) The offering of IGL shares under such new or amended plan will be registered under the Securities Act of 1933 by means of a shelf registration statement on an appropriate form to be effective upon consummation of the Merger.

    B. LONG-TERM PERFORMANCE INCENTIVE PLANS.

FTX has outstanding performance units under long-term performance incentive plans, which generally entitle each holder thereof to be paid, on the award valuation date after the conclusion of the applicable four-year performance period for such units, the earnings per share for each of those years on the number of FTX shares equal to the number of such units.

1. Before the merger, FTX will credit each performance unit with the FTX projected 1997 earnings per share of $5.18 for such year and each subsequent year through 2000 remaining in the performance period for such unit and amend such long-term performance incentive plans to permit the immediate payment, on or before the Effective Time, of such amounts and all amounts credited thus far under such plans.

2. IGL will have no responsibility for payments under such long-term performance incentive plans.

    C. ANNUAL INCENTIVE PLANS.

FTX gives annual cash bonuses to certain employees, including persons who will be employed by Freeport Sulphur, under several benefit plans, including a benefit plan of its affiliate, FM Services Company.

1. Prior to the merger FTX will determine the aggregate amount of bonuses and other amounts to be paid or contributed by it under such plans for 1997, which shall not exceed $7,500,000, and prior to the merger FTX will either pay such amounts or transfer the obligation to pay such amounts to FM Services Company and Freeport Sulphur for payment under their annual incentive plans, accordingly.

2.  IGL will have no responsibility for the payment of such 1997 bonuses.

    D. DIRECTORS' DEFERRAL PLAN.

An FTX director may defer the payment of fees for services as a member of the FTX board of directors under an FTX deferral plan, and the payment of those fees, including earnings thereon, are made over a period of time commencing after termination of services and continuing for up to ten years, as elected by the participant.

1. Prior to the merger, FTX will amend such FTX deferral plan with the consent of all the participants to provide for the immediate payment of all deferred amounts irrespective of previous participant elections.

2.  IGL will have no responsibility for payments under the FTX deferral plan.

References made herein to payments to be made by FTX hereunder may be made by FTX or FRP under applicable provisions of the Plans in accordance with past practice.

                                                                        ANNEX II
                                                                    EXHIBIT A TO
                                                                MERGER AGREEMENT

                                    FORM OF
                               WARRANT AGREEMENT

    This Warrant Agreement dated as of         , 1997 (the "Agreement") between
IMC GLOBAL INC., a Delaware corporation (the "COMPANY"), and               , a
         corporation, as warrant agent (the "WARRANT AGENT").

                                    RECITALS

    WHEREAS, the Company proposes to issue and deliver its warrant certificates (the "WARRANT CERTIFICATES") evidencing warrants (the "WARRANTS") to purchase up
to an aggregate of       shares of its Common Stock (as defined below) to
holders (the "WARRANT RECIPIENTS") of the common stock, par value $.01 per share, of Freeport-McMoRan Inc. ("FTX") in connection with the Agreement and Plan of Merger dated as of August 26, 1997 (the "MERGER AGREEMENT") between the Company and FTX; and

    WHEREAS, each Warrant will entitle the registered holder thereof to purchase one share of Common Stock (as defined below) at the Exercise Price (as defined below);

    In consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the Holders, the Company and the Warrant Agent each agrees as follows:

    Section 1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

    "AFFILIATE" of any person means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person. For purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange, banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

    "COMMON STOCK" means the Common Stock, $1.00 par value per share, of the Company, and any other capital stock of the Company into which the Common Stock may be converted or reclassified or that may be issued in respect of, in exchange for, or in substitution of, the Common Stock by reason of any stock splits, stock dividends, distributions, mergers, consolidations or other like events.

    "COMPANY" shall have the meaning set forth in the preamble to this Agreement or its successors and assigns.

    "CURRENT MARKET VALUE" shall have the meaning set forth in SECTION 8(E) of this Agreement.

    "EFFECTIVE TIME" means the date of the filing of a certificate of merger with the Secretary of State of the State of Delaware in connection with the merger of FTX with and into the Company pursuant to the Merger Agreement. [IF WARRANT AGREEMENT EXECUTED AT EFFECTIVE TIME, INSERT ACTUAL DATE.]

    "EXERCISE DATE" shall mean, as to any Warrants, the date on which the Warrant Agent shall have received both (a) the Warrant Certificate representing such Warrants, with the Exercise Forms therein duly executed by the Holder thereof or his attorney duly authorized in writing, and
(b) payment in cash, or by official bank check or certified check made payable to the Company, of an amount in lawful money of the United States of America equal to the applicable Exercise Price (as defined below).

    "EXERCISE PRICE" means the purchase price per share of Common Stock to be paid upon the exercise of a Warrant in accordance with the terms hereof, which price shall initially be $44.50 per share, subject to adjustment from time to time pursuant to SECTION 8 hereof.

    "EXPIRATION DATE" means the date that is the third anniversary of the Effective Time, provided that if such date does not fall on a Business Day, then the next succeeding Business Day. [IF WARRANT AGREEMENT EXECUTED AT EFFECTIVE TIME, INSERT ACTUAL DATE.]

    "HOLDER" means, with respect to any Warrant Certificate, the person in whose name such Warrant Certificate is registered upon the books to be maintained by the Warrant Agent pursuant to SECTION 3 hereof.

    "MERGER AGREEMENT" shall have the meaning set forth in the first Recital to this Agreement.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "REGISTER" shall have the meaning set forth in SECTION 3(A) of this Agreement.

    "WARRANT AGENT" shall have the meaning set forth in the preamble to this Agreement or the successor or successors of such Warrant Agent duly appointed in accordance with the terms hereof.

    "WARRANT CERTIFICATES" shall have the meaning set forth in the first Recital to this Agreement.

    "WARRANT RECIPIENTS" shall have the meaning set forth in the first Recital to this Agreement.

    "WARRANTS" shall have the meaning set forth in the first Recital to this Agreement.

    Section 2. THE WARRANT CERTIFICATES. (a) Upon issuance, each Warrant Certificate shall evidence one or more Warrants. The Warrant Certificates shall be in registered form only and substantially in the form attached hereto as EXHIBIT A. The Warrant Certificates shall be dated the date on which they are countersigned by the Warrant Agent and may have such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with applicable laws, rules or regulations including any rule or regulation of any securities exchange on which the Warrants may be listed.

    (b) Warrant Certificates substantially in the form of Exhibit A hereto and
evidencing Warrants to purchase an aggregate of up to      shares of Common
Stock (subject to adjustment pursuant to SECTION 8) shall be executed, on or after the date of this Agreement, by the Company and delivered to the Warrant Agent for countersignature, and the Warrant Agent shall thereupon countersign and deliver such Warrant Certificates upon the order and at the direction of the Company. The names and addresses of the Warrant Recipients shall be specified by the Company pursuant to a list of Warrant Recipients provided to the Warrant Agent by the Company, which shall consist of the names of those Persons who were stockholders of record of FTX as of the Effective Time, subject only to the elimination of the names of any such Persons as are only entitled to receive a payment in lieu of a fractional Warrant in accordance with the terms of the Merger Agreement. The Warrant Agent is hereby authorized to countersign and deliver Warrant Certificates as required by this SECTION 2(B) or by SECTION 3(B), 4(F) or 6 hereof. The Warrant Certificates shall be executed on behalf of the Company by any of its duly authorized officers, either manually or by facsimile signature printed thereon, and shall be dated the date of issuance. The Warrant Agent shall countersign the Warrant Certificates either manually or by facsimile signature printed thereon, and the Warrant Certificates shall not be valid for any purpose until so countersigned. In case any duly authorized officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company.

    Section 3. REGISTRATION, EXCHANGE AND TRANSFER OF WARRANTS. (a) The Warrant Agent shall keep at the principal corporate trust office of the Warrant Agent, specified in or pursuant to SECTION 4(E), a register (the "REGISTER") in which , subject to such regulations as the Company may reasonably prescribe, the Warrant Agent shall provide for the registration of Warrant Certificates and of transfers or exchanges of Warrant Certificates as herein provided.

    (b) At the option of the Holder, Warrant Certificates may be exchanged at such office and upon payment of the charges hereinafter provided. Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute, and the Warrant Agent shall countersign and deliver, the Warrant Certificates that the Holder making the exchange is entitled to receive; provided, however, that the Company shall not be required to issue and deliver Warrant Certificates representing fractional warrants.

    (c) Each Warrant Certificate issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligation of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement as the Warrant Certificates surrendered for such registration of transfer or exchange.

    (d) Each Warrant Certificate surrendered for registration of transfer or exchange shall (if so required by the Company or the Warrant Agent) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Warrant Agent, duly executed by the Holder thereof or his attorney duly authorized in writing.

    (e) No service charge shall be made for any registration of transfer or exchange of Warrant Certificates. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

    (f) Each Warrant Certificate when duly endorsed in blank shall be negotiable and when a Warrant Certificate shall have been so endorsed, the Holder thereof may be treated by the Company, the Warrant Agent and all other persons dealing therewith as the sole and absolute owner thereof for any purpose and as the person solely entitled to exercise the rights represented thereby or to request the Warrant Agent to record the transfer thereof on the Register any notice to the contrary notwithstanding; but until such transfer on such Register, the Company and the Warrant Agent may treat the Holder thereof as the owner for all purposes.

    Section 4. EXERCISE PRICE, PAYMENT OF THE EXERCISE PRICE, DURATION AND EXERCISE OF WARRANTS GENERALLY. (a) Each Warrant Certificate shall, when countersigned by the Warrant Agent, entitle the Holder thereof, upon payment of the Exercise Price and subject to the provisions of this Agreement, to receive one share of Common Stock for each whole Warrant represented thereby, subject to adjustment as herein provided, upon payment of the Exercise Price for each of such shares.

    (b) A Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date and the Person entitled to receive shares of Common Stock upon exercise of the Warrant shall be treated as the holder of such Common Stock as of the close of business on the Exercise Date. As soon as practicable on or after the Exercise Date, the Warrant Agent shall notify the Company, and the Warrant Agent shall, within five Business Days of the Exercise Date, deliver or cause to be delivered to or upon any written order of any Holder appropriate evidence of ownership of any shares of Common Stock issuable upon exercise of the Warrants or other securities or property (including any cash) to which the Holder is entitled hereunder, subject to
SECTION 5. All funds received upon the exercise of

Warrants shall be deposited by the Warrant Agent for the account of the Company, unless otherwise instructed in writing by the Company.

    (c) Subject to the terms and conditions set forth herein, the Warrants shall be exercisable from time to time by the Holder thereof at any time on or prior to the Expiration Date.

    (d) The Warrants shall terminate and become void as of 5:00 P.M. (New York City time) on the Expiration Date and all rights of the Holder of the Warrant Certificate evidencing such Warrant under this Agreement or otherwise shall cease.

    (e) Subject to SECTIONS 5 and 9 hereof, in order to exercise a Warrant, the Holder thereof must surrender the Warrant Certificate evidencing such Warrant, with one of the forms on the reverse of or attached to the Warrant Certificates duly executed (with signature guaranteed), to the Warrant Agent at its office at 40 Wall Street, New York, New York 10005, or at such other address as the Warrant Agent may specify in writing to the Holders at their respective addresses specified in the Register, together with payment-in-full of the Exercise Price thereof.

    (f) The Warrants evidenced by a Warrant Certificate shall be exercisable either as an entirety or, from time to time, for part only of the number of whole Warrants evidenced thereby. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised at any time, the Warrant Certificate representing such Warrants shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants that were not exercised shall be issued by the Company. The Warrant Agent shall countersign the new Warrant Certificate, register it in such name or names as may be directed in writing by the Holder and deliver the new Warrant Certificate to the person or persons entitled to receive the same.

    Section 5. PAYMENT OF TAXES. The Company will pay all documentary, stamp or similar taxes or other governmental charges, if any, attributable to the issuance of the Warrants or the issuance of Common Stock upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer involved in the issue or delivery of any Warrant Certificates or certificates for Common Stock issued upon the exercise of Warrants in a name other than that of the Holder of such Warrants, and the Company shall not register any such transfer or issue any such certificate until such tax or governmental charge, if required, shall have been paid.

    Section 6. MUTILATED OR MISSING WARRANT CERTIFICATES. If (a) any mutilated Warrant Certificate is surrendered to the Warrant Agent or (b) the Company and the Warrant Agent receive evidence to their satisfaction of the destruction, loss or theft of any Warrant Certificate, and there is delivered to the Company and the Warrant Agent (in the case of destruction, loss or theft) such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Warrant Agent that such Warrant Certificate has been acquired by a bona fide purchaser, the Company shall execute and the Warrant Agent shall countersign and deliver, in exchange for any such mutilated Warrant Certificate or in lieu of any such destroyed, lost or stolen Warrant Certificate, a new Warrant Certificate of like tenor and for a like aggregate number of Warrants.

    Upon the issuance of any new Warrant Certificate under this SECTION 6, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses in connection therewith.

    Every new Warrant Certificate executed and delivered pursuant to this
SECTION 6 in lieu of any destroyed, lost or stolen Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the destroyed, lost or stolen Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of this Agreement equally and proportionately with any and all other Warrant Certificates duly executed and delivered hereunder.

    The provisions of this SECTION 6 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, destroyed, lost or stolen Warrant Certificates.

    Section 7. RESERVATION OF COMMON STOCK FOR ISSUANCE ON EXERCISE OF WARRANTS; LISTING; REGISTRATION. (a) The Company will at all times reserve and keep available, free from preemptive rights, and out of its authorized but unissued Common Stock, solely for the purpose of issuance upon exercise of Warrants as herein provided, such number of shares of Common Stock as shall then be issuable upon exercise of all outstanding Warrants. The Company covenants that all shares of Common Stock which shall be issuable upon exercise of the Warrants shall, upon issue in accordance with the terms of this Agreement, be duly and validly issued and fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof and that upon issuance such shares shall be listed on each national securities exchange on which any other shares of outstanding Common Stock are then listed.

    (b) The Company covenants that if any Common Stock to be reserved for the purpose of exercise of the Warrants hereunder require registration with, or approval of, any governmental authority under any federal or state securities law before such securities may be validly issued or delivered upon such exercise, or freely transferred by the holder thereof after such exercise, as expeditiously as reasonably possible, it shall endeavor to secure such registration or approval and shall use its reasonable efforts to obtain appropriate approvals under state "blue sky" securities laws.

    Section 8. ADJUSTMENTS. The Exercise Price and the number of shares of Common Stock issuable upon exercise of each whole Warrant shall be subject to adjustment from time to time as follows:

    (a) STOCK DIVIDENDS; STOCK SPLITS; REVERSE STOCK SPLITS; RECLASSIFICATIONS. If the Company shall (i) pay a dividend in shares of Common Stock or make any other distribution with respect to its Common Stock in shares of Common Stock, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of Common Stock in a reclassification of the Common Stock (including any such reclassification in connection with a merger, consolidation or other business combination in which the Company is the continuing corporation), then the number of shares of Common Stock issuable upon exercise of each Warrant immediately prior to the record date for such dividend or distribution or the effective date of such subdivision or combination shall be adjusted so that the Holder of each Warrant shall thereafter be entitled to receive the kind and number of shares of Common Stock or other securities or property (including cash) of the Company that such Holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this SECTION 8(A) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

    (b) RIGHTS; OPTIONS; WARRANTS. If the Company shall issue rights, options, warrants or convertible or exchangeable securities (other than a convertible or exchangeable security subject to SECTION 8(A)) to all holders of its Common Stock ("Additional Options"), entitling them to subscribe for or purchase Common Stock at a price per share that is lower (at the record date for such issuance) than the Current Market Value per share of Common Stock, the Exercise Price of each Warrant shall be adjusted by multiplying such price by a fraction, of which the numerator shall be (i) the number of shares of Common Stock outstanding on the record date established for the issuance of the Additional Rights, Options plus the number of shares of Common Stock that the aggregate consideration received (upon issuance of such additional shares upon exercise of such Additional Options) would purchase at the Current Market Price, and of which the denominator shall be the number of shares of Common Stock outstanding on the record date established for the issuance of such Additional Options plus the number of additional shares of Common Stock issuable upon exercise of the Additional Options. Such adjustment shall be made whenever such rights, options, warrants or convertible or exchangeable securities are issued, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights, options, warrants or convertible or exchangeable securities.

    Any adjustment to the number of shares of Common Stock issuable upon exercise of all Warrants then outstanding made pursuant to this SECTION 8(B) shall be allocated among the Warrants then outstanding on a pro rata basis.

    (c) ISSUANCE OF COMMON STOCK AT LOWER VALUES. If the Company shall, in a transaction to which SECTION 8(B) is inapplicable, issue or sell shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, at a price per share of Common Stock (determined in the case of such rights, options, warrants or convertible or exchangeable securities, by dividing
(A) the total amount receivable by the Company in consideration of the issuance and sale of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration, if-any, payable to the Company upon exercise, conversion or exchange thereof, by (B) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) that is lower than the then Current Market Value per share of the Common Stock in effect immediately prior to such sale or issuance, then the Exercise Price of each Warrant shall be adjusted by multiplying such Exercise Price by a fraction, of which the numerator shall be (i) the number of shares of Common Stock outstanding on the record date established for the issuance of such rights, options, or warrants plus the number of shares of Common Stock which the aggregate consideration received (upon exercise of such rights, options or warrants) would purchase at the Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding on the record date established for the issuance of such rights, options or warrants plus the number of additional shares of Common Stock issuable upon exercise thereof. Such adjustment shall be made successively whenever any such sale or issuance is made.

    In case the Company shall issue and sell shares of Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the price per share of Common Stock and the "consideration" receivable by or payable to the Company for purposes of the first sentence of this SECTION 8(C), the Board of Directors of the Company shall determine, in good faith, the fair value of such property. In case the Company shall issue and sell rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, together with one or more other securities as part of a unit at a price per unit, then in determining the "price per share of Common Stock" and the "consideration" receivable by or payable to the Company for purposes of the first sentence of this SECTION 8(C), the Board of Directors of the Company shall determine, in good faith, the fair value of the rights, options, warrants or convertible or exchangeable securities then being sold as part of such unit.

    Any adjustment to the number of shares of Common Stock issuable upon exercise of all Warrants then outstanding made pursuant to this SECTION 8(C) shall be allocated among each Warrant then outstanding on a pro rata basis.

    The provisions of this SECTION 8(C) shall not apply (i) to shares issued pursuant to an employee stock option plan or similar plan providing for options or other similar rights to purchase shares of Common Stock, (ii) to issuances pursuant to incentive bonus plans or (iii) to shares issued in payment or settlement of any other equity-related award to employees.

    (d) EXPIRATION OF RIGHTS, OPTIONS AND CONVERSION PRIVILEGES. Upon the expiration of any rights, options, warrants or conversion or exchange privileges that have previously resulted in an adjustment hereunder, if any thereof shall not have been exercised, the Exercise Price and the number of shares of Common Stock issuable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter, upon any future exercise, be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) as if (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and
(ii) such shares of Common

Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the consideration, if any, actually received by the Company for issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised; PROVIDED, HOWEVER, that no such readjustment shall have the effect of increasing the Exercise Price by an amount, or decreasing the number of shares issuable upon exercise of each Warrant by a number, in excess of the amount or number of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights.

    (e)  CURRENT MARKET VALUE.  For the purposes of any computation under this
SECTION 8 or under SECTION 7(B), the Current Market Value per share of Common Stock at the date herein specified shall be deemed to be the average of the daily market prices of the Common Stock for the 20 consecutive trading days immediately preceding the day as of which "Current Market Value" is being determined. The market price for each such trading day shall be the closing price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day.

    (f) ADJUSTMENTS FOR CONSOLIDATION, MERGER, SALE OF ASSETS, REORGANIZATION, ETC. If the Company (i) consolidates with or merges into any other corporation and is not the continuing or surviving corporation of such consolidation or merger, or (ii) permits any other corporation to consolidate with or merge into the Company and the Company is the continuing or surviving corporation but, in connection with such consolidation or merger, the Common Stock is converted into or exchanged for stock or other securities of any other corporation or cash or any other assets, or (iii) transfers all or substantially all of its properties and assets to any other corporation, or (iv) effects a capital reorganization or reclassification of the capital stock of the Company in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for Common Stock, then, and in each such case, proper provision shall be made so that, upon the basis and upon the terms and in the manner provided in this subsection (f), each Holder, upon the exercise of each Warrant at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, shall be entitled to receive (at the aggregate Exercise Price in effect for all shares of Common Stock issuable upon such exercise immediately prior to such consummation as adjusted to the time of such transaction), in lieu of shares of Common Stock issuable upon such exercise prior to such consummation, the stock and other securities, cash and assets to which such Holder would have been entitled immediately prior to the record date for such dividend or distribution or the effective date of such consolidation, merger, transfer, reorganization or reclassification.

    (g) DE MINIMIS ADJUSTMENTS. Except as provided in SECTION 8(C) with reference to adjustments required by such SECTION 8(C), no adjustment in the Exercise Price shall be required unless such adjustment would result in an increase or decrease of such Exercise Price by at least one percent (1%); PROVIDED, HOWEVER, that any adjustments which by reason of this SECTION 8(H) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a share.

    (h) NOTICE OF ADJUSTMENT. Whenever the number of shares of Common Stock or other stock or property issuable upon the exercise of each Warrant is adjusted, as herein provided, the Company shall promptly give written notice (signed by the Chief Financial Officer or Chief Executive Officer) to the Warrant Agent of such adjustment or adjustments and shall cause the Warrant Agent promptly to mail by first class mail, postage prepaid, to each Holder notice of such adjustment or adjustments and shall deliver to the Warrant Agent a certificate of a firm of independent public accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) setting forth the adjusted Exercise Price, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. The Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time to any Holder desiring an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the number of shares of Common Stock or other stock or property issuable on exercise of the Warrants, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment or the validity or value (or the kind or amount) of any shares of Common Stock or other stock or property which may be issuable on exercise of the Warrants. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock certificates or other common stock or property upon the exercise of any Warrant.

    (i) STATEMENT ON WARRANTS. Irrespective of any adjustment in the number or kind of shares issuable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

    Section 9.  FRACTIONAL SHARES OF COMMON STOCK ON EXERCISE OF THE
WARRANTS. The Company shall not be required to issue fractional shares of Common Stock on exercise of the Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full shares of Common Stock that shall be issuable upon such exercise thereof shall be computed on the basis of the aggregate number of shares of Common Stock acquirable on exercise of the Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this SECTION 9, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall pay an amount in cash calculated by it in accordance with SECTION 8(E) to be equal to the then Current Market Value multiplied by such fraction computed to the nearest whole cent. The Holders, by their acceptance of the Warrant Certificates, expressly waive any and all rights to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock.

    Section 10. NO STOCK RIGHTS. Prior to the exercise of the Warrants, no Holder of a Warrant Certificate, as such, shall be entitled to vote or be deemed the holder of shares of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof, nor shall anything contained herein be construed to confer upon any Holder of a Warrant Certificate, as such, the rights of a stockholder of the Company or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, to exercise any preemptive right, to receive notice of meetings or other actions affecting stockholders (except as provided herein), or to receive dividends or subscription rights or otherwise.

    Section 11. THE WARRANT AGENT. (a) The Company hereby appoints the Warrant Agent to act as agent of the Company as set forth in this Agreement. The Warrant Agent hereby accepts the appointment as agent of the Company and agrees to perform that agency upon the terms and conditions herein set forth, by all of which the Company and the Holders of Warrants, by their acceptance thereof, shall be bound. No implied duties or obligations shall be read into this Agreement against the Warrant Agent. The Warrant Agent shall not by countersigning Warrant Certificates or by any other act hereunder be deemed to make any representation as to validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon) or of any securities or other property delivered upon exercise of any Warrant, or as to the number or kind or amount of stock or other securities or other property deliverable upon exercise of any Warrant. The Warrant Agent shall not have any duty to calculate or determine any adjustments with respect either to the kind and amount of shares or other securities or any property receivable by Holders upon the exercise or tender of Warrants required from time to time, and the Warrant Agent shall have no duty or responsibility in determining the accuracy or correctness of any such calculation, other than to apply any adjustment, notice of which is given by the Company to the Warrant Agent to be mailed to the Holders in accordance with SECTION 8(I). The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by it in good faith on the belief that any Warrant Certificate or any other documents or any signatures are genuine or properly authorized, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in the Warrant Certificates, or (iii) be liable for any act or omission in connection with this Agreement except for its own negligence or willful misconduct. The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from any officer of the Company and to apply to any such officer for instructions (which instructions will be promptly given in writing when requested) and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer, except for its own negligence or willful misconduct, but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such or may require such further or additional evidence as it may deem reasonable.

    (b) The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without such indemnity. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Agreement.

    (c) The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.

    (d) The Company agrees to pay to the Warrant Agent compensation for all services rendered by it hereunder as the Company and the Warrant Agent may agree from time to time, and to reimburse the Warrant Agent for reasonable expenses and disbursements incurred in connection with the execution and administration of this Agreement (including the reasonable compensation and the expenses of its counsel), and further agrees to indemnify the Warrant Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance and administration of this Agreement, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

    (e) The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell and deal in any of the Warrants or other securities of the Company or its Affiliates or become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, or contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

    (f) Anything in this Agreement to the contrary notwithstanding, in no event shall the Warrant Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to loss of profits), even if the Warrant Agent has been advised of the form of action.

    Section 12. RESIGNATION AND REMOVAL OF WARRANT AGENT; APPOINTMENT OF SUCCESSOR. (a) No resignation or removal of the Warrant Agent and no appointment of a successor warrant agent shall become effective until the acceptance of appointment by the successor warrant agent provided herein. The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent's own negligence, bad faith or willful misconduct) after giving written notice to the Company. The Company may remove the Warrant Agent upon written notice, and the Warrant Agent thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. Upon such resignation or removal, the Company shall appoint in writing a new warrant agent. If the Company shall fail to make such appointment within a period of 60 days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then a Holder may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new warrant agent, whether appointed by the Company or by such a court, shall be a corporation doing business under the laws of the United States or any State thereof, in good standing and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such new warrant agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such warrant agent prior to its appointment, provided that such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority. After acceptance in writing of such appointment by the new warrant agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall give notice thereof to the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section, however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

    (b) Any corporation into which the Warrant Agent or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Warrant Agent, shall be a successor Warrant Agent under this Agreement without any further act, provided that such corporation (i) would be eligible for appointment as successor to the Warrant Agent under the provisions of SECTION 12(A) or (ii) is a wholly owned subsidiary of the Warrant Agent. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed first-class mail, postage prepaid) to each Holder at such Holder's last address as shown on the Register.

    Section 13. MONEY AND OTHER PROPERTY DEPOSITED WITH THE WARRANT AGENT. Any moneys, securities or other property that at any time shall be deposited on behalf of the Company with the Warrant Agent pursuant to this Agreement shall be and are hereby assigned, transferred and set over to the Warrant Agent in trust for the purpose for which such moneys, securities or other property shall have been deposited; but such moneys, securities or other property need not be segregated from other funds, securities or other property except to the extent required by law.

    Section 14. CONSOLIDATIONS AND MERGERS OF THE COMPANY AND SALES, LEASES AND CONVEYANCES PERMITTED SUBJECT TO CERTAIN CONDITIONS. (a) The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation, provided that in any such case, either the Company shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States of America or a State thereof and such successor corporation shall expressly assume the obligations of the Company hereunder.

    (b) In case of any such consolidation, merger, sale, lease or conveyance and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named herein, and the predecessor corporation, except in the event of a lease, shall be relieved of any further obligation under this Agreement and the Warrants.

    Section 15. NOTICES. (a) Except as otherwise provided in SECTION 15(B), any notice, demand or delivery authorized by this agreement shall be sufficiently given or made when mailed if sent by first-class mail, postage prepaid, addressed to any Holder at such Holder's address shown on the Register and to the Company or the Warrant Agent as follows:

    If to the Company:

                   IMC Global Inc.
                   2100 Sanders Road
                   Northbrook, Illinois 60062
                   Attention: Marschall I. Smith
                            Senior Vice President and
                            General Counsel

    with a copy to:

                   Sidley & Austin
                   One First National Plaza
                   Chicago, Illinois 60603
                   Attention: Thomas A. Cole
                            Larry A. Barden

    If to the Warrant Agent:

or such other address as shall have been furnished to the party giving or making such notice, demand or delivery.

    (b) ]Any notice required to be given by the Company to the Holders shall be made by mailing by registered mail, return receipt requested, to the Holders at their respective addresses shown on the Register. The Company hereby irrevocably authorizes the Warrant Agent, in the name and at the expense of the Company, to mail any such notice upon receipt thereof from the Company. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given when mailed, whether or not the Holder receives the notice.

    Section 16. AMENDMENTS. (a) The Company may from time to time supplement or amend this Agreement without the consent of any Holder, in order to (i) cure any ambiguity or correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or (ii) add to the covenants and agreements of the Company for the benefit of the Holders, or surrender any rights or powers reserved to or conferred upon the Company in this Agreement. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this section, the Warrant Agent shall join with the Company in the execution and delivery of any such supplemental agreements unless it affects the Warrant Agent's own rights, duties or immunities hereunder in which case such party may, but shall not be required to, join in such execution and delivery.

    (b) With the consent of the registered holders of at least a majority in number of the Warrants at the time outstanding, the Company and the Warrant Agent may at any time and from time to time by supplemental agreement or amendment add any provisions to or change in any manner or eliminate any of the provisions of this Agreement or of any supplemental agreement or modify in any manner the rights and obligations of the Warrant holders and of the Company; provided, however, that no such supplemental agreement or amendment shall, without the consent of the registered holder of each outstanding Warrant affected thereby:

    (1) alter the provisions of this Agreement so as to affect adversely the terms upon which the Warrants are exercisable; or

    (2) reduce the number of Warrants outstanding the consent of whose holders is required for any such supplemental agreement or amendment.

Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this section, the Warrant Agent shall join with the Company in the execution and delivery of any such supplemental agreements unless it affects the Warrant Agent's own rights, duties or immunities hereunder in which case such party may, but shall not be required to, join in such execution and delivery.

    Section 17. PERSONS BENEFITING. This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Agent, and their respective successors, assigns, beneficiaries, executors and administrators, and each registered Holder of the Warrants. Nothing in this Agreement is intended or shall be construed to confer upon any person, other than the Company, the Warrant Agent and the Holders of the Warrants, any right, remedy or claim under or by reason of this Agreement or any part hereof.

    Section 18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

    Section 19. SURRENDER OF CERTIFICATES. Any Warrant Certificate surrendered for exercise or purchase or otherwise acquired by the Company shall, if surrendered to the Company, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly cancelled by such Warrant Agent and shall not be reissued by the Company. The Warrant Agent shall deliver such cancelled Warrant Certificates to the Company.

    Section 20. TERMINATION OF AGREEMENT. This Agreement shall terminate and be of no further force and effect on the earliest of (a) the Expiration Date or
(b) the date on which all of the Warrants have been exercised, except that the provisions of SECTIONS 11 and 13 shall continue in full force and effect after such termination date.

    Section 21. GOVERNING LAW. This Agreement and each Warrant issued hereunder and all rights arising hereunder shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officer thereunto duly authorized as of the date first above written.

                                IMC GLOBAL INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                as Warrant Agent

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                                                       EXHIBIT A

                      FORM OF FACE OF WARRANT CERTIFICATE
              WARRANTS TO PURCHASE COMMON STOCK OF IMC GLOBAL INC.

No.                                                Certificate for      Warrants

    This certifies that                                     , or registered
assigns, is the registered holder of the number of Warrants set forth above (the "Warrants"). Each Warrant entitles the holder thereof (a "Holder"), subject to the provisions contained herein and in the Warrant Agreement referred to below, to purchase from IMC Global Inc., a Delaware corporation (the "Company"), one share of Common Stock, par value $l.00 per share, of the Company ("Common Stock"), at the exercise price (the "Exercise Price") of $44.50 per share, subject to adjustment upon the occurrence of certain events. This Warrant Certificate shall terminate and become void as of the close of business on the third anniversary of the Effective Time (as defined in the Warrant Agreement) [NOTE: ACTUAL DATE TO BE FILLED IN IF WARRANT AGREEMENT SIGNED AT EFFECTIVE TIME] of the merger of Freeport-McMoRan Inc. with and into the Company (the "Expiration Date"); provided, however, that if the last day for the exercise of the Warrants shall not be a Business Day, then the Warrants may be exercised on the next succeeding Business Day (as defined in the Warrant Agreement) following the Expiration Date.

    This Warrant Certificate is issued under and in accordance with the Warrant
Agreement, dated as of                 , (the "Warrant Agreement"), between the
Company and               , as warrant agent (the "Warrant Agent", which term
includes any successor Warrant Agent under the Warrant Agreement), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Warrant Agent and the Holders of the Warrants.

    As provided in the Warrant Agreement and subject to the terms and conditions therein set forth, the Warrants are immediately exercisable. At 5:00 P.M. (New York City time) on the Expiration Date, each Warrant not exercised prior thereto shall terminate and become void and of no value; provided, however, that if the last day for the exercise of the Warrants shall not be a Business Day, then the Warrants may be exercised until 5:00 P.M. (New York City time) on the next succeeding Business Day following the Expiration Date.

    The Exercise Price and the number of shares of Common Stock issuable upon the exercise of each whole Warrant are subject to adjustment as provided in the Warrant Agreement.

    In order to exercise a Warrant, the registered holder hereof must surrender this Warrant Certificate at the office of the Warrant Agent, with the Exercise Subscription Form on the reverse hereof duly executed by the Holder hereof, with signature guaranteed as therein specified, together with any required payment in full of the Exercise Price then in effect or the share(s) of Common Stock as to which the Warrant(s) represented by this Warrant Certificate are submitted for exercise, all subject to the terms and conditions hereof and of the Warrant Agreement. Any such payment of the Exercise Price shall be in cash or by certified or official bank check payable to the order of the Company.

    The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Common Stock upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer involved in the issue or delivery of any Warrant Certificates or certificates for Common Stock issued upon the exercise of Warrants in a name other than that of the registered Holder of such Warrants, and the Company shall not register any such transfer or issue any such certificate until such tax or governmental charge, if required, shall have been paid.

    This Warrant Certificate and all rights hereunder are transferable by the registered holder hereof, in whole or in part, on the register of the Company, upon surrender of this Warrant Certificate for registration of transfer at the principal corporate trust office of the Warrant Agent maintained for such purpose in the City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Warrant Agent duly executed by the Holder hereof, or his attorney duly authorized in writing, with signature guaranteed as specified in the attached Form of Assignment. Upon any partial transfer, the Company will issue and deliver to such holder a new Warrant Certificate or Certificates with respect to any portion not so transferred; provided, however, that the Company shall not be required to issue and deliver Warrant Certificates representing fractional warrants.

    No service charge shall be made for any registration of transfer or exchange of the Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    This Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

    All terms used in this Warrant Certificate that are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

    Copies of the Warrant Agreement are on file at the office of the Warrant Agent and may be obtained by writing to the Warrant Agent at the following
address:               ,               ,               , Attention:
                            .

    This Warrant Certificate shall not be valid for any purpose until it shall have been countersigned by the Warrant Agent.

Dated:                 ,

                                          IMC GLOBAL INC.

                                          By:

                                          --------------------------------------

                                          Name:
                                          Title:

Countersigned:
              ,
as Warrant Agent

--------------------------------------

By:
--------------------------------------

              Authorized Officer

                     FORM OF REVERSE OF WARRANT CERTIFICATE
                           EXERCISE SUBSCRIPTION FORM

                (To be executed only upon exercise of Warrants)

To:  IMC Global Inc.

    The undersigned irrevocably exercises                 of the Warrants for
the purchase of one share per Warrant (subject to adjustment) of Common Stock, par value $l.00 per share, of IMC Global Inc. represented by this Warrant
Certificate hereof and herewith makes payment of $                (such payment
being in cash or by certified or official bank check payable to the order of IMC Global Inc.), representing the Exercise Price for such Warrants so exercised. On the terms and conditions specified in this Warrant Certificate and the Warrant Agreement therein referred to, the undersigned hereby surrenders this Warrant Certificate and all right, title and interest therein to and directs that the shares of Common Stock deliverable upon the exercise of such Warrants be registered or placed in the name and at the address specified below and delivered thereto.

Date:                 ,

                                          --------------------------------------

                                          (Signature of Owner)(1)

                                          --------------------------------------

                                          (Street Address)

                                          --------------------------------------

                                          (City)             (State)  (Zip Code)

                                          Signature Guaranteed by:
                                          --------------------------------------

------------------------

(1) The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed.

Securities and/or check to be issued to:

Please insert social security or identifying number:
Name:
Street Address:
City, State and Zip Code:
Any unexercised Warrants evidenced by the within Warrant
Certificate to be issued to:
Please insert social security or identifying number:
Name:
Street Address:

City, State and Zip Code:

                               FORM OF ASSIGNMENT

    FOR VALUE RECEIVED the undersigned registered holder of the within Warrant Certificate hereby sells, assigns, and transfers unto the Assignee(s) named below (including the undersigned with respect to any Warrants constituting a part of the Warrants evidenced by the within Warrant Certificate not being assigned hereby) all of the right of the undersigned under the within Warrant Certificate, with respect to the number of whole Warrants set forth below:

                                                     Social
                                                    Security
                                                    or other
                                                   identifying
       Name of                                      number of              Number of
      Assignees               Address              Assignee(s)             Warrants
---------------------  ---------------------  ---------------------  ---------------------


and does hereby irrevocably constitute and appoint                         the
undersigned's attorney to make such transfer on the books of
                        --maintained for that purpose, with full power of substitution in the premises.

Date:                 , 19

                                          --------------------------------------

                                          (Signature of Owner)(2)

                                          --------------------------------------

                                          (Street Address)

                                          --------------------------------------

                                          (City)             (State)  (Zip Code)

                                          Signature Guaranteed by:
                                          --------------------------------------

------------------------

(2) The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed.

                                                                       ANNEX III

                                                                  CONFORMED COPY

MORGAN STANLEY

                                               MORGAN STANLEY & CO.
                                               INCORPORATED
                                               ONE FINANCIAL PLACE
                                               440 SOUTH LA SALLE STREET
                                               CHICAGO, IL 60605
                                               (312) 706-4000

                                               August 26, 1997

Board of Directors

IMC Global Inc.

2100 Sanders Road

Northbrook, IL 60062

Members of the Board:

    We understand that Freeport-McMoRan Inc. ("Freeport") and IMC Global Inc. ("IMC") propose to enter into an Agreement and Plan of Merger, dated as of August 26, 1997 (the "Merger Agreement"), which provides, among other things, for a merger (the "Merger") of Freeport with and into IMC. Pursuant to the Merger, each outstanding share of common stock, par value $.01 per share of Freeport (the "Freeport Common Stock"), other than shares held in treasury or by any wholly-owned subsidiary of Freeport or held by IMC or any wholly-owned subsidiary of IMC or as to which dissenters' rights have been perfected, will be converted into the right to receive .90 shares of common stock, par value $1.00 per share, of IMC (the "IMC Common Stock"), .33 of a warrant to purchase one share of IMC Common Stock and shares of common stock, par value $.01, of a new company ("Newco") comprised of certain sulphur assets and liabilities and certain oil and gas interests identified in the Main Pass Agreements (as defined below) currently held by subsidiaries of Freeport and IMC. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    We further understand that, immediately prior to the Merger, (i) IMC and Freeport will cause to be contributed to Newco, which is a wholly owned subsidiary of Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"), certain assets used in connection with the production, sale and distribution of sulphur, including the interests held indirectly by IMC and Freeport in Main Pass Block 299 ("Main Pass") pursuant to the Joint Operating Agreement dated May 1, 1988 and the Operating Agreement (Oil and Gas) Lease No. OCS-G 1316-A dated June 5, 1990, and other related agreements, each among FRP, IMC Global Operations Inc. and Homestake Sulphur Company, as amended, (collectively, the Main Pass Agreements) and (ii) FRP shall distribute to the unitholders of FRP (including Freeport) the Newco Common Stock.

    You have asked for our opinion as to whether the aggregate consideration to be paid by IMC in connection with the Merger is fair from a financial point of view to IMC.

                                     III-1

                                                                  MORGAN STANLEY

For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other business information of Freeport, FRP and IMC;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning Freeport and FRP prepared by the management of Freeport;

   (iii) reviewed certain financial projections, which include an equity investment by FRP in McMoran Oil & Gas Co. ("MOXY"), of Freeport and FRP prepared by the management of Freeport;

    (iv) reviewed and discussed with the senior managements of Freeport and IMC their estimates of the synergies and cost savings expected to result from the Merger;

    (v) discussed the past and current operations and financial condition and the prospects of Freeport and FRP with senior executives of Freeport;

    (vi) reviewed certain internal financial statements and other financial operating data concerning IMC, including the prospects for IMC's 25% ownership interest in Main Pass, prepared by the management of IMC;

   (vii) reviewed certain financial projections of IMC prepared by the management of IMC;

  (viii) reviewed the strategic, financial and operational benefits anticipated from the Merger and the prospects of IMC (both with and without the Merger) with senior executives of IMC and Freeport;

    (ix) reviewed certain financial projections for Freeport and FRP prepared by the management of IMC;

    (x) discussed the past and current operations and financial condition and the prospects of IMC with senior executives of IMC, and analyzed the pro forma impact of the Merger on IMC's earnings per share (before and after taking into consideration any goodwill created as a result of the Merger), consolidated capitalization and financial ratios under certain base case and upside case assumptions and assuming various recapitalization alternatives for IMC;

    (xi) reviewed the reported prices and trading activity for Freeport Common Stock and IMC Common Stock, including the historical ratio of Freeport Common Stock to IMC Common Stock;

   (xii) compared the financial performance of Freeport and IMC and the prices and trading activity of Freeport Common Stock and IMC Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

   (xiv) reviewed the Registration Statement on Form S-3 pertaining to the rights offering by MOXY and the MOXY proxy statement related to the proposed recapitalization of MOXY;

   (xv) participated in discussions related to the Merger among representatives of Freeport and IMC and their financial and legal advisors;

   (xvi) reviewed the Merger Agreement and certain related documents; and

  (xvii) performed such other analyses, financial studies and investigations as we have deemed appropriate.

                                     III-2

    We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by IMC and Freeport for the purposes of this opinion. With respect to the financial projections, including estimates of the synergies and other benefits expected to be derived from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of IMC and Freeport respectively. We have not made any independent valuation, appraisal or physical inspection of the assets or liabilities of Freeport, or as to the solvency or viability of IMC or Freeport, nor have we been furnished with any such appraisals. In addition, we have assumed the Merger will be consummated in accordance with the terms sets forth in the Merger Agreement without any waivers of any material terms or conditions by IMC and that obtaining any necessary regulatory or third party approvals for the Merger will not have an adverse effect on IMC. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of IMC in connection with this transaction and have received a fee and will receive an additional fee for our services. It is understood that this letter is for the information of the Board of Directors of IMC except that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Merger. In addition, we express no advice or opinion as to how the holders of IMC Common Stock should vote at the shareholders' meeting held in connection with the Merger.

    Based on the foregoing, we are of the opinion on the date hereof that the aggregate consideration to be paid by IMC in connection with the Merger is fair from a financial point of view to IMC.

                                          Very truly yours,

                                MORGAN STANLEY & CO. INCORPORATED

                                By:            /s/ T. SANDS THOMPSON
                                     -----------------------------------------
                                                 T. Sands Thompson
                                                   VICE PRESIDENT

                                     III-3

                                                              ANNEX IV
                                                              CONFORMED COPY

                            LAZARD FRERES & CO. LLC
                              30 ROCKEFELLER PLAZA
                              NEW YORK, N.Y. 10020

                            ------------------------

                            TELEPHONE (212) 632-6000
                            FACSIMILE (212) 632-6060
                                    NEW YORK

                                                                 August 26, 1997

Board of Directors

IMC Global Inc.

2100 Sanders Road

Northbrook, Illinois 60062-6146

Dear Members of the Board:

    We understand that IMC Global Inc. ("IMC") and Freeport-McMoRan Inc. ("Freeport") have entered into an Agreement and Plan of Merger dated as of August 26, 1997 (the "Agreement"), pursuant to which, among other things, Freeport will merge with and into IMC (or, alternatively, Freeport will merge with and into a subsidiary of IMC; either such merger being referred to as the "Merger"). Under the terms of the Agreement, at the effective time of the Merger, each share of Freeport Common Stock, other than shares held in treasury or by any wholly-owned subsidiary of Freeport or held by IMC or any wholly-owned subsidiary of IMC, or shares as to which dissenter's rights have been perfected, will be converted into (i) .90 of a share of IMC Common Stock, (ii) .33 of a warrant to purchase IMC Common Stock, exercisable for three years at a price of $44.50 per share of IMC Common Stock, and (iii) shares of a new company comprised of certain existing sulphur and oil assets currently held by Freeport and IMC ("Newco"). In connection with the formation of Newco, IMC will relinquish and transfer its 25% interest in the Main Pass 299 sulphur and oil and gas operations to Newco, the shares of which will be distributed to all unitholders of Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"), including Freeport, prior to the Merger. We also understand that McMoRan Oil & Gas Co. ("MOXY") and FRP have entered into an agreement which, subject to certain conditions, provides for, among other things, FRP to commit to a standby purchase agreement to acquire rights to purchase MOXY common stock in connection with an offering being made to MOXY shareholders and to a multi-year oil and gas exploration program to explore and develop prospects, primarily offshore in the Gulf of Mexico and onshore in the Gulf Coast area. The terms and conditions of the Merger are set forth more fully in the Agreement.

    You have requested our opinion as to the fairness, from a financial point of view, to IMC of the aggregate consideration to be paid by IMC pursuant to the Agreement.

    In connection with this opinion, we have:

        (i) reviewed the financial terms and conditions of the Agreement and certain related documents;

        (ii) analyzed certain historical business and financial information, which is publicly available, relating to IMC, Freeport and FRP;

       (iii) reviewed various financial forecasts and other data provided to us by IMC and Freeport, relating to their respective businesses and FRP's business, including the prospects for and valuation of IMC's ownership interest in Main Pass;

        (iv) held discussions with members of the senior management of IMC and Freeport with respect to the businesses and prospects of IMC and Freeport (including FRP), respectively, the strategic objectives of each, and possible cost benefits which might be realized following the Merger;

        (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of IMC and Freeport;

        (vi) reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of IMC and Freeport, and in other industries generally;

       (vii) analyzed the pro forma financial impact of the Merger on IMC's earnings per share (before and after taking into consideration any goodwill created as a result of the Merger), consolidated capitalization and financial ratios under certain base case and upside case assumptions and assuming various recapitalization alternatives;

      (viii) reviewed the historical stock prices and trading volumes of Freeport Common Stock and IMC Common Stock, including the historical ratio of Freeport Common Stock to IMC Common Stock;

        (ix) reviewed certain financial projections of Freeport and FRP, which include an equity investment by FRP in MOXY, prepared by the management of Freeport, and the MOXY Registration Statement on Form S-3 pertaining to the rights offering and the MOXY proxy related to the proposed recapitalization of MOXY; and

        (x) conducted such other financial studies, analyses and investigations as we deemed appropriate.

    We have relied upon the accuracy and completeness of the financial and other information provided by IMC and Freeport to us and have not assumed any responsibility for independent verification of such information or independent valuation or appraisal or physical inspection of any of the assets or liabilities of, or as to the solvency or viability of, IMC or Freeport. With respect to the financial forecasts related to the phosphate business of Freeport, we have, after consultation with IMC's management, utilized the IMC management's estimates of Freeport projected results in our analyses. With respect to these and other financial forecasts provided to us, including possible cost benefits which might be realized following the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of IMC and Freeport as to the future financial performance of their businesses. We have considered IMC management's assessment of the strategic importance of the Merger to IMC and of the prospects for IMC with or without the Merger. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by IMC and that obtaining any necessary regulatory or third party approvals for the Merger will not have an adverse effect on IMC.

    Lazard Freres & Co. LLC has acted as investment banker to IMC in connection with this Merger and will receive a fee for our services, a substantial portion of which is contingent upon closing of the Merger. In addition, IMC has agreed to indemnify us for certain potential liabilities arising out of our engagement. Our firm has in the past provided investment banking services to IMC and has received fees for rendering such services.

    Our engagement and the opinion expressed herein are for the benefit of IMC's Board of Directors, and our opinion is rendered to IMC's Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be, and does not constitute, a recommendation to any stockholder of IMC as to how to vote with respect to the Merger. It is understood that, except for inclusion in a proxy statement relating to the Merger, this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

    Based on and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that, as of the date hereof, the aggregate consideration to be paid by IMC is fair to IMC from a financial point of view.

                                Very truly yours,

                                LAZARD FRERES & CO. LLC

                                By:             /s/ THOMAS R. HAACK
                                     -----------------------------------------
                                                 MANAGING DIRECTOR

                                                               ANNEX V
                                                               CONFORMED COPY

                                  [LETTERHEAD]

August 26, 1997

Board of Directors

Freeport-McMoRan Inc.

1615 Poydras Street

New Orleans, Louisiana 70112

Members of the Board:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common stock, par value $.01 per share ("Company Common Stock"), of Freeport-McMoRan Inc. (the "Company"), of the consideration to be received by such holders in connection with the proposed merger (the "Merger") of the Company with and into IMC Global Inc. ("IGL") (or, alternatively, the merger of the Company into a subsidiary of IGL), as described in a draft dated August 25, 1997 of an Agreement and Plan of Merger (the "Merger Agreement"), between IGL and the Company. We understand that immediately prior to the Merger, (i) IGL will cause its wholly-owned subsidiary, IMC Global Operations Inc. ("Global Operations"), and the Company will cause Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"), a Delaware limited partnership of which the Company is the Administrative Managing General Partner, to contribute to a new company, ("Newco") (a wholly-owned subsidiary of FRP), certain assets and liabilities used in connection with the production, sale and distribution of sulphur, including the interests held by Global Operations and FRP in Main Pass Block 299 pursuant to the Main Pass Agreements (as defined in the Merger Agreement) and (ii) FRP will distribute to the partners of FRP (including the Company) shares of Common Stock, par value $0.01 per share ("Newco Common Stock"), of Newco, pursuant to a Contribution and Distribution Agreement among IGL, the Company, FRP and Newco, to be executed simultaneously with the Merger Agreement. Upon the effectiveness of the Merger, each issued and outstanding share of Company Common Stock (other than shares owned by IGL, any wholly-owned subsidiary of IGL, the Company or any wholly-owned subsidiary of the Company and any shares the subject of appraisal rights) will be converted into and represent the right to receive: (i) 0.9 of a validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share ("IGL Common Stock"), of IGL; and (ii) 1/3 of a warrant exercisable for shares of IGL Common Stock; and (iii) in addition, each holder of Company Common Stock immediately prior to the effectiveness of the Merger shall, by virtue of the Merger, have the right to receive that number of validly issued, fully paid and nonassessable shares of Newco Common Stock that bears the same proportion to the total number of shares of Newco Common Stock held by the Company immediately prior to the effectiveness of the Merger as the number of Company Common Stock held by such holder bears to the total issued and outstanding shares of Company Common Stock immediately prior to the effectiveness of the Merger ((i), (ii) and (iii), collectively, the "Merger Consideration"). We understand that the Merger (but not the distribution of Newco Common Stock) is intended to qualify as a tax-free reorganization for federal income tax purposes.

    In connection with rendering our opinion, we have reviewed and analyzed certain publicly available information concerning the Company and IGL and certain other financial information concerning the Company and IGL, including financial forecasts, that were provided to us by the Company and IGL, respectively. We have discussed the past and current business operations, financial condition and prospects of the Company and IGL with certain officers and employees of the Company and IGL, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria that we deemed relevant.

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of the Company and IGL, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company or IGL, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not assumed any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of the Company or IGL. We were not asked to, and did not, solicit other proposals to acquire the Company.

    Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for IGL Common Stock or Newco Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision to effect the Merger and we express no view on the effect on the Company of the Merger and the related transactions. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Company Common Stock and does not constitute a recommendation concerning how holders of Company Common Stock should vote with respect to the Merger Agreement or the Merger.

    We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon initial delivery of this fairness opinion and a portion of which is contingent upon the filing by the Company of a statement on Schedule 14D-9 or proxy statement under the Securities Exchange Act of 1934 related to the Merger containing this opinion. In the ordinary course of business, we may actively trade the securities of the Company and IGL for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we have previously rendered certain investment banking and financial advisory services to the Company and IGL for which we have received customary compensation.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          SALOMON BROTHERS INC

                                                                        ANNEX VI

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

Section262 Appraisal rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                       ANNEX VII

                            CERTIFICATE OF AMENDMENT
                    OF RESTATED CERTIFICATE OF INCORPORATION
                               OF IMC GLOBAL INC.
             PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

    IMC GLOBAL INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY THAT:

    FIRST: At a meeting of the Board of Directors of the Corporation duly called
and held on            , 1997 resolutions were duly adopted setting forth the
following proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing such amendment be submitted to stockholders of the Corporation for approval at a special meeting of the stockholders of said Corporation. Such resolutions recommended that the Restated Certificate of Incorporation of the Corporation be amended as set forth below:

    (i) the first paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

        "The aggregate number of shares which the Corporation shall have authority to issue is 312,000,000 divided into 12,000,000 shares of Series Preferred Stock, $1.00 par value per share (hereafter called "Series Preferred Stock"), and 300,000,000 shares of Common Stock, $1.00 par value per share (hereafter called "Common Stock"). All of such shares shall be issued as fully-paid and non-assessable shares, and the holders thereof shall not be liable for any further payments in respect thereto; and

    (ii) the first sentence of ARTICLE NINTH of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

       (a) The number of directors of the Corporation, exclusive of directors, if any, to be elected by the holders of one or more series of Series Preferred Stock, shall be not less than five nor more than eighteen.

    SECOND: pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held on
           , 1997, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of the outstanding shares of common stock of the Corporation entitled to vote on such amendment by the DGCL and the Restated Certificate of Incorporation were voted in favor of such amendment.

    THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Rose Marie Williams, Secretary of the Corporation, as of this
   day of          , 1997.

                                IMC GLOBAL INC.

                                By:
                                     -----------------------------------------
                                                Rose Marie Williams
                                                     SECRETARY

                                     VII-1

                                                                      ANNEX VIII

                                   PROSPECTUS

                                5,338,513 SHARES

                                     [LOGO]

                                  COMMON STOCK

                            $.01 PAR VALUE PER SHARE

    This Prospectus relates to 5,338,513 shares of common stock (the "Common Stock") of Freeport-McMoRan Sulphur Inc. ("Freeport Sulphur" or the "Company") which will be delivered on a pro rata basis to the holders of common stock of Freeport-McMoRan Inc. ("FTX"), in connection with the proposed merger (the "Merger") of FTX into IMC Global Inc. ("IGL").

    Freeport Sulphur is a newly-formed, wholly-owned subsidiary of Freeport-McMoRan Resource Partners, Limited Partnership, a Delaware limited partnership ("FRP"), of which FTX is the administrative managing general partner and the owner of a 51.6% partnership interest. In connection with the Merger, FRP has agreed to contribute to Freeport Sulphur the assets and liabilities of FRP's sulphur business and certain of FRP's oil and gas operations, including those businesses commonly referred to as the "Main Pass" operations, and IGL has agreed to transfer its separate interest in the Main Pass operations to FRP, which FRP will also contribute to Freeport Sulphur. Following those contributions, Freeport Sulphur will own an 83.3% interest in the Main Pass operations and will own 100% of the other assets contributed by FRP.

    Following the contributions, FRP will distribute all of the shares of Common Stock to FTX and the other holders of its units of partnership interest in accordance with their respective partnership interests, such that, following such distribution and immediately prior to the effective time of the Merger, FTX will own 5,338,513, or 51.6%, of the shares of Common Stock and FRP's public unitholders will own in the aggregate 5,008,065, or 48.4%, of the shares of Common Stock. Upon consummation of the Merger, each FTX stockholder will then receive a proportionate number of shares of Common Stock received by FTX from FRP.

    Under the terms of an Agreement and Plan of Merger dated August 26, 1997 between FTX and IGL (the "Merger Agreement"), and based on the approximately
25.1 million shares of FTX common stock outstanding as of the date of this Prospectus, each FTX stockholder would be entitled to receive approximately
0.2123 of a share of Common Stock for each share of FTX common stock held (or
0.1980 of a share of Common Stock if all outstanding options to acquire FTX common stock were exercised on or before such date). In connection with the solicitation of the vote of the FTX stockholders and the IGL stockholders on the Merger Agreement, FTX and IGL have delivered to their respective stockholders a Joint Proxy Statement/Prospectus (the "Proxy Statement") describing the material terms of the Merger, to which this Prospectus has been attached as Annex VIII.

    All of the shares of Common Stock being delivered hereby are being received by FTX from FRP and delivered to the FTX stockholders upon consummation and in consideration of the Merger. No separate consideration will be paid by FTX stockholders for the shares of Common Stock being delivered hereby. There is currently no public trading market for the shares of Common Stock. Freeport Sulphur has applied for listing of the Common Stock on the New York Stock Exchange upon notice of issuance and expects to receive approval of such listing prior to the distributions.

    RECIPIENTS OF THE COMMON STOCK SHOULD NOTE THE FACTORS DISCUSSED IN "RISK FACTORS" BEGINNING ON PAGE 10.

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                           --------------------------

               The date of this Prospectus is November 17, 1997.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE NOTED OR THE CONTEXT REQUIRES OTHERWISE, REFERENCES HEREIN TO THE HISTORICAL OPERATIONS AND PERFORMANCE OF THE "COMPANY" OR "FREEPORT SULPHUR" REFER ONLY TO THE OPERATIONS AND PERFORMANCE OF THE FRP TRANSFERRED BUSINESSES AND NOT OF THE IGL TRANSFERRED BUSINESSES, AND PROSPECTIVE STATEMENTS ABOUT THE "COMPANY" OR "FREEPORT SULPHUR" REFER TO FREEPORT SULPHUR AS IF EACH OF THE CONTRIBUTION AND THE DISTRIBUTIONS (AS DEFINED BELOW) HAD BEEN CONSUMMATED.

                        THE MERGER AND THE DISTRIBUTIONS

    This Prospectus relates to 5,338,513 shares of Common Stock of the Company which are to be delivered on a pro rata basis to the holders of common stock, $.01 par value, of FTX (the "FTX Common Stock") in connection with the proposed Merger of FTX into IGL (the "FTX Stockholder Distribution"). Under the terms of the Merger Agreement, each share of FTX Common Stock that is issued and outstanding at the effective time of the Merger (the "Effective Time") will be converted into the right to receive, (i) 0.90 of a share of IGL common stock, $1.00 par value (the "IGL Common Stock"), (ii) one-third of a warrant to purchase a share of IGL Common Stock, with each whole warrant representing a right to purchase one share of IGL Common Stock for $44.50 per share, and (iii) a proportionate number of shares of Common Stock that will be held by FTX immediately prior to the Effective Time. Cash will be issued in lieu of fractional shares and fractional warrants. Based on the approximately 25.1 million shares of FTX Common Stock outstanding as of the date of this Prospectus, each FTX stockholder would be entitled to receive approximately
0.2123 of a share of Common Stock for each share of FTX Common Stock held at the Effective Time (or approximately 0.1980 of a share of Common Stock if all outstanding options to acquire FTX Common Stock were exercised on or before the Effective Time). If all outstanding options to acquire FTX Common Stock that are "in the money" as of the date of this Prospectus were exercised, there would be
25.9 million shares of FTX Common Stock outstanding and the exchange ratio would be 0.2064 of a share of Common Stock for each share of FTX Common Stock.

    In connection with the Merger, FRP and the Company have entered into a Contribution and Distribution Agreement dated August 26, 1997 (the "Distribution Agreement"), pursuant to which FRP has agreed to contribute to Freeport Sulphur the assets and liabilities of FRP's sulphur business, and of certain of FRP's oil and gas operations, including those businesses commonly referred to as the "Main Pass" operations, located offshore Louisiana in the Gulf of Mexico (the "FRP Transferred Businesses"). Also in connection with the Merger and under the terms of a separate contribution agreement, IGL has agreed to transfer to FRP its separate interest in the Main Pass operations (the "IGL Transferred Businesses"), which FRP will also contribute to Freeport Sulphur. The contributions by FRP and IGL of the FRP and IGL Transferred Businesses are referred to herein as the "Contribution," and the assets, liabilities and businesses so transferred are referred to collectively herein as the "Transferred Businesses." Following the Contribution, the Company will own an 83.3% interest in the Main Pass operations (with Homestake Sulphur Company ("Homestake") continuing to own the remaining 16.7%), and will own 100% of the other assets contributed by FRP pursuant to the Distribution Agreement.


    Following the Contribution, FRP will distribute all 10,346,578 shares of the Company's Common Stock to FTX and the other holders of its units of partnership interest (the "FRP Distribution" and together with the FTX Stockholder Distribution, the "Distributions") in accordance with their respective partnership interests, such that, following the FRP Distribution and immediately prior to the Effective Time, FTX will own 5,338,513, or 51.6%, of the outstanding shares of Common Stock and FRP's public unitholders will own in the aggregate 5,008,065, or 48.4%, of the outstanding shares of Common Stock. At the Effective Time, each FTX stockholder will be entitled to receive a proportionate number of shares of the Common Stock received by FTX in the FRP Distribution. The FRP Distribution will not be effected until approval of the Merger by the stockholders of FTX and IGL has been received and all other conditions to the Merger (other than the FRP Distribution) have been satisfied or waived, and the FTX Stockholder Distribution will not be effected until the FRP Distribution and the Merger have been consummated.


    The 10,346,578 shares of Common Stock to be distributed to the FTX stockholders and to the FRP public unitholders in the Distributions will constitute all of the outstanding Common Stock immediately following the Distributions. There is currently no public market for the Common Stock, although it is expected that a "when-issued" trading market may develop on or about the Effective Time. Freeport Sulphur has applied for listing of the Common Stock on the New York Stock Exchange (the "NYSE") upon notice of issuance and expects to receive approval of such listing prior to the Distributions. See "Description of Capital Stock."


                                  THE COMPANY

    Freeport Sulphur is a Delaware corporation formed in August 1997 to succeed to the sulphur and certain oil and gas operations of FRP. Management believes that Freeport Sulphur is the world's largest producer of mined, or "Frasch," sulphur and the largest supplier of elemental sulphur in the United States. The Company's sulphur operations include the mining, purchase, transportation, terminaling and marketing of sulphur. Its oil and gas operations consist of the production and sale of oil and gas from its Main Pass facilities.

    The Main Pass sulphur deposit, which was discovered offshore Louisiana in the Gulf of Mexico in 1988, is the largest known sulphur reserve in North America. The Company's Main Pass offshore mining complex is the largest structure of its type in the Gulf of Mexico and one of the largest in the world, and was designed to produce an average of 5,500 long tons (2,240 lbs.) per day over its life. The Company began operating the Culberson mine in West Texas in January 1995 following its acquisition of substantially all of the domestic sulphur assets of Pennzoil Company ("Pennzoil"). As of December 31, 1996, the Main Pass and Culberson mines were estimated to contain proved sulphur reserves totaling 53.1 million long tons net to the Company (or 69.7 million long tons net to the Company on a pro forma basis after the contribution of the IGL Transferred Business). In addition to the Culberson mine, the Company also acquired from Pennzoil sulphur terminals and handling facilities in Galveston, Texas and Tampa, Florida, land and marine transportation equipment, and sales and other related commercial contracts and obligations.


    The Company's principal business is the sale of sulphur and the marketing of its terminaling and transportation assets for use by recovered sulphur producers and industrial consumers of sulphur. The phosphate fertilizer industry generally accounts for approximately 90% of the Company's sulphur sales. The Company's 1996 sulphur sales were approximately 2.9 million long tons representing 25% of domestic consumption (or 3.4 million long tons representing 30% of domestic consumption on a pro forma basis after the contribution of the IGL Transferred Businesses). Sales to IMC-Agrico Company, a joint venture partnership between IGL and FRP that is a manufacturer of phosphate fertilizers and the largest purchaser of elemental sulphur in the world, ("IMC-Agrico"), represented approximately 65% of the Company's sulphur sales (or 71% on a pro forma basis after the contribution of the IGL Transferred Businesses). Pursuant to a Sulphur Supply Agreement, the Company has agreed to supply and IMC-Agrico has agreed to purchase approximately 75% of IMC-Agrico's annual sulphur consumption for as long as IMC-Agrico has an operational need for sulphur. The price per ton for all sulphur delivered under the agreement is based upon the weighted average market price for sulphur delivered by other sources to IMC-Agrico's New Wales production plant in central Florida, except that the Company is entitled to a premium with respect to approximately 40% of the sulphur that it delivers under the agreement. IMC-Agrico also pays a portion of the freight costs associated with the delivery of sulphur under the agreement. Management believes that the terms of the Sulphur Supply Agreement are no less favorable to the Company than those that could have been negotiated with an unaffiliated party.

    The Main Pass site also contains proved oil reserves from which the Company produces and sells oil for the Main Pass joint venture. Oil production averaged approximately 10,700 barrels per day (5,200 barrels net to the Company, or 7,400 barrels net to the Company on a pro forma basis after the contribution of the IGL Transferred Businesses) during the year ended December 31, 1996, and 9,400 barrels per day (4,600 barrels net to the Company, or 6,500 barrels net the Company on a pro forma basis after the contribution of the IGL Transferred Businesses) during the nine months ended September 30, 1997. As of December 31, 1996, Main Pass was estimated to contain 12.8 million barrels (5.2 million barrels net to the Company, or 7.4 million barrels net to the Company on a pro forma basis after the contribution of the IGL Transferred Businesses) of proved oil reserves. In 1997, such estimates were reduced to 8.2 million barrels (3.2 million barrels net to the Company, or 4.6 million barrels net to the Company on a pro forma basis after the contribution of the IGL Transferred Businesses) of proved oil reserves, which are expected to decline substantially in subsequent years and to be fully depleted by 2001.


    The Company's principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112, and its telephone number is (504) 582-4000.

                   SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

    The following summary of the material United States federal income tax consequences of the receipt by the FTX stockholders of the Company's Common Stock in the Merger is based on an opinion of Miller & Chevalier, Chartered, tax counsel to FTX. This summary is qualified by, and amplified in, the discussion in the section of this Prospectus entitled "Certain Federal Income Tax Consequences."

    FTX stockholders will receive shares of Common Stock as part of the consideration in the Merger. Each stockholder will recognize gain, if any, but not loss, on the Merger to the extent of the fair market value of the shares of Common Stock (including the amount of cash received in lieu of a fractional share interest) received in the Merger. IGL will determine the fair market value of the Common Stock for this purpose, but its determination is not binding on the Internal Revenue Service (the "IRS"). While not free from doubt due to the absence of controlling precedent, gain recognized by an FTX stockholder who is not also an IGL stockholder should constitute capital gain, rather than dividend income, assuming that the stockholder held the FTX Common Stock with respect to which the Common Stock is received as a capital asset. FTX stockholders who also own IGL stock should consult their own tax advisors for special considerations that may apply in regard to the receipt of Common Stock or cash in lieu of a fractional share thereof. An individual stockholder's capital gain will be taxable at a maximum federal income tax rate of 20% or 28%, if the FTX stockholder held the surrendered shares of FTX Common Stock for more than 18 months or 12 months, respectively, as of the Effective Time.

    A "Non-U.S. Holder" (as defined in "Certain Federal Income Tax Consequences") will not be subject to United States federal income tax on any gain realized on the receipt of Common Stock in the Merger unless (a) the gain is derived from sources within the United States and the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year in which the gain is realized; (b) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. federal tax law applicable to certain United States expatriates; (c) the gain is effectively connected with the conduct of a trade or business within the United States; or
(d) the FTX Common Stock is a "United States real property interest" as defined in section 897(c)(1) of the Code and at any time during the five years prior to the Merger the Non-U.S. Holder held, directly or constructively, more than 5% of the FTX Common Stock.

    The basis of the Common Stock received by an FTX stockholder will be equal to its fair market value as of the Effective Time. The stockholders' holding periods for the Common Stock will begin on the day after the Effective Time.

                      SUMMARY FINANCIAL AND OPERATING DATA

    The summary financial data provided below reflect the historical results of operations and financial position of the FRP Transferred Businesses only and do not include the IGL Transferred Businesses. The historical financial information is not necessarily indicative of the financial position and results of operations that would have been achieved had the Company been operated as an independent entity during the periods covered or the results that may be achieved in the future. Historical net income and dividends per share amounts are not presented because the FRP Transferred Businesses were operated through divisions of FRP for the periods presented. See "Risk Factors--Limited Relevance of Historical Financial Information."


    The summary historical financial information as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 has been derived from the audited financial statements of the FRP Transferred Businesses included elsewhere herein and does not include the IGL Transferred Businesses. The summary financial information as of September 30, 1997 and for each of the nine-month periods ended September 30, 1997 and 1996 has been derived from the unaudited financial statements of the FRP Transferred Businesses, and in the opinion of management includes all adjusting entries (consisting only of normal recurring adjustments), necessary for a fair presentation of the results of the periods presented.


    The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical audited financial statements of the FRP Transferred Businesses and notes thereto included elsewhere herein.


                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                                          ------------------------  -----------------------------------
                                              1997         1996       1996         1995         1994
                                          ------------   ---------  ---------  ------------   ---------
                                                   (IN THOUSANDS, EXCEPT REALIZED PRICE DATA)
INCOME STATEMENT DATA:
  Revenues..............................  $158,304       $ 167,379  $ 221,426  $255,949       $ 151,795
  Net income (loss) before income
    taxes(1)............................  (425,171)(2)      11,620     12,392    25,020(3)        7,353
  Pro forma net income (loss)
    (unaudited)(1)......................  (269,558)          7,251      7,733    18,175           4,662
OPERATING DATA:
  Sulphur sales (long tons).............     2,167           2,142      2,900     3,050           2,088
  Sulphur average realized price........  $  60.75       $   63.01  $   61.78  $  70.44       $   53.07
  Oil sales (barrels)...................     1,248           1,508      1,896     2,218           2,534
  Oil average realized price............  $  18.37       $   18.82  $   19.49  $  15.82       $   13.74
CASH FLOW DATA:
  Operating.............................  $ 20,834       $  41,512  $  51,844  $ 65,407       $  34,202
  Investing.............................    (2,099)         (3,743)    (1,688)   (3,335)        (10,006)
  Financing.............................   (19,279)        (38,560)   (49,814)  (59,298)        (24,596)
OTHER DATA:
  EBITDA(4).............................    26,468          41,614     50,192    68,720          47,284
  Capital expenditures..................     2,989           4,948      3,834     3,710          11,231

                                                                                AS OF        AS OF DECEMBER 31,
                                                                            SEPTEMBER 30,  ----------------------
                                                                                1997          1996        1995
                                                                            -------------  ----------  ----------
                                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.........................................................   $    27,205   $   25,794  $   42,059
  Property, plant and equipment, net......................................        92,562(2)    535,653    575,029
  Total assets............................................................       178,581      633,620     680,467
  Net assets to be transferred............................................        39,910      484,360     521,782


------------------------

(1) As a partnership, FRP pays no federal or state income taxes and historically has not provided for income taxes for the FRP Transferred Businesses. Pro forma net income includes an estimated tax provision for the applicable periods as if the FRP Transferred Businesses operated as a stand-alone taxpaying entity.


(2) In 1995, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), which requires an assessment of the carrying value of long-lived assets and a reduction of such carrying value to fair value when events or changes in circumstances indicate that the carrying amount may not be recoverable. In the third quarter of 1997, FRP and FTX determined that the sulphur assets were impaired within the meaning of SFAS No. 121 because their book value exceeded the estimated undiscounted net cash flow recoverable with respect thereto. Accordingly, in the third quarter of 1997, FRP and FTX recorded an impairment writedown totaling $425.4 million to reduce these properties to their fair value (measured by the difference between the carrying value of such assets and the current discounted value of estimated future net cash flows).



(3) Includes charges totaling $7.0 million allocated to the FRP Transferred Businesses to reflect a compensation charge related to FTX stock appreciation rights, which was attributable to the significant rise in the price of FTX Common Stock during such period. Pursuant to a management services agreement with FTX, these costs were allocated to FRP, and thus to the FRP Transferred Businesses, based on payroll costs.



(4) EBITDA represents net income before income taxes plus depreciation and amortization expense. EBITDA is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles. The Company has supplementally disclosed information concerning EBITDA because management believes that EBITDA is commonly accepted as providing useful information regarding a company's historical ability to incur and service debt. Management of the Company believes that factors that should be considered by investors in evaluating EBITDA include, but are not limited to, trends in EBITDA as compared to cash flow from operations, debt service requirements and capital expenditures. EBITDA as defined and measured by the Company may not be comparable to similarly titled measures of other companies. Further, EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flow provided by operations as determined in accordance with generally accepted accounting principles as an indicator of the Company's profitability or liquidity.

                 SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA


    The unaudited pro forma balance sheet data as of September 30, 1997 provided below gives effect to the transfer of the Transferred Businesses as if such transfer had occurred on September 30, 1997, and the unaudited pro forma income statement data for the nine-month period ended September 30, 1997 and the year ended December 31, 1996 gives effect to the transfer of the Transferred Businesses as if such transfer had occurred on January 1, 1996. The unaudited pro forma financial data does not purport to represent what the Company's financial position or results of operations would have been had such transfer occurred on the dates indicated or the results that may be achieved in the future.



                                 NINE MONTHS         YEAR
                                    ENDED           ENDED
                                SEPTEMBER 30,    DECEMBER 31,
                                    1997             1996
                                -------------   --------------
                                  (IN THOUSANDS, EXCEPT PER
                                            SHARE
                                   AND REALIZED PRICE DATA)
INCOME STATEMENT DATA:
  Revenues....................    $ 190,510        $268,919
  Net income (loss) before
    income taxes(1)(2)........     (422,183)         25,326
  Net income (loss)(1)........     (267,664)         15,803
  Net income (loss) per
    share.....................       (25.76)           1.52
  Weighted average common
    shares....................       10,390          10,409
OPERATING DATA:
  Sulphur sales (long tons)...        2,521           3,385
  Sulphur average realized
    price.....................    $   61.87        $  63.10
  Oil sales (barrels).........        1,782           2,708
  Oil average realized
    price.....................    $   18.37        $  19.49
OTHER DATA:
  EBITDA(3)...................    $  31,924        $ 66,326
  Capital expenditures........        4,203           5,346



                                                                                                        AS OF
                                                                                                    SEPTEMBER 30,
                                                                                                         1997
                                                                                                    --------------
                                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.................................................................................   $     43,377
  Property, plant and equipment, net(2)(4)........................................................        114,462
  Total assets(2).................................................................................        278,144
  Stockholder's equity(2).........................................................................        107,677


------------------------

(1) As a partnership, FRP pays no federal or state income taxes and historically has not provided for income taxes for the Transferred Businesses. Pro forma net income includes an estimated tax provision for the applicable periods as if the Transferred Businesses operated as a stand-alone taxpaying entity.


(2) In 1995, the Financial Accounting Standards Board adopted SFAS No. 121, which requires an assessment of the carrying value of long-lived assets and a reduction of such carrying value to fair value when events or changes in circumstances indicate that the carrying amount may not be recoverable. In the third quarter of 1997, FRP and FTX determined that the sulphur assets were impaired within the meaning of SFAS No. 121 because their book value exceeded the estimated undiscounted net cash flow recoverable with respect thereto. Accordingly, in the third quarter of 1997, FRP and FTX recorded an impairment writedown totaling $425.4 million to reduce these properties to their fair value (measured by the difference between the carrying value of such assets and the current discounted value of estimated future net cash flows).

(3) EBITDA represents net income before income taxes plus depreciation and amortization expense. EBITDA is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles. The Company has supplementally disclosed information concerning EBITDA because management believes that EBITDA is commonly accepted as providing useful information regarding a company's historical ability to incur and service debt. Management of the Company believes that factors that should be considered by investors in evaluating EBITDA include, but are not limited to, trends in EBITDA as compared to cash flow from operations, debt service requirements and capital expenditures. EBITDA as defined and measured by the Company may not be comparable to similarly titled measures of other companies. Further, EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flow provided by operations as determined in accordance with generally accepted accounting principles as an indicator of the Company's profitability or liquidity.



(4) The property, plant and equipment to be contributed by IGL were estimated to have a fair value of approximately $21.9 million using the same assumptions applied in the impairment assessment of FRP's sulphur assets discussed in
    (2) above.

                                  RISK FACTORS

COMPETITION

    There are two principal sources of elemental sulphur: (i) mined sulphur and
(ii) recovered sulphur produced as a by-product by oil refineries and gas treatment plants. Recovered sulphur from domestic and foreign sources is a major and lower cost source of supply for most sulphur customers and is the major source of competition for the Company. As a by-product of the producer's refining operations, the principal cost recognized by such producers is the cost of handling and transportation to customers.

    Production of recovered sulphur from high-sulphur gas processing plants and oil refineries in the United States has increased at an average rate of approximately 125,000 tons per year for the last three years. Because U.S. recovered sulphur producers do not have the ability to store large inventories of sulphur, they must move it to market and, depending on the proximity of their plants to the principal sulphur market of central Florida, such producers may enjoy a significant cost advantage over the Company.

    Because the supply of U.S. recovered sulphur alone cannot meet total domestic demand, mined sulphur, along with imported recovered sulphur obtained principally from Canada and Mexico, are required to supply the balance. Canadian recovered sulphur producers have facilities for storing excess sulphur production in solid form, and approximately 90% of the Western Hemisphere's sulphur inventories currently consist of sulphur recovered from natural gas in the province of Alberta in western Canada. At certain price levels in the U.S. sulphur markets, and depending on prices in the foreign markets they supply, Canadian producers can be expected to increase sulphur sales to U. S. buyers in competition with the Company.

    The principal competitive risk to the Company's ability to mine sulphur profitably is the potential for decreased domestic demand for sulphur, increased production from domestic recovered sulphur producers, increases in imported recovered sulphur and the rate at which stored sulphur, particularly in Canada, is released into the market. In addition, the current level of Canadian sulphur inventories limits the potential of the Company to realize significant price increases for its sulphur. See "Business-- Competition."

RELIANCE ON IGL AS CONTINUING CUSTOMER


    Approximately 65% of the Company's 1996 sulphur sales (71% on a pro forma basis after the contribution of the IGL Transferred Businesses) were made to IMC-Agrico, and, subsequent to the Distributions, IMC-Agrico will continue to account for a substantial percentage of the Company's sulphur sales. Sales of sulphur to IMC-Agrico are generally made at market prices, with a portion of such sales receiving additional price consideration. Although the Company has a long-term supply contract with IMC-Agrico that requires IMC-Agrico to purchase sulphur from the Company as long as IMC-Agrico's phosphate fertilizer operations require the use of sulphur, the loss of or a significant decline in its sales of sulphur to IMC-Agrico could have a material adverse effect on the Company's business and operating results.


EFFECT OF PRICES ON SULPHUR MINING OPERATIONS

    Although current sulphur prices allow the Company to generate positive cash flows from its mining operations, any significant decline in the market price of sulphur for a sustained period would require the Company to consider the suspension or curtailment of mining operations at either or both of its operating mines. In such event, it is likely that the Culberson mine would be closed first, because of the higher transportation costs associated with that site. Because of the costs associated with closing and re-opening mine sites, as well as the potential loss of mining or mineral development rights if mining operations were suspended, the Company could decide to operate its mines for some period even if they did not generate positive cash flow, and if operations were suspended, it could be difficult and expensive for the Company to subsequently re-open a mine.

SEASONALITY AND VOLATILITY OF SULPHUR MARKETS

    Because the principal use of sulphur is in the manufacture of phosphate fertilizers, the Company's ability to successfully market its sulphur is materially dependent on prevailing agricultural conditions and the worldwide demand for fertilizers. Although phosphate fertilizer sales are fairly constant month-to-month, seasonal increases occur in the domestic market prior to the fall and spring planting season. Generally, domestic phosphate fertilizer sales are at reduced levels after the spring planting season, although the decline in domestic sales generally coincides with the time when major commercial and governmental buyers in China, India and Pakistan purchase product for mid-year delivery. Sales are also influenced by current and projected grain inventories and prices, quantities of fertilizers imported to and exported from North America, domestic fertilizer consumption and the agricultural policies of certain foreign governments.

    Like other commodities, the market and prices for sulphur have been and may continue to be volatile. The Company's operating margins and cash flow are subject to substantial fluctuations in response to changes in supply and demand for sulphur, conditions in the domestic and foreign agriculture industry, market uncertainties and other factors beyond its control.

DEPLETION OF OIL AND GAS RESERVES

    Approximately 16.7% of the Company's 1996 revenues and 73.4% of its 1996 net income were generated from the sale of oil recovered from Main Pass. Oil revenues are expected to decline substantially in 1997 and subsequent years, and the Company currently estimates that proved oil reserves at the Main Pass site will be depleted by the year 2001. The Main Pass site is the Company's only oil and gas property, and the Company currently does not intend to pursue oil and gas exploration activities after the Main Pass reserves are depleted.

ABSENCE OF INDEPENDENT OPERATING HISTORY

    In recent years the Company's operations have been conducted by FRP, FTX and their predecessors as part of a diversified business that was partly integrated with FRP's other business activities and not as a stand-alone business. Following the Distributions, the Company will be an independent entity engaged, except for the production of oil and gas at the Main Pass operations, exclusively in the sulphur business, and neither FRP nor FTX will have any obligation to provide financial or operational support to the Company.

LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

    Because the Company has not been operated in recent years as an independent entity, the historical financial information included herein was derived from the audited financial statements of the FRP Transferred Businesses and is not necessarily indicative of the results of operations, financial position and cash flows that would have been achieved if the Company had been an independent entity during the periods presented or that will be achieved in the future. The Company's operations were an integral part of FRP's operations during the periods covered by the historical financial statements included herein, and certain historical financial data included herein has been extracted from FRP's books and records based on allocations between FRP's sulphur and oil operations and FRP's other businesses, and based on other assumptions necessary to reflect the Company's operations as if they had been operated as an independent enterprise. Additionally, the historical financial information included herein does not give effect to the contribution of the IGL Transferred Businesses, which is presented only on a pro forma basis. See "Pro Forma Financial Statements (Unaudited) of Freeport-McMoRan Sulphur Inc.," including the discussion of the assumptions reflected therein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABSENCE OF TRADING MARKET

    There is currently no trading market for the Company's Common Stock and there can be no assurance that any such market will be established or maintained. The Company has applied for listing of the Common Stock on the NYSE. Even if an active trading market develops for the Common Stock, there can be no assurance that its trading volume will be adequate to assure liquidity of a stockholder's investment.

TAXABLE RECEIPT OF FREEPORT SULPHUR COMMON STOCK


    An FTX stockholder will recognize gain, if any, but not loss, realized on the exchange of FTX Common Stock pursuant to the Merger to the extent of the value of the Common Stock and any cash received in lieu of a fractional share of Common Stock. While not free from doubt due to the absence of controlling precedent, the character of the gain recognized by an FTX stockholder who is not also an IGL stockholder arising from the receipt pursuant to the Merger of Common Stock and any cash in lieu of a fractional share of Common Stock should constitute capital gain, rather than dividend income, assuming that such stockholder holds the FTX Common Stock as a capital asset. FTX stockholders who are also stockholders of IGL should consult their tax advisors for special considerations that may apply in regard to the receipt of Common Stock or cash in lieu of a fractional share thereof.


DIVIDENDS

    The Company intends to retain earnings to meet its working capital needs and finance its continuing operations. Thus, the Company does not plan to pay cash dividends to its stockholders for the foreseeable future. See "Dividend Policy."

RESERVE ESTIMATES AND FUTURE NET CASH FLOWS

    The Company's reporting of proved sulphur and oil and gas reserves is based upon engineering estimates. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of sulphur, oil and natural gas that are not susceptible to exact measurement, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of economically recoverable sulphur and oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of governmental regulations and assumptions concerning future sulphur and oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may vary considerably from actual results. Because all reserve estimates are to some degree speculative, the quantities of sulphur and oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development and reclamation expenditures, and future sulphur and oil and natural gas sales prices may all vary materially from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based on the same data. All of the Company's sulphur reserves are considered proved because of extensive drilling and production experience; nevertheless, reserves are estimates and the amount of sulphur actually produced may vary from the estimates, and such variances could be material.

    The present values of estimated future net cash flows referred to in this Prospectus should not be construed as the current market value of the Company's estimated proved oil and gas reserves. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual net cash flows also will be affected by factors such as the amount and timing of production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations and taxation. The timing of future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of production and the incurrence of expenses in the development and production of oil and gas properties. In addition, the 10% discount factor required by the Commission to be used to calculate discounted future net cash flows for reporting purposes is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas reserves owned by the Company or the oil and gas industry in general.

ENVIRONMENTAL MATTERS

    The Company's operations include exploration, mining, development and production of natural resources, and the extraction, handling, production, storage, transportation and disposal of materials and waste products that may be toxic or hazardous. Consequently, the Company is subject to numerous environmental laws and regulations. The Company has incurred, and expects to continue to incur, significant capital expenditures and operating expenses based on these laws and regulations. Continued governmental and public emphasis on environmental issues may result in increased capital and operating costs in the future, although the impact of future laws and regulations or future changes to existing laws and regulations cannot be predicted or quantified.

    Federal legislation (sometimes referred to as "Superfund" legislation) imposes liability, without regard to fault, for clean-up of certain waste sites, even though waste management activities at the site may have been performed in compliance with regulations applicable at the time. Under the Superfund legislation, one responsible party may be required to bear more than its proportional share of clean-up costs if payments cannot be obtained from other responsible parties. In addition, federal and state regulatory programs and legislation mandate clean-up of certain wastes at operating sites. Governmental authorities have the power to enforce compliance with these regulations and permits, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Third parties also have the right to pursue legal actions to enforce compliance. Liability under these laws can be significant and unpredictable.

    The Company may receive in the future notices from governmental agencies that it is one of many potentially responsible parties at certain sites under relevant federal and state environmental laws. Some of these sites may involve significant clean-up costs. The ultimate settlement of liability for the clean-up of such sites usually occurs many years after the receipt of notices identifying potentially responsible parties because of the many complex, technical and financial issues associated with site clean-up. The Company cannot predict its potential liability for clean-up costs that it may incur in the future.

    The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes," which would make the wastes subject to significantly more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the Company's operating costs, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states and could have a similar impact. In addition to compliance costs, government entities and other third parties may assert substantial liabilities against owners and operators of oil and gas properties for oil spills, discharges of hazardous materials, remediation and clean-up costs and other environmental damages, including damages caused by previous property owners. The imposition of any such liabilities on the Company could have a material adverse effect on the Company's financial condition and results of operations.

    The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on the Company.

    In connection with the Contribution, the Company has assumed responsibility for potential liabilities, including environmental liabilities, associated with the prior conduct of the Transferred Businesses. Among these are potential liabilities arising from sulphur mines that were depleted and closed in the past in accordance with reclamation and environmental laws in effect at the time, particularly in coastal or marshland areas that have experienced subsidence or erosion. The Company believes that it is in compliance with existing laws regarding such closed operations, and has implemented controls in some areas that it believes exceed its legal responsibilities. Nevertheless, it is possible that new laws or actions by governmental agencies could result in significant unanticipated additional reclamation costs. For additional information regarding certain reclamation obligations, see "Business--Environmental Matters."

    The Company could also be subject to potential liability for personal injury or property damage relating to wellheads and other materials at closed mines in coastal areas that have become exposed through coastal erosion. Although the Company has insurance in place to protect it against certain of these liabilities, there can be no assurance that such insurance coverage would be sufficient. There can also be no assurance that the Company's current or future accruals for reclamation costs will be sufficient to fully cover such costs.

OPERATING HAZARDS

    The Company's offshore sulphur mining, oil production and marine transportation operations are subject to marine perils, including collisions, hurricanes and other adverse weather conditions. All of the Company's oil and sulphur production activities are subject to blowouts, cratering, fires and other risks, any of which could result in serious personal injury or death and substantial damage to property and the environment. The Company's operations may be subject to significant interruption, and the Company may be subject to significant liability, due to industrial accidents, severe weather or other natural disasters occurring at one or more of its mining operations.

    The Company has in place, through FM Services Company ("FMS"), a company that, prior to the Distributions was an affiliate of FTX and FRP and subsequent to the Distributions will be 25% owned by the Company, certain liability, property damage, business interruption and other insurance coverages in types and amounts that it considers reasonable and believes to be customary in the Company's business. This insurance provides protection against loss from some, but not all, potential liabilities incident to the ordinary conduct of the Company's business, including coverage for certain types of damages associated with environmental and other liabilities that arise from sudden, unexpected and unforeseen events, with such coverage limits, retentions, deductibles and other features as management deems appropriate. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE ON MANAGEMENT AND ADMINISTRATIVE SERVICES

    The Company depends on certain management and administrative services provided by FMS. Pursuant to a management services agreement (the "Services Agreement") between the Company and FMS, FMS manages and supports certain of the Company's operations. The Services Agreement does not assure the Company unlimited access to all of the executive officers listed under "Management," and there may be competition between the Company and its former affiliates for the time and effort of the employees of FMS who provide services to the Company. If the Company were deprived of adequate access to certain key members of its management team or other personnel, or lost access to such services altogether, the Company's results of operations could be materially and adversely affected. See "Certain Transactions."

ANTI-TAKEOVER MEASURES

    The Company's charter documents contain provisions that may have the effect of discouraging a proposal for a takeover of the Company in which the Company's stockholders could receive a substantial premium for some or all of their shares. These provisions, among other things, authorize the issuance of "blank check" preferred stock and divide the board of directors into three classes, serving three-year staggered terms. The Company also intends to enter into a Stockholder Protection Rights Agreement (the "Rights Agreement"), pursuant to which each share of Common Stock will have an associated preferred stock purchase right that, if triggered by the acquisition of 15% or more of the outstanding Common Stock, would have the effect of significantly increasing the cost to a potential acquiror of a takeover of the Company. In addition, the Company is subject to certain provisions of Delaware law that limit, in some cases, the ability of the Company to engage in certain business combinations with significant stockholders. Such provisions, either alone, or in combination with each other and the Rights Agreement, may give the Company's current directors and executive officers a substantial ability to influence the outcome of a proposed takeover. See "Description of Capital Stock--Certain Charter and By-law Provisions."

                        THE MERGER AND THE DISTRIBUTIONS


    THE FOLLOWING DESCRIPTIONS OF THE MERGER AGREEMENT AND THE DISTRIBUTION AGREEMENT DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH DOCUMENTS, COPIES OF WHICH ARE ATTACHED AS ANNEX I TO THE PROXY STATEMENT, AND AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART, RESPECTIVELY. ALL FTX STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT AND THE DISTRIBUTION AGREEMENT IN THEIR ENTIRETY.


THE MERGER

    The Common Stock being registered pursuant to the Registration Statement of which this Prospectus forms a part is being delivered to FTX stockholders in connection with the Merger. As more fully described in the Proxy Statement under the caption "The Merger," at the Effective Time, FTX will be merged with and into IGL with IGL as the surviving corporation, and each outstanding share of FTX Common Stock (other than shares owned directly or indirectly by IGL or FTX, which will be canceled, or shares owned by any stockholder of FTX who is entitled to and properly exercises appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive (i)
0.90 of a share of IGL Common Stock; (ii) one-third of a warrant to purchase a share of IGL Common Stock, with each whole warrant representing a right to purchase one share of IGL Common Stock for $44.50 per share and (iii) a proportionate number of shares of Common Stock that will be held by FTX immediately prior to the Effective Time. Under the terms of the Merger Agreement, the shares of Common Stock received by FTX in the FRP Distribution will be delivered to holders of FTX Common Stock as of the Effective Time. See "--The Distribution Agreement--The Distributions." FTX stockholders will receive cash in lieu of any fractional shares of Common Stock distributable in the FTX Stockholder Distribution.

BACKGROUND OF AND REASONS FOR THE DISTRIBUTIONS

    Prior to entering into the Merger Agreement, each of FTX and IGL possessed a significant indirect investment in IMC-Agrico, a phosphate fertilizer joint venture, and also possessed a significant interest in the Main Pass operations, which involve the mining and production of sulphur and the production of oil and natural gas from deposits at the Main Pass site. During the course of negotiating the Merger, it became apparent to FTX's management that IGL's principal interest in pursuing the proposed Merger was in consolidating its ownership and control of the IMC-Agrico operations, and that IGL was unlikely to assign a value to the sulphur segment of FTX and FRP's business that would be acceptable to FTX. As a result, FTX concluded that a better way of assuring that the FTX stockholders would receive adequate value for the sulphur segment was to spin off such assets to the owners of FRP including, ultimately, the stockholders of FTX as part of the Merger consideration. For a discussion of the background of and FTX's reasons for the Merger, see the Proxy Statement, to which this Prospectus is attached.

THE DISTRIBUTION AGREEMENT

    THE CONTRIBUTION

    The Distribution Agreement provides for the transfer to the Company of certain assets of IGL, FTX and FRP and the assumption by the Company of certain liabilities related to those assets. The assets to be received by the Company in the Contribution include substantially all of the assets used by FRP in the production, marketing and distribution of sulphur, including its interest in the Main Pass operations, as well as the oil and gas production operations at Main Pass. Pursuant to the Merger Agreement and under the terms of a separate contribution agreement, IGL's 25% interest in the Main Pass operations will also be transferred to FRP, which in turn will contribute that interest to the Company. The liabilities assumed by the Company are generally those liabilities associated with the ownership, acquisition, conduct or past operation of the assets received in the Contribution. See "Business."

    THE DISTRIBUTIONS

    The Distribution Agreement provides that the FRP Distribution will be effected through the distribution to each holder of record of units of partnership interests in FRP as of the close of business on the record date for the FRP Distribution of one share of the Company's Common Stock for every 10 units of partnership interest held. In the FTX Stockholder Distribution, the FTX stockholders of record as of the Effective Time of the Merger will receive their pro rata share of the Common Stock received by FTX in the FRP Distribution. The FRP Distribution will not be effected until approval of the Merger by the stockholders of FTX and IGL has been received and all other conditions to the Merger (other than the FRP Distribution) have been satisfied or waived, and the FTX Stockholder Distribution will not be effected until the FRP Distribution and the Merger have been consummated.

    FRP will distribute 10,346,578 shares of Common Stock in the FRP Distribution, of which 51.6% or 5,338,513 shares will be distributed to FTX and 48.4% or 5,008,065 shares will be distributed to the FRP public unitholders. All of the shares of Common Stock received by FTX will be delivered to the FTX stockholders in the FTX Stockholder Distribution. Based on the approximately
25.1 million shares of FTX Common Stock outstanding as of the date of this Prospectus, the FTX stockholders will receive approximately 0.2123 of a share of Common Stock for each share of FTX Common Stock held (or approximately 0.1980 of a share of Common Stock for each share of FTX Common Stock held if all outstanding options to purchase FTX Common Stock were exercised on or prior to the Effective Time.) If all outstanding options to acquire FTX Common Stock that are "in the money" as of the date of this Prospectus were exercised, there would be 25.9 million shares of FTX Common Stock outstanding and the exchange ratio would be 0.2064 of a share of Common Stock for each share of FTX Common Stock. As a result of the Distributions, the FRP public unitholders and the FTX stockholders will own all of the outstanding shares of Common Stock of the Company.

    Under the terms of the Distribution Agreement, the Distribution Agent for each of the FRP Distribution and the FTX Stockholder Distribution will aggregate any fractional shares of Common Stock otherwise distributable in connection with the FRP Distribution and the FTX Stockholder Distribution, respectively, sell them in the open market, and make a pro rata distribution of the proceeds of such sales to FRP public unitholders or FTX stockholders, as appropriate, who would otherwise have received a fractional share in the FRP Distribution or the FTX Stockholder Distribution.

    MUTUAL INDEMNITIES

    The Distribution Agreement provides that FTX and FRP on the one hand and the Company on the other will indemnify one another against certain losses, damages, claims and liabilities assumed or retained by the indemnifying party. Among other things, FTX and FRP are obligated to indemnify the Company for an indefinite period against losses related to (i) the failure by FRP or FTX to perform their respective obligations under the Distribution Agreement, (ii) liabilities associated with any FRP assets not transferred to, and liabilities not assumed by, the Company , (iii) taxes relating to the operation of the Transferred Businesses prior to the Contribution, and (iv) the breach of any representation or warranty by FRP or FTX contained in the Distribution Agreement. The Company is obligated to indemnify FRP and FTX for an indefinite period against (i) the failure by the Company to perform its obligations under the Distribution Agreement, (ii) liabilities associated with any FRP assets transferred to the Company pursuant to the Contribution, and liabilities associated with the operation of the Transferred Businesses prior to the Contribution, (iii) taxes relating to the operation of the Transferred Businesses after the Contribution and (iv) the breach of any representation or warranty of the Company contained in the Distribution Agreement.

THE SOLVENCY OPINION



    The Company and FTX have received the opinion of Valuation Research Corporation that the FRP Distribution does not violate certain provisions of Delaware limited partnership law regarding the making of distributions and, after giving effect to the Contribution and the Distributions, that the Company
(i) will be solvent after taking into account the liabilities and obligations undertaken in connection with and as a result of the Contribution, (ii) will be able to pay its debts and liabilities as they become due, and (iii) will not be left with insufficient capital with which to engage in its businesses. Receipt of this opinion is a condition precedent to the consummation of the Merger. A copy of the opinion has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The following discussion is the opinion of Miller & Chevalier, Chartered, tax counsel to FTX and addresses all material United States federal income tax consequences of the receipt by the FTX stockholders of the Company's Common Stock in the Merger. The opinion that will be rendered has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. An opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the treatment of certain matters discussed herein or, if it does, that it will not be successful. The discussion does not address any tax consequences of the receipt of Common Stock under applicable state, local or foreign tax laws. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final and proposed Treasury regulations, administrative positions of the IRS, and court decisions in effect on the date of this Prospectus. All of the foregoing are subject to change, possibly with retroactive effect.


    The summary is included for general information purposes only and does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of his or its personal tax circumstances or all of the tax consequences that may be relevant to certain types of stockholders subject to special treatment under the federal income tax laws (such as individual retirement accounts, insurance companies, and tax-exempt organizations). The summary also does not address the tax consequences to subsequent purchasers of the Common Stock and is limited to stockholders who will hold the Common Stock as capital assets within the meaning of section 1221 of the Code. FTX stockholders should consult their own tax advisors as to the specific tax consequences to them of the Merger and with respect to the effects of any state, local, or foreign tax laws to which they may be subject.

RECEIPT OF FREEPORT SULPHUR COMMON STOCK IN THE MERGER

    FTX stockholders will receive shares of Common Stock as part of the consideration in the Merger. Each stockholder will recognize gain, if any, but not loss, on the Merger to the extent of the fair market value of the shares of Common Stock (including the amount of cash received in lieu of a fractional share) received in the Merger. IGL will determine the fair market value of the Common Stock based on the average trading prices of such stock during a representative period on or following the Effective Time. IGL's determination of the fair market value of the Common Stock is not binding on the IRS.

    Capital gains realized by individuals (but not corporations) are taxed at preferential rates, while corporate (but not individual) stockholders may be eligible for tax relief in the form of a dividends received deduction with respect to dividends received from another corporation. While not free from doubt due to the absence of controlling precedent, the gain recognized by an FTX stockholder who is not also an IGL stockholder arising from the receipt of Common Stock (and cash in lieu of a fractional share) pursuant to the Merger should constitute capital gain, rather than dividend income, assuming that the stockholder held the FTX Common Stock with respect to which the Common Stock is received as a capital asset. FTX stockholders who also own IGL Common Stock should consult their own tax advisors for special considerations that may apply in regard to the receipt of Common Stock or cash in lieu of a fractional share thereof. An individual stockholder's capital gain will be taxable at a maximum federal income tax rate of 20% or 28%, if the FTX stockholder has held the surrendered shares of FTX Common Stock for more than 18 months or 12 months, respectively, as of the Effective Time.

    The basis for the Common Stock received by an FTX stockholder will be equal to its fair market value as of the Effective Time (determined as provided above). The stockholders' holding periods for the Common Stock will begin on the day after the Effective Time.

SALE OR EXCHANGE OF COMMON STOCK

    In general, any gain or loss from the sale or exchange of the Common Stock will be characterized as capital gain or loss. The gain or loss will be measured by the difference between the amount realized on the sale and the stockholder's adjusted tax basis in the Common Stock. An individual stockholder's capital gain generally will be taxed at a maximum rate of 20% if the stockholder has owned the Common Stock for more than 18 months at the time of the sale, or a maximum rate of 28% if the stockholder has owned the Common Stock for more than 12 months but not more than 18 months at the time of the sale.

TAX TREATMENT OF INCOME OR LOSS OF FREEPORT SULPHUR

    The Company will be treated as a corporation for federal income tax purposes and its income will be subject to the federal corporate income tax.

DISTRIBUTIONS FROM FREEPORT SULPHUR

    Distributions of cash or other property by the Company with respect to the Common Stock will be dividends to the extent they represent current or accumulated earnings and profits as determined for federal income tax purposes. To the extent that a distribution exceeds the Company's earnings and profits, it will be treated first as a nontaxable return of capital to a stockholder and then as capital gain if the amount exceeds the stockholder's basis in the Common Stock. Dividends received by corporate holders may be eligible for the corporate dividends received deduction, subject to the conditions and limitations applicable to the deduction, and in certain circumstances may be extraordinary dividends within the meaning of Code section 1059. Corporate stockholders should consult their own tax advisors regarding the dividends received deduction and extraordinary dividend rules. It should be noted, however, that the Company intends to retain earnings to meet its working capital needs and finance its continuing operations, and does not expect to pay dividends on its Common Stock for the foreseeable future. See "Dividend Policy."

NON-U.S. HOLDERS

    The following summary addresses certain United States federal income and estate tax consequences of the receipt, ownership and disposition of Common Stock by a Non-U.S. Holder. Generally, for purposes of this discussion, a "Non-U.S. Holder" is a beneficial owner of Common Stock who or which is, for United States federal income tax purposes, a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust. Different rules apply for United States federal estate tax purposes. See "--Federal Estate Taxes," below.


    RECEIPT OF COMPANY COMMON STOCK IN THE MERGER AND SALE OR EXCHANGE OF COMMON
     STOCK


    A Non-U.S. Holder will not be subject to United States federal income tax on any gain realized on the receipt of Common Stock (or cash in lieu of a fractional share thereof) pursuant to the Merger or on the subsequent sale or exchange of Common Stock unless (a) the gain is derived from sources within the United States and the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year in which the gain is realized; (b) the Non-U.S. Holder is subject to tax pursuant to the provisions of the United States federal tax law applicable to certain United States expatriates; (c) the gain is effectively connected with the conduct of a trade or business within the United States; or (d) the FTX Common Stock or the Common Stock is a "United States Real Property Interest" as defined in section 897(c)(1) of the Code and at any time during the five years prior to the Merger or sale, the Non-U.S. Holder held, directly or constructively more than 5 percent of the FTX Common Stock or the Common Stock, as the case may be. The 183-day rule referred to above only applies in limited circumstances because generally an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition will be treated as a resident for United States federal income tax purposes and therefore will be subject to United States federal income tax at graduated rates applicable to individuals who are United States persons for such purposes.

    Non-U.S. Holders should consult applicable tax treaties, which may result in United States federal income tax treatment on the sale, exchange or other disposition of stock different than as described above.


    DIVIDENDS ON COMMON STOCK


    Subject to the discussion below, dividends paid to a Non-U.S. Holder will be subject to withholding of United States federal income tax at a rate of 30% of the gross amount of such dividends or at such lower rate as may be specified by an applicable tax treaty. Proposed United States Treasury Regulations were issued on April 15, 1996 (the "Proposed Regulations"), which, if adopted, could affect the United States taxation of dividends on Common Stock paid to a Non-U.S. Holder by changing certain presumptions under current law and regulations upon which the Company may generally rely in determining whether, in the absence of documentation, a Non-U.S. Holder should be treated as qualified for the benefits of an applicable tax treaty. Dividends received by a Non-U.S. Holder that are effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder will be exempt from the 30% withholding tax, but will be subject to United States federal income tax at graduated rates as if the Non-U.S. Holder were a United States person for federal income tax purposes. Non-U.S. Holders should consult their own tax advisors regarding the United States federal income taxation of any dividends, including the application of any treaties to such dividends. It should be noted, however, that the Company intends to retain earnings to meet its working capital needs and finance its continuing operations, and does not expect to pay dividends on its Common Stock for the foreseeable future. See "Dividend Policy."


    BACKUP WITHHOLDING TAX AND INFORMATION REPORTING


    Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of United States federal income tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

    Unless the Company has actual knowledge that a holder is a Non-U.S. Holder, dividends paid to a holder of Common Stock at an address within the United States may be subject to backup withholding at a rate of 31% if the holder is not an "exempt recipient" as defined in existing Treasury Regulations (which includes corporations) and fails to provide a correct taxpayer identification number and other information to the Company. Backup withholding will generally not apply to dividends paid to holders at an address outside the United States (unless the Company has knowledge that the holder is a United States person for United States federal income tax purposes).

    Proceeds from a disposition of Common Stock by a Non-U.S. Holder effected by or through a United States office of a broker will be subject to information reporting and to backup withholding at a rate of 31% of the gross proceeds, unless such Non-U.S. Holder certifies under penalties of perjury as to, among other things, his or its name, address and status as a Non-U.S. Holder or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the transaction is effected outside the United States by or through a non-United States office of a broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States if (a) the disposition is made by or through an office outside the United States of a broker that is either (i) a United States person for United States federal income tax purposes, (ii) a "controlled foreign corporation" for United States federal income tax purposes, or (iii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business and (b) the broker fails to maintain documentary evidence in its files that the holder is a Non-U.S. Holder and that certain other conditions are met or that the holder otherwise is entitled to an exemption.

    The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions and other rules under which Non-U.S. Holders may be subject to backup withholding in the absence of required certifications and would revise the definition of an "exempt recipient" in the case of a corporation.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of United States federal income taxes, a refund may be obtained, provided that the required information is furnished to the IRS.


    FEDERAL ESTATE TAXES


    An individual Non-U.S. Holder who is treated as the owner of Common Stock at the time of his death, or has made certain lifetime transfers of an interest in Common Stock, will be required to include the value of such Common Stock in his gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable treaty provides otherwise. For United States federal estate tax purposes, a "Non-U.S. Holder" is an individual who is neither a citizen nor a domiciliary of the United States. Whether an individual is considered a "domiciliary" of the United States for federal estate tax purposes is generally determined on the basis of all of the facts and circumstances.

                                DIVIDEND POLICY

    The Company currently intends to retain its earnings to meet its working capital requirements and finance its business operations and does not plan to pay cash dividends to its stockholders for the foreseeable future. Any future determination to pay cash dividends will be made by the Board of Directors in light of Company's earnings, cash flow, financial position, capital requirements, credit agreements and such other factors as the Board of Directors deems relevant at that time.

                          DISTRIBUTING SECURITY HOLDER

    All of the shares of Common Stock being delivered hereby have been received by FTX in the FRP Distribution and are being distributed to FTX stockholders in the FTX Stockholder Distribution in accordance with the terms of the Merger Agreement. No cash consideration is being paid by FTX stockholders in connection with the FTX Stockholder Distribution and neither the Company nor FTX will receive any proceeds from the FTX Stockholder Distribution.

                                 CAPITALIZATION


    The following table sets forth the unaudited pro forma capitalization of the Company as of September 30, 1997, after giving effect to the transactions described in the "Pro Forma Financial Statements (Unaudited) of Freeport-McMoRan Sulphur Inc." included elsewhere herein. The table set forth below should be read in conjunction with the Financial Statements of the FRP Transferred Businesses and the notes thereto, the "Pro Forma Financial Statements (Unaudited) of Freeport-McMoRan Sulphur Inc.," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.



                                                                                                SEPTEMBER 30, 1997
                                                                                                    PRO FORMA
                                                                                                ------------------
                                                                                                  (IN THOUSANDS)
Long-term debt, less current maturities.......................................................     $          0
                                                                                                       --------
Stockholders' equity:

    Preferred Stock, no par value per share, 50,000,000 shares authorized; none issued or
      outstanding.............................................................................          --

    Common Stock, $0.01 par value per share, 100,000,000 shares authorized; 10,346,578 million
      shares issued and outstanding...........................................................              103

    Additional paid-in capital................................................................          107,574
        Total stockholders' equity............................................................          107,677
                                                                                                       --------
Total capitalization..........................................................................     $    107,677
                                                                                                       --------
                                                                                                       --------

                     SELECTED FINANCIAL AND OPERATING DATA

    The selected financial data provided below reflect the historical results of operations and financial position of the FRP Transferred Businesses only and do not include the IGL Transferred Businesses. The historical financial information is not necessarily indicative of the financial position and results of operations that would have been achieved had the Company been operated as an independent entity during the periods covered or the results that may be achieved in the future. Historical net income and dividend per share amounts are not presented because the FRP Transferred Businesses were operated through divisions of FRP for the periods presented. See "Risk Factors--Limited Relevance of Historical Financial Information."


    The following selected financial data as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 has been derived from the audited financial statements of the FRP Transferred Businesses and does not include the IGL Transferred Businesses. The selected financial data as of December 31, 1994, 1993 and 1992 and for each of the years in the two-year period ended December 31, 1993 are unaudited and were derived from the accounting records of FRP. The selected financial data as of and for each of the nine-month periods ended September 30, 1997 and 1996, have been derived from the unaudited financial statements of the FRP Transferred Businesses, and in the opinion of management includes all adjusting entries (consisting only of normal recurring adjustments), necessary for a fair presentation of the results of the periods presented.


    The selected financial information of the FRP Transferred Businesses set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical audited financial statements of the FRP Transferred Businesses and notes thereto included elsewhere herein.


                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                              YEARS ENDED DECEMBER 31,
                                --------------------------  ------------------------------------------------------------------
                                    1997           1996        1996         1995           1994         1993           1992
                                -------------   ----------  ----------  -------------   ----------  -------------   ----------
                                                          (IN THOUSANDS, EXCEPT REALIZED PRICE DATA)
INCOME STATEMENT DATA:
  Revenues....................  $ 158,304       $  167,379  $  221,426  $ 255,949       $  151,795  $ 131,732       $  163,852
  Loss on valuation and sale
    of assets.................     --               --          --         --               --        (86,631)          --
  Net income (loss) before
    income taxes(1)...........   (425,171)(2)       11,620      12,392     25,020(3)         7,353   (122,253)(4)      (11,641)
  Pro forma net income (loss)
    (unaudited)(1)............   (269,558)           7,251       7,733     18,175            4,662    (77,508)          (7,380)
OPERATING DATA:
  Sulphur sales (long tons)...      2,167            2,142       2,900      3,050            2,088      1,403            1,038
  Sulphur average realized
    price.....................  $   60.75       $    63.01  $    61.78  $   70.44       $    53.07  $   57.28       $    82.69
  Oil sales (barrels).........      1,248            1,508       1,896      2,218            2,534      3,443            4,884
  Oil average realized
    price.....................  $   18.37       $    18.82  $    19.49  $   15.82       $    13.74  $   14.43       $    15.91



                                 AS OF SEPTEMBER
                                       30,                         AS OF DECEMBER 31,
                                ------------------  -------------------------------------------------
                                  1997      1996      1996      1995      1994      1993       1992
                                --------  --------  --------  --------  --------  ---------  --------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.............  $ 27,205  $ 38,271  $ 25,794  $ 42,059  $ 41,590  $  25,105  $ 18,668
  Property, plant and
    equipment, net............    92,562(2)  542,454  535,653  575,029   551,916    577,491   662,878
  Total assets................   178,581   633,668   633,620   680,467   637,902    668,274   723,576
  Net assets to be
    transferred...............    39,910   494,842   484,360   521,782   556,060    573,303   663,238


------------------------------

(1) As a partnership, FRP pays no federal or state income taxes and historically has not provided for income taxes for the FRP Transferred Businesses. Pro forma net income includes an estimated tax provision for the applicable periods as if the FRP Transferred Businesses operated as a stand-alone taxpaying entity.


(2) In 1995, the Financial Accounting Standards Board adopted SFAS No. 121, which requires an assessment of the carrying value of long-lived assets and a reduction of such carrying value to fair value when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In the third quarter of 1997, FRP and FTX determined that the sulphur assets were impaired within the meaning of SFAS No. 121 because their book value exceeded the estimated undiscounted net cash flow recoverable with respect thereto. Accordingly, in the third quarter of 1997, FRP and FTX recorded an impairment writedown totaling $425.4 million to reduce these properties to their fair value (measured by the difference between the carrying value of such assets and the current discounted value of future net cash flows).



(3) Includes charges totaling $7.0 million allocated to the FRP Transferred Businesses to reflect a compensation charge related to FTX stock appreciation rights, which was attributable to the significant rise in the price of FTX Common Stock during such period. Pursuant to a management services agreement with FTX, these costs were allocated to FRP, and thus to the FRP Transferred Businesses, based on payroll costs.



(4) Includes charges totaling $11.6 million for restructuring and other related charges.

                SELECTED PRO FORMA FINANCIAL AND OPERATING DATA


    The unaudited pro forma balance sheet data as of September 30, 1997 provided below gives effect to the transfer of the Transferred Businesses, as if such transfer had occurred on September 30, 1997, and the unaudited pro forma income statement data for the nine-month period ended September 30, 1997 and the year ended December 31, 1996 gives effect to the transfer of the Transferred Businesses as if such transfer had occurred on January 1, 1996. The unaudited pro forma financial data does not purport to represent what the Company's financial position or results of operations would have been had such transfer occurred on the dates indicated or the results that may be achieved in the future.



                                                                                    NINE MONTHS         YEAR
                                                                                       ENDED           ENDED
                                                                                   SEPTEMBER 30,    DECEMBER 31,
                                                                                        1997            1996
                                                                                   --------------  --------------
                                                                                     (IN THOUSANDS, EXCEPT PER
                                                                                               SHARE
                                                                                      AND REALIZED PRICE DATA)
INCOME STATEMENT DATA:
  Revenues.......................................................................    $  190,510      $  268,919
  Net income (loss) before income taxes(1)(2)....................................      (422,183)         25,326
  Net income (loss)(1)...........................................................      (267,664)         15,803
  Net income (loss) per share....................................................        (25.76)           1.52
  Weighted average common shares.................................................        10,390          10,409
OPERATING DATA:
  Sulphur sales (long tons)......................................................         2,521           3,385
  Sulphur average realized price.................................................    $    61.87      $    63.10
  Oil sales (barrels)............................................................         1,782           2,708
  Oil average realized price.....................................................    $    18.37      $    19.49
OTHER DATA:
  EBITDA(3)......................................................................    $   31,924      $   66,326
  Capital expenditures...........................................................         4,203           5,346



                                                                                                        AS OF
                                                                                                    SEPTEMBER 30,
                                                                                                         1997
                                                                                                    --------------
                                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.................................................................................   $     43,377
  Property, plant and equipment, net(2)(4)........................................................        114,462
  Total assets(2).................................................................................        278,144
  Stockholder's equity(2).........................................................................        107,677


------------------------

(1) As a partnership, FRP pays no federal or state income taxes and historically has not provided for income taxes for the Transferred Businesses. Pro forma net income includes an estimated tax provision for the applicable periods as if the Transferred Businesses operated as a stand-alone taxpaying entity.


(2) In 1995, the Financial Accounting Standards Board adopted SFAS No. 121, which requires an assessment of the carrying value of long-lived assets and a reduction of such carrying value to fair value when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In the third quarter of 1997, FRP and FTX determined that the sulphur assets were impaired within the meaning of SFAS No. 121 because their book value exceeded the estimated undiscounted net cash flow recoverable with respect thereto. Accordingly, in the third quarter of 1997, FRP and FTX recorded an impairment writedown totaling $425.4 million to reduce these properties to their fair value (measured by the difference between the carrying value of such assets and the current discounted value of future net cash flows).

(3) EBITDA represents net income before income taxes plus depreciation and amortization expense. EBITDA is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles. The Company has supplementally disclosed information concerning EBITDA because management believes that EBITDA is commonly accepted as providing useful information regarding a company's historical ability to incur and service debt. Management of the Company believes that factors that should be considered by investors in evaluating EBITDA include but are not limited to, trends in EBITDA as compared to cash flow from operations, debt service requirements and capital expenditures. EBITDA as defined and measured by the Company may not be comparable to similarly titled measures of other companies. Further, EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flow provided by operations as determined in accordance with generally accepted accounting principles as an indicator of the Company's profitability or liquidity.



(4) The property, plant and equipment to be contributed by IGL were estimated to have a fair value of approximately $21.9 million using the same assumptions applied in the impairment assessment of FRP's sulphur assets discussed in
    (2) above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The following Management's Discussion and Analysis of Financial Condition and Results of Operations relates to the historical results of operations and financial condition of the FRP Transferred Businesses only and does not include the IGL Transferred Businesses. Such information should be read in conjunction with the audited financial statements of the FRP Transferred Businesses and the Pro Forma Financial Statements of Freeport-McMoRan Sulphur Inc. included elsewhere herein. Prior to the Contribution, the Company's operations were conducted as an integral part of FRP's operations, and certain historical financial data has been extracted from FRP's books and records based on allocations between the FRP Transferred Businesses and FRP's other businesses, and based on other assumptions necessary to reflect the Company's operations as if they had been conducted as an independent enterprise. The results of operations described below are not necessarily indicative of the operating results that the Company would have achieved on an independent basis or of future operating results.

    The Company's business consists of the sale of sulphur, the marketing of logistics services, the operation of two sulphur mines and a logistics system consisting of sulphur transportation and terminaling assets. The Company's operations include the Main Pass mine located offshore Louisiana in the Gulf of Mexico, the Culberson mine located in west Texas, five sulphur terminals located across the Gulf Coast, and marine and rail transportation assets. The oil operations consist of FRP's interest in the Main Pass operations.


IMPAIRMENT ASSESSMENT OF SULPHUR ASSETS



    In 1995, the Financial Accounting Standards Board ("FASB") issued SFAS 121 which requires an assessment of the carrying value of long-lived assets and a reduction of such carrying value to fair value when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. As a result of its most recent review of its sulphur assets, FRP and FTX concluded that the carrying value of the Main Pass sulphur assets exceeded the undiscounted estimated future net cash flows, such that an impairment writedown of $416.4 million (based on September 30, 1997 book values) was required. A similar analysis of the Culberson mine sulphur assets, based on a reassessment of recoverable reserves utilizing recent production history, also indicated that a writedown of $9.0 million (based on September 30, 1997 book values) was required. Fair values were estimated using discounted estimated future net cash flows related to these assets. The writedowns to fair value were recorded by FRP and FTX in the third quarter of 1997 and are reflected in the unaudited September 30, 1997 financial statements as additional depreciation and amortization charges. Future operating results of the Company will reflect lower depreciation and amortization expense as a result of these writedowns.

RESULTS OF OPERATIONS


                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,                   YEARS ENDED DECEMBER 31,
                                      -----------------------------  -------------------------------------------
                                           1997            1996          1996           1995            1994
                                      ---------------  ------------  ------------  ---------------  ------------
                                                    (DOLLARS IN MILLIONS, EXCEPT REALIZED PRICES)
Revenues............................  $      158.3     $      167.4  $      221.4  $      255.9     $      151.8
Net income (loss)...................        (425.2)(1)         11.6          12.4          25.0(2)           7.4
Sulphur sales (long tons)...........     2,167,000        2,141,800     2,900,000     3,049,700        2,087,800
Sulphur average realized price per
 ton................................  $      60.75     $      63.01  $      61.78  $      70.44     $      53.07
Oil sales (barrels).................     1,247,600        1,507,500     1,895,500     2,217,600        2,533,700
Oil average realized price per
 barrel.............................  $      18.37     $      18.82  $      19.49  $      15.82     $      13.74


------------------------


(1) Includes charges totaling $425.4 million for asset impairments.



(2) Includes charges totaling $7.0 million allocated to the FRP Transferred Businesses to reflect a compensation charge related to FTX stock appreciation rights, which was attributable to the significant rise in the price of FTX Common Stock during such period. Pursuant to a management services agreement with FTX, these costs were allocated to FRP, and thus to the FRP Transferred Businesses, based on payroll costs.


                            ------------------------


    NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED WITH NINE MONTHS ENDED
     SEPTEMBER 30, 1996



    Sulphur operations reported a net loss of $429.2 million in the nine-month 1997 period compared with net income of $4.7 million for the 1996 period, primarily because of the asset impairment charges and lower sulphur prices. Sulphur realized prices for the 1997 period were 4% lower than the 1996 period. Sulphur sales volumes for 1997 rose slightly from the 1996 period, primarily due to increased sales to IMC-Agrico. Production levels at the Main Pass and Culberson sulphur mines were reduced in early 1996 in response to lower domestic demand for sulphur, and these mines continue to operate at curtailed levels. Higher sales volumes in 1997 were met through inventory reductions and recovered sulphur purchases. Combined production from the two mines averaged 7,600 tons per day for the nine-month 1997 period compared with 8,000 tons per day for the 1996 period.



    Main Pass net income from oil and gas operations totaled $4.0 million in 1997 and $8.2 million in 1996 reflecting slightly lower average realizations and reduced production levels. Current estimates are that the proved oil reserves at the Main Pass site will be depleted by the year 2001.



    Production and delivery costs were higher in the 1997 period because of higher sulphur sales volumes, energy costs and drilling costs. Depreciation and amortization in the nine-month 1997 period includes the asset impairment charges, but without the charges was lower compared with the 1996 period because of the lower production rates. General and administrative expenses were lower in the 1997 period compared with the 1996 period.


    1996 COMPARED WITH 1995

    Sulphur net income totaled $3.3 million for 1996 compared with $23.0 million for 1995 primarily because of lower prices and volumes and slightly higher unit costs. Sulphur sales volumes for 1996 were 5% lower than the 1995 level. Production levels at the Main Pass and Culberson mines were reduced in early 1996 in response to lower domestic sulphur sales to U.S. phosphate fertilizer producers. Production averaged 7,800 tons per day for 1996 compared with 8,500 tons per day in 1995. Sulphur market prices were 12% lower than the 1995 period, reflecting lower demand from the phosphate fertilizer industry and higher recovered sulphur supplies. Unit production costs for 1996 rose slightly from 1995 levels because of the reduced production levels and increased energy costs.

    Main Pass oil net income for 1996 totaled $9.1 million compared with $2.0 million for 1995. Despite lower sales volumes, net income benefited in 1996 from a significant increase in average realizations caused by the overall rise in world oil prices which occurred in mid-1996 and again in late 1996. Lower production for 1996 reflected declining reservoir production levels.

    Production and delivery and depreciation and amortization costs were lower in 1996 because of the reduced production levels. General and administrative expenses were lower in 1996 primarily because of a $7.0 million charge ($5.2 million to sulphur operations and $1.8 million to oil operations) that was allocated to the FRP Transferred Businesses to reflect a compensation charge related to FTX stock appreciation rights, which was attributable to the significant rise in the price of FTX Common Stock during such period. Pursuant to a management services agreement with FTX, these costs were allocated to FRP, and thus to the FRP Transferred Businesses, based on payroll costs.

    1995 COMPARED WITH 1994

    Sulphur net income totaled $23.0 million for 1995 compared with $4.3 million for 1994. Sales increased by 46% due to the Company's acquisition in January 1995 of substantially all of Pennzoil's sulphur assets, including sales contracts for approximately 900,000 long tons per year, and to the strengthening in sulphur prices during 1995. Main Pass unit production costs for 1995 were virtually unchanged from 1994.

    Main Pass oil net income was $2.0 million in 1995 compared with $3.1 million in 1994. Lower production in 1995 was offset by higher average realized prices.

    Production and delivery and depreciation and amortization costs were higher in 1995 primarily because of the Company's acquisition of Pennzoil's sulphur assets in January 1995. General and administrative expenses were higher in 1995 primarily because of the FTX stock appreciation rights charges discussed above and the Pennzoil acquisition.

CAPITAL RESOURCES AND LIQUIDITY


    Net cash provided by operating activities totaled $20.8 million for the nine-month 1997 period, $41.5 million for the nine-month 1996 period, $51.8 million for 1996, $65.4 million for 1995 and $34.2 million for 1994. Lower net income and increased working capital requirements resulted in lower net cash provided by operating activities in the nine-month 1997 period compared with the nine-month 1996 period. Net cash provided by operating activities in 1996 was lower than in 1995 primarily because of lower net income. Net cash provided by operating activities in 1995 was $31.2 million higher than in 1994 primarily because of higher net income and lower reclamation and shutdown expenditures.



    Capital expenditures primarily relate to maintaining current levels of production. Capital expenditures totaled $3.0 million for the nine-month 1997 period, $4.9 million for the nine-month 1996 period, $3.8 million for 1996, $3.7 million for 1995 and $11.2 million for 1994. Higher capital expenditures in 1994 related to drilling additional development wells at the Main Pass oil operations. Proceeds from asset sales included certain warehousing and supply assets of $0.9 million in the nine-month 1997 period, $1.2 million in the nine-month 1996 period and $2.1 million in 1996 mostly from the sale of certain marine assets, and $1.2 million from the sale of an airplane and certain marine assets in 1994. Capital expenditures for 1997 are expected to be slightly higher compared with 1996 and 1995 because of additional drilling activities scheduled in 1997 to maintain required levels of water treatment capacity for the sulphur operations. Funding for capital expenditures is provided by operating cash flows.


    Based on current projections, management believes that the Company will generate sufficient cash flow from operations to fund its ongoing working capital requirements, reclamation costs and projected capital expenditures for the foreseeable future. Additionally, the Company is in discussions with various banks and expects to establish a revolving credit facility to further enhance its liquidity and financial flexibility.

ENVIRONMENTAL

    The Company, through its predecessors, has a history of commitment to environmental responsibility. Since the 1940s, long before public attention focused on the importance of maintaining environmental quality, the Company has conducted pre-operational, bioassay, marine ecological and other environmental surveys to ensure the environmental compatibility of its operations. The Company's environmental policy commits its operations to compliance with local, state and federal laws and regulations, and prescribes the use of periodic environmental audits of all facilities to evaluate compliance status and communicate that information to management. The Company has access to environmental specialists who have developed and implemented corporate-wide environmental programs. The Company continues to study methods to reduce discharges and emissions.

    Federal legislation (sometimes referred to as "Superfund" legislation) requires payments for cleanup of certain waste sites, even though waste management activities were performed in compliance with regulations applicable at the time. Under the Superfund legislation, one party may, under certain circumstances, be required to bear more than its proportional share of cleanup costs at a site where it has responsibility pursuant to the legislation, if payments cannot be obtained from other responsible parties. Other legislation mandates cleanup of certain wastes at operating sites. States also have regulatory programs that can mandate waste cleanup. Liability under these laws involves inherent uncertainties.


    Estimated future expenditures to restore properties and related facilities to a condition that complies with environmental and other regulations are accrued over the life of the properties. The future expenditures are estimated based on current costs, laws and regulations. As of September 30, 1997, the Company had accrued $45.6 million ($17.0 million of which will be reimbursed by third parties) for abandonment and restoration of its non-operating sulphur assets and $8.1 million for the dismantling of the Main Pass oil operations. Current liabilities include $11.5 million at September 30, 1997 for reclamation and mine shutdown, $2.5 million of which will be reimbursed by third parties. The Company's share of abandonment and restoration costs for its two operating sulphur mines is estimated to total approximately $50 million, $18.8 million of which had been accrued at September 30, 1997, with essentially all such costs expected to be incurred after mine closure. These estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation.


    The Company has made, and will continue to make, expenditures at its operations for protection of the environment. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to current operations may require substantial capital expenditures and may affect its operations in other ways that cannot now be accurately predicted.

    The Company maintains insurance coverage in amounts deemed prudent for certain types of damages associated with environmental liabilities that arise from sudden, unexpected and unforeseen events.

CAUTIONARY STATEMENT

    This Prospectus contains forward-looking statements regarding the Company's business strategy, reserve expectations, demand for sulphur, competition, the availability of financing, the ability to satisfy future cash obligations, and environmental costs. Important factors that might cause future results to differ from these projections include the reliance on IGL and FRP as continuing customers, the seasonality and volatility of sulphur markets, competition, and environmental issues as described in more detail under "Risk Factors."

                                    BUSINESS

GENERAL

    Freeport Sulphur is a Delaware corporation formed in August 1997 to succeed to the sulphur and certain oil and gas operations of FRP. Management believes that Freeport Sulphur is the world's largest producer of mined, or "Frasch," sulphur and the largest supplier of elemental sulphur in the United States. Pursuant to the Distribution Agreement, FRP will contribute to Freeport Sulphur all of its sulphur operations, and certain of its oil and gas operations, including FRP's 58.3% interest in the Main Pass operations and its sulphur mine in Culberson County, Texas. In addition, in connection with the Merger, IGL will transfer to FRP, which in turn will contribute to Freeport Sulphur, IGL's 25% interest in the Main Pass operations, with the result that the Company will have an 83.3% interest in the Main Pass operations, and Homestake will continue to own the remaining 16.7% interest. The Company also will continue to serve as the operator of the Main Pass operations. The Company's sulphur operations include the mining, purchase, transportation, terminaling and marketing of sulphur. Its oil and gas operations consist of the production and sale of oil and gas from its Main Pass facilities.

    Sulphur, both in its elemental form and in the form of sulphuric acid, is essential to agriculture and industry. Sulphur is a base element primarily used in the production of sulphuric acid, which is used in the manufacture of phosphate fertilizers and other agricultural chemicals, and has numerous industrial applications, including ore and metal leaching, petroleum and mineral refining, and chemical manufacturing. While sulphur is essential in almost every segment of the economy, it is generally used as a processing agent and is seldom apparent in the final product.

    Freeport Sulphur is the successor to a line of business that has been conducted by FRP and its predecessors since 1912, making it the longest continuously operating sulphur company in the United States. Since its founding, the Company has introduced numerous innovations in the production and transportation of sulphur, including the development of a mine in marsh terrain near the mouth of the Mississippi River, the use of directional drilling (a critical technique for exploiting offshore sulphur deposits), and the development of technology for transporting molten sulphur, which has earned the acceptance of U.S. sulphur consumers as an environmentally and economically superior method. Freeport Sulphur was the first, and remains the only, company to superheat seawater for sulphur mining, and in 1960 constructed the first offshore sulphur mine, followed by a second offshore mine constructed in 1968, and a third offshore mine with the construction of the Main Pass mine in 1992. Freeport Sulphur remains the only company to successfully operate offshore sulphur mines. Over its history, the Company has mined more than 160,000,000 long tons of sulphur, and in 1988 discovered the largest sulphur deposit in North America at Main Pass in the Gulf of Mexico. Through its 1995 acquisition of substantially all of the sulphur assets of Pennzoil, Freeport Sulphur became the world's largest producer of mined sulphur and a leading supplier of sulphur to the United States market, and positioned itself as having the industry's largest molten sulphur handling system.

    The Main Pass sulphur deposit is the largest known sulphur reserve in North America. The Company's Main Pass offshore mining complex is the largest structure of its type in the Gulf of Mexico and one of the largest in the world, and was designed to produce an average of 5,500 long tons per day over its life. The Company began operating the Culberson mine in January 1995 following its acquisition of substantially all of Pennzoil's domestic sulphur assets. As of December 31, 1996, the Main Pass and Culberson mines were estimated to contain proved sulphur reserves totaling 53.1 million long tons net to the Company (or
69.7 million long tons net to the Company on a pro forma basis after the contribution of the IGL Transferred Businesses). In addition to the Culberson mine, the Company also acquired from Pennzoil sulphur terminals and handling facilities in Galveston, Texas and Tampa, Florida, land and marine transportation equipment, and sales and other related commercial contracts and obligations.

    The Company's principal business is the sale of sulphur and the marketing of its terminaling and transportation assets for use by recovered sulphur producers and industrial consumers of sulphur. The phosphate fertilizer industry generally accounts for approximately 90% of the Company's sulphur sales. The Company's 1996 sulphur sales were approximately 2.9 million long tons, representing 25% of domestic consumption (or 3.4 million long tons, representing 30% of domestic consumption, on a pro forma basis after the contribution of the IGL Transferred Businesses). Sales to IMC-Agrico, a manufacturer of phosphate fertilizers and the largest purchaser of elemental sulphur in the world, represented approximately 65% of the Company's sulphur sales (or 71% on a pro forma basis after the contribution of the IGL Transferred Businesses). Pursuant to a Sulphur Supply Agreement, the Company has agreed to supply and IMC-Agrico has agreed to purchase approximately 75% of IMC-Agrico's annual sulphur consumption for as long as IMC-Agrico has an operational need for sulphur. The price per ton for all sulphur delivered under the agreement is based upon the weighted average market price for sulphur delivered by other sources to IMC-Agrico's New Wales production plant in central Florida, except that the Company is entitled to a premium with respect to approximately 40% of the sulphur that it delivers under the agreement. IMC-Agrico also pays a portion of the freight costs associated with the delivery of sulphur under the agreement. Management believes that the terms of the Sulphur Supply Agreement are no less favorable to the Company than those that could have been negotiated with an unaffiliated party.


    The Company operates the largest molten sulphur handling system in North America and has the capacity to transport and terminal over five million long tons of molten sulphur annually. The Company uses this system both to support the movement of its own mined and purchased sulphur and as a service that it markets to recovered sulphur producers and industrial consumers.

    Freeport Sulphur is a major purchaser of recovered sulphur, which is sulphur recovered from the refining of sour natural gas and sour crude oil, purchasing almost one million tons per year. Approximately 30% of the Company's 1996 sulphur sales were supplied from its recovered sulphur purchases. Substantially all of the sulphur purchased by the Company, along with the sulphur produced at the Main Pass and Culberson mines, is sold by the Company to industrial companies for use in the manufacture of sulphuric acid.


    The Main Pass operations also contain proved oil reserves from which the Company produces and sells oil for the Main Pass joint venture. Oil production averaged approximately 10,700 barrels per day (5,200 barrels net to the Company, or 7,400 barrels net to the Company on a pro forma basis after the contribution of the IGL Transferred Businesses) during the year ended December 31, 1996, and 9,400 barrels per day (4,600 barrels net to the Company, or 6,500 barrels net the Company on a pro forma basis after the contribution of the IGL Transferred Businesses) during the nine months ended September 30, 1997. As of December 31, 1996, Main Pass was estimated to contain 12.8 million barrels (5.2 million barrels net to the Company, or 7.4 million barrels net to the Company on a pro forma basis after the contribution of the IGL Transferred Businesses) of proved oil reserves. In 1997, such estimates were reduced to 8.2 million barrels (3.2 million barrels net to the Company, or 4.6 million barrels net to the Company on a pro forma basis after the contribution of the IGL Transferred Businesses) of proved oil reserves, which are expected to decline substantially in subsequent years and to be fully depleted by 2001.


STRATEGY

    The Company's strategy is to utilize its extensive production facilities and its transportation and other logistical capabilities to maintain its leadership position in the U.S. sulphur market and to capitalize on new marketing opportunities that are expected to develop from projected increases in global phosphate fertilizer demand and other uses of sulphur. In addition, the Company may expand its third party transportation and terminaling services business and seek opportunities to increase its recovered sulphur marketing activities.

    The Company is also evaluating related business opportunities including the possible construction and operation of sulphur recovery and sulphuric acid plants for third parties. The Company believes it can market its operational, technological and marketing expertise to other industrial concerns, and enter into strategic alliances with enterprises having complementary expertise and shared growth objectives. The Company also plans to seek opportunities to expand its business in technologies related to its current Main Pass oil operations such as sour crude oil processing for others in the Gulf of Mexico region, and the application of its seawater heating technology to such uses as secondary oil recovery.

    Freeport Sulphur's future sulphur sales volumes and realizations will continue to depend on the level of demand from the phosphate fertilizer industry and the availability of competing supplies from recovered sulphur producers. Accordingly, the Company continually evaluates its sulphur business strategy in light of competitive factors and the dynamics of the sulphur market, including the possibility of adjusting overall production levels to match changes in market fundamentals.

    With respect to the Company's oil business, the Company does not currently intend to pursue oil operations that are not related to Main Pass.

SULPHUR BUSINESS

    SOURCES AND USES OF SULPHUR

    Sulphur is present in many areas of the world and its production is generally classified into three categories: elemental, pyrites and sulphur in other forms ("SOF"). Elemental sulphur represents over two-thirds of worldwide supplies of sulphur in all forms. Its sources include sulphur mined by the Frasch process from underground deposits and recovered sulphur. The remaining one-third of worldwide sulphur is in the form of pyrites (metal sulphides) and SOF, with the most significant source being sulphuric acid recovered as a by-product from the smelting of non-ferrous metals. In the United States, mined elemental sulphur is principally found in the caprock that covers salt domes in the coastal areas of the Gulf of Mexico and in strata-bound deposits in West Texas. Recovered elemental sulphur is produced from the processing of natural gas that contains hydrogen sulfide and from the refining of sour (high sulphur content) crude oil. Recovered sulphur is the largest source of sulphur in the world, representing approximately 85% of global production of elemental sulphur.

    Worldwide, over 56 million long tons of sulphur are consumed annually, of which over 90% is converted to sulphuric acid. The remainder is used in elemental form in fertilizer applications, chemical manufacturing and other applications. While sulphur is essential in almost every segment of the economy, it is generally used as a processing agent and is seldom apparent in the final product.

    Sulphur is used primarily in the manufacture of phosphate fertilizer, with over 60% of worldwide sulphur consumption being used for this purpose. Sulphur is burned to form sulphuric acid, which is then used to convert phosphate rock to phosphoric acid, the base material for the manufacture of phosphate fertilizer. Approximately 0.4 of a long ton of sulphur is required to produce one short ton of diammonium phosphate fertilizer, the principal form of phosphate fertilizer. Although the Company is highly dependent on the phosphate fertilizer market, management believes that the overall strength of the phosphate fertilizer market and the resulting demand for sulphuric acid should support production at current levels for the immediate future. Industry studies indicate that world demand for phosphate fertilizer, driven by anticipated population growth, increases in levels of grain consumption and other factors, will exceed production capacities in the next several years. This has led to plans to construct new capacity and feasibility studies evaluating the expansion of existing capacity and the addition of new capacity for the manufacture of phosphate fertilizer.

    Sulphur is itself an important plant nutrient, along with nitrogen, phosphorous and potassium. In 1996, 9.0 million tons of sulphur were applied to soils worldwide through fertilizer application. Sulphur is also a key raw material in the manufacture of many fungicides and other agricultural chemicals. The Sulphur Institute estimates the current annual worldwide plant nutrient sulphur deficit at 8.2 million tons and the outlook is for increasing deficiencies, thus making the use of sulphur as a fertilizer a developing and growing market.

    In addition to its agricultural applications, sulphur (usually in the form of sulphuric acid) is essential to the manufacturing processes of pharmaceuticals, paper, chemicals, paint, steel, petroleum and other products. Sulphuric acid is also used in the manufacture of detergents and animal feed. There is a growing demand for sulphur in the form of sulphuric acid for ore leaching by the non-ferrous metals industry mainly due to advancements in solvent extraction-electrowinning technology (SX/EW). This advancement has allowed the development of oxide ore bodies that previously were not considered commercially exploitable.

    SULPHUR MINE OPERATIONS

    OVERVIEW. Although sulphur is one of the most common elements in the earth's crust, discoveries of elemental sulphur in quantities that can be mined economically are rare. The Company is currently mining two such deposits, the Main Pass mine offshore Louisiana in the Gulf of Mexico and the Culberson mine in West Texas. The Company's sulphur discovery at Main Pass in 1988 was the first major sulphur discovery in North America in over 25 years. The Main Pass and Culberson mines utilize the Frasch mining process, which involves drilling wells and injecting superheated water into the underground sulphur deposit to melt solid sulphur, which is then recovered in liquid form. The Company has used the Frasch process for more than 80 years, and has developed technology using superheated seawater in the Frasch process, thereby enhancing offshore mining.

    THE FRASCH PROCESS. The sulphur deposits at the Company's Culberson and Main Pass mines are located approximately 400 and 2,000 feet underground, respectively. Sulphur production wells are drilled into sulphur bearing formations by rotary drilling rigs employing a directional drilling technique that permits drilling from the well platform at angles of up to 85 DEG. from vertical, allowing sulphur within a radius of more than 3,700 feet to be mined from a single platform. In addition to production wells, pressure control wells must also be drilled to recover excess water from the underground formation and to facilitate water flow. The Frasch process used by the Company permits cost efficient extraction of sulphur from these underground deposits. Superheated water and compressed air are forced separately through concentric pipes towards the sulphur deposit where the heated water liquefies the sulphur and the compressed air helps lift the molten sulphur to the surface. The Frasch process was developed in the 1890s and Freeport Sulphur was only the second company to use this technology. The Company has also developed proprietary technology that enables it to use seawater in the Frasch process without experiencing the corrosion and scaling that otherwise would affect the heat exchangers and pipelines. Frasch mining of sulphur deposits at locations where large quantities of fresh water are unavailable, such as Main Pass, would not be commercially viable without these techniques.

    Natural gas and water are the two resources essential to the Frasch process. Natural gas is used to fire steam boilers that produce the superheated water necessary for sulphur liquefaction. The Company's mine operations currently consume approximately nine billion cubic feet of natural gas annually. The Company is dependent on others for the supply of natural gas, but has never experienced difficulty in obtaining the required supply of natural gas because it has long-term supply agreements in place with prices tied to market indices. At Main Pass, where the Company consumes the majority of its natural gas requirements, gas is supplied by a single supplier, but the Company has access to a large multiple-supplier pipeline should its primary supplier have difficulties in delivering its requirements. At the Culberson mine and the Port Sulphur terminal, natural gas is provided by multiple suppliers. In its Main Pass operations the Company also supplements its natural gas needs with the gas that is produced in conjunction with its Main Pass oil operations, which is provided to the sulphur mining operations in exchange for electricity used by the oil operations. In the event of a national shortage of natural gas, curtailment may be imposed by federal authorities and may interfere with the mining process, but the Company believes that the risk of such curtailment during the anticipated life of the mines is remote. Moreover, if necessary, the boilers can also operate on fuel oil. The availability of water for the Main Pass mine is not a factor for the Company because of its ability to use seawater.

                                   [PICTURE]

               DIAGRAMMATIC SKETCH OF A SALT DOME SULPHUR DEPOSIT

    THE MINES. The Main Pass deposit was discovered by the Company in 1988. The mine currently has the highest production rate of any sulphur mine in the world and contains the largest known Frasch sulphur reserve in North America. The free sulphur in the Main Pass deposit exists in the porous limestone that is part of the caprock covering a salt dome. The Main Pass offshore complex, which is more than a mile in length, is one of the largest structures of its type in the world and is the largest in the Gulf of Mexico. The Main Pass mine was designed to produce an average of 5,500 long tons per day over its life and has two sulphur storage tanks with a combined capacity of 24,000 long tons. The facility, which has housing capacity for 240 persons, is located in 210 feet of water and is designed to withstand hurricane force conditions. In the event of a major storm in the Gulf, personnel would be evacuated, but the mine is designed to remain in operation through a communications link to Freeport Sulphur's corporate office in New Orleans. During the year ended December 31, 1996, sulphur production at Main Pass averaged approximately 5,350 long tons per day. All Main Pass sulphur is transported to the Company's terminal in Port Sulphur, Louisiana in 7,500-ton self-propelled tankers. The Company receives a fee from Homestake for operating the Main Pass mine and for processing, transporting and marketing Homestake's share of the Main Pass sulphur. At December 31, 1996, the Main Pass deposit was estimated to contain proved sulphur reserves totaling 66.2 million long tons (38.6 million long tons net to the Company, or 55.1 million long tons net to the Company on a pro forma basis after the contribution of the IGL Transferred Businesses). Production from the Main Pass mine is subject to a royalty of 12.5% of net mine revenues that is payable to the U.S. Department of Interior-Minerals Management Services (the "MMS").


    The Company began operating the Culberson mine, which is located in West Texas south of the New Mexico border, in January 1995 after acquiring the mine from Pennzoil. The Culberson mine's free sulphur is part of a strata-bound orebody located in the Upper Permian and Salado formations. For the year ended December 31, 1996, production at the Culberson mine averaged approximately 2,450 long tons per day. A unique feature of the Culberson mine is a continuous water re-injection system, through which water recovered from pressure control wells is reheated and re-injected into the production wells. This recycling system results in significant cost savings. Once mined, the liquid sulphur is stored in on-site tanks with a combined capacity of 45,000 long tons until it is shipped to the Company's Galveston terminal by a Company-owned 95-car unit train that averages 8,400 long tons of liquid sulphur per trip. At December 31, 1996, the Culberson mine was estimated to contain proved sulphur reserves totaling 14.5 million long tons. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impairment Assessment of Sulphur Assets." Production from the Culberson mine is subject to a royalty of 9% of net mine revenues that is payable to the State of Texas and several private land owners through a unitization agreement.

    The agreement pursuant to which the Company obtained the Culberson mine requires the Company to make quarterly payments to Pennzoil, based on a unit volume payment multiplied by an assumed volume of sulphur, both of which are determined by the average market price of sulphur during the quarter. The Company is obligated to make these payments irrespective of whether the Culberson mine is operational. The payments terminate upon the earlier of January 2015 or the quarter in which the cumulative assumed volume of production exceeds 18.6 million long tons. Under this arrangement, the Company paid Pennzoil $2 million and $1.5 million for fiscal 1996 and the first nine months of 1997, respectively.


    The Company has the right, exercisable on January 1, 1999 (the "First Option Date") and each subsequent third anniversary of the First Option Date, to terminate its obligation to make further quarterly installment payments in exchange for a lump sum payment of $65 million less a cumulative inflation adjustment on the date such right is exercised, but in no event less than $10 million. If the Company does not exercise its right on any option date, Pennzoil may, within a defined time period after each option date, require the Company to make a single payment of $10 million in exchange for relinquishing its rights to receive any further payments under the agreement.

    The Company also has rights to sulphur deposits at its Caminada Mine, located eight miles from Grand Isle in the Gulf of Mexico, which the Company is not currently mining. The Company is maintaining its lease rights to the remaining sulphur reserves under a "suspension of production" issued by the MMS. The Company estimates that the Caminada mine has approximately 1.8 million long tons of recoverable proved sulphur reserves remaining.

    SULPHUR RESERVES. The table below sets forth the Company's portion of the proved developed reserves for the Company's two sulphur mines.


                                                                              LONG TONS AT
                                                                             SEPTEMBER 30,
PROVED DEVELOPED RESERVES(1)                                                    1997(2)
------------------------------------------------------------------------  --------------------

Main Pass                                                                      37.8 million(3)
Culberson                                                                       7.8 million


------------------------

(1) All sulphur reserves are considered proved because of the Company's extensive drilling and production experience.

(2) Reserves represent long tons (2,240 lbs.) of sulphur that are expected to be recovered from the host formation. Long tons of sulphur are calculated in place and a recovery factor, based on the percentage of residual sulphur expected to be left behind, is applied to calculate the total estimated recoverable tons.


(3) Or 54.0 million long tons on a pro forma basis after the contribution of the IGL Transferred Businesses.

                            ------------------------

    SULPHUR PURCHASES

    The Company is a major purchaser of recovered sulphur in the United States and management expects its sulphur purchasing program, which is currently averaging almost one million long tons per year, to increase and become a more significant component of the Company's business. The Company purchases recovered sulphur principally from oil refineries located along the lower Mississippi River and in the Louisiana and Texas Gulf Coast regions, and from gas processing plants in southern Mississippi.

    The Company's recovered sulphur purchase program provides it with a source of sulphur that is as important as the production from its mines in enabling the Company to meet its sales contract commitments. Approximately 30% of the Company's 1996 sulphur sales volume was supplied through recovered sulphur purchases. The Company believes that its position as a leading sulphur supplier in the domestic market, coupled with its extensive sulphur handling capabilities, would allow it to replace any curtailed mine production with purchased recovered sulphur at price levels that would maintain the Company's profitability; however there can be no assurance that it will be able to do so.

    SULPHUR HANDLING OPERATIONS

    OVERVIEW. The Company operates the largest molten sulphur handling system in North America and has the capacity to transport and terminal over five million long tons of molten sulphur annually. The Company uses this system both to support the movement of its own mined and purchased sulphur, and as a service that it markets to recovered sulphur producers and industrial consumers. The Company believes that the integration of the sulphur handling business with its production, purchasing and marketing operations gives the Company a synergistic competitive advantage over other suppliers of similar services.

    MARINE TRANSPORTATION. The Company operates two molten sulphur tankers, each having a capacity of approximately 25,000 tons. The two tankers have the combined capacity to transport 3.5 million long tons of sulphur per year across the Gulf of Mexico, which are loaded at the Company's Galveston and Port Sulphur terminals and delivered to its Tampa terminals. The Company's inland barge system is capable of transporting over one million tons annually. Each of the Company's barges has a capacity of approximately 2,500 long tons and serves the Texas, Louisiana and Mississippi Gulf Coast regions and the lower Mississippi River. Two 7,500-ton tankers are used to transport sulphur from the Main Pass mine's offshore production platform and can also be used in Gulf Coast service to transport sulphur from the Company's terminals to its customers.

    LAND TRANSPORTATION. The Company operates a rail car fleet of more than 500 cars, including a 95-car unit train that transports sulphur from the Culberson mine to the Galveston terminal for loading onto the Company's tankers for shipment to its Tampa terminals. The Company also makes other rail movements in connection with transporting sulphur directly to customers' plants. The Company also transports approximately 500,000 tons of molten sulphur per year through a third party trucking service used primarily to serve the Galveston, Texas, lower Mississippi River and Pensacola, Florida areas.

    TERMINALS. The Company owns and operates five sulphur terminals in the United States, the largest of which is located at Port Sulphur, Louisiana. The Port Sulphur facility is a combined liquid storage tank farm and stockpile area for solid sulphur. Liquid sulphur is stored in steam-heated, insulated tanks having an aggregate capacity of approximately 110,000 long tons. The solid storage area can hold approximately 1.3 million long tons of solid sulphur. Because substantially all of the Company's domestic customers consume sulphur in liquid form, the Company delivers all of its production in liquid form. This reduces the need to remelt the sulphur, conserves energy and reduces costs, and is an environmentally superior handling method. Sulphur can be solidified for long-term storage to maintain inventory reserves. The Company owns a high capacity sulphur melter that permits the conversion of solid sulphur into liquid sulphur to supplement mine production during periods of high demand and to cover shortfalls in mine production or in recovered sulphur purchases. Sulphur is transported from Port Sulphur by barge to customers' plants in Louisiana on the lower Mississippi River or along the Gulf Coast of Texas and Mississippi, or by tanker to the Company's terminals in Tampa.

    The Company's other terminals are located in Tampa and Pensacola, Florida and Galveston, Texas. There are two Tampa terminals, each of which has a liquid storage capacity of 90,000 long tons and is supplied with sulphur from Port Sulphur and Galveston by the Company's sulphur tankers. Each of the Tampa facilities ships molten sulphur to phosphate fertilizer producers in central Florida by tank truck. The Pensacola terminal has a storage capacity of 10,000 long tons and is used for the storage, handling and shipping of recovered sulphur purchases or transporting recovered sulphur for third parties. Molten sulphur is shipped by barge from the Pensacola terminal to either the Port Sulphur terminal or directly to lower Mississippi River customers.

    The Galveston terminal was acquired from Pennzoil in 1995 and has five 15,000-long ton liquid storage tanks and solid storage capacity of one million long tons. This terminal receives sulphur from the Company's Culberson mine by unit train, and recovered sulphur purchases by truck, barge or rail, and then ships sulphur to local customers by truck or barge or to the Tampa terminals by tanker. The Galveston terminal also has the ability to load solid sulphur aboard large oceangoing vessels, giving the Company access to international markets should market conditions favor sulphur exports.

    SULPHUR SALES

    Substantially all of the Company's sulphur is sold to the phosphate fertilizer industry for the manufacture of sulphuric acid, which is used to produce phosphoric acid, a base chemical used in the production of phosphate fertilizers. Typically, the phosphate fertilizer industry accounts for approximately 90% of the Company's total sulphur sales. Freeport Sulphur's domestic shipments to its five largest customers represented 91% of total shipments in 1996, 89% in 1995 and 94% in 1994. The majority of the Company's sulphur supply contracts, with the exception of its contract with IMC-Agrico discussed below, are for a term of one year or longer and generally call for the repricing of sulphur on a quarterly or six-month basis.

    The Company also processes, transports, and markets Homestake's share of production at the Main Pass mine for a fee. In addition to supplying the domestic sulphur market and providing transportation and terminaling services for others, Freeport Sulphur maintains the capability of marketing sulphur internationally should market conditions favor export sales.


    Sales to IMC-Agrico, a manufacturer of phosphate fertilizers and the largest purchaser of elemental sulphur in the world, represented approximately 65% of the Company's sulphur sales (or 71% on a pro forma basis after the contribution of the IGL Transferred Businesses) and 54% of its total revenues (or 57% on a pro forma basis after the contribution of the IGL Transferred Businesses) during 1996. Pursuant to a Sulphur Supply Agreement, the Company has agreed to supply and IMC-Agrico has agreed to purchase approximately 75% of IMC-Agrico's annual sulphur consumption for as long as IMC-Agrico has an operational need for sulphur. The price per ton for all sulphur delivered under the agreement is based upon the weighted average market price for sulphur delivered by other sources to IMC-Agrico's New Wales production plant in central Florida, except that the Company is entitled to a premium with respect to approximately 40% of the sulphur that it delivers under the agreement. IMC-Agrico also pays a portion of the freight costs associated with the delivery of sulphur under the agreement. Management believes that the terms of the Sulphur Supply Agreement are no less favorable to the Company than those that could have been negotiated with an unaffiliated party.


    Revenues from the Company's sulphur sales depend significantly on production levels of phosphate fertilizer, the availability of sulphur that is recovered from high-sulphur oil and natural gas refining and the rate at which stored surpluses, particularly in Canada, are released into the market and depleted. Improved phosphate consumption rates, coupled with reduced imports and curtailed mine production, stabilized sulphur prices beginning in mid-year 1996 and continuing into the first-half of 1997. However, current prices are substantially weaker than the high levels of the early 1990's, primarily because of economic and political changes in Eastern Europe and the former Soviet Union, which led to the closure of plants consuming in excess of seven million tons of sulphur per year. To the extent that current United States phosphate fertilizer production remains strong, sustained sulphur demand is expected to continue; however, the current level of Canadian sulphur inventories limits the potential for significant price increases. See "Competition."

OIL AND GAS BUSINESS

    OVERVIEW

    The Main Pass site also contains oil and natural gas reserves located within the same caprock reservoir that contains the sulphur reserves. The Company's estimate of proved recoverable oil reserves at Main Pass at December 31, 1996 was 12.8 million barrels (5.2 million barrels net to the Company or 7.4 million barrels net to the Company on a pro forma basis after the contribution of the IGL Transferred Businesses). After 1996 such estimates were reduced to 8.2 million barrels (3.2 million barrels net to the Company, or 4.6 million barrels net to the Company on a pro forma basis after the contribution of the IGL Transferred Businesses) due to adjustments made by the Company to the 1996 reserve estimate to account for production during the first half of fiscal 1997 and because certain reserves are no longer believed to be recoverable based on updated geologic information. No credit was taken in this adjustment for possible offsetting increases in reserves based on recent production history, but some offset additions may be possible when Ryder Scott Company performs a review of the reserves at the end of fiscal 1997. The Main Pass oil reserves are expected to decline substantially in subsequent years and to be fully depleted by 2001, and the Company does not intend to pursue oil and gas exploration operations that are not related to Main Pass.

    RESERVES AND ACREAGE

    For information relating to estimates of the Company's net interests in proved oil reserves as of December 31, 1996, and for supplementary information relating to estimates of discounted future net cash flows from proved oil reserves, and changes in such estimates, reference is made to the audited financial statements of the FRP Transferred Businesses, included elsewhere herein.

    At various times, the Company is required to report estimates of oil reserves to various governmental authorities. The basis for reporting estimates of reserves to these authorities may not be comparable to the reserves presented herein because of differences in the times at which such estimates are made and variances in reserve and other definitions of the particular governmental authority. Generally, however, the reserves data used for these governmental reports is computed from the same reserve information base as reported herein.

    The Company's interest in Main Pass, which is located in federal waters offshore Louisiana, constitutes the only oil and gas producing property owned by Freeport Sulphur. The property consists of 1,125 gross acres and is fully developed within the meaning of governmental reporting requirements.

    The Company possesses a leasehold interest in its Main Pass oil property that is maintained by production and will remain in effect until production and drilling and development operations cease. The Company believes that the lease terms are sufficient to allow for reasonable development of the reserves and that it has satisfactory title to such property.

    PRODUCTION


    Recoverable hydrocarbons at Main Pass are located in the upper portion of the same caprock that hosts the sulphur reserves and in an overlying layer of sand. The limestone caprock reservoir and the overlying sand are in fluid contact with each other, share a common oil and gas composition and have the same pressure characteristics. Oil production commenced in the fourth quarter of 1991 with cumulative total production as of September 30, 1997 totaling 34.1 million barrels. Oil production has been enhanced by the injection of superheated water in the sulphur mining operations, which both lowers oil viscosity, allowing it to flow more freely, and maintains reservoir pressure, thereby enhancing recovery. Any associated gas that is produced with the oil is provided to the sulphur mining operation in exchange for electricity used in the oil operations. The co-development of the sulphur and oil reserves has yielded significant operating synergies and efficiencies.

    The purchase agreement pursuant to which the Company obtained the rights to the Main Pass oil lease obligates the Company under certain circumstances to make an annual production payment to Chevron U.S.A. Inc. The payment amount is based on the amount of annual oil production at the Main Pass site and the amount by which the average annual price of oil exceeds certain specified prices during the term of the contract. If the average annual price of oil does not exceed the specified prices, no payment is due. No payments were made for fiscal 1996 or the first nine months of 1997 in connection with this obligation. This payment obligation will convert to a royalty right on behalf of Chevron upon the occurrence of certain events that the Company anticipates will occur in the first half of 1998. Under this royalty right, Chevron will be entitled to receive 25% of revenues (less transportation costs) of oil and gas production after the first to occur of (i) cumulative oil production at the Main Pass site in excess of 36 million barrels or (ii) 20 years from the date of first oil production (November 6, 1991); provided that this 25% overriding royalty is limited to 50% of net profit realized on oil production.


    OIL SALES

    Oil prices have historically exhibited, and can be expected to continue to exhibit, volatility as a result of such factors as conflicts in the Middle East, actions by the Organization of Petroleum Exporting Countries and changes in worldwide economic and political conditions. Since the beginning of 1997, oil prices have fallen by approximately 25%, with some experts speculating that prices may soften further prior to year end. The oil produced at Main Pass contains sulphur and is generally heavier than other Gulf Coast crude oils. As a result, it sells at a discount relative to Gulf Coast crude oils containing less sulphur and to lighter grade crude oils.

    Oil produced at the Main Pass mine is sold to two Gulf Coast refiners with sales volumes split 72% and 28%. Both sales contracts are for a term of six months and are priced at market for the oil's grade. AMOCO Production Company is the Company's largest oil customer, accounting for 74% of oil revenues and 12% of the Company's total revenues for fiscal 1996.

COMPETITION

    SULPHUR

    In the United States, there are two principal sources of elemental sulphur:
(i) mined sulphur produced by Freeport Sulphur and (ii) recovered sulphur produced by more than 50 companies at more than 130 refineries and gas treatment plants. There are four producers of mined sulphur worldwide, of which management believes Freeport Sulphur is the largest and the only mined sulphur producer serving the United States market. For 1996, Freeport Sulphur estimates that its production of sulphur accounted for approximately 27% of domestic, and 6% of world, elemental sulphur production.

    The Company estimates that total domestic sulphur consumption in 1996 was
11.5 million tons, of which domestic Frasch sulphur accounted for approximately 25%, domestic recovered sulphur accounted for approximately 60%, and imported sulphur, primarily from Canada and Mexico, accounted for approximately 14%. The remaining 1% of domestic sulphur consumption was attributable to sulphuric acid produced in metal smelting operations and imported sulphuric acid.

    The following table sets forth for each of the years 1994 through 1996 the total estimated domestic sulphur consumption in tons, together with the percentage supplied by Frasch suppliers, domestic recovered sulphur and imported sulphur:

                          DOMESTIC SULPHUR CONSUMPTION

                   TOTAL
                CONSUMPTION
               (MILLIONS OF      FRASCH      DOMESTIC     PERCENTAGE
    YEAR           TONS)        SUPPLIERS    RECOVERED     IMPORTED
------------  ---------------  -----------  -----------  -------------
    1996              11.5            25%          60%           14%
    1995              11.7            27%          55%           17%
    1994              10.9            28%          58%           13%

                            ------------------------

    Recovered sulphur from domestic and foreign sources is the major source of competition for Freeport Sulphur. Approximately 90% of the Western Hemisphere's sulphur inventories currently consist of sulphur recovered from natural gas in the province of Alberta in western Canada, primarily because United States recovered sulphur suppliers do not have the ability to store large inventories of sulphur. During the 1990s world sulphur supply has been in surplus resulting in a build up of Canadian sulphur inventories. Canadian sulphur inventories were estimated to be 9.8 million tons at year end 1996 and are expected to increase.

    Production of recovered sulphur in the United States has increased at an average rate of approximately 125,000 tons per year for the last three years, and totaled approximately 7.6 million tons in 1996. High-sulphur gas processing capacity in the U.S. is not expected to increase above current levels, but the sulphur content of crude oil feedstocks to U.S. oil refineries is expected to continue to increase. Although growth in U.S. recovered sulphur production is expected to continue, the rate of growth is expected to slow, as the refining industry is consolidating into a smaller number of large refineries, and it is estimated that total U.S. refinery processing will not increase substantially. Technology for recovery of sulphur from coal and oil-burning utility plants is well advanced and this and other sources of sulphur resulting from air pollution abatement efforts will have some impact on sulphur supplies. Industry studies vary in their forecast of the worldwide elemental sulphur balance; however it is widely accepted that a surplus currently exists and will continue into the foreseeable future.

    Recovered sulphur provides a major and lower cost source of supply for most sulphur customers. The supply of U.S. recovered sulphur alone, however, cannot satisfy total domestic demand, and mined sulphur, along with imported recovered sulphur obtained principally from Canada and Mexico are required to supply the balance. The principal competitive risk to the Company's ability to mine sulphur profitably is the potential for decreased domestic demand for sulphur, increased production from domestic recovered sulphur producers, increases in imported recovered sulphur, and the rate at which stored sulphur, particularly in Canada, is released into the market.

    OIL

    A large number of companies and individuals are engaged in the development and production of oil. A substantial number of the companies engaged in the development and production of oil possess financial resources considerably greater than those of the Company.

CUSTOMERS

    IMC-Agrico is the Company's single largest sulphur customer, accounting for approximately 65% of sulphur sales and 54% of total sales for fiscal 1996 (or 71% and 57%, respectively, on a pro forma basis after the contribution of the IGL Transferred Businesses). The Company's next four largest customers represent approximately 25% of sulphur sales. These companies represent a mix of industrial companies and phosphate fertilizer manufacturers.

    The oil produced from Main Pass is sold to two Gulf Coast refiners with sales volumes split 72% and 28%. AMOCO Production Company is the largest customer, accounting for 12% of the Company's total revenues for fiscal 1996.

ENGINEERING, RESEARCH AND DEVELOPMENT

    Crescent Technology, Inc. ("Crescent") furnishes certain engineering consulting, research and development, environmental and safety services to the Company. Many of Crescent's employees are former employees of the Company, FTX and other formerly related companies who formed Crescent in 1993 to provide technical services to such companies and others on an outsourced basis. Crescent owns and operates laboratory and pilot plant facilities at Belle Chase, Louisiana, where minerals analysis, metallurgical work and other research and testing are conducted, which contributes to the Company's technical operations and commercial activities. Additionally, Crescent maintains engineering consulting and mine development groups in New Orleans, Louisiana, which provide the engineering consulting, environmental services and design and construction supervision activities required to implement new ventures and apply improvements to the Company's existing operations.

OPERATING HAZARDS

    The Company's oil and gas and sulphur production activities are subject to all of the risks normally incident to the development and production of hydrocarbons and sulphur, including blowouts, cratering, fires and other risks, any of which could result in serious personal injury or death and substantial damage to property and the environment. Additionally, its offshore sulphur mining, oil production and marine transportation operations are subject to marine perils, including collisions, hurricanes and other adverse weather conditions. Freeport Sulphur carries insurance for certain of these risks, with such coverage limits, retentions, deductibles, and other features as management deems appropriate.

REGULATORY MATTERS

    The Company's mining, production and exploration activities are subject to various federal, state and local laws governing exploration, development, production, exports, taxes, labor standards, occupational health and safety, toxic substances and other matters. Regulations pertaining to the environment mandate, among other things, the maintenance of air and water quality standards, solid and hazardous waste standards, protection of underground sources of drinking water, and protection and regulation of wetland areas. The Company will succeed to all licenses, permits or other authorizations obtained or held by FRP or any of its affiliates insofar as they relate to the sulphur and Main Pass oil and gas businesses. All licenses, permits and other authorizations currently required of each existing operation have been obtained or timely applied for.

    To comply with these federal, state and local laws, material capital and operating expenditures on environmental projects, both with respect to maintaining current operations and initiating new operations, may be required in the future. The amount of such expenditures cannot be estimated at this time, but such costs could have an adverse effect on the Company's financial condition and results of operations. There is also a risk that more stringent laws affecting the operation of mining companies could be enacted, and although such regulations would affect the industry as a whole, compliance with such new regulations could be costly.

    Domestic oil operations are subject to extensive state and federal regulation. Compliance is often burdensome, and failure to comply carries substantial penalties. The heavy and increasing regulatory burden on the oil industry increases the cost of doing business and consequently affects profitability.

ENVIRONMENTAL MATTERS

    Federal laws and regulations have expanded greatly in recent years with respect to environmental considerations. The United States Department of Interior, the U.S. Environmental Protection Agency (the "EPA") and the Coast Guard administer laws and regulations that impose liability upon the lessee under a federal lease for the cost of cleanup of pollution damages. A serious incident of pollution may also result in any one of these agencies requiring lessees under federal leases to suspend or cease operations in the particular area. The Company carries insurance against some, but not all, of these risks.

    The Company, through its predecessors, has a history of commitment to environmental responsibility. Since the 1940s, long before the general public recognized the importance of maintaining environmental quality, the Company has conducted pre-operational, bioassay, marine ecological and other environmental surveys to ensure the environmental compatibility of its operations. The Company's environmental policy commits its operations to compliance with applicable laws and regulations. The Company has implemented corporate-wide environmental programs and continues to study methods to reduce discharges and emissions.

    The largest effluent from sulphur mining operations is the pressure control water recovered from the sulphur-bearing formation. At Main Pass, pressure control wells remove water from the formation and discharge the water under the terms of a National Pollutant Discharge Elimination System permit issued by the EPA. At the Culberson mine, the pressure control water is removed from the formation and reused in the Frasch mining process. The injection of mine water at Culberson is authorized by an Underground Injection Control permit issued by the EPA. Other water discharges at the two mines and five terminals are made under permits issued by the EPA, state regulatory agencies in the States of Texas, Louisiana or Florida, or local regulatory authorities. All of these discharges are in substantial compliance with applicable regulations.

    The Company has various other permits with respect to air emissions, solid waste production and disposal, dredging of bottom sediment and the operation of port facilities that facilitate its business activities. Agencies that provide these permits and authorizations include the MMS, the U.S. Coast Guard, the Louisiana Department of Environmental Quality, the Louisiana Department of Natural Resources, the Texas Natural Resources Conservation Commission, and the Florida Department of Environmental Protection. The Company believes it is in compliance in all material respects with the terms and conditions of these permits and does not anticipate any significant new costs to obtain new permits or to maintain compliance with existing permits.

    In connection with the Contribution, the Company has assumed responsibility for environmental liabilities associated with the prior conduct of the Transferred Businesses, including reclamation responsibilities at three previously producing sulphur mines. Sulphur production was suspended at the Company's Caminada offshore sulphur mine in 1994, and the Company will be required to salvage the mining facilities once the remaining reserves are produced or it becomes certain that such reserves will not be economically recoverable. The Company's salvage expense will be shared on a 50/50 basis with Exxon Corporation, and a reserve has been accrued for the estimated expense.

    The Company's Grande Ecaille mine, which was depleted in 1978, was salvaged in accordance with applicable regulations at the time of closure. Although the Company has no legal obligation to do so, it has undertaken to reclaim wellheads and other materials, none of which are classified as hazardous, that are being exposed through coastal erosion, and it is anticipated that these reclamation activities will continue for several more years. Additional expenditures may be required from time to time if erosion continues, although the Company does not expect such expenditures to be material. Additional expenditures may be necessary in the future to remove building foundations should the Company decide it is in the best interest of the Company to do so.

    Reclamation of the Company's two producing sulphur mines, Main Pass and Culberson, will be required upon the closure of those facilities, and a reserve account is being accumulated to cover this expense. The Company has also closed nine other sulphur mines, all of which have been reclaimed in accordance with applicable regulations and customary industry practices.

    In September 1997 the Company completed the salvage of its Grand Isle mine in the Gulf of Mexico, which was depleted in 1991, by converting it into an artificial reef for the enhancement of marine life. The reef was constructed at the request of the State of Louisiana as part of its "Rigs-to-Reefs" program through which the State and private industry are cooperating to provide useful marine habitats using offshore structures that are no longer needed for commercial activities. The Grand Isle reef is the first in shallow water and is the largest in the Gulf of Mexico. The reef was donated to the State of Louisiana, which has assumed all responsibility for its upkeep, although the Company will retain responsibility for any environmental liabilities that may arise from previous mining activities with respect to this site.

    Although the Company believes that its prior reclamation activities were carried out in compliance with then applicable laws and regulations and that it is accruing adequate reserves to cover future reclamation costs, no assurance can be given that the Company will not incur materially greater reclamation costs than those anticipated.

EMPLOYEES


    As of September 30, 1997, Freeport Sulphur had 426 active employees. There are 402 employees working at the Company's mine sites and terminals, and 24 employees located at its New Orleans headquarters. None of the employees of Freeport Sulphur is represented by any union or covered by any collective bargaining agreement. The Company believes its employee relations are satisfactory.


    The Company also uses contract personnel to perform many of the technical tasks customarily conducted by Company employees at its Main Pass mine, which minimizes development costs and allows the Company to use its management staff to direct the efforts of both the sulphur mine and oil operations. Freeport Sulphur also receives financial, legal and administrative and other related services through an administrative services agreement with FMS. See "Risk Factors--Dependence on Management and Administrative Services."

LEGAL PROCEEDINGS

    The Company is involved from time to time in various legal proceedings of a character normally incident to its businesses. The Company believes that its potential liability in any such pending or threatened proceedings will not have a material adverse effect on the financial condition or results of operations of the Company. The Company, through FMS, maintains liability insurance to cover some, but not all, potential liabilities normally incident to the ordinary course of its businesses with such coverage limits as management deems prudent.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the Company's directors (the "Directors") and executive officers (the "Executive Officers").

               NAME                    AGE                           POSITION
----------------------------------     ---     -----------------------------------------------------
James R. Moffett..................     59      Co-Chairman of the Board
Rene L. Latiolais.................     55      Co-Chairman of the Board
Richard C. Adkerson...............     50      Vice Chairman of the Board
Robert M. Wohleber................     46      President, Chief Executive Officer and Director
John G. Amato.....................     53      General Counsel
J. Terrell Brown..................     57      Director
Thomas D. Clark, Jr...............     56      Director
B. M. Rankin, Jr..................     67      Director

    James R. Moffett has served as the Chairman of the Board of each of Freeport-McMoRan Copper & Gold Inc. ("FCX") and FTX for the last five years. Mr. Moffett has also served as Chief Executive Officer of FCX since July 1995. Mr. Moffett is also President Commissioner of P.T. Freeport Indonesia Company ("PTFI"), an operating subsidiary of FCX, and Co-Chairman of the Board of McMoRan Oil & Gas Co. ("MOXY"), an oil and gas exploration company.

    Rene L. Latiolais has served as Vice Chairman of the Board of FCX since 1994. Since 1993 Mr. Latiolais has also served as a Commissioner of PTFI. Mr. Latiolais currently serves as President and Chief Executive Officer of FTX and FRP. He is also a Director of FTX. Mr. Latiolais held the office of Chief Operating Officer of FTX until 1995, the office of Executive Vice President of FTX until 1993, and the office of Senior Vice President of FTX from 1987 until 1992.

    Richard C. Adkerson has served as President and Chief Operating Officer of FCX since April 1997. Mr. Adkerson has also served as Chief Financial Officer of FCX since 1994 and, prior to April 1997, served FCX as Executive Vice President. Mr. Adkerson is also Vice Chairman of the Board of FTX, Co-Chairman of the Board and Chief Executive Officer of MOXY and Chairman of the Board and Chief Executive Officer of FM Properties Inc. ("FMPO"), a real estate development company. From 1992 to 1995 Mr. Adkerson served as Senior Vice President and Chief Financial Officer of FTX. Mr. Adkerson also serves as a Director of Hi-Lo Automotive, Inc.

    Robert M. Wohleber has served as Senior Vice President of FRP and FTX since November 1996. From June 1994 to November 1996, Mr. Wohleber served as Vice President of FTX. He served as Vice President and Treasurer of FTX from May 1992 to June 1994 and served as Treasurer of FTX from May 1989 to May 1992. Mr. Wohleber was named a Senior Vice President of FCX in November 1997. He served as a Vice President of FCX from July 1994 to November 1997, as Vice President and Treasurer of FCX from July 1993 to June 1994, and as Treasurer of FCX from August 1990 to June 1993.

    John G. Amato has served as General Counsel of MOXY since 1994, and has also served as the General Counsel of FMPO since 1995. Prior to August 1995, Mr. Amato served as General Counsel of FTX and FCX. Mr. Amato currently provides legal and business advisory services to FTX and FCX under a consulting arrangement.

    J. Terrell Brown is Chairman of the Board of Directors and Chief Executive Officer of United Companies Financial Corporation ("United Companies"), a provider of non-traditional consumer and mortgage lending. He is also Chairman of the Board of Directors and Chief Executive Officer of each of United Companies' subsidiaries. He has served as a director and executive officer of United Companies since 1969 and was named Chief Executive Officer in 1985.

    Thomas D. Clark, Jr. has served as the Dean of E. J. Ourso College of Business Administration at Louisiana State University since 1995 and is the Ourso Distinguished Professor of Business. Prior to his current position, Mr. Clark held a variety of positions at Florida State University and the Air Force Institute of Technology, including Chairman of Information and Management Services and Director of the Center for Information Systems Research. Mr. Clark also serves as a director of Ocean Energy, Inc., an oil and gas exploration company.

    B. M. Rankin, Jr. is a private investor. Mr. Rankin has served as a Director of FTX since 1981, of MOXY since 1994 and of FCX since 1995.

    The Board of Directors consists of three classes, each serving a three-year term of office, with the members of one class being elected each year. Messrs. Brown and Latiolais are members of the class serving until the 1998 annual meeting of stockholders, Messrs. Clark and Wohleber are members of the class serving until the 1999 annual meeting of stockholders, and Messrs Adkerson, Moffet and Rankin are members of the class serving until the 2000 annual meeting of stockholders.

DIRECTOR COMPENSATION

    Each Director who is not an employee of the Company will be paid an annual director's fee of $15,000 and an attendance fee of $500 for each committee meeting attended. All Directors will be paid an attendance fee of $1,000 for each board meeting attended. Each Director will be reimbursed for reasonable out-of-pocket expenses incurred in attending board and committee meetings. Each Director who is not an employee of the Company will also be eligible to receive options to purchase shares of Common Stock under the terms of the Director Plan described below.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has established an Audit Committee and a Corporate Personnel Committee (the "Compensation Committee"). The Audit Committee is responsible for reviewing the Company's financial statements and annual audit and meeting with the Company's independent public accountants to review the Company's internal controls and financial management practices. The members of the Audit Committee are Messrs. Brown, Clark and Rankin.

    The Compensation Committee is responsible for recommending to the Board of Directors compensation for the Company's key employees, including its Executive Officers, and administering the Company's incentive plans and performing such other similar functions as may be assigned by the Board of Directors. The members of the Compensation Committee are Messrs. Brown and Clark.

EXECUTIVE COMPENSATION

    The Company was not incorporated until August 26, 1997, and therefore did not have any Executive Officers or employees during the year ended December 31, 1996. The future compensation and employment arrangements of the Company's Executive Officers and employees will be determined by the Board of Directors and the Compensation Committee.

    The services of the Executive Officers who are not employed by the Company will be provided to the Company by FMS under a management services agreement. The Company will reimburse FMS at FMS' cost, including allocated overhead, for such services. Such Executive Officers will be compensated exclusively by FMS for their services to the Company. Those Executive Officers who are also employees of FMS are eligible to participate in certain FMS employee benefit plans and programs. The total costs to FMS for such Executive Officers, including the costs borne by FMS with respect to such plans and programs, will be allocated to the Company, to the extent practicable, in proportion to the time spent by such Executive Officers on Company affairs. No other payment will be made by the Company to FMS for providing such compensation and benefit plans and programs to such Executive Officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Company's Compensation Committee are Messrs. Brown and Clark, neither of whom has ever been an officer or employee of the Company, nor has or has had any other significant relationship with the Company. No Executive Officer of the Company serves as a director or member of the compensation committee of another entity, one of whose executive officers will serve as a Director or on the Compensation Committee of the Company.

THE EMPLOYEE BENEFITS AGREEMENT

    The Company, FTX and FRP have entered into the Employee Benefits Agreement to provide for the transfer of assets and liabilities pertaining to certain employee benefit plans maintained by FTX for the benefit of FTX employees who have in the past provided services to FRP in connection with the FRP Transferred Businesses and to provide for the compensation and benefits of those employees who will become employees of the Company (the "Transferred Employees"). In accordance with the terms of the Employee Benefits Agreement, the Company will sponsor qualified and non-qualified defined contribution and defined benefit pension plans that initially will have substantially the same provisions as the FTX pension plans and will provide credit for prior FTX service. All liabilities under the FTX pension plans with regard to the Transferred Employees will be transferred to the Company's plans. Assets sufficient to fund the transferred qualified plan liabilities will be transferred from the FTX plans to the comparable Company plans, and assets sufficient to fund the transferred non-qualified plan liabilities will be transferred from FTX to the Company.

    The Company will establish new welfare benefit plans, such as medical, dental, life insurance, disability and sick leave plans, which will credit Transferred Employees with prior service at FTX and will credit items such as deductibles, limits and usage of and by Transferred Employees under similar FTX plans. FTX will pay the Company an actuarially-determined amount to cover the costs of post-retirement medical benefits for Transferred Employees. The Company will assume responsibility for all claims made after the Merger by Transferred Employees on sickness, disability or other leaves of absence. FTX will retain liability for retiree medical benefits for employees who retired prior to the Merger, but the Company has agreed to reimburse FTX quarterly for a portion of those expenses for former employees who provided services primarily for the Transferred Businesses. In addition, the Company will reimburse FTX for claims and premiums related to COBRA coverage for certain employees who lose medical coverage as a result of the Merger and related transactions.

    Pursuant to the Employee Benefits Agreement, each outstanding stock option, stock appreciation right, and stock incentive unit relating to FTX Common Stock that has been granted under an FTX stock option or stock incentive plan and that is held by any person other than an employee of IGL or the IMC-Agrico joint venture (collectively, the "FTX Awards") will be converted into an adjusted FTX stock option, stock appreciation right, or stock incentive unit, respectively (an "Adjusted FTX Award"), and a new non-qualified option to purchase Common Stock (a "Company Option") under the Company's Adjusted Stock Award Plan described below. Thus, after the FTX Stockholder Distribution, each holder of an FTX Award will hold an Adjusted FTX Award and a Company Option. The number of shares of FTX Common Stock subject to the Adjusted FTX Award will be the same as the number of shares of FTX Common Stock subject to the related FTX Award, and the number of shares of Common Stock subject to the Company Option will be the number of shares of Common Stock that a holder of record of the number of shares of FTX Common Stock subject to the related FTX Award would be eligible to receive in the FTX Stockholder Distribution.

    If the FTX Award that is converted contains a "tax-offset" payment right feature, the Company Option derived from such FTX Award will relate to a number of shares of Common Stock determined as described above multiplied by a factor of 1.6556. No Company Option will contain a "tax-offset" payment right feature. Each Company Option will, however, have in-tandem "limited rights" equal in number to the number of shares of Common Stock subject to such Company Option.

    The exercise price of each FTX Award will be allocated between the Adjusted FTX Award and the Company Option based on the relative fair market values of FTX Common Stock and Common Stock at the time of the Merger. Each Company Option and each Adjusted FTX Award will have the same exercisability terms, remaining duration and change of control provisions as the FTX Award from which it was derived.

    In connection with the Merger, each outstanding Adjusted FTX Award, whether a stock option, stock appreciation right or stock incentive unit, will, in effect, be converted into an IGL stock option, stock appreciation right or stock incentive unit, respectively.

    In accordance with the terms of the Employee Benefits Agreement, FTX will calculate, as of the date of the FTX Stockholder Distribution, its liability under various non-qualified incentive plans in respect of the deferred compensation of the Transferred Employees. In consideration of a cash payment by FTX to the Company in an amount equal to such accrued liability, the Company will assume such liability in respect of the Transferred Employees. Similarly, FTX shall determine the total amount of cash bonus payments that it would have made to the Transferred Employees as a group under non-qualified incentive plans for 1997, and, in consideration of a cash payment by FTX to the Company in an amount equal thereto, the Company will assume the payment of such amounts to the Transferred Employees as soon as feasible after 1997 in accordance with procedures it may later establish for payment of cash incentives to its employees.

STOCK OPTION PLANS


    COMPANY ADJUSTED STOCK AWARD PLAN



    The Company has adopted the Freeport-McMoRan Sulphur Inc. Adjusted Stock Award Plan (the "Company Adjusted Stock Award Plan"). The purpose of the Company Adjusted Stock Award Plan is to provide for the issuance of the Company Options as described under "The Employee Benefits Agreement" above. No other awards will be made under the Company Adjusted Stock Award Plan.


    The maximum number of shares of Common Stock in respect of which stock options may be granted under the Company Adjusted Stock Award Plan is expected to be approximately 450,000, and will be determined in accordance with the conversion procedures described under "The Employee Benefits Agreement" above. No individual will be granted awards under the Company Adjusted Stock Award Plan with respect to more than 200,000 shares of Common Stock. The shares of Common Stock to be delivered under the Company Adjusted Stock Award Plan will be made available from the authorized but unissued shares of Common Stock or from treasury shares.

    The Company Adjusted Stock Award Plan will be administered by the Compensation Committee, upon which no Director who is an officer of the Company may serve. Current and former employees, officers and directors of FTX who hold FTX Awards at the Effective Time of the Merger are eligible to receive stock options under the Company Adjusted Stock Award Plan. It is estimated that approximately 180 persons will receive stock options under the Company Adjusted Stock Award Plan pursuant to the conversion of FTX Awards described above.

    Stock options granted under the Company Adjusted Stock Award Plan will have the terms described under "The Employee Benefits Agreement" above. If the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights to purchase securities of the Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended under the Company

Adjusted Stock Award Plan, then the Compensation Committee has discretion to (i) adjust the number and type of shares (or other securities or property) with respect to which options may be granted, (ii) make equitable adjustments in the number and kind of shares (or other securities or property) subject to outstanding stock options and the respective exercise prices thereof and (iii) if appropriate, provide for the payment of cash to a participant.

    The Company Adjusted Stock Award Plan may be amended at any time by the Board of Directors, except that stockholder approval will be required if determined by the Compensation Committee to be necessary or advisable in order to comply with any tax or regulatory requirement.

    The federal income tax consequences of the stock options are described below under "--Federal Income Tax Consequences."

    The following table sets forth information with respect to the stock options anticipated to be granted under the Company Adjusted Stock Award Plan, to (i) each of the Executive Officers, (ii) all Executive Officers as a group, (iii) each of the Directors who is not an Executive Officer, (iv) all Directors who are not Executive Officers as a group and (v) all employees of the Company, including all officers who are not Executive Officers as a group, based on the number of FTX Awards held by each of them as of October 31, 1997 and assuming that each share of FTX Common Stock converted in the Merger will entitle the holder to receive 0.2123 of a share of Common Stock. No associate of any Director or Executive Officer is anticipated to be eligible to participate in the Company Adjusted Stock Award Plan. Other than the persons identified in the following table, no person is anticipated to receive more than 5% of the awards anticipated to be granted under the Company Adjusted Stock Award Plan. Each option will be immediately exercisable in full and will have a term equal to the remaining term of the FTX Award. Each stock option is granted in conjunction with a limited right, the terms of which are as described under "--1997 Stock Option Plan" below.

                          NEW PLAN BENEFITS UNDER THE
                       COMPANY ADJUSTED STOCK AWARD PLAN

                                                            NUMBER OF SHARES UNDERLYING       PERCENT OF TOTAL
                                                             OPTIONS ANTICIPATED TO BE     OPTIONS ANTICIPATED TO
NAME AND POSITION                                                     GRANTED              BE GRANTED TO EMPLOYEES
--------------------------------------------------------  -------------------------------  -----------------------
James R. Moffett, Co-Chairman of the Board..............                74,897                        16.9%
Rene L. Latiolais, Co-Chairman of the Board.............                96,227                        21.8%
Richard C. Adkerson, Vice Chairman of the Board.........                23,609                         5.3%
Robert M. Wohleber, President, Chief Executive Officer                   9,431                         2.1%
 and Director...........................................
John G. Amato, General Counsel..........................                14,747                         3.3%
J. Terrell Brown, Director..............................                    --                           --
Thomas D. Clark, Jr., Director..........................                    --                           --
B.M. Rankin, Jr., Director..............................                 3,711                        *
Executive Officer Group.................................               218,911                        49.5%
Non-Executive Officer Director Group....................                 3,711                        *
Non-Executive Officer Employee Group....................               219,615                        49.7%

------------------------

*   Less than 1%.
                            ------------------------


    1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


    The Company has adopted the Freeport-McMoran Sulphur Inc. 1997 Stock Option Plan for Non-Employee Directors (the "Director Plan"). The purpose of the Director Plan is to align more closely the interests of the Company's non-employee Directors with those of the Company's stockholders by providing for the automatic grant of stock options to such Directors in accordance with the terms of the Director Plan.

    The maximum number of shares of Common Stock in respect of which options may be granted under the Director Plan is 75,000. The shares of Common Stock to be delivered under the Director Plan will be made available from the authorized but unissued shares of Common Stock or from treasury shares.

    Except for determinations with respect to the transferability of options, which will be made by the Compensation Committee, the Director Plan will be administered by the Board of Directors.

    All Directors who are not employees of the Company or a subsidiary will be "Eligible Directors" under the Director Plan. There will initially be three Eligible Directors. Each Eligible Director will be granted an option to purchase 5,000 shares of Common Stock upon the Distributions and an option to purchase 1,000 shares on May 1 of each year that the Director Plan is in effect.

    Options granted under the Director Plan will be non-qualified options. The exercise price of options granted under the Director Plan will be 100% of the fair market value of the underlying shares of Common Stock on the date of grant. Each option becomes exercisable in 25% annual increments beginning on the first anniversary of the date of grant, and will have a term of 10 years. Upon termination of Board service, except in the case of death or retirement, an option may be exercised, to the extent exercisable at the time of termination of Board service, for a period of three months, but no later than the expiration date of the option. Upon death or retirement from service as a Director, a Director's options that were exercisable on the date of death or retirement or could have become exercisable within one year after such date will remain exercisable until the earlier of (i) in the case of death, the first anniversary of the date of death, or in the case of retirement, the third anniversary of the date of such retirement or (ii) the expiration date of the option. An option will become exercisable in full upon a change of control of the Company, as defined in the Director Plan.

    The option exercise price may be satisfied in cash or by delivering shares of Common Stock owned by the optionee.

    If the Board determines that any dividend or other distribution (whether in the form of cash, securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase securities of the Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended under the Director Plan, then the Board has discretion to (i) adjust the number and type of shares (or other securities or property) with respect to which options may be granted, (ii) make equitable adjustment in the number and kind of shares (or other securities or property) subject to outstanding stock options and the respective exercise prices thereof and (iii) if appropriate, provide for the payment of cash to a participant. In the event the Company is merged or consolidated into or with another corporation in a transaction in which the Company is not the survivor, or in the event that substantially all of the Company's assets are sold to another entity not affiliated with the Company, any holder of an option, whether or not then exercisable, will be entitled to receive (unless the Company takes such alternative action as may be necessary to preserve the economic benefit of the option for the optionee) on the effective date of any such transaction, in cancellation of such option, an amount in cash equal to the excess, if any, of the fair market value on the effective date of any such transaction of the shares underlying such option over the aggregate exercise price thereof.

    The Director Plan may be amended or terminated at any time by the Board of Directors, except that no amendment will be made without stockholder approval if stockholder approval is deemed necessary to comply with regulatory requirements.

    The federal income tax consequences of the stock options are described below under "--Federal Income Tax Consequences."

    1997 STOCK OPTION PLAN


    The Company has adopted the Freeport-McMoRan Sulphur Inc. 1997 Stock Option Plan (the "Stock Plan"). The purpose of the Stock Plan is to motivate and reward key personnel by giving them a proprietary interest in the Company's success.

    Awards under the Stock Plan will be made by the Compensation Committee. The Compensation Committee has full power and authority to designate participants, set the terms of awards and to make any determinations necessary or desirable for the administration of the Plan.

    Those persons eligible to participate in the Stock Plan are: (a) officers and key employees of the Company and its existing or future subsidiaries, (b) officers and employees of any entity with which the Company has contracted to receive executive, management or legal services and who provide services to the Company or a subsidiary under such arrangement, (c) any consultant or advisor to the Company, a subsidiary or an entity with which the Company has contracted to receive executive, management or legal services and who provides services to the Company or a subsidiary under such arrangement and (d) any person who has agreed in writing to become eligible to participate within 30 days. A subsidiary is defined as (i) a corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the voting power or 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a subsidiary by the Compensation Committee. The Compensation Committee may delegate to certain Executive Officers of the Company the power to make awards to eligible persons who are not Executive Officers or Directors, subject to limitations to be established by the Compensation Committee. It is anticipated that the Compensation Committee's determinations of which eligible individuals will be granted awards and the terms thereof will be based on each individual's present and potential contribution to the success of the Company and its subsidiaries. It is estimated that approximately fifty persons will be granted awards under the Stock Plan.

    The maximum number of shares of Common Stock with respect to which awards payable in shares of Common Stock may be granted under the Stock Plan is 1,000,000, plus, to the extent authorized by the Board, the number of shares reacquired by the Company in the open market or in private transactions for an aggregate price no greater than the cash proceeds received by the Company from the exercise of Stock Plan options. Grants of stock appreciation rights, limited rights and other stock-based awards not granted in tandem with options and payable only in cash may relate to no more than 1,000,000 shares. No individual may receive in any year awards under the Stock Plan that relate to more than 200,000 shares of Common Stock. Shares subject to awards that are forfeited or canceled will again be available for award. In addition, to the extent that shares are delivered to pay the exercise price of options or are delivered or withheld by the Company in payment of the withholding taxes relating to an award under the Stock Plan, the number of shares withheld or delivered will again be available for grant under the Stock Plan. The shares to be delivered under the Stock Plan will be made available from the authorized but unissued shares of Common Stock or from treasury shares.

    Stock options, stock appreciation rights, limited rights, and other stock-based awards may be granted under the Stock Plan in the discretion of the Compensation Committee. Options granted under the Stock Plan may be either non-qualified or incentive stock options. Only employees of the Company and its subsidiaries will be eligible to receive incentive stock options. Stock appreciation rights and limited rights may be granted in conjunction with or unrelated to other awards and, if in conjunction with an outstanding option or other award, may be granted at the time of such award or thereafter, at the exercise price of such other award. The Compensation Committee has discretion to fix the exercise price of such options at a price not less than 100% of the fair market value of the underlying Common Stock at the time of grant thereof (or at the time of grant of the related award in the case of a stock appreciation right or limited right granted in conjunction with an outstanding award), except that this limitation on the Compensation Committee's discretion does not apply in the case of awards granted in substitution for outstanding awards previously granted by an acquired company or a company with which the Company combines. The

Compensation Committee has broad discretion as to the terms and conditions upon which options and stock appreciation rights are exercisable, but under no circumstances will an option, a stock appreciation right or a limited right have a term exceeding 10 years.

    The option exercise price may be satisfied in cash, or in the discretion of the Compensation Committee, by exchanging Common Stock owned by the optionee or by a combination of cash and Common Stock. The ability to pay the option exercise price in Common Stock would permit an optionee to engage in a series of successive stock-for-stock exercises of an option (sometimes referred to as "pyramiding") and thereby fully exercise an option with little or no cash investment; however, it is expected that the Compensation Committee's policy will be to require any stock tendered in payment of the exercise price to be in certificated form and to have been held by the exercising optionee for such time as is sufficient to avoid any adverse accounting consequences to the Company resulting from the permitting of stock-for-stock exercises.

    Upon the exercise of a stock appreciation right with respect to Common Stock, a participant would be entitled to receive, for each such share subject to the right, the excess of the fair market value of such shares on the date of exercise over the exercise price of such right. The Compensation Committee has the authority to determine whether the value of a stock appreciation right is paid in cash or Common Stock or a combination thereof.

    Limited rights generally are exercisable only during a period beginning not earlier than one day and ending not later than 90 days after the expiration date of any tender offer, exchange offer or similar transaction that results in any person or group becoming the beneficial owner of more than 40% of all classes and series of the Company's stock outstanding, taken as a whole that have voting rights with respect to the election of directors of the Company (not including shares of preferred stock which may be issued in the future that have the right to elect directors only if the Company fails to pay dividends). Upon the exercise of a limited right granted under the Stock Plan, a participant would be entitled to receive, for each share of Common Stock subject to such right, the excess, if any, of the highest price paid in or in connection with such transaction over the grant price of the limited right.

    The Stock Plan also authorizes the Compensation Committee to grant to participants awards of Common Stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, Common Stock ("Other Stock-Based Awards"). The Compensation Committee has discretion to determine the participants to whom Other Stock-Based Awards are to be made, the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements. The terms of the Other Stock-Based Awards will be subject to such rules and regulations as the Compensation Committee determines.

    Any award under the Stock Plan may provide that the participant has the right to receive currently or on a deferred basis dividends or dividend equivalents or other cash payments in addition to or in lieu of such awards, all as the Compensation Committee determines.

    If the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, securities or other property), recapitalization, stock split, reverse stock split reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase securities of the Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended under the Stock Plan, then the Compensation Committee has discretion to (i) adjust the number and kind of shares that may be the subject of future awards under the Stock Plan, (ii) make equitable adjustment in the number and kind of shares (or other securities or property) subject to outstanding awards and the respective grant or exercise prices thereof and (iii) if appropriate, provide for the payment of cash to a participant.

    The Stock Plan may be amended or terminated at any time by the Board of Directors, except that no amendment may be made without stockholder approval if such approval is determined by the Compensation Committee to be necessary or advisable in order to comply with any tax or regulatory requirement, including any approval requirement that is necessary to qualify awards as "performance-based" compensation under Section 162(m) of the Code.

    The grant of awards under the Stock Plan is entirely in the discretion of the Compensation Committee. The Compensation Committee has not yet made a determination as to the awards to be granted under the Stock Plan.


    FEDERAL INCOME TAX CONSEQUENCES


    An optionee will not recognize any income for federal income tax purposes upon the grant of a non-qualified stock option, nor will the Company normally realize any deduction for federal income tax purposes at the time of grant. When an optionee exercises a non-qualified option, the difference between the exercise price and any higher fair market value of the Common Stock on the date of exercise will be ordinary income to the optionee (subject to withholding) and will generally be allowed as a deduction at that time for federal income tax purposes to the Company.

    Any gain or loss realized by an optionee on disposition of the Common Stock acquired upon exercise of a non-qualified option will generally be capital gain or loss to the optionee, long-term or short-term depending on the holding period, and will not result in any additional federal income tax consequences to the Company. The optionee's basis in the Common Stock for determining gain or loss on the disposition will be the fair market value of the Common Stock determined generally at the time of exercise.

    When an optionee exercises an incentive stock option while employed by the Company or a subsidiary or within three months (one year for disability) after termination of employment by reason of retirement or death, no ordinary income will be recognized by the optionee at that time, but the excess (if any) of the fair market value of the Common Stock acquired upon such exercise over the option price will be an adjustment to taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the Common Stock acquired upon exercise of the incentive stock option is not disposed of prior to the expiration of one year after the date of acquisition and two years after the date of grant of the option, the excess (if any) of the sale proceeds over the aggregate option exercise price of such Common Stock will be long-term capital gain, but the Company will not be entitled to any tax deduction with respect to such gain. Generally, if the Common Stock is disposed of prior to the expiration of such periods (a "Disqualifying Disposition"), the excess of the fair market value of such Common Stock at the time of exercise over the aggregate option exercise price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and the Company will generally be entitled to a federal income tax deduction in a like amount). Any gain realized by the optionee as the result of a Disqualifying Disposition that exceeds the amount treated as ordinary income will be capital in nature, long-term or short-term depending on the holding period. If an incentive stock option is exercised more than three months (one year for disability) after termination of employment, the federal income tax consequences are the same as described above for non-qualified stock options.

    If the exercise price of an option is paid by the surrender of previously owned shares, the basis of the previously owned shares carries over to the shares received in replacement therefor. If the option is a non-qualified option, the income recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

    Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained therein. Such excess parachute payments will be nondeductible to the Company and subject the recipient of the payments to a 20% excise tax.

    If permitted by the Compensation Committee, at any time that a participant is required to pay to the Company the amount required to be withheld under applicable tax laws in connection with the exercise of a stock option or the issuance of Common Stock, the participant may elect to have the Company withhold from the shares that the participant would otherwise receive shares of Common Stock having a value equal to the amount to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined.

    The foregoing discussion summarizes the federal income tax consequences of stock options that may be granted under the Company Adjusted Stock Award Plan, the Directors Plan and the Stock Plan, based on current provisions of the Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences or participation in such plans.


    RETIREMENT BENEFIT PROGRAM


    The Company has adopted a retirement benefit program. Under the program, each participant, including Executive Officers, is entitled to benefits based upon the sum of his starting account balance, annual benefit credits and annual interest credits allocated to his "account." The starting account balance is equal to the value of the participant's accrued benefit under FTX's plan at the time of the FTX Stockholder Distribution. The annual benefit credit consists of two parts: (1) 4% of the participant's earnings for the year in excess of the social security wage base for the year; and (2) a percentage of the participant's total earnings for the year. The percentage of total earnings is determined as follows:

    - 15%, if as of January 1, 1997, the participant's age plus service totaled 65 or more, he was at least 50 years old and had at least 10 years of service;

    - 10%, if as of January 1, 1997, the participant's age plus service totaled 55 or more, he had at least 10 years of service, and he did not meet the requirements for a 15% allocation;

    - 7%, if as of January 1, 1997, the participant's age plus service totaled 45 or more, he had at least 5 years of service, and he did not meet the requirements for a greater allocation;

    - 4%, if the participant did not meet the requirements for a greater allocation.

    The annual interest credit is equal to the account balance at the end of the prior year multiplied by the annual yield on 10-year U.S. Treasury securities on the last day of the preceding year. Interest credits stop at the end of the year in which the participant reaches age 60. Upon retirement a participant's account balance is payable either in a lump sum or an annuity, as selected by the participant. A participant's "earnings" are comprised of annual base salary, plus a percentage of certain bonuses, which percentage is the lesser of 50% or the percentage of the bonus not deferred. Years of service include not only years with the Company but also any years with FTX and FRP and any of their predecessors.

    Benefits payable to a participant under the FTX retirement benefit program under which participants in the Company's plan have previously participated were at one time determined primarily by such individual's final average compensation and years of service. The Company's retirement benefit program does not incorporate this design. However, if a participant's age plus service equaled 65 or more as of January 1, 1997, and as of that date the participant had both attained age 50 and had at least 10 years of service, the participant is "grandfathered" into a benefit of no less than the benefit under the former FTX retirement benefit formula based on years of service and final average earnings.

    Currently no Executive Officers are participating in this program.

                             PRINCIPAL STOCKHOLDERS

    None of the individuals serving as a Director or Executive Officer of the Company currently owns any shares of Common Stock, all of which currently are owned by FRP. The Directors and Executive Officers will receive shares of Common Stock in respect of shares of FTX Common Stock and FRP units of partnership interest held by them at the time of the Distributions. In addition, the Company has agreed to issue to the Directors and Executive Officers and other holders of stock options, stock appreciation rights and other similar stock-based awards granted under certain FTX benefit plans options to purchase Common Stock under the Company Adjusted Stock Award Plan described above.

    The following table sets forth certain information regarding the number of shares of Common Stock expected to be beneficially owned by (i) each of the Directors and Executive Officers; (ii) all Directors and Executive Officers as a group and (iii) each person expected to own more than 5% of the outstanding Common Stock, immediately after the Distributions, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act"). In calculating the number of shares, it is assumed that each share of FTX Common Stock converted in the Merger will entitle the holder to receive 0.2123 of a share of Common Stock. Except as otherwise noted, each of the individuals will have sole voting and investment power with respect to such Common Stock.

                                                                                NUMBER OF SHARES
                                                                                ANTICIPATED TO BE
                                                                                  BENEFICIALLY     PERCENTAGE
                                     NAME                                           OWNED(1)        OF CLASS
------------------------------------------------------------------------------  -----------------  -----------
James R. Moffett..............................................................       77,501(2)(3)       *
Rene L. Latiolais.............................................................       43,241(2)(4)       *
Richard C. Adkerson...........................................................        9,985(2)(5)       *
Robert M. Wohleber............................................................        2,684             *
John G. Amato.................................................................       41,468(6)          *
J. Terrell Brown..............................................................           --            --
Thomas D. Clark, Jr...........................................................           --            --
B.M. Rankin, Jr. .............................................................       36,182(7)          *
All Directors and Executive Officers as a Group...............................      211,061(8)        2.0%
Wellington Management Company, L.L.P. ........................................    1,307,680           12.6%
 75 State Street
 Boston, Massachusetts 02109
Merrill Lynch & Co., Inc. ....................................................      797,413           7.7%
 World Financial Center, North Tower
 250 Vesey Street
 New York, New York 10281

------------------------

*   Less than 1%.

(1) Includes shares that would be acquired within sixty days after October 31, 1997, upon the exercise of outstanding FTX stock options or Company stock options to be granted pursuant to the Company Adjusted Stock Option Plan as follows: Mr. Moffett, 18,840 shares; Mr. Latiolais, 30,827 shares; Mr. Adkerson, 7,678 shares; Mr. Wohleber, 2,684 shares; Mr. Amato, 14,455 shares; Mr. Rankin, 2,822 shares; all Directors and Executive Officers as a group, 74,484 shares.

(2) Includes shares held by the trustee under FTX's Employee Capital Accumulation Program as of October 31, 1997 as follows: Mr. Moffett, 917 shares; Mr. Latiolais, 639 shares and Mr. Adkerson, 178 shares.

(3) Includes 9,614 shares held for the benefit of three trusts with respect to which Mr. Moffett, as co-trustee, shares voting and investment power, but as to which he disclaims beneficial ownership.

(4) Includes 58 shares held by custodian of reinvestment plan for the benefit of Mr. Latiolais.

(5) Includes 52 shares held in a retirement trust for the benefit of Mr.
    Adkerson.

(6) Includes 54 shares held in a retirement trust for the benefit of Mr. Amato; 3 shares held in a retirement trust for the benefit of Mr. Amato's wife; 617 shares held for trusts with respect to which Mr. Amato, as trustee, has sole voting and investment power but as to which he disclaims beneficial ownership and 17,151 shares held for the benefit of trusts with respect to which Mr. Amato, as co-trustee, shares voting and investment power but as to which he disclaims beneficial ownership.

(7) Includes 12,281 shares with respect to which Mr. Rankin has sole voting and investment power under a power of attorney but as to which he disclaims beneficial ownership.

(8) Includes the 41,544 shares discussed in footnotes (2) through (7) above.
                            ------------------------

                              CERTAIN TRANSACTIONS

    FRP and the Company are parties to the Distribution Agreement and the Employee Benefits Agreement, which are discussed elsewhere in this Prospectus. See "The Merger and the Distributions" and "Management--Employee Benefits Agreement." At the time these agreements were negotiated and executed, the Company was a wholly-owned subsidiary of FRP.

    Prior to 1996, the Company received certain management and administrative services from FTX. Beginning in 1996, FMS began providing these services under a Management Services Agreement that was negotiated and executed when FMS was an affiliate of FTX and FRP, and the Company was a wholly-owned subsidiary of FRP. Subsequent to the Distributions, FMS will be 25% owned by the Company. Pursuant to these arrangements, the Company paid FTX $8.8 million and $15.9 million (including $7.0 million for stock appreciation right costs) for fiscal 1994 and 1995, respectively, and in 1996 paid FMS and FTX $6.7 million and $2.0 million, respectively.

    IMC-Agrico and the Company are parties to the Sulphur Supply Agreement. At the time this agreement was negotiated and executed, the Company was a wholly-owned subsidiary of FRP, which currently owns a 41.45% interest in IMC-Agrico. For fiscal 1994, 1995 and 1996, payments from IMC-Agrico represented 58%, 54% and 54% of the Company's total revenues, respectively.

    Prior to January 1, 1997, the Main Pass operations were managed by Freeport-McMoRan Oil and Gas Company ("FMOG"), an affiliate of FRP and FTX. For fiscal 1994, 1995 and 1996, the Company paid FMOG $0.8 million, $0.9 million and $1.0 million, respectively, for management services provided pursuant to this arrangement. Since January 1, 1997, the Main Pass operations have been managed by FRP and, after the Distributions, will be managed by the Company.

    Management believes that the terms of all of these agreements are, and expects that the terms of all future agreements with affiliates will be, on terms no less favorable to the Company than those that could be obtained in an arm's-length transaction with an unaffiliated party.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 50,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"). Upon completion of the Distributions, approximately 10,346,578 shares of Common Stock will be outstanding, and no shares of Preferred Stock will be outstanding. Prior to the Distributions, there has been no public market for the Common Stock. Although application has been made to have the Common Stock listed on the NYSE, there can be no assurance that a market for the Common Stock will develop or, if developed, will be sustained. See "Risk Factors--Absence of Trading Market." The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Certificate of Incorporation ("Certificate") and By-laws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

    Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record on all matters as to which stockholders are entitled to vote and stockholders may not cumulate votes for the election of directors. Subject to any preferences accorded to the holders of the Preferred Stock, if and when issued by the Board of Directors, holders of Common Stock are entitled to dividends at such times and in such amounts as the Board of Directors may determine. The Company does not intend to pay dividends for the foreseeable future. See "Dividend Policy." Upon the dissolution, liquidation or winding up of the Company, after payment of debts, expenses and the liquidation preference plus any accrued dividends on any outstanding shares of Preferred Stock, the holders of Common Stock will be entitled to receive all remaining assets of the Company ratably in proportion to the number of shares held by them. Holders of Common Stock have no preemptive, subscription or conversion rights and are not subject to further calls or assessments, or rights of redemption by the Company. The shares of Common Stock being distributed in the Distributions will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Company's Board of Directors has the authority, without approval of the stockholders, to issue shares of Preferred Stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the Board of Directors are the dividend rights, the redemption price, if any, the terms of a sinking fund, if any, the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company, conversion rights, if any, and voting powers, if any.

    The existence of authorized but unissued Common Stock and undesignated Preferred Stock may enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. If, in the exercise of its fiduciary responsibilities, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The Company's Certificate grants the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued entitling holders (i) to vote separately as a class on any proposed merger or consolidation, (ii) to cast a proportionately larger vote together with the Common Stock on any such transaction or for all purposes,
(iii) to elect directors having terms of office or voting rights greater than those of other directors, (iv) to convert Preferred Stock into a greater number of shares of Common Stock or other securities, (v) to demand redemption at a specified price under prescribed circumstances related to a change of control or
(vi) to exercise other rights that could have the effect of impeding a takeover. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely effect the rights of holders of the Common Stock.

    In addition, certain other charter provisions that are described below may have the effect, either alone, in combination with each other, or combined with the existence of authorized but unissued capital stock, of making more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors.

CERTAIN CHARTER AND BY-LAW PROVISIONS


    CLASSIFIED BOARD OF DIRECTORS


    The Company's Certificate and By-laws divide the members of the Board of Directors into three classes, with each class to be as nearly equal in number of directors as possible, serving staggered three-year terms.


    SIZE OF THE BOARD OF DIRECTORS; REMOVAL OF DIRECTORS; FILING OF VACANCIES ON
     THE BOARD OF DIRECTORS


    The Company's Certificate and By-laws provide that the number of directors shall be fixed from time to time by the Board of Directors, but shall not be fewer than the number required by Delaware law. Under the Company's Certificate, a vote of 80% of the outstanding shares of capital stock entitled to vote generally in an election of directors (the "Voting Stock") is required to remove a director, and a director may only be so removed for cause involving fraud or a violation of the duty of loyalty as determined by a final judgment of a court of competent jurisdiction. The Certificate also provides that a newly created directorship resulting from an increase in the number of directors may only be filled by the Board of Directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause may be filled only by the affirmative vote of both (a) a majority of the remaining directors then in office and (b) a majority of all Continuing Directors (defined below), voting as a separate group. In addition, these provisions specify that any director elected to fill a vacancy on the Board of Directors will serve for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred.


    STOCKHOLDER ACTION BY UNANIMOUS CONSENT


    Under Delaware law, unless a corporation's certificate of incorporation specifies otherwise, any action that could be taken by its stockholders at an annual or special meeting may be taken, instead, without a meeting and without notice to or a vote of other stockholders, if a consent in writing is signed by holders of outstanding stock having voting power that would be sufficient to take such action at a meeting at which all outstanding shares were present and voted. The Company's Certificate provides that stockholder action may be taken only at an annual or special meeting of stockholders. As a result, the Company's stockholders may not act upon any matter except at a duly called meeting.


    AMENDMENT OF THE BY-LAWS


    Under Delaware law, the power to adopt, amend or repeal by-laws is conferred upon the stockholders; however, a corporation may in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its By-laws. The Company's Certificate and By-laws grant the Board of Directors the power to adopt, amend and repeal the By-laws at any regular or special meeting of the Board of Directors but only upon the affirmative vote of both (i) a majority of the directors then in office and (ii) a majority of the Continuing Directors (defined below), voting as a separate group. The Company's stockholders may adopt, amend or repeal the By-laws but only at any regular or special meeting of stockholders by an affirmative vote of 80% of the Voting Stock.

    ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS AND STOCKHOLDER BUSINESS


    The Company's By-laws permit stockholders to nominate a person for election as a director or bring other matters before a stockholders' meeting only if such stockholder has been, for at least one year, the beneficial owner of at least 1% of the Voting Stock and only if written notice of such intent to nominate or bring business before a meeting is given as described below.

    A stockholder intending to nominate a person for election as a director or to propose other matters at a stockholders' meeting must furnish notice of such intention to the Company's Secretary not more than 270 days and not less than 60 days in advance of the first anniversary of the preceding year's annual stockholders' meeting, subject to certain exceptions applicable principally to special meetings. The notice must, among other things, state the name, age and address of the stockholder submitting the notice and any persons acting in concert with such stockholder, the number of shares of Voting Stock held by the stockholder and the dates such stock was acquired, and must include a representation by such stockholder that he or she is a holder of record of the Company's capital stock and intends to appear at the meeting in person and make the nomination or bring up the specified matter.

    In the case of nominations for directors, the notice must also state (i) the name, age, address and principal occupation of each nominee, (ii) a description of all arrangements between the nominating stockholder and each nominee, (iii) other information required to be included in a proxy statement pursuant to the proxy rules of the Commission and (iv) the consent of each nominee to serve as a director of the Company if elected and an affidavit of each such nominee certifying that he meets the qualifications necessary to serve as a director of the Company. In the case of other proposed business, the notice must set forth a brief description of the business, the reasons for conducting such business at the meeting and any material interest of the stockholder therein. The Chairman of the stockholders' meeting will have the power to disregard any nomination or other matter that fails to comply with these procedures. In addition, the Company's Secretary may require any stockholders submitting a notice of intent to make a nomination or bring other business before a stockholders' meeting to furnish such documentary information as may be necessary to determine that such stockholder has been for at least one year the beneficial owner of at least 1% of the Voting Stock.

    With respect to any proposal by a stockholder to bring before a meeting any matter other than the nomination of directors, the Company's By-laws provide that the Company may disregard proposals that (i) are substantially duplicative of a prior-received proposal to be voted upon at an upcoming meeting, (ii) deal with substantially the same subject matter as a prior proposal that was voted upon within the preceding five years and that failed to receive affirmative votes in excess of certain specified levels, which range, depending on the circumstances, between 3% and 10%, or (iii) in the judgment of the Board of Directors, are not proper subjects for action by stockholders under Delaware law.


    AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION


    Under Delaware law, unless the certificate of incorporation specifies otherwise, a corporation's certificate of incorporation may be amended by the affirmative vote of the majority of the stockholders. The Company's Certificate requires the affirmative vote of 80% of the Voting Stock to amend, alter or repeal certain provisions of the Certificate regarding (i) stockholder unanimous written consents, (ii) the classification, filling of vacancies and removal of members of the Board of Directors, (iii) the limitation of liability of directors, (iv) business combinations and (v) amendments to the Certificate and the By-laws.


    SPECIAL MEETINGS OF THE STOCKHOLDERS


    The Company's By-laws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors, the Company's president or a majority of the Board of Directors. Stockholders do not have the power to call a special meeting.

    BUSINESS COMBINATIONS


    Delaware law provides that, unless otherwise provided in a corporation's certificate of incorporation, a merger, sale of substantially all of the assets or dissolution of a company requires the approval of the holders of a majority of the outstanding capital stock. The Company's Certificate does not alter this vote requirement generally, but provides that, if one of these transactions or certain issuances, reclassifications or other transactions affecting the Company's capital stock involves an Interested Stockholder (defined below), the transaction must be approved (i) by a majority of both the directors then in office and a majority of the Continuing Directors (defined below), voting as a separate group and (ii) by the affirmative vote of (A) the holders of 80% of the Voting Stock, voting together as a single class, and (B) 75% of the Voting Stock other than Voting Stock beneficially owned by the Interested Stockholder. An Interested Stockholder is any person who (i) beneficially owns 15% or more of the Voting Stock or (ii) is an affiliate of the Company and, at any time within two years prior to the date in question, beneficially owned 15% or more of the then outstanding Voting Stock, other than the Company or its subsidiaries, or any person owning any shares of the capital stock of the Company as of the date of filing of the Company's Certificate and any person whose beneficial ownership of any capital of the Company arises solely as a result of a trusteeship or a custodial relationship with any employee stock ownership or other employee benefit plan of the Company. A Continuing Director is any member of the Board of Directors who is not an Interested Stockholder or an affiliate thereof and (i) was a director prior to the time the Interested Stockholder became an Interested Stockholder or (ii) was recommended or elected by a majority of the Continuing Directors at a meeting at which a quorum consisting of a majority of the Continuing Directors was present. In the absence of an Interested Stockholder, the Continuing Directors shall mean all the directors then in office.

    This additional voting requirement does not apply if the transaction has been approved by a majority of the Continuing Directors, or if all of the following conditions have been met: (i) the aggregate amount of consideration received per share by the holders meet certain "fair price" criteria, (ii) prior to the consummation of the transaction (a) there has been no failure to declare or pay dividends on any outstanding Preferred Stock or Common Stock, (b) the Interested Stockholder has not received the benefits (except proportionately as a stockholder) of any loans, advances or other financial assistance or tax advantages provided by the Company, and (c) the Interested Stockholder has not caused any material change in the Company's equity capital structure, and (iii) the Interested Stockholder has not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction that resulted in such Interested Stockholder becoming an Interested Stockholder or as a result of a pro rata stock dividend.

    The Company is also subject to Section 203 of the DGCL, which imposes a three-year moratorium on the ability of Delaware corporations to engage in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person other than such corporation and any of its majority-owned subsidiaries who own 15% or more of any class or series of stock entitled to vote generally in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status, or (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

    The provisions described above may tend to deter any potential unfriendly offers or other efforts to obtain control of the Company that are not approved by the Board of Directors and thereby deprive the stockholders of opportunities to sell shares of Common Stock at prices higher than the prevailing market price. On the other hand, these provisions will tend to assure continuity of management and corporate policies and to induce any person seeking control of the Company or a business combination with the Company to negotiate on terms acceptable to the then elected Board of Directors.

RIGHTS AGREEMENT

    The Company plans to adopt the Rights Agreement at or prior to the Distributions, pursuant to which each share of Common Stock will include an associated preferred share purchase right (a "Right"). Each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of Participating Preferred Stock, $.01 par value, for an exercise price to be determined by the Board of Directors (the "Exercise Price"), subject to adjustment. The Rights will be represented by the Common Stock certificates and will be exercisable only after an entity acquires 15% or more of the outstanding Common Stock or commences a tender offer that will result in the entity owning 15% or more of the Common Stock. After an entity acquires 15% or more of the outstanding Common Stock, each Right would then entitle the holder (other than the acquiring entity) to purchase, at the Exercise Price, the number of shares of Common Stock or other securities of the Company (or, in certain situations, the acquiring entity) having a market value of twice the Right's Exercise Price (the "Flip-in Date"). The Rights will expire on the tenth anniversary of the date it is entered into unless earlier redeemed by the Company, as described below. Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends.

    The Board of Directors of the Company may, at its option, at any time prior to the close of business on the Flip-in Date, redeem all (but not less than all) the then outstanding Rights at a price to be determined by the Board of Directors (the "Redemption Price"), as provided in the Rights Agreement. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash for each Right so held.

    The Rights will not prevent a takeover of the Company. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. The Rights are intended to encourage any person desiring to acquire a controlling interest in the Company to do so through a transaction negotiated with the Company's Board of Directors rather than through a hostile takeover attempt. The Rights are intended to assure that any acquisition of control of the Company will be subject to review by the Board to take into account, among other things, the interests of all the Company's stockholders.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is ChaseMelon Shareholder Services, L.L.C.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

    In accordance with the DGCL, the Company's Certificate contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Delaware law. By virtue of these provisions, under current Delaware law, a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

    As a result of the inclusion of such provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, even though it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct. These provisions may have the effect of reducing the likelihood of derivative litigation against directors that might have benefitted the Company.

    The Company believes that such provisions are necessary to attract and retain qualified individuals to serve as directors. In addition, such provisions will allow directors to perform their duties in good faith without concern for the application of monetary liability on a retrospective basis in the event that a court determines their conduct to have been negligent or grossly negligent.

    The Company's By-laws require the Company to indemnify its officers and directors against expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been officers or directors.

                    COMPARISON OF THE RIGHTS OF STOCKHOLDERS

    The following is a summary of material differences between the rights of holders of the Company's Common Stock and the rights of holders of FTX Common Stock. As each of Freeport Sulphur and FTX is organized under the laws of Delaware, these differences arise principally from provisions of the certificate of incorporation and by-laws of each of Freeport Sulphur and FTX. See "Description of Capital Stock."

    The following summaries do not purport to be complete statements of the rights of Freeport Sulphur stockholders under the Freeport Sulphur Certificate and By-laws as compared with the rights of FTX stockholders under the FTX Restated Certificate of Incorporation, as amended (the "FTX Certificate"), and Amended and Restated By-laws (the "FTX By-laws") or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equal or more significant differences do not exist. These summaries are qualified in their entirety by reference to the DGCL and governing corporate instruments of Freeport Sulphur and FTX, to which stockholders are referred.

DIRECTORS

    Freeport Sulphur directors may be removed at any time by the vote of 80% of the stockholders entitled to vote for such director, but only for cause. Vacancies or newly created directorships in the Freeport Sulphur Board of Directors may be filled for the unexpired term only by a majority vote of both the remaining directors and of the Continuing Directors, defined above.

    The FTX Certificate and FTX By-laws do not provide for removal of directors for cause, however, under the DGCL, where a corporation's board is classified, stockholders may remove directors only for cause. The FTX Certificate provides that a newly created directorship resulting from any increase in the number of directors and any vacancies on the FTX Board resulting from death, resignation, disqualification, removal or other reason may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the FTX Board.

RIGHTS AGREEMENT

    Freeport Sulphur has adopted the Rights Agreement as discussed above. Subject to the terms of the Rights Agreement, if an entity acquires 15% or more of the outstanding Common Stock, each holder of a Right (other than the acquiring entity) would be entitled to purchase a number of shares of Common Stock or other securities of Freeport Sulphur (or, in certain situations, the acquiring entity) having a market value of twice the Right's exercise price.

    FTX does not have a stockholder rights plan.

BUSINESS COMBINATIONS

    Delaware law provides that, unless otherwise provided in a corporation's certificate of incorporation, a merger, sale of substantially all of the assets or dissolution of a company requires the approval of the holders of a majority of the outstanding capital stock. Freeport Sulphur's Certificate generally provides that if one of these transactions, or other reclassifications or transactions affecting Freeport Sulphur's capital stock, involves a party owning in excess of 15% of Freeport Sulphur's outstanding Common Stock, the transaction must be approved (i) by a majority of the directors then in office and a majority of the Continuing Directors and (ii) by the affirmative vote of 75% of the outstanding Common Stock entitled to vote, other than the stock held by the acquiring party. This additional voting requirement does not apply if the transaction has been approved by a majority of the Continuing Directors, or if certain other conditions discussed above have been met. See "Description of Capital Stock--Business Combinations."

    The FTX Certificate has similar provisions requiring that certain transactions involving holders of 20% or more of the FTX Common Stock be approved by the affirmative vote of the holders of at least 85% of the outstanding shares of FTX Common Stock entitled to vote.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Distributions, the Company will have 10,346,578 shares of Common Stock outstanding, all of which will be owned by the FTX stockholders and the FRP public unitholders. All such shares will be freely transferable without restriction under the 1933 Act except by persons who are deemed to be an "affiliate" of the Company as defined in Rule 144 under the 1933 Act or by persons who may be deemed to be an "affiliate" of FTX or IGL as defined in paragraphs (c) and (d) of Rule 145 under the 1933 Act. Under the Company Adjusted Stock Award Plan, the Company will issue options to purchase Common Stock in substitution for certain options to purchase FTX Common Stock outstanding under various FTX employee benefit plans at the time of the Merger. See "Management--The Employee Benefits Agreement." In addition to such stock options, the Company may grant additional options to purchase Common Stock pursuant to the Directors Plan and Stock Plan subject to certain restrictions. See "Management--Stock Option Plans." The Company currently expects to file a registration statement under the 1933 Act to register shares reserved for issuance under the Stock Option Plans discussed above. Shares issued pursuant to the Company's Stock Option Plans after the effective date of such Registration Statement (other than shares issued to "affiliates" as such term is defined under the 1933 Act) generally will be freely tradeable without restriction or further registration under the 1933 Act.

    Pursuant to Rules 144 and 145 under the 1933 Act, the sale of Common Stock held by affiliates of the Company, former affiliates of FTX or affiliates of IGL will be subject to certain restrictions. Such persons may sell Common Stock under such rules only if (i) the Company has filed all reports required to be filed by Section 13 or 15(d) of the 1934 Act during the preceding twelve months,
(ii) such Common Stock is sold in a "broker's transaction" which is defined under the 1933 Act as a sale in which (a) the seller does not solicit or arrange for orders to buy the securities, (b) the seller does not make any payment other than to the broker, (c) the broker does no more than execute the order and receive a normal commission and (d) the broker does not solicit customer orders to buy the securities, and (iii) such sale and all other sales made by such person within the preceding three months do not exceed the greater of (x) one percent of the outstanding shares of Common Stock or (y) the average weekly trading volume of Common Stock on the New York Stock Exchange during the four-week period preceding the sale. Any former affiliate of FTX who is not an affiliate of IGL or the Company after the Merger may sell Common Stock without restriction following the first anniversary of the Effective Time of the Merger.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby is being passed upon for the Company by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana. Miller & Chevalier, Chartered, special counsel to FTX will pass upon certain federal income tax consequences.

                                    EXPERTS

    The financial statements of Freeport-McMoRan Sulphur Inc., the FRP Transferred Businesses and the IGL Transferred Businesses appearing in this Prospectus and Registration Statement to the extent and for the periods indicated have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The information included in this Prospectus regarding the gross quantities of reserves of the oil and gas properties described in this Prospectus and the future cash flows and the present values thereof from such reserves is based on estimates of such reserves and present values prepared by Ryder Scott Company, Petroleum Engineers in reliance upon the authority of such firm as experts in petroleum engineering.

                             AVAILABLE INFORMATION


    Following the Distributions, the Company will be subject to the information requirements of the 1934 Act and in accordance therewith will file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information to be filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Commission's Regional Offices, including the following: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Street, N.W., Washington, D.C. 20549 or accessed electronically on the Commission's Web site at (http://www.sec.gov). The Company has applied for listing of the Common Stock on the NYSE upon notice of issuance and reports and other information concerning the Company can also be inspected at the NYSE offices, 20 Broad Street, New York, New York, 10005.


    The Company intends to furnish holders of Common Stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent public accounting firm, as well as quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.


    The Company has filed with the Commission a Registration Statement on Form S-1 under the 1933 Act with respect to the Common Stock being distributed pursuant to this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement. The Registration Statement and the related exhibits filed by the Company with the Commission may be inspected and copied at the public reference facilities of the Commission listed above.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
FREEPORT-MCMORAN SULPHUR INC.
  Report of Independent Public Accountants.................................................................        F-2
  Balance Sheet as of August 26, 1997......................................................................        F-3
  Note to Balance Sheet....................................................................................        F-3

FRP TRANSFERRED BUSINESSES
  Report of Independent Public Accountants.................................................................        F-4
  Balance Sheets as of September 30, 1997 (unaudited) and December 31, 1996 and 1995.......................        F-5
  Statements of Operations for the nine months ended September 30, 1997 and 1996 (unaudited) and the years
    ended December 31, 1996, 1995 and 1994.................................................................        F-6
  Statements of Cash Flow for the nine months ended September 30, 1997 and 1996 (unaudited) and the years
    ended December 31, 1996, 1995 and 1994.................................................................        F-7
  Statements of Changes in Net Assets to be Transferred for the nine months ended September 30, 1997 and
    1996 (unaudited) and the years ended December 31, 1996, 1995 and 1994..................................        F-8
  Notes to Financial Statements............................................................................        F-9

PRO FORMA FINANCIAL STATEMENTS (UNAUDITED) OF FREEPORT-MCMORAN SULPHUR INC.
  Pro Forma Condensed Balance Sheet as of September 30, 1997...............................................       F-21
  Pro Forma Statement of Operations for the nine months ended September 30, 1997...........................       F-22
  Pro Forma Statement of Income for the year ended December 31, 1996.......................................       F-23
  Notes to Pro Forma Financial Statements..................................................................       F-24

IGL TRANSFERRED BUSINESSES
  Report of Independent Public Accountants.................................................................       F-27
  Statements of Gross Sulphur and Oil Revenues and Direct Operating Expenses for the nine months ended
    September 30, 1997 (unaudited) and for the year ended December 31, 1996................................       F-28
  Notes to Financial Statements............................................................................       F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Freeport-McMoRan Sulphur Inc.:

    We have audited the accompanying balance sheet of Freeport-McMoRan Sulphur Inc. (a Delaware corporation) as of August 26, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Freeport-McMoRan Sulphur Inc. as of August 26, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

New Orleans, Louisiana,
September 16, 1997

                         FREEPORT-MCMORAN SULPHUR INC.

                                 BALANCE SHEET

                                AUGUST 26, 1997

Cash..............................................................  $  --
                                                                    ---------
                                                                    ---------
Preferred stock, par value $0.01, 50,000,000 shares authorized, none issued or outstanding......................................  $  --
Common stock, par value $0.01, 100,000,000 shares authorized, 100
  shares issued and outstanding...................................       1.00
Additional paid-in capital........................................      99.00
Less subscription receivable......................................    (100.00)
                                                                    ---------
    Total stockholder's equity....................................  $  --
                                                                    ---------
                                                                    ---------

     The accompanying note is an integral part of this financial statement.

                             NOTE TO BALANCE SHEET

    On August 26, 1997, IMC Global Inc. ("IGL") and Freeport-McMoRan Inc. ("FTX") executed a definitive agreement for FTX to merge with and into IGL (the "Merger"). The terms of the Merger provide that each share of FTX common stock will be converted into the right to receive (i) 0.90 of a share of IGL common stock, (ii) one-third of a warrant exercisable for a share of IGL common stock and (iii) a proportionate number of shares of a newly formed company (Freeport-McMoRan Sulphur Inc.) that would be held by FTX immediately prior to consummation of the Merger. Completion of the Merger is subject to, among other things, approval of the definitive merger agreement by the IGL and FTX shareholders and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (early termination having been granted). Both companies expect the Merger to be completed by the end of 1997.

    On August 26, 1997, Freeport-McMoRan Resource Partners, Limited Partnership ("FRP") acquired 100 shares of Freeport-McMoRan Sulphur Inc. (the "Company") common stock, par value $0.01 per share for a $100.00 subscription. The Company, a Delaware corporation, was formed for the purpose of owning and operating the sulphur business and the 58.3% interest in the Main Pass sulphur and oil operations owned by FRP, together with the 25.0% interest in Main Pass owned by IGL, a joint venture partner with FRP, (collectively, the "Transferred Businesses"). The Company will operate the Transferred Businesses and assume substantially all liabilities related to the Transferred Businesses.

    Immediately prior to the Merger, IGL will transfer its 25% interest in Main Pass to FRP. FRP will then contribute the Transferred Businesses to the Company.

    FRP intends to distribute 100% of the Company's common stock to its public unitholders and to FTX, the administrative managing general partner and the owner of 51.6% of FRP's partnership interest. FTX will then distribute the shares of common stock that it receives from FRP to the FTX stockholders on a pro rata basis. Until such distributions, the Company will be wholly owned by FRP. FTX shall bear all of the costs and expenses incurred in connection with the distributions.

    Each share of the Company's common stock will also represent one right under the Company's Preferred Stock Purchase Rights Plan. The rights are not currently exercisable. Under certain circumstances the rights become exercisable for the Company's preferred stock or the stock of a person effecting certain reorganizations, mergers or combinations with the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Freeport-McMoRan Sulphur Inc.:


    We have audited the accompanying balance sheets of the FRP Transferred Businesses (Note 1) of Freeport-McMoRan Resource Partners, Limited Partnership ("FRP") as of December 31, 1996 and 1995, and the related statements of operations, cash flow and changes in net assets to be transferred for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of FRP's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the FRP Transferred Businesses as of December 31, 1996 and 1995 and the results of their operations and cash flow for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

New Orleans, Louisiana,
September 16, 1997

                           FRP TRANSFERRED BUSINESSES

                                 BALANCE SHEETS


                                 (IN THOUSANDS)



                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                              1996        1995
                                                                               SEPTEMBER   ----------  ----------
                                                                                  30,
                                                                                 1997
                                                                              -----------
                                                                              (UNAUDITED)
                                                     ASSETS
Current assets:
Cash and cash equivalents...................................................   $   2,572   $    3,116  $    2,774
Accounts receivable:
  Customers.................................................................      21,878       27,402      31,359
  Other.....................................................................      11,460       15,849       9,018
Inventories:
  Products..................................................................      24,216       21,859      22,221
  Materials and supplies....................................................       9,119        8,214       9,542
Prepaid expenses and other..................................................       2,117        6,764       6,058
                                                                              -----------  ----------  ----------
  Total current assets......................................................      71,362       83,204      80,972
                                                                              -----------  ----------  ----------
Property, plant and equipment...............................................     918,870      916,858     932,102
Less accumulated depreciation and amortization..............................     826,308      381,205     357,073
                                                                              -----------  ----------  ----------
  Net property, plant and equipment.........................................      92,562      535,653     575,029
                                                                              -----------  ----------  ----------
Other assets................................................................      14,657       14,763      24,466
                                                                              -----------  ----------  ----------
Total assets................................................................   $ 178,581   $  633,620  $  680,467
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

                                  LIABILITIES AND NET ASSETS TO BE TRANSFERRED

Current liabilities:
Accounts payable............................................................   $  14,029   $    6,610  $   13,980
Accrued liabilities.........................................................      18,619       25,539      16,742
Current portion of reclamation and mine shutdown reserves...................      11,509       25,261       8,191
                                                                              -----------  ----------  ----------
  Total current liabilities.................................................      44,157       57,410      38,913
Reclamation and mine shutdown reserves......................................      61,055       56,848      79,857
Other liabilities...........................................................      33,459       35,002      39,915
Net assets to be transferred................................................      39,910      484,360     521,782
                                                                              -----------  ----------  ----------
Liabilities and net assets to be transferred................................   $ 178,581   $  633,620  $  680,467
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------


   The accompanying notes are an integral part of these financial statements.

                           FRP TRANSFERRED BUSINESSES


                            STATEMENTS OF OPERATIONS



                                 (IN THOUSANDS)



                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                                                     -----------------------  -----------------------------------
                                                        1997         1996        1996        1995        1994
                                                     -----------  ----------  ----------  ----------  -----------
                                                           (UNAUDITED)
Revenues...........................................  $   158,304  $  167,379  $  221,426  $  255,949  $   151,795
Cost of sales:
Production and delivery............................      126,328     118,228     160,982     168,504       94,388
Depreciation and amortization......................      451,639      29,994      37,800      43,700       39,931
                                                     -----------  ----------  ----------  ----------  -----------
  Total cost of sales..............................      577,967     148,222     198,782     212,204      134,319
General and administrative expenses................        5,508       7,537      10,252      18,725       10,123
                                                     -----------  ----------  ----------  ----------  -----------
  Total costs and expenses.........................      583,475     155,759     209,034     230,929      144,442
                                                     -----------  ----------  ----------  ----------  -----------
Net income (loss)..................................     (425,171)     11,620      12,392      25,020        7,353
Pro forma income taxes (unaudited).................      155,613      (4,369)     (4,659)     (6,845)      (2,691)
                                                     -----------  ----------  ----------  ----------  -----------
Pro forma net income (loss) (unaudited)............  $  (269,558) $    7,251  $    7,733  $   18,175  $     4,662
                                                     -----------  ----------  ----------  ----------  -----------
                                                     -----------  ----------  ----------  ----------  -----------


   The accompanying notes are an integral part of these financial statements.

                           FRP TRANSFERRED BUSINESSES

                            STATEMENTS OF CASH FLOW


                                 (IN THOUSANDS)



                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                                  ------------------------  -------------------------------------
                                                     1997         1996         1996         1995         1994
                                                  -----------  -----------  -----------  -----------  -----------
                                                        (UNAUDITED)
Cash flow from operating activities:
Net income (loss)...............................  $  (425,171) $    11,620  $    12,392  $    25,020  $     7,353
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
  Depreciation and amortization.................      451,639       29,994       37,800       43,700       39,931
  Reclamation and mine shutdown
    expenditures................................      (15,188)      (6,451)      (7,504)      (2,476)     (11,193)
  Other.........................................       (2,266)       3,462        6,421        4,642        6,074
  (Increase) decrease in working capital:
    Accounts receivable.........................       14,671       11,578       (3,234)     (17,504)      (6,674)
    Inventories.................................       (3,262)      (2,050)       1,690        5,465        7,742
    Prepaid expenses and other..................         (111)        (508)         166       (1,605)      (1,520)
    Accounts payable and accrued liabilities....          522       (6,133)       4,113        8,165       (7,511)
                                                  -----------  -----------  -----------  -----------  -----------
Net cash provided by operating activities.......       20,834       41,512       51,844       65,407       34,202
                                                  -----------  -----------  -----------  -----------  -----------

Cash flow from investing activities:
Capital expenditures............................       (2,989)      (4,948)      (3,834)      (3,710)     (11,231)
Sale of assets and other........................          890        1,205        2,146          375        1,225
                                                  -----------  -----------  -----------  -----------  -----------
Net cash used in investing activities...........       (2,099)      (3,743)      (1,688)      (3,335)     (10,006)
                                                  -----------  -----------  -----------  -----------  -----------

Cash flow from financing activities:
Net distributions to FRP........................      (19,279)     (38,560)     (49,814)     (59,298)     (24,596)
                                                  -----------  -----------  -----------  -----------  -----------
Net cash used in financing activities...........      (19,279)     (38,560)     (49,814)     (59,298)     (24,596)
                                                  -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in cash and cash
  equivalents...................................         (544)        (791)         342        2,774         (400)
Cash and cash equivalents at beginning of
  year..........................................        3,116        2,774        2,774      --               400
                                                  -----------  -----------  -----------  -----------  -----------
Cash and cash equivalents at end of period......  $     2,572  $     1,983  $     3,116  $     2,774  $   --
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------


 The accompanying notes, which include information in Note 8 regarding noncash transactions,
              are an integral part of these financial statements.

                           FRP TRANSFERRED BUSINESSES

             STATEMENTS OF CHANGES IN NET ASSETS TO BE TRANSFERRED


                                 (IN THOUSANDS)



                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                                                       ----------------------  ----------------------------------
                                                          1997        1996        1996        1995        1994
                                                       ----------  ----------  ----------  ----------  ----------
                                                            (UNAUDITED)
Balance at beginning of year.........................  $  484,360  $  521,782  $  521,782  $  556,060  $  573,303
Net income (loss)....................................    (425,171)     11,620      12,392      25,020       7,353
Net distributions to FRP.............................     (19,279)    (38,560)    (49,814)    (59,298)    (24,596)
                                                       ----------  ----------  ----------  ----------  ----------
Balance at end of period.............................  $   39,910  $  494,842  $  484,360  $  521,782  $  556,060
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------


   The accompanying notes are an integral part of these financial statements.

                           FRP TRANSFERRED BUSINESSES

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS AND BASIS OF PRESENTATION

    ORGANIZATION AND OPERATIONS. On August 26, 1997, Freeport-McMoRan Resource Partners, Limited Partnership ("FRP") acquired 100 shares of Freeport-McMoRan Sulphur Inc. (the "Company" or "Freeport Sulphur") common stock, par value $0.01 per share, for a $100 subscription. The Company, a Delaware corporation, was formed for the purpose of owning and operating the sulphur business and the 58.3% interest in the Main Pass sulphur and oil operations owned by FRP (the "FRP Transferred Businesses"), together with the 25.0% interest in Main Pass owned by IMC Global Inc. ("IGL"), a joint venture partner with FRP. FRP intends to transfer these assets and related liabilities to the Company in connection with the merger of Freeport-McMoRan Inc. ("FTX"), the administrative managing general partner and the owner of 51.6% of FRP's partnership interest, with and into IGL (the "Merger").

    FRP intends to distribute 100% of the Company's common stock to its public unitholders and to FTX. FTX will then distribute the shares of Freeport Sulphur common stock that it receives from FRP to the FTX stockholders on a pro rata basis in connection with the Merger.

    BASIS OF PRESENTATION. The FRP Transferred Businesses operated as an integral part of FRP during the periods covered by these financial statements, which have been prepared from the books and records of FRP. Certain data has been extracted from FRP records, or in certain cases derived on the basis of allocations between the FRP Transferred Businesses and FRP's other businesses, for purposes of presentation in the accompanying financial statements. No interest expense has been allocated to the FRP Transferred Businesses as no interest costs have been incurred in the past and no debt previously recorded by FRP will be assumed by the Company. Intercompany balances between FRP and the FRP Transferred Businesses have related to various general and administrative and similar charges and have been settled monthly. FRP is not a taxable entity and historically has not provided income taxes related to the FRP Transferred Businesses. The related net deferred tax liability that would have been recorded by the Company is disclosed in Note 5, but is not included in the accompanying balance sheets. FTX provides benefit plans for those employees that are expected to become Freeport Sulphur employees upon completion of the Merger. FTX will transfer certain liabilities related to these plans to the Company and pay cash to the Company for the assumption of certain of these liabilities as discussed further in Note 6. The liabilities and cash amounts are not reflected in the accompanying balance sheets.


    The FRP Transferred Businesses balance sheet as of September 30, 1997 and the related statements of operations, cash flow and changes in net assets to be transferred for the nine-month periods ended September 30, 1997 and 1996 are unaudited. These unaudited financial statements have been prepared from the books and records of FRP and reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the periods. All such adjustments are, in the opinion of management, of a normal recurring nature.


    Upon completion of the merger, the combined financial statements of the Company will include the operations of the FRP Transferred Businesses and the 25.0% interest in Main Pass owned by IGL. The Company will account for the 25.0% interest in Main Pass owned by IGL at fair value under purchase accounting.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES. The preparation of the FRP Transferred Businesses financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The

                           FRP TRANSFERRED BUSINESSES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) more significant areas requiring the use of management estimates include reclamation and environmental obligations, postretirement and other employee benefits, future cash flows associated with assets and useful lives for depreciation and amortization. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS. Highly liquid investments purchased with a maturity of three months or less are considered cash equivalents.

    INVENTORIES.  Inventories are stated at the lower of average cost or market.

    PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are carried at cost, including interest capitalized during the construction and development period. Expenditures for replacements and improvements are capitalized. Depreciation for mining and production assets, including mineral interests, is determined using the unit-of-production method based on estimated recoverable reserves. Other assets are depreciated on a straight-line basis over estimated useful lives of 17 to 30 years for buildings and 5 to 25 years for machinery and equipment.


    In 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 (SFAS 121) which requires an assessment of the carrying value of long-lived assets and a reduction of such carrying value to fair value when events or changes in circumstances indicate that the carrying amount may not be recoverable. As a result of its most recent review of its sulphur assets, FRP and FTX concluded that the carrying value of the Main Pass sulphur assets exceeded the undiscounted estimated future net cash flows, such that an impairment writedown of $416.4 million (based on September 30, 1997 book values) was required. A similar analysis of the Culberson sulphur assets, based on a reassessment of recoverable reserves utilizing recent production history, also indicated an impairment writedown of $9.0 million (based on September 30, 1997 book values) was required. Fair values were estimated using discounted estimated future net cash flows related to these assets. The writedowns to fair value were recorded by FRP and FTX in the third quarter of 1997 and are reflected in the unaudited September 30, 1997 financial statements as additional depreciation and amortization charges. Future operating results of Freeport Sulphur will reflect lower depreciation and amortization expense as a result of these writedowns.


    OIL CAPITALIZED COSTS. Oil producing operations are reflected using the successful efforts method of accounting. Costs of leases, productive exploratory wells and development activities are capitalized. Other exploration costs are expensed. Depreciation and amortization is determined on a field-by-field basis using the unit-of-production method. Gain or loss is included in income when properties are sold.

    ENVIRONMENTAL REMEDIATION AND COMPLIANCE. The FRP Transferred Businesses incur significant costs for environmental programs and projects. Expenditures pertaining to future revenues from operations are capitalized. Expenditures resulting from the remediation of conditions caused by past operations which do not contribute to future revenue generation are expensed. Liabilities are recognized for remedial activities when the efforts are probable and the cost can be reasonably estimated.

    Estimated future expenditures to restore properties and related facilities to a condition that complies with environmental and other regulations are accrued over the life of the properties. The future expenditures are estimated based on current costs, laws and regulations. As of December 31, 1996, the balance sheet included a $57.6 million accrual for abandonment and restoration of non-operating sulphur assets, including $22.5 million which will be reimbursed by third parties. Total estimated abandonment cost for Main Pass oil operations is $10 million and $6.2 million was accrued at December 31, 1996. The current

                           FRP TRANSFERRED BUSINESSES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) portion of reclamation and mine shutdown reserves includes $7.9 million which will be reimbursed by third parties. The FRP Transferred Businesses' share of abandonment and restoration costs for its two operating sulphur mines is estimated to total approximately $50 million, $18.3 million of which had been accrued at December 31, 1996, with essentially all costs being incurred after mine closure. These estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation.

    A rollforward of the reclamation and mine shutdown reserves follows (in thousands):

                                  BALANCE AT   CHARGED TO    CHARGED TO     OTHER -    BALANCE AT
                                   BEGINNING    COSTS AND       OTHER         ADD        END OF
                                   OF PERIOD     EXPENSE      ACCOUNTS      (DEDUCT)     PERIOD
                                  -----------  -----------  -------------  ----------  -----------
1996
Sulphur.........................   $  83,145    $   3,920     $  --        $  (11,147)a  $  75,918
Oil.............................       4,903        1,288        --            --           6,191
                                  -----------  -----------        -----    ----------  -----------
                                   $  88,048    $   5,208     $  --        $  (11,147)b  $  82,109
                                  -----------  -----------        -----    ----------  -----------
                                  -----------  -----------        -----    ----------  -----------
1995
Sulphur.........................   $  59,446    $   2,643     $  --        $   21,056a  $  83,145
Oil.............................       3,657        1,257        --               (11)      4,903
                                  -----------  -----------        -----    ----------  -----------
                                   $  63,103    $   3,900     $  --        $   21,045b  $  88,048
                                  -----------  -----------        -----    ----------  -----------
                                  -----------  -----------        -----    ----------  -----------
1994
Sulphur.........................   $  68,742    $   1,041     $  --        $  (10,337)  $  59,446
Oil.............................       1,609        2,385        --              (337)      3,657
                                  -----------  -----------        -----    ----------  -----------
                                   $  70,351    $   3,426     $  --        $  (10,674)b  $  63,103
                                  -----------  -----------        -----    ----------  -----------
                                  -----------  -----------        -----    ----------  -----------

 a. Includes $23.5 million of liabilities assumed in 1995 in connection with the acquisition of the sulphur assets of Pennzoil Company which was subsequently reduced by $8.3 million in 1996.

 b. Includes expenditures of $7.5 million in 1996, $2.5 million in 1995 and $11.2 million in 1994.

    NEW ACCOUNTING STANDARDS. In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income," and SFAS 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS 130 establishes standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity. SFAS 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. SFAS 130 and 131 are effective for 1998. Adoption of these standards is not expected to result in material changes to the FRP Transferred Businesses' financial statements, financial position or results of operations.

                           FRP TRANSFERRED BUSINESSES

3.  PROPERTY PLANT AND EQUIPMENT, NET

    The components of net property, plant and equipment of the FRP Transferred Businesses follow (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
Buildings and facilities..............................................  $  480,562  $  496,336
Capitalized oil exploration and development costs.....................     201,517     200,460
Capitalized interest and start-up costs...............................     132,850     132,850
Transportation, terminaling and other assets..........................      97,395      99,960
Machinery and equipment...............................................       4,534       2,496
                                                                        ----------  ----------
  Property, plant and equipment.......................................     916,858     932,102
Accumulated depreciation and amortization, including $192.5 million and $179.2 million for 1996 and 1995, respectively, for capitalized
  oil exploration and development costs...............................     381,205     357,073
                                                                        ----------  ----------
Property, plant and equipment, net....................................  $  535,653  $  575,029
                                                                        ----------  ----------
                                                                        ----------  ----------

4.  MANAGEMENT SERVICES

    FTX has provided certain management and administrative services to FRP (and thus the FRP Transferred Businesses) including technical, administrative, accounting, financial, tax and other services under a management services agreement. The costs of such services, which include related overhead, have been allocated to the FRP Transferred Businesses based on time spent by FTX employees in the conduct of the FRP Transferred Businesses' business activities. Such costs are non-interest bearing and reimbursed monthly. Management believes the costs for such services do not differ materially from the costs that would have been incurred had the relevant personnel providing these services been employed directly by the FRP Transferred Businesses. The total amount charged by FTX to the FRP Transferred Businesses for such services was $2.0 million in 1996, $15.9 million in 1995 (including $7.0 million for stock appreciation rights costs resulting from the rise in FTX's common stock price during the year) and $8.8 million in 1994.

    Beginning in 1996, FM Services Company (FMS), an entity owned 50 percent each by FTX and Freeport-McMoRan Copper & Gold Inc., a former subsidiary of FTX, began providing most of the services previously provided by FTX on a similar cost-reimbursement basis, totaling $6.7 million for 1996. Prior to 1997, FTX operated the Main Pass oil facilities and charged the FRP Transferred Businesses $1.3 million in 1996, $1.0 million in 1995 and $0.8 million in 1994 for specified overhead and other costs. Beginning in 1997, FRP operated the facilities and upon consummation of the Merger, Freeport Sulphur will operate the Main Pass oil facilities.

    After the Merger, FMS will continue to provide similar management and administrative services to Freeport Sulphur pursuant to a management services agreement. As a result, management believes general and administrative expenses will not differ materially from those reported in these financial statements, except that Freeport Sulphur will not have stock appreciation rights and it is not possible to predict the impact of compensation expenses that are associated with performance.

                           FRP TRANSFERRED BUSINESSES

5.  INCOME TAXES

    Because FRP is not a taxable entity, historically it has not provided for income taxes. Freeport Sulphur will record deferred income taxes pursuant to SFAS 109 immediately upon the transfer of assets and liabilities and will recognize the income tax effect of deferred taxes at that time. The components of deferred taxes that would have been recorded by Freeport Sulphur as of December 31, 1996 and 1995, based upon temporary differences existing at that time, including the estimated deferred compensation, postretirement and pension benefits related to the FRP Transferred Businesses, follow (in thousands):

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1996         1995
                                                                      -----------  -----------
Deferred tax asset:
  Reclamation and shutdown reserve..................................  $    22,656  $    21,743
  Deferred compensation, postretirement and pension benefits........       11,752       11,330
  Other.............................................................        4,538        5,973
                                                                      -----------  -----------
    Total deferred tax asset........................................       38,946       39,046
                                                                      -----------  -----------
Deferred tax liability:
  Property, plant and equipment.....................................     (121,668)    (110,908)
                                                                      -----------  -----------
  Net deferred tax liability........................................  $   (82,722) $   (71,862)
                                                                      -----------  -----------
                                                                      -----------  -----------


    The estimated net deferred tax liability at December 31, 1996 shown above does not reflect the impact of the sulphur impairment assessments discussed in
Note 2. These impairment assessments will result in Freeport Sulphur having an estimated net deferred tax asset totaling approximately $62 million upon transfer of assets and liabilities from FRP.


    Unaudited pro forma income taxes consist of the following (in thousands):

                                                                  1996       1995       1994
                                                                ---------  ---------  ---------
Current.......................................................  $  (6,201) $   4,942  $  (9,520)
Deferred......................................................     10,860      1,903     12,211
                                                                ---------  ---------  ---------
                                                                $   4,659  $   6,845  $   2,691
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                           FRP TRANSFERRED BUSINESSES

5.  INCOME TAXES (CONTINUED)
    Unaudited reconciliations of the differences between pro forma income taxes computed at the federal statutory tax rate and pro forma income taxes recorded follow (dollars in thousands):

                                               1996                     1995                     1994
                                     ------------------------  ----------------------  ------------------------
                                      AMOUNT       PERCENT      AMOUNT      PERCENT     AMOUNT       PERCENT
                                     ---------  -------------  ---------  -----------  ---------  -------------
Pro forma income taxes computed at
  the federal statutory tax rate...  $   4,337           35%   $   8,757          35%  $   2,500           34%
Increase (decrease) attributable
  to:
Statutory depletion................     --           --           (2,385)        (10)     --           --
State taxes........................        322            3          473           2         191            3
                                                         --                       --                       --
                                     ---------                 ---------               ---------
Pro forma income taxes.............  $   4,659           38%   $   6,845          27%  $   2,691           37%
                                                         --                       --                       --
                                                         --                       --                       --
                                     ---------                 ---------               ---------
                                     ---------                 ---------               ---------

6.  PENSION AND OTHER EMPLOYEE BENEFITS

    PENSIONS. Substantially all employees have been covered by FTX's or FMS's defined benefit plans. Additionally, unfunded nonqualified plans are sponsored for those participants in the qualified defined benefit plans whose benefits are limited under federal income tax laws. The accumulated benefits and plan assets were not separately determined and amounts allocated to the FRP Transferred Businesses under these plans have not been material. In connection with the Merger, Freeport Sulphur will form its own defined benefit plans and FTX will transfer to the new Freeport Sulphur plan (for the qualified plan), or to Freeport Sulphur (for the nonqualified plan), assets and liabilities pertaining to those FTX employees who will become Freeport Sulphur employees. The Freeport Sulphur plans initially will have substantially the same provisions as the FTX plans and will provide credit for prior FTX service. The final actuarial valuation will be made as of the date of the consummation of the Merger. The estimated actuarial liability related to the new Freeport Sulphur plans as of January 1, 1998 follows (in thousands) and is not included in the FRP Transferred Businesses balance sheets.

Accumulated Benefit Obligation.....................................  $  11,299
                                                                     ---------
                                                                     ---------
Projected Benefit Obligation (PBO).................................  $  13,300
Less Plan assets...................................................     15,500
                                                                     ---------
  Overfunded PBO...................................................     (2,200)
Unrecognized amounts:
  Transition asset.................................................        170
  Prior service credit.............................................      7,829
  Gains............................................................      4,856
                                                                     ---------
Accrued pension liability..........................................  $  10,655
                                                                     ---------
                                                                     ---------

    OTHER POSTRETIREMENT BENEFITS. FTX and FMS provide certain health care and life insurance benefits for retired employees. The related expense allocated to the FRP Transferred Businesses from FTX totaled $2.5 million in 1996 (including $0.2 million for service cost and $2.3 million in interest for prior period

                           FRP TRANSFERRED BUSINESSES

6. PENSION AND OTHER EMPLOYEE BENEFITS (CONTINUED) services), $4.7 million in 1995 ($0.2 million and $4.5 million, respectively) and $4.3 million in 1994 ($0.2 million and $4.1 million, respectively). The FRP Transferred Businesses' share of the FMS plan was not significant for 1996.

    In connection with the Merger, Freeport Sulphur will assume the liability for the portion of FTX's postretirement benefit liability related to active employees transferred to Freeport Sulphur and FTX will pay Freeport Sulphur cash for the amount of the liability. The final actuarial determination will be made upon consummation of the Merger. The estimated actuarial information as of January 1, 1998 follows (in thousands) and neither the liability nor the cash payment is included in the FRP Transferred Businesses balance sheets:

Accumulated postretirement benefits.................................  $   2,858
Unrecognized prior service credits..................................        662
Unrecognized gains..................................................      1,425
                                                                      ---------
Accrued postretirement liability....................................  $   4,945
                                                                      ---------
                                                                      ---------

    The initial health care cost trend rate used was 8 percent for 1998, decreasing 0.5 percent per year until reaching 5 percent. A one percent increase in the trend rate would increase the amounts by approximately 10 percent. The discount rate used was 7.75 percent. Freeport Sulphur will have the right to modify or terminate these benefits.

    In connection with the Merger, Freeport Sulphur will assume a liability to IGL for a portion of IGL's postretirement benefit costs relating to certain retired employees of FTX. An actuarial determination will be made of the liability associated with these employees upon consummation of the Merger. Freeport Sulphur estimates the liability to be approximately $10 million.

    STOCK OPTIONS. Freeport Sulphur will adopt an Adjusted Stock Award Plan to provide for the issuance of fixed options to holders of FTX fixed options and FTX stock appreciation rights (SARs). The fixed options granted under the Adjusted Stock Award Plan will reflect the option holder's economic position under the FTX options as adjusted for the proportionate market value of Freeport Sulphur shares at the time of the Merger. The number of fixed options to be issued by Freeport Sulphur will be based upon the number of FTX options and SARs outstanding as of the date of consummation of the Merger, adjusted for the distribution ratio of Freeport Sulphur shares to FTX shares. As of December 31, 1996, FTX had outstanding a total of 2.1 million fixed options and SARs, of which stock options representing 0.9 million shares were exercisable at an average option price of $19.01 per share. Compensation expense for the aggregate intrinsic value of the FTX SARs has already been recorded in the accompanying FRP Transferred Businesses financial statements through allocations of general and administrative costs from FTX. As these SARs will be converted to fixed options under the Freeport Sulphur Adjusted Stock Award Plan, the related accrued SAR liability will be recorded as additional paid-in capital in the Freeport Sulphur balance sheets.

    Freeport Sulphur will adopt the disclosure only provisions of SFAS 123 and will continue to apply APB Opinion No. 25 and related interpretations in accounting for its stock based compensation plans. Had compensation cost for FTX's fixed stock option grants been determined in accordance with SFAS 123, the FRP Transferred Businesses would have been allocated additional charges totaling $1.2 million ($0.7 million to pro forma net income) in 1996 and none in 1995.

                           FRP TRANSFERRED BUSINESSES

6.  PENSION AND OTHER EMPLOYEE BENEFITS (CONTINUED)
    Freeport Sulphur will adopt other benefit plans, certain of which are related to its performance, which costs will be recognized in general and administrative expense. Upon consummation of the Merger, Freeport Sulphur will also assume certain FTX liabilities totaling approximately $0.4 million under its plans related to those employees transferred from FTX to Freeport Sulphur in exchange for an equal cash payment.

7.  COMMITMENTS AND CONTINGENCIES

    LONG-TERM CONTRACTS AND OPERATING LEASES. FRP Transferred Businesses' minimum annual contractual charges under noncancelable long-term contracts and operating leases total $176.9 million, with $18.2 million in 1997, $14.0 million in 1998, $13.6 million in 1999, $13.5 million in 2000 and $13.4 million in 2001.

    ENVIRONMENTAL. The FRP Transferred Businesses have made, and will continue to make, expenditures for protection of the environment. The FRP Transferred Businesses are subject to contingencies as a result of environmental laws and regulations. The related future cost is indeterminable because of such factors as the unknown timing and extent of the corrective actions that may be required and the application of joint and several liability.

8.  ACQUISITIONS

    In January 1995, FRP acquired essentially all of the domestic assets of Pennzoil Co.'s sulphur division, including the Culberson sulphur mine in West Texas. Under the terms of the purchase, Pennzoil will receive quarterly payments from FRP over 20 years based on the prevailing price of sulphur. These payments totaled $2.0 million in 1996 and $5.2 million in 1995. The installment payments may be terminated earlier either by FRP through the exercise of a $65 million call option or by Pennzoil through the exercise of a $10 million put option. Neither option may be exercised prior to 1999. Freeport Sulphur will assume the terms of the purchase agreement with Pennzoil. The purchase price allocation follows (in thousands):

Current assets....................................................  $   5,635
Property, plant and equipment.....................................     48,837
Current liabilities...............................................     (7,499)
Reclamation and mine shutdown reserves............................    (15,200)
Accrued long-term liabilities.....................................    (31,773)
                                                                    ---------
Net cash investment...............................................  $  --
                                                                    ---------
                                                                    ---------

    Accrued long-term liabilities include the estimated future installment payments based on the prevailing sulphur price at the time of acquisition.

9.  BUSINESS SEGMENTS

    FRP Transferred Businesses operates in two business segments, sulphur and oil. Frasch sulphur is produced through the offshore Louisiana Main Pass mine and the Culberson mine in West Texas. The sulphur business segment also includes an extensive logistics network, including sulphur terminaling and

                           FRP TRANSFERRED BUSINESSES

9.  BUSINESS SEGMENTS (CONTINUED)
transportation assets, and purchases of recovered sulphur. Oil is produced at Main Pass from the same geologic formation that holds the deposit's sulphur.

    A significant portion of the sulphur production is sold to the IMC-Agrico Joint Venture (IMC-Agrico), a chemical fertilizer producer jointly owned by IGL and FRP, under a long-term supply contract that extends for as long as IMC-Agrico's operations have a requirement for sulphur. As a percentage of total FRP Transferred Businesses revenues, sales to IMC-Agrico totaled 54% in 1996, 54% in 1995 and 58% in 1994. Oil produced from Main Pass is sold to two major Gulf Coast refining companies. As a percentage of total FRP Transferred Businesses revenues, oil sales to one of these refining companies, Amoco, totaled 12% in 1996, 11% in 1995 and 19% in 1994. No other single customer accounted for greater than 10% of total revenues in 1994 through 1996. The Company's definition of its business segments is not expected to change as a result of the adoption of SFAS 131.

                                                              SULPHUR       OIL       TOTAL
                                                             ----------  ---------  ----------
                                                                      (IN THOUSANDS)
1996
Revenues...................................................  $  184,425  $  37,001  $  221,426
Production and delivery....................................     150,086     10,896     160,982
Depreciation and amortization..............................      23,006     14,794      37,800
General and administrative expense.........................       8,040      2,212      10,252
                                                             ----------  ---------  ----------
Net income.................................................  $    3,293  $   9,099  $   12,392
                                                             ----------  ---------  ----------
                                                             ----------  ---------  ----------
Capital expenditures.......................................  $    2,777  $   1,057  $    3,834
                                                             ----------  ---------  ----------
                                                             ----------  ---------  ----------
Total assets...............................................  $  612,051  $  21,569  $  633,620
                                                             ----------  ---------  ----------
                                                             ----------  ---------  ----------
1995
Revenues...................................................  $  220,796  $  35,153  $  255,949
Production and delivery....................................     158,703      9,801     168,504
Depreciation and amortization..............................      24,564     19,136      43,700
General and administrative expense.........................      14,489      4,236      18,725
                                                             ----------  ---------  ----------
Net income.................................................  $   23,040  $   1,980  $   25,020
                                                             ----------  ---------  ----------
                                                             ----------  ---------  ----------
Capital expenditures.......................................  $    2,148  $   1,562  $    3,710
                                                             ----------  ---------  ----------
                                                             ----------  ---------  ----------
Total assets...............................................  $  647,650  $  32,817  $  680,467
                                                             ----------  ---------  ----------
                                                             ----------  ---------  ----------
1994
Revenues...................................................  $  116,908  $  34,887  $  151,795
Production and delivery....................................      84,530      9,858      94,388
Depreciation and amortization..............................      21,397     18,534      39,931
General and administrative expense.........................       6,711      3,412      10,123
                                                             ----------  ---------  ----------
Net income.................................................  $    4,270  $   3,083  $    7,353
                                                             ----------  ---------  ----------
                                                             ----------  ---------  ----------
Capital expenditures.......................................  $    1,827  $   9,404  $   11,231
                                                             ----------  ---------  ----------
                                                             ----------  ---------  ----------
Total assets...............................................  $  593,829  $  44,073  $  637,902
                                                             ----------  ---------  ----------
                                                             ----------  ---------  ----------

                           FRP TRANSFERRED BUSINESSES

10.  SUPPLEMENTARY MINERAL RESERVE INFORMATION (UNAUDITED)

    Proved and probable mineral reserves follow:

                                                                   DECEMBER 31,
                                               -----------------------------------------------------
                                                 1996       1995       1994       1993       1992
                                               ---------  ---------  ---------  ---------  ---------
                                                                  (IN THOUSANDS)
Sulphur-long tons (a)........................     53,149     55,185     41,018     38,637     41,570

------------------------

 (a) Main Pass reserves are subject to a 12.5 percent royalty based on net mine revenues. Culberson reserves totaled 14.5 million tons at December 31, 1996 and 15.4 million tons at December 31, 1995 and are subject to a 9 percent royalty based on net mine revenues. Subsequent to December 31, 1996, Culberson reserves were revised downward to approximately 8 million tons to reflect recent production history.

11.  SUPPLEMENTARY OIL INFORMATION

    The supplementary information presented below is prepared in accordance with requirements prescribed by the Financial Accounting Standards Board. Information regarding capitalized oil exploration and development costs is included in Note 3.

    Costs Incurred In Oil Property Acquisition, Exploration and Development Activities.

                                                                      YEARS ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1996       1995       1994
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Acquisition of properties
  Proved.........................................................  $  --      $  --      $  --
  Unproved.......................................................     --         --         --
Exploration costs................................................     --         --         --
Development costs................................................      1,057      1,562      9,404
                                                                   ---------  ---------  ---------
                                                                   $   1,057  $   1,562  $   9,404
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    PROVED OIL RESERVES (UNAUDITED). Proved oil reserves at December 31, 1996, have been estimated by independent petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission (SEC). There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. Thus, the following reserve estimates, which relate to reserves attributable to the FRP Transferred Businesses, are based upon existing economic and operating conditions; they are only estimates and should not be construed as being exact. The reserves related to the FRP Transferred Businesses are located in

                           FRP TRANSFERRED BUSINESSES

11. SUPPLEMENTARY OIL INFORMATION (CONTINUED) offshore United States waters. Oil, including condensate and plant products, is stated in thousands of barrels.

                                                                              OIL
                                                                -------------------------------
                                                                  1996       1995       1994
                                                                ---------  ---------  ---------
Proved reserves:
  Beginning of year...........................................      6,638      7,279      9,962
  Revisions of previous estimates.............................        446      1,577       (149)
  Production..................................................     (1,896)    (2,218)    (2,534)
                                                                ---------  ---------  ---------
  End of year.................................................      5,188      6,638      7,279
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Proved developed reserves:
  End of year.................................................      4,108      5,155      5,383
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    Subsequent to December 31, 1996, proved undeveloped reserve estimates were revised downward by approximately 1 million barrels to reflect recent drilling results.

    STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS FROM PROVED OIL RESERVES (UNAUDITED). The standardized measure of discounted future net cash flows and changes therein relating to the proved oil reserves of the FRP Transferred Businesses were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide for the use of current oil prices (escalated only when known and determinable price changes are provided by contract and law) in the projection of future net cash flows.

                                                                      DECEMBER 31,
                                                           ----------------------------------
                                                              1996        1995        1994
                                                           ----------  ----------  ----------
                                                                     (IN THOUSANDS)
Future cash flows........................................  $  107,118  $  113,231  $  107,485
Future costs applicable to future cash flows:
  Production costs.......................................      47,114      39,720      33,588
  Development and abandonment costs......................      18,727      17,971      22,932
                                                           ----------  ----------  ----------
Future net cash flows before income taxes................      41,277      55,540      50,965
Future income taxes......................................      --          --          --
                                                           ----------  ----------  ----------
Future net cash flows....................................      41,277      55,540      50,965
Discount for estimated timing of net cash flows
  (10% discount rate)....................................       2,323       6,787       5,315
                                                           ----------  ----------  ----------
                                                           $   38,954  $   48,753  $   45,650
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    Because Freeport Sulphur will have sufficient tax deductions to utilize against estimated future taxable income, in accordance with SFAS 69 no deductions for future income taxes have been made above.

                           FRP TRANSFERRED BUSINESSES

11.  SUPPLEMENTARY OIL INFORMATION (CONTINUED)
    CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS FROM PROVED OIL RESERVES (UNAUDITED).

                                                                 YEARS ENDED DECEMBER 31,
                                                            ----------------------------------
                                                               1996        1995        1994
                                                            ----------  ----------  ----------
                                                                      (IN THOUSANDS)
Beginning of year.........................................  $   48,753  $   45,650  $   43,498
Revisions:
  Changes in prices.......................................       7,316       8,841      33,165
  Accretion of discount...................................       4,875       4,565       4,350
  Other changes (primarily revised estimates of
    development costs in 1994 and reserve quantities in
    1995).................................................       3,058      13,487     (19,738)
Development costs incurred during the year................       1,057       1,562       9,404
Revenues, less production costs...........................     (26,105)    (25,352)    (25,029)
                                                            ----------  ----------  ----------
End of year...............................................  $   38,954  $   48,753  $   45,650
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

    Oil prices have declined subsequent to December 31, 1996. The future cash flows from proved reserves presented above do not reflect the decline.

                         FREEPORT-MCMORAN SULPHUR INC.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET


                               SEPTEMBER 30, 1997



                                                                          PRO FORMA ADJUSTMENTS
                                                                 ---------------------------------------
                                                                     FRP          IGL
                                                                 TRANSFERRED  TRANSFERRED
                                                     FREEPORT    BUSINESSES   BUSINESSES       OTHER
                                                      SULPHUR     (NOTE 1)     (NOTE 1)      (NOTE 2)      PRO FORMA
                                                    -----------  -----------  -----------  -------------  -----------
                                                                             (IN THOUSANDS)
                                                       ASSETS
Current assets:
Cash and cash equivalents.........................   $  --        $   2,572    $   1,640   $     8,280a    $  12,492
Accounts receivable...............................      --           33,338       --             1,137b       34,475
Inventories.......................................      --           33,335        2,702         2,366c       38,403
Prepaid expenses and other........................      --            2,117       --            --             2,117
                                                    -----------  -----------  -----------  -------------  -----------
  Total current assets............................      --           71,362        4,342        11,783        87,487
                                                    -----------  -----------  -----------  -------------  -----------
Property, plant and equipment.....................      --          918,870       21,900        --           940,770
Less accumulated depreciation and amortization....      --          826,308       --            --           826,308
                                                    -----------  -----------  -----------  -------------  -----------
Net property, plant and equipment.................      --           92,562       21,900        --           114,462
                                                    -----------  -----------  -----------  -------------  -----------
Other assets......................................      --           14,657       --            61,538d       76,195
                                                    -----------  -----------  -----------  -------------  -----------
Total assets......................................   $  --        $ 178,581    $  26,242   $    73,321     $ 278,144
                                                    -----------  -----------  -----------  -------------  -----------
                                                    -----------  -----------  -----------  -------------  -----------

                                        LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities...............................   $  --        $  44,157    $   3,052   $    (3,099)e   $  44,110
Reclamation and mine shutdown reserves............      --           61,055        5,152        --            66,207
Accrued postretirement benefits and other
  liabilities.....................................      --           33,459       --            26,691a       60,150
Net assets to be transferred......................      --           39,910       18,038       (57,948)       --
Stockholder's equity..............................      --           --           --           107,677       107,677
                                                    -----------  -----------  -----------  -------------  -----------
Total liabilities and stockholder's equity........   $  --        $ 178,581    $  26,242   $    73,321     $ 278,144
                                                    -----------  -----------  -----------  -------------  -----------
                                                    -----------  -----------  -----------  -------------  -----------


    The accompanying notes are an integral part of these pro forma financial statements.

                         FREEPORT-MCMORAN SULPHUR INC.


                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS



                      NINE MONTHS ENDED SEPTEMBER 30, 1997



                                                                       PRO FORMA ADJUSTMENTS
                                                             ------------------------------------------
                                                                 FRP          IGL
                                                             TRANSFERRED  TRANSFERRED
                                                 FREEPORT    BUSINESSES   BUSINESSES        OTHER
                                                  SULPHUR     (NOTE 1)     (NOTE 1)        (NOTE 2)       PRO FORMA
                                                -----------  -----------  -----------  ----------------  -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
Revenues......................................   $  --       $   158,304   $  34,190   $     (1,984)f    $   190,510
Cost of sales:
Production and delivery.......................      --           126,328      24,159           (409)f,g      150,078
Depreciation and amortization.................      --           451,639      --              2,468h         454,107
                                                -----------  -----------  -----------  ----------------  -----------
  Total cost of sales.........................      --           577,967      24,159          2,059          604,185
General and administrative expenses...........      --             5,508      --              3,000i           8,508
                                                -----------  -----------  -----------  ----------------  -----------
  Total costs and expenses....................      --           583,475      24,159          5,059          612,693
                                                -----------  -----------  -----------  ----------------  -----------
Net income (loss) before income taxes.........      --          (425,171)     10,031         (7,043)        (422,183)
Income tax benefit............................      --           155,613      --             (1,094)j        154,519
                                                -----------  -----------  -----------  ----------------  -----------
Net income (loss).............................   $  --       $  (269,558)  $  10,031   $     (8,137)     $  (267,664)
                                                -----------  -----------  -----------  ----------------  -----------
                                                -----------  -----------  -----------  ----------------  -----------
Average shares outstanding....................                                                                10,390
                                                                                                         -----------
                                                                                                         -----------
Net income (loss) per share...................                                                           $    (25.76)
                                                                                                         -----------
                                                                                                         -----------


    The accompanying notes are an integral part of these pro forma financial statements.

                         FREEPORT-MCMORAN SULPHUR INC.

                         PRO FORMA STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)


                                                                        PRO FORMA ADJUSTMENTS
                                                                 ------------------------------------
                                                                     FRP          IGL
                                                                 TRANSFERRED  TRANSFERRED
                                                     FREEPORT    BUSINESSES   BUSINESSES     OTHER
                                                      SULPHUR     (NOTE 1)     (NOTE 1)     (NOTE 2)    PRO FORMA
                                                    -----------  -----------  -----------  ----------  -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
Revenues..........................................   $  --        $ 221,426    $  50,337   $   (2,844)f  $ 268,919
Cost of sales:
Production and delivery...........................      --          160,982       30,414       (2,644 f,g    188,752
Depreciation and amortization.....................      --           37,800       --            3,200h     41,000
                                                         -----   -----------  -----------  ----------  -----------
  Total cost of sales.............................      --          198,782       30,414          556     229,752
General and administrative expenses...............      --           10,252       --            3,589i     13,841
                                                         -----   -----------  -----------  ----------  -----------
  Total costs and expenses........................      --          209,034       30,414        4,145     243,593
                                                         -----   -----------  -----------  ----------  -----------
Net income before income taxes....................      --           12,392       19,923       (6,989)     25,326
Provision for income taxes........................      --           (4,659)      --           (4,864)j     (9,523)
                                                         -----   -----------  -----------  ----------  -----------
Net income........................................   $  --        $   7,733    $  19,923   $  (11,853)  $  15,803
                                                         -----   -----------  -----------  ----------  -----------
                                                         -----   -----------  -----------  ----------  -----------
Average shares outstanding........................                                                         10,409
                                                                                                       -----------
                                                                                                       -----------
Net income per share..............................                                                      $    1.52
                                                                                                       -----------
                                                                                                       -----------


    The accompanying notes are an integral part of these pro forma financial statements.

                         FREEPORT-MCMORAN SULPHUR INC.

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS


The accompanying Pro Forma Statements of Income have been prepared assuming the transaction discussed below occurred on January 1, 1996, whereas the Pro Forma Condensed Balance Sheet assumes the transaction occurred on September 30, 1997. The pro forma financial statements are not necessarily indicative of the results that would have been achieved nor are they indicative of future results.


1. FRP TRANSFERRED BUSINESSES AND IGL TRANSFERRED BUSINESSES

    BACKGROUND. On August 26, 1997, IMC Global Inc. ("IGL") and Freeport-McMoRan Inc. ("FTX") executed a definitive agreement for FTX to merge with and into IGL (the "Merger"). The terms of the Merger provide that each share of FTX common stock will be converted into the right to receive (i) 0.90 of a share of IGL common stock, (ii) one-third of a warrant exercisable for a share of IGL common stock and (iii) a proportionate number of shares of a newly formed company (Freeport-McMoRan Sulphur Inc.) that would be held by FTX immediately prior to consummation of the Merger. Completion of the Merger is subject to, among other things, approval of the definitive merger agreement by the IGL and FTX shareholders and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (early termination having been granted). Both companies expect the Merger to be completed by the end of 1997.

    In connection with the Merger, Freeport-McMoRan Resource Partners, Limited Partnership, a Delaware limited partnership that is 51.6% owned by FTX ("FRP"), will contribute to Freeport-McMoRan Sulphur Inc. ("Freeport Sulphur"), a newly formed subsidiary of FRP, certain assets and liabilities described below and the shares of Freeport Sulphur will be distributed to the FRP unitholders, including FTX. FTX will then distribute its Freeport Sulphur shares to its stockholders as part of the Merger consideration.

    Among the assets that will be contributed by FRP to Freeport Sulphur is FRP's 58.3% interest in the Main Pass sulphur and oil joint venture (the "Main Pass Joint Venture") in which IGL also has a 25% interest. The Main Pass Joint Venture is primarily a sulphur mining operation, with the related oil deposit being located in the same caprock containing the sulphur reserves.

    Immediately prior to the Merger, IGL will transfer its 25% interest in the Main Pass Joint Venture to FRP (the "IGL Transferred Businesses"). FRP will then contribute to Freeport Sulphur the IGL Transferred Businesses, and the FRP Transferred Business; including FRP's interest in the Main Pass Joint Venture, FRP's Culberson sulphur mine in West Texas (acquired from Pennzoil Company in
1995) and various related sulphur terminaling and transportation assets in the Gulf Coast area.


    The pro forma balance sheet information reflects the pro forma effects of the contribution of the assets and liabilities attributable to the FRP Transferred Businesses and the IGL Transferred Businesses, reflected at September 30, 1997 historical cost. While no consideration will actually be paid by FRP to IGL for the IGL Transferred Businesses, the receipt of the IGL Transferred Businesses will be recorded by FRP at fair value. The estimated fair value of the property, plant and equipment to be contributed by IGL was based on the same assumptions applied in the impairment assessment of FRP's sulphur assets as discussed in Note 3. The pro forma income statement information reflects the pro forma results of the FRP Transferred Businesses and the historical revenues and direct operating expenses of the IGL Transferred Businesses for the periods presented.


2. OTHER ADJUSTMENTS

    a. Upon consummation of the Merger, FTX will (i) reimburse Freeport Sulphur $6.3 million for certain employee benefits obligations totaling $26.7 million which Freeport Sulphur will assume relating to

                         FREEPORT-MCMORAN SULPHUR INC.

2. OTHER ADJUSTMENTS (CONTINUED)
transferred employees who will become Freeport Sulphur employees and (ii) establish an operating cash balance of $2.0 million for ongoing Freeport Sulphur operations.


    b. Reflects estimated IGL Transferred Businesses customer receivable balance ($2.9 million) for its share of sulphur production taken in-kind less intercompany balances.



    c. Reflects estimated sulphur and oil inventory balances attributable to the IGL Transferred Businesses.



    d. Reflects net deferred tax asset associated with differences in book and tax asset and liability bases as per Statement of Financial Accounting Standards No. 109 (SFAS 109) after giving effect to the impairment assessment of FRP's sulphur assets discussed in Note 3.



    e. Reflects reductions in accounts payable related to amounts to be settled by IGL pursuant to the Merger and intercompany balances.



    f. Reflects elimination of management and similar fees charged IGL by FRP as operator of the Main Pass Joint Venture.



    g. Reflects estimated $1.0 million annual increase in insurance cost related to the IGL Transferred Businesses and an estimated reduction in employee benefit costs.



    h. Reflects estimated depreciation and amortization, including reclamation and shutdown reserve accruals, for the IGL Transferred Businesses based on their proportionate share of future costs and the estimated fair value of the property, plant and equipment to be contributed by IGL to FRP.



    i. Reflects estimated identifiable increase in Freeport Sulphur general and administrative expenses relative to public entity-related costs ($1.05 million annually) and estimated general and administrative expenses attributable to the IGL Transferred Businesses which were previously recovered from IGL.



    j. Reflects estimated applicable income tax provision associated with the IGL Transferred Businesses and other pro forma income statement adjustments.


3. IMPAIRMENT ASSESSMENT OF SULPHUR ASSETS.


    In 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 (SFAS 121) which requires an assessment of the carrying value of long-lived assets and a reduction of such carrying value to fair value when events or changes in circumstances indicate that the carrying amount may not be recoverable. As a result of its most recent review of its sulphur assets, FRP and FTX concluded that the carrying value of the Main Pass sulphur assets exceeded the undiscounted estimated future net cash flows, such that an impairment writedown of $416.4 million (based on September 30, 1997 book values) was required. A similar analysis of the Culberson sulphur assets, based on a reassessment of recoverable reserves utilizing recent production history, also indicated an impairment writedown of $9.0 million (based on September 30, 1997 book values) was required. Fair values were estimated using discounted estimated future cash flows related to these assets and the writedowns are reflected in the pro forma September 30, 1997 financial statements as additional accumulated depreciation and amortization charges. The writedowns to fair value were recorded by FRP and FTX in the third quarter of 1997.

                         FREEPORT-MCMORAN SULPHUR INC.

4. PRO FORMA EARNINGS PER SHARE.

    Pro forma earnings per share is computed by dividing pro forma net income by pro forma common and common equivalent shares outstanding. Pro forma common and common equivalent shares are based on the number of Freeport Sulphur shares expected to be issued and outstanding (10,346,578) and the expected number of common stock equivalents under the Freeport Sulphur Adjusted Stock Award Plan. In February 1997, the FASB issued SFAS 128, "Earnings Per Share," which simplifies the computation of earnings per share (EPS). SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997 and requires restatement for all prior period EPS data presented. Adoption of SFAS 128 would not change Freeport Sulphur's pro forma EPS.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Freeport-McMoRan Sulphur Inc.:

    We have audited the accompanying statement of gross sulphur and oil revenues and direct operating expenses of the assets to be acquired (IGL Transferred Businesses) by Freeport-McMoRan Sulphur Inc. (see Note 1) for the year ended December 31, 1996. This statement is the responsibility of management. Our responsibility is to express an opinion on the statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe our audit provides a reasonable basis for our opinion.

    The accompanying statement presents only the gross sulphur and oil revenues and direct operating expenses (see Note 1) and are not intended to be a complete presentation of the revenues and expenses of the Contributed Assets.

    In our opinion, the statement referred to above presents fairly, in all material respects, the gross sulphur and oil revenues and direct operating expenses of the IGL Transferred Businesses for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

New Orleans, Louisiana,
  September 16, 1997

    The following statement of gross sulphur and oil revenues and direct operating expenses of the assets to be acquired (IGL Transferred Businesses) by Freeport-McMoRan Sulphur Inc. ("Freeport Sulphur") for the year ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their accompanying report. The statement is presented to provide historical data about the IGL Transferred Businesses and may not be indicative of future results of operations of the IGL Transferred Businesses.

    Separate financial statements for the IGL Transferred Businesses have never been prepared. Depreciation, depletion and amortization has not been included because the historical expenses incurred by the predecessor owner may not be comparable to amounts to be incurred by Freeport Sulphur in future periods. Further, it is not possible to make a practicable or objective determination of the portion of general or administrative expenses or other indirect expenses which were attributable to the IGL Transferred Businesses and any such allocation would not be indicative of the level of such expenses to be incurred in the future. In addition, a provision for income taxes has not been included because the tax position of the predecessor owner will not affect Freeport Sulphur's future tax provisions.

                           IGL TRANSFERRED BUSINESSES
   STATEMENTS OF GROSS SULPHUR AND OIL REVENUES AND DIRECT OPERATING EXPENSES
                                 (IN THOUSANDS)


                                                                                     YEAR
                                                                                    ENDED
                                                                                 DECEMBER 31,
                                                                                     1996
                                                                   NINE MONTHS   ------------
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                                      1997
                                                                  -------------
                                                                   (UNAUDITED)
Sulphur and Oil sales...........................................    $  34,190     $   50,337
Production and delivery.........................................       24,159         30,414
                                                                  -------------  ------------
Revenues over direct operating expenses.........................    $  10,031     $   19,923
                                                                  -------------  ------------
                                                                  -------------  ------------


                See accompanying notes to financial statements.

             NOTES TO STATEMENTS OF GROSS SULPHUR AND OIL REVENUES

        AND DIRECT OPERATING EXPENSES OF THE IGL TRANSFERRED BUSINESSES

1.  BACKGROUND AND BASIS OF PRESENTATION

    BACKGROUND. On August 26, 1997, IMC Global Inc. ("IGL") and Freeport-McMoRan Inc. ("FTX") executed a definitive agreement for FTX to merge with and into IGL (the "Merger"). The terms of the Merger provide that each share of FTX common stock will be converted into the right to receive (i) 0.90 of a share of IGL common stock, (ii) one-third of a warrant exercisable for a share of IGL common stock and (iii) a proportionate number of shares of a newly formed company (Freeport-McMoRan Sulphur Inc.) that would be held by FTX immediately prior to consummation of the Merger. Completion of the Merger is subject to, among other things, approval of the definitive merger agreement by the IGL and FTX shareholders and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (early termination having been granted). Both companies expect the Merger to be completed by the end of 1997.

    In connection with the Merger, Freeport-McMoRan Resource Partners, Limited Partnership, a Delaware limited partnership that is 51.6% owned by FTX ("FRP"), will contribute to Freeport-McMoRan Sulphur Inc. ("Freeport Sulphur"), a newly formed subsidiary of FRP, certain assets and liabilities described below and the shares of Freeport Sulphur will be distributed to the FRP unitholders, including FTX. FTX will then distribute its Freeport Sulphur shares to its stockholders as part of the Merger consideration.

    Among the assets that will be contributed by FRP to Freeport Sulphur is FRP's 58.3% interest in the Main Pass sulphur and oil joint venture (the "Main Pass Joint Venture") in which IGL also has a 25% interest. The Main Pass Joint Venture is primarily a sulphur mining operation, with the related oil deposit being located in the same caprock containing the sulphur reserves.

    Immediately prior to the Merger, IGL will transfer its 25% interest in the Main Pass Joint Venture to FRP (the "IGL Transferred Businesses"). FRP will then contribute to Freeport Sulphur the IGL Transferred Businesses, and the FRP Transferred Businesses; including FRP's interest in the Main Pass Joint Venture, FRP's Culberson sulphur mine in West Texas (acquired from Pennzoil Company in
1995) and various related sulphur terminaling and transportation assets in the Gulf Coast area.

    BASIS OF PRESENTATION. The accompanying statement of gross sulphur and oil revenues and direct operating expenses relates to the interests in IGL's producing sulphur and oil properties described above and may not be representative of future operations. The statement does not include federal and state income taxes, interest, depreciation, depletion and amortization or corporate general and administrative expenses because such amounts have historically not been allocated to the IGL Transferred Businesses or such amounts would not be indicative of those expenses which would be incurred by Freeport Sulphur. The statement includes gross sulphur and oil revenues and direct operating and production expenses, including production and ad valorem taxes, for the entire periods presented.

    With respect to Main Pass sulphur production, IGL takes its share of sulphur in kind and sells such production under a long-term contract to the IMC-Agrico Joint Venture (IMC-Agrico), a chemical fertilizer producer jointly owned by IGL and FRP. The contract price paid by IMC-Agrico for approximately the first 500,000 tons is based on a fixed premium over the per ton weighted average cost of IGL's purchases of sulphur on behalf of IMC-Agrico under other long-term supply contracts and tons sold in excess of that amount exclude the fixed premium.


    The unaudited statement of gross sulphur and oil revenues and direct operating expenses for the nine-month period ended September 30, 1997, in the opinion of management, was prepared on a basis consistent with the audited statement of gross sulphur and oil revenues and direct operating expenses and

        AND DIRECT OPERATING EXPENSES OF THE IGL TRANSFERRED BUSINESSES

1. BACKGROUND AND BASIS OF PRESENTATION (CONTINUED) includes all adjustments (which includes normal recurring adjustments) necessary to present fairly the gross sulphur and oil revenues and direct operating and production expenses for this interim period and may not be indicative of future revenues and expenses.

2.  SUPPLEMENTAL INFORMATION ON SULPHUR AND OIL RESERVES (UNAUDITED)

    Proved and probable sulphur mineral reserves at December 31, 1996 totaled
16.6 million long tons which are subject to a 12.5 percent royalty based on net mine revenues.

    The supplementary oil reserve information presented below is prepared in accordance with requirements prescribed by the Financial Accounting Standards Board. Proved oil reserves at December 31, 1996, have been estimated by independent petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission (SEC). There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. Thus, the following reserve estimates, which relate to reserves attributable to the IGL Transferred Businesses, are based upon existing economic and operating conditions; they are only estimates and should not be construed as being exact. The reserves related to the IGL Transferred Businesses are located in offshore United States waters. Oil, including condensate and plant products, is stated in thousands of barrels. An analysis of the estimated changes in quantities of proved oil reserves of the IGL Transferred Businesses for the year ended December 31, 1996 is shown below.

                                                                                           OIL
                                                                                        ---------
Proved reserves:
  Beginning of year...................................................................      2,845
  Revisions of previous estimates.....................................................        191
  Discoveries and extensions..........................................................     --
  Production..........................................................................       (813)
                                                                                        ---------
  End of period.......................................................................      2,223
                                                                                        ---------
                                                                                        ---------
Proved developed reserves:
  End of year.........................................................................      1,761
                                                                                        ---------
                                                                                        ---------

    Subsequent to December 31, 1996, proved undeveloped reserve estimates were revised downward by approximately 0.5 million barrels to reflect recent drilling results.

    The standardized measure of discounted future net cash flows and changes therein relating to the proved oil reserves of the IGL Transferred Businesses were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide for the use of current oil prices (escalated only when known and determinable price changes are provided by contract and law) in the projection of

        AND DIRECT OPERATING EXPENSES OF THE IGL TRANSFERRED BUSINESSES

2. SUPPLEMENTAL INFORMATION ON SULPHUR AND OIL RESERVES (UNAUDITED) (CONTINUED) future net cash flows. The estimated standardized measure of discounted future net cash flows relating to proved reserves of the IGL Transferred Businesses at December 31, 1996 is shown below (in thousands).

Future cash flows..................................................  $  45,910
Future costs applicable to future cash flows:
  Production costs.................................................     20,193
  Development and abandonment costs................................      8,027
                                                                     ---------
Future net cash flows before income taxes..........................     17,690
Future income taxes                                                     --
                                                                     ---------
Future net cash flows..............................................     17,690
Discount for estimated timing of net cash flows (10% discount
  rate)............................................................        995
                                                                     ---------
                                                                     $  16,695
                                                                     ---------
                                                                     ---------

    Because the tax position of the predecessor owner will not affect Freeport Sulphur's future tax provisions, no deductions for future income taxes have been made above. Oil prices have declined subsequent to December 31, 1996. The future cash flows from proved reserves presented above do not reflect the decline.

    An analysis of the sources of changes in the standardized measure of discounted future net cash flows relating to proved reserves of the IGL Transferred Businesses for the year ended December 31, 1996 is shown below (in thousands).

Beginning of year..................................................  $  20,895
Development costs incurred during the period.......................        453
Revisions:
  Changes in prices................................................      3,136
  Accretion of discount............................................      2,090
  Other changes....................................................      1,309
Revenues, less production costs....................................    (11,188)
                                                                     ---------
End of year........................................................  $  16,695
                                                                     ---------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE FTX STOCKHOLDER DISTRIBUTION AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK DISTRIBUTED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION OR OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           --------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   10
The Merger and the Distributions..........................................   16
Certain Federal Income Tax Consequences...................................   19
Dividend Policy...........................................................   23
Distributing Security Holder..............................................   23
Capitalization............................................................   23
Selected Financial and Operating Data.....................................   24
Selected Pro Forma Financial and Operating Data...........................   25
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   27
Business..................................................................   31
Management................................................................   45
Principal Stockholders....................................................   55
Certain Transactions......................................................   56
Description of Capital Stock..............................................   57
Comparison of the Rights of Stockholders..................................   63
Shares Eligible for Future Sale...........................................   64
Legal Matters.............................................................   64
Experts...................................................................   64
Available Information.....................................................   65
Index to Financial Statements.............................................  F-1


                           --------------------------


    UNTIL DECEMBER 12, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THE FTX STOCKHOLDER DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.


                                5,338,513 SHARES

                                FREEPORT-MCMORAN
                                  SULPHUR INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                               November 17, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    IGL's charter and by-laws provide for indemnification of IGL's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of IGL, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to IGL's charter incorporated by reference as set forth below as Exhibits 3.1, 3.2, 3.3 and 3.4 hereto, and by-laws set forth below as Exhibit 3.5 hereto.

    Section 145 of the General Corporation Law of the State of Delaware gives corporations the power to indemnify directors and officers under certain circumstances. In addition, under Section 145, where a director or officer is successful on the merits or otherwise in the defense of any action, or any claim, issue or matter therein, the corporation must indemnify such director or officer against expenses actually and reasonably incurred.

    IGL also maintains directors and officers liability and corporate reimbursement insurance which provides for coverage against loss arising from claims made against directors and officers in their capacity as such.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following is a list of Exhibits included as part of this Registration Statement. IMC agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request. Items marked with an asterisk are filed herewith.

   EXHIBIT
   NUMBER                    DESCRIPTION
   -------                   -----------

     2.1 Agreement and Plan of Merger (included as Annex I to the Joint Proxy Statement/Prospectus filed as part of this Registration Statement).

     2.2 Form of Warrant Agreement (included as Annex II to the Joint Proxy Statement/Prospectus filed as part of this Registration Statement).

     4.1 Restated Certificate of Incorporation, as amended (incorporated by reference to the Company's Report on Form 8-K dated November 1, 1994).

     4.2 Certificate of Amendment to Restated Certificate of Incorporation, dated October 20, 1994 (incorporated by reference to Exhibit 3.2 to the Company's Report on Form 10-K dated September 24, 1997).

     4.3 Certificate of Amendment to Restated Certificate of Incorporation, dated October 23, 1995 (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form 8-A/A-1 dated January 12, 1996).

     4.4 Certificate of Amendment to Restated Certificate of Incorporation, dated March 1, 1996 (incorporated by reference to Exhibit 4.4 of the Company's Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-0439 ) dated March 1, 1996).

    *4.5           By-laws of the Company.

     4.6 Rights Agreement, dated June 21, 1989, between the Company and The First National Bank of Chicago, as Rights Agent (incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1989).

     4.7 Amendment to Rights Agreement, effective as of April 29, 1993 (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form 8-A/A-1 dated January 12, 1996).

     4.8 Amendment to Rights Agreement, dated August 17, 1995 (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A/A dated September 7,
                   1995).

     4.9 The instruments defining the rights of holders of long-term debt securities of IMC and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K. IMC hereby agrees to furnish copies of these instruments to the SEC upon request.

    *5.1 Opinion of Marschall I. Smith, Esq., Senior Vice President and General Counsel of the Registrant, as to the legality of the securities being registered.

    *8.1 Opinion of Miller & Chevalier, Chartered, as to certain United States federal income tax consequences of the Merger.

     *8.2 Opinion of Sidley & Austin, as to certain United States federal income tax consequences of the Merger.

    *23.1          Consent of Ernst & Young LLP.

    *23.2          Consent of Arthur Andersen LLP.

     23.3          Consent of Marschall I. Smith, Esq. (included in Exhibit
                   5.1 to this Registration Statement).

     23.4          Consent of Miller & Chevalier, Chartered (included in
                   Exhibit 8.1 to this Registration Statement).

     23.5 Consent of Sidley & Austin (included in Exhibit 8.2 to this Registration Statement).

    *24.1          Powers of Attorney.

    *99.1          Form of proxy card to be mailed to holders of IMC Common
                   Stock.

    *99.2          Form of proxy card to be mailed to holders of FTX Common
                   Stock.

    (b)  Not applicable.

    (c) The opinion of Morgan Stanley & Co. Incorporated is included as Annex III to the Joint Proxy Statement/Prospectus. The opinion of Lazard Freres & Co. LLC is included as Annex IV to the Joint Proxy Statement/Prospectus. The opinion of Salomon Brothers Inc is included as Annex V to the Joint Proxy Statement/Prospectus.

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:


    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 17, 1997.

                                  IMC GLOBAL INC.


                                  By: /s/ Robert E. Fowler, Jr.
                                      ---------------------------------------
                                        Robert E. Fowler, Jr.
                                        Chief Executive Officer and President



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                      CAPACITY                                                DATE
---------                      ---------                                               ------

/s/ Robert E. Fowler, Jr.
--------------------------
Robert E. Fowler, Jr.          Chief Executive Officer (principal executive            November 17, 1997
                                officer), President (principal operating
                                officer) and Director

/s/ Lynn F. White
-----------------------
Lynn F. White                  Senior Vice President (principal financial officer)     November 17, 1997


/s/ Anne M. Scavone
-----------------------
Anne M. Scavone                Vice President and Controller (principal                November 17, 1997
                                accounting officer)

          *
-----------------------
Wendell F. Bueche              Chairman and Director                                   November 17, 1997


          *
-----------------------
Raymond F. Bentele             Director                                                November 17, 1997


          *
-----------------------
Rod F. Dammeyer                Director                                                November 17, 1997


          *
-----------------------
Dr. James M. Davidson          Director                                                November 17, 1997


          *
-----------------------
Harold H. MacKay               Director                                                November 17, 1997


                                    II-5


          *
-----------------------
David B. Mathis                Director                                                November 17, 1997



-----------------------
Donald F. Mazankowski          Director


          *
-----------------------
Thomas H. Roberts, Jr.         Director                                                November 17, 1997

          *
-----------------------
Joseph P. Sullivan             Director                                                November 17, 1997


          *
-----------------------
Richard L. Thomas              Director                                                November 17, 1997


          *
-----------------------
Billie B. Turner               Director                                                November 17, 1997





*By /s/ Marschall I. Smith
    -----------------------
      Marschall I. Smith
      Attorney in Fact

                                  INDEX TO EXHIBITS



 EXHIBIT
 NUMBER                      DESCRIPTION                                       PAGE NO.
---------                    -----------                                       --------
   2.1     Agreement and Plan of Merger (included as Annex I to the Joint
           Proxy Statement/Prospectus filed as part of this Registration
           Statement).

   2.2     Form of Warrant Agreement (included as Annex II to the Joint Proxy
           Statement/Prospectus filed as part of this Registration Statement).

   4.1 Restated Certificate of Incorporation, as amended (incorporated by reference to the Company's Report on Form 8-K dated November 1,
           1994).

   4.2 Certificate of Amendment to Restated Certificate of Incorporation, dated October 20, 1994 (incorporated by reference to Exhibit 3.2 to the Company's Report on Form 10-K dated September 24, 1997).

   4.3 Certificate of Amendment to Restated Certificate of Incorporation, dated October 23, 1995 (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form 8-A/A-1 dated
           January 12, 1996).

   4.4 Certificate of Amendment to Restated Certificate of Incorporation, dated March 1, 1996 (incorporated by reference to Exhibit 4.4 of the Company's Post-Effective Amendment No. 1 on Form S-8 to Form
           S-4 (No. 333-0439 ) dated March 1, 1996).

  *4.5     By-laws of the Company.

   4.6     Rights Agreement, dated June 21, 1989, between the Company and The
           First National Bank of Chicago, as Rights Agent (incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form
           10-K for the fiscal year ended June 30, 1989).

   4.7     Amendment to Rights Agreement, effective as of April 29, 1993
           (incorporated by reference to Exhibit 3.2 to the Company's
           Registration Statement on Form 8-A/A-1 dated January 12, 1996).

   4.8 Amendment to Rights Agreement, dated August 17, 1995 (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A/A dated September 7, 1995).

   4.9 The instruments defining the rights of holders of long-term debt securities of IMC and its subsidiaries are omitted pursuant to
           Item 601(b)(4)(iii)(A) of Regulation S-K. IMC hereby agrees to furnish copies of these instruments to the SEC upon request.

  *5.1 Opinion of Marschall I. Smith, Esq., Senior Vice President and General Counsel of the Registrant, as to the legality of the securities being registered.

  *8.1     Opinion of Miller & Chevalier, Chartered, as to certain
           United States federal income tax consequences of the Merger.

  *8.2 Opinion of Sidley & Austin, as to certain United States federal income tax consequences of the Merger.

  *23.1    Consent of Ernst & Young LLP.

  *23.2    Consent of Arthur Andersen LLP.

   23.3 Consent of Marschall I. Smith, Esq. (included in Exhibit 5.1 to this Registration Statement).

   23.4 Consent of Miller & Chevalier, Chartered (included in Exhibit 8.1 to this Registration Statement).

   23.5    Consent of Sidley & Austin (included in Exhibit 8.2 of this
           Registration Statement).

  *24.1    Powers of Attorney.

  *99.1    Form of proxy card to be mailed to holders of IMC Common Stock.

  *99.2    Form of proxy card to be mailed to holders of FTX Common Stock.
